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As filed with the Securities and Exchange Commission on May 17, 2012

Registration No. 333-[                        ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DTS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6794 (Primary Standard Industrial Classification Code Number)	77-0467655 (I.R.S. Employer Identification Number)

5220 Las Virgenes Road
Calabasas, CA 91302
(818) 436-1000
(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant's Principal Executive Offices)

Jon E. Kirchner
Chairman and Chief Executive Officer
5220 Las Virgenes Road
Calabasas, CA 91302
(818) 436-1000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Michael S. Kagnoff, Esq. DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, CA 92121 Tel: (858) 677-1400 Fax: (858) 677-1401	Thomas C.K. Yuen Chairman, Chief Executive Officer and President SRS Labs, Inc. 2909 Daimler Street Santa Ana, CA 92705 (949) 442-1070	Carl R. Sanchez, Esq. Paul Hastings LLP 4747 Executive Drive, Twelfth Floor San Diego, CA 92121 Tel: (858) 458-3000 Fax: (858) 458-3005

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

            Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

            Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

  CALCULATION OF REGISTRATION FEE

Titled of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common stock, par value $0.0001 per share	3,009,031	N/A	$82,169,080	$9,417

(1)
Represents the maximum number of shares of common stock of DTS, Inc. ("DTS") to be issued upon the completion of the merger described herein, calculated as 50% of the product obtained (rounded down to the nearest whole number) by multiplying (i) 19,333,901, the number of shares of SRS Labs, Inc. ("SRS") common stock issued and outstanding as of May 11, 2012 (including 4,900,811 shares of SRS common stock issuable upon exercise of outstanding stock options and restricted stock units) and (ii) 0.31127 (the exchange ratio).

(2)
The proposed maximum aggregate offering price of DTS' common stock was calculated based upon the market value of shares of SRS common stock (the securities to be cancelled in the transactions) in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: (A) the product of (1) $9.00, the average of the high and low prices per share of SRS common stock on May 11, 2012, as quoted on the NASDAQ Global Market, multiplied by (2) 19,333,901, the estimated maximum number of shares of SRS common stock which may be exchanged in the merger, less (B) the estimated aggregate amount of cash paid by DTS in exchange for shares of SRS common stock (which equals $91,836,029.75, which does not include cash to be paid in lieu of fractional shares).

(3)
Determined in accordance with Section 6(b) of the Securities Act by multiplying the proposed maximum aggregate offering price by 0.00011460.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MAY 17, 2012

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of SRS Labs, Inc.:

        You are cordially invited to attend a special meeting of stockholders of SRS Labs, Inc. ("SRS," "our" or "we"), to be held on [    •    ], 2012 at [    •    ] (Pacific Time), at the principal executive offices of SRS located at 2909 Daimler Street, Santa Ana, California 92705.

        SRS is soliciting proxies for use at the special meeting of its stockholders to consider and vote upon (i) a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of April 16, 2012 (as that agreement may be amended in accordance with its terms, the "Merger Agreement"), by and among SRS, DTS, Inc. ("DTS"), DTS Merger Sub, Inc., a wholly owned subsidiary of DTS, and DTS LLC, a wholly owned subsidiary of DTS (the "Merger Proposal"), which provides for a merger in which SRS will become a wholly owned subsidiary of DTS (the "Merger"), (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SRS' named executive officers in connection with the Merger and the agreements and understandings pursuant to which such compensation may be paid or become payable (the "Merger-Related Compensation Proposal") and (iii) a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to approve the Merger Proposal or the Merger-Related Compensation Proposal (the "Adjournment Proposal"). Our board of directors unanimously recommends that you vote "FOR" each of the foregoing proposals. Approval of the Merger Proposal is necessary to complete the Merger.

        If the Merger is completed, you will have the right to elect to receive Merger consideration for each share of SRS common stock you own in the form of either (i) $9.50 in cash, without interest and less any applicable withholding taxes (the "Per Share Cash Consideration") or (ii) 0.31127 of a share of DTS common stock (the "Per Share Stock Consideration"). This election is subject to proration based on the requirement in the Merger Agreement that 50% of the total shares of SRS common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the Per Share Cash Consideration and 50% of the total shares of SRS common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the Per Share Stock Consideration. Because elections are subject to proration as described above, you may receive some shares of DTS common stock, rather than cash, even if you elected to receive cash with respect to all of your shares of SRS common stock (and vice versa).

        DTS common stock trades on the NASDAQ Global Select Market under the ticker symbol "DTSI" and SRS common stock trades on the NASDAQ Global Market under the ticker symbol "SRSL". On May 11, 2012, the most recent practicable trading day before the filing of the accompanying proxy statement/prospectus, the last sale price of DTS common stock was $28.31 per share and the last sale price of SRS common stock was $9.06 per share. We urge you to obtain current market quotations of DTS and SRS common stock.

        The obligations of SRS and DTS to complete the Merger are subject to the conditions set forth in the Merger Agreement and summarized in the accompanying proxy statement/prospectus. More information about SRS, DTS, the special meeting, the Merger Agreement and the Merger is contained in the accompanying proxy statement/prospectus. We encourage you to read the accompanying proxy statement/prospectus, including the annexes and exhibits thereto, carefully. In particular, please see the section entitled "Risk Factors" in the accompanying proxy statement/prospectus, which describes risks that you should consider in evaluating the Merger.

        Your vote is very important regardless of the number of shares of SRS common stock you own. Subject to the terms and conditions of a voting agreement, the holders of approximately 20% of our outstanding common stock on May 11, 2012, the most recent practicable trading day before the filing of the accompanying proxy statement/prospectus, have agreed, among other things, to vote in favor of the Merger Proposal. The approval of the Merger Proposal requires the affirmative vote of the holders representing a majority of the outstanding shares of SRS common stock entitled to vote thereon at the special meeting (or any adjournment or postponement thereof). Whether or not you plan to attend the special meeting, please submit your proxy as soon as possible to make sure that your shares of SRS common stock are represented at the special meeting. If you do not submit your proxy, do not instruct your broker how to vote your shares or do not vote in person at the special meeting, it will have the same effect as a vote "AGAINST" the Merger Proposal.

        If you have any questions or need assistance voting your shares of SRS common stock, please call MacKenzie Partners, Inc., SRS' proxy solicitor, toll-free at (800) 322-2885 or collect at (212) 929-5500.

Sincerely,
Thomas C.K. Yuen Chairman of the Board, Chief Executive Officer and President

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [    •    ], 2012 and is first being mailed to SRS stockholders on or about [    •    ], 2012.

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates by reference important business and financial information about DTS and SRS from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

DTS, Inc. 5220 Las Virgenes Road Calabasas, CA 91302 (818) 436-1000 Attn: Investor Relations	SRS Labs, Inc. 2909 Daimler Street Santa Ana, CA 92705 (949) 442-1070 Attn: Investor Relations
or
MacKenzie Partners, Inc. 105 Madison Avenue New York, New York 10016 Call collect: (212) 929-5500 Call toll-free: (800) 322-2885 E-mail: proxy@mackenziepartners.com

        Investors may also consult DTS' or SRS' websites for more information concerning the Merger described in this proxy statement/prospectus. DTS' website is www.dts.com and SRS' website is www.srslabs.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

        If you would like to request any documents, please do so by [    •    ] in order to receive them before the special meeting of SRS stockholders.

        For more information, see the section of this proxy statement/prospectus entitled "Where You Can Find More Information".

 ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the United States Securities and Exchange Commission (the "SEC") by DTS, constitutes a prospectus of DTS under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of DTS common stock to be issued to SRS stockholders pursuant to the Merger. This proxy statement/prospectus also constitutes a proxy statement for SRS under Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). It also constitutes a notice of meeting with respect to the special meeting of SRS stockholders.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [    •    ], 2012. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to SRS stockholders nor the issuance by DTS of shares of DTS common stock to SRS stockholders in connection with the Merger will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding DTS has been provided by DTS and information contained in this proxy statement/prospectus regarding SRS has been provided by SRS.

        All references in this proxy statement/prospectus to "DTS" refer to DTS, Inc., a Delaware corporation and/or its consolidated subsidiaries, unless the context requires otherwise; all references in this proxy statement/prospectus to "SRS" refer to SRS Labs, Inc., a Delaware corporation and/or its consolidated subsidiaries, unless the context requires otherwise; all references to "Merger Sub" refer to DTS Merger Sub, Inc., a Delaware corporation and newly formed, direct wholly-owned subsidiary of DTS, unless otherwise indicated or as the context requires; all references to "Merger LLC" refer to DTS LLC, a Delaware limited liability company and newly formed, direct wholly-owned subsidiary of DTS, unless otherwise indicated or as the context requires; and, unless otherwise indicated or as the context requires, all references to the "Merger Agreement" refer to the Agreement and Plan of Merger and Reorganization, dated as of April 16, 2012, as it may be amended in accordance with its terms from time to time, by and among DTS, Merger Sub, Merger LLC and SRS, a copy of which is included as Annex A to this proxy statement/prospectus. Also, in this proxy statement/prospectus, "$" refers to U.S. dollars.

SRS Labs, Inc.
2909 Daimler Street
Santa Ana, California 92705

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [    •    ], 2012

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of SRS Labs, Inc. ("SRS," "our" or "we") will be held on [    •    ], 2012 at [    •    ] (Pacific Time), at the principal executive offices of SRS located at 2909 Daimler Street, Santa Ana, California 92705, for the following purposes:

  1.
  Adoption of the Merger Agreement. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of April 16, 2012 (as that agreement may be amended in accordance with its terms, the "Merger Agreement"), by and among SRS, DTS, Inc. ("DTS"), DTS Merger Sub, Inc., a wholly owned subsidiary of DTS, and DTS LLC, a wholly owned subsidiary of DTS (the "Merger Proposal"), which provides for a merger in which SRS will become a wholly owned subsidiary of DTS (the "Merger").

  2.
  Merger-Related Compensation. To consider and vote upon a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SRS' named executive officers in connection with the Merger and the agreements and understandings pursuant to which such compensation may be paid or become payable (the "Merger-Related Compensation Proposal").

  3.
  Adjournment of the Special Meeting, if necessary. To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to approve the Merger Proposal or the Merger-Related Compensation Proposal (the "Adjournment Proposal").

  4.
  To conduct any other business as may properly come before the special meeting or any adjournment or postponement thereof.

        Our board of directors has unanimously approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of SRS and SRS stockholders. Accordingly, our board of directors unanimously recommends that you vote (i) "FOR" the Merger Proposal, (ii) "FOR" the Merger-Related Compensation Proposal and (iii) "FOR" the Adjournment Proposal.

        The holders of record of SRS common stock as of the close of business on [    •    ], 2012, the record date for the special meeting, are entitled to receive notice of and to vote at, the special meeting. At the close of business on the record date, SRS had outstanding and entitled to vote [    •    ] shares of common stock. Holders of SRS common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the Merger if they meet certain conditions, as more fully described in the accompanying proxy statement/prospectus in the section entitled "The Merger—Appraisal Rights".

        Your vote is very important regardless of the number of shares of SRS common stock you own. The approval of the Merger Proposal requires the affirmative vote of the holders representing a majority of the outstanding shares of SRS common stock entitled to vote thereon at the special meeting (or any adjournment or postponement thereof). The approval of the Merger-Related Compensation Proposal requires the affirmative vote of the holders representing a majority of the outstanding shares of SRS common stock present in person or represented by proxy at the special meeting and entitled to vote thereon and which have actually voted. The approval of the Adjournment Proposal requires the affirmative vote of the holders representing a majority of the outstanding shares of SRS common stock present in person or represented by proxy at the special meeting and entitled to vote thereat and which have actually voted, regardless of whether a quorum is present. The approval of the Merger Proposal is a condition to the closing of the Merger. If you do not submit your proxy, do not instruct your broker how to vote your shares or do not vote in person at the special meeting, it will have the same effect as a vote "AGAINST" the Merger Proposal.

        All SRS stockholders are cordially invited to attend the special meeting in person. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy card in the envelope provided or submit your proxy via the Internet or telephone in accordance with the instructions set forth on the enclosed proxy card and thereby ensure that your shares will be represented at the special meeting if you are unable to attend. If you are a stockholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person. If you sign, date and mail your proxy card or submit a proxy for your shares via the Internet or telephone without indicating how you wish to vote, your shares will be voted "FOR" the Merger Proposal, "FOR" the Merger-Related Compensation Proposal and "FOR" the Adjournment Proposal.

        The Merger Agreement and the Merger are described in the accompanying proxy statement/prospectus and a copy of the Merger Agreement is included as Annex A to the accompanying proxy statement/prospectus.

By Order of the Board of Directors,
Walter J. McBride Secretary
[•], 2012

i

ii

iii

QUESTIONS AND ANSWERS

        The following are some questions that you, as a stockholder of SRS Labs, Inc. ("SRS") may have regarding the Merger (as defined below) and the other matters being considered at the special meeting and the answers to those questions. DTS, Inc. ("DTS") and SRS urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger and the other matters being considered at the special meeting. Additional important information is also contained in the Annexes, to and the documents incorporated by reference into, this proxy statement/prospectus.

Q:
What is the proposed merger to which this proxy/statement prospectus relates?

A:
DTS and its newly formed, direct wholly-owned subsidiaries, DTS Merger Sub, Inc. ("Merger Sub") and DTS LLC ("Merger LLC"), have entered into an Agreement and Plan of Merger and Reorganization, dated as of April 16, 2012 (the "Merger Agreement"), with SRS. Under the Merger Agreement, Merger Sub will be merged with and into SRS and as a result, SRS will become a wholly-owned subsidiary of DTS (the "Merger"). Immediately following the Merger, SRS will be merged with and into Merger LLC, with Merger LLC continuing as the surviving company and a wholly-owned subsidiary of DTS (the "Upstream Merger" and, together with the Merger, the "Mergers"). A copy of the Merger Agreement is included in this proxy statement/prospectus as Annex A.

Q:
Why am I receiving this proxy statement/prospectus?

A:
In order to complete the Merger, SRS stockholders must adopt the Merger Agreement, and all other conditions to the Merger must be satisfied or waived. SRS will hold a special meeting to obtain this approval.

  SRS is soliciting proxies for use at the special meeting to consider and vote upon:

    •
    a proposal to adopt the Merger Agreement (the "Merger Proposal");

    •
    a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to SRS' named executive officers in connection with the Merger and the agreements and understandings pursuant to which such compensation may be paid or become payable (the "Merger-Related Compensation Proposal"); and

    •
    a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to approve the Merger Proposal or the Merger-Related Compensation Proposal (the "Adjournment Proposal").

  SRS is also soliciting proxies for use at the special meeting to conduct any other business as may properly come before the special meeting or any adjournment or postponement thereof.

  The approval of the Merger Proposal is a condition to the closing of the Merger. The approval of the Merger-Related Compensation Proposal and the Adjournment Proposal are not conditions to the closing of the Merger.

  This proxy statement/prospectus contains important information about the Merger and the other proposals being voted on at the special meeting, and you should read it carefully. It is a proxy statement because the SRS board of directors is soliciting proxies from SRS stockholders. It is a prospectus because DTS will issue shares of DTS common stock to holders of SRS common stock in connection with the Merger. The enclosed materials allow you to have your shares voted by proxy without attending the special meeting. Your vote is important. You are encouraged to submit your proxy as soon as possible.

Q:
What will SRS stockholders receive in the Merger?

A:
If the Merger is completed, SRS stockholders will be entitled to receive, in exchange for each share of SRS common stock they hold at the effective time of the Merger, either (i) $9.50 in cash, without interest and less any applicable withholding taxes (the "Per Share Cash Consideration") or (ii) 0.31127 of a share (the "Exchange Ratio") of DTS common stock (the "Per Share Stock Consideration"). SRS stockholders may elect to receive their payment in cash or stock or a combination thereof, subject to proration based on the requirement in the Merger Agreement that 50% of the total shares of SRS common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the Per Share Cash Consideration and 50% of the total shares of SRS common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the Per Share Stock Consideration. As a result, notwithstanding the election of an SRS stockholder to receive all cash or all stock or a combination thereof, if either the cash election or the stock election is oversubscribed or undersubscribed, then an SRS stockholder may receive a combination of cash consideration or stock consideration that is different from what he, she or it may have elected, depending on the elections made by other SRS stockholders. Accordingly, the exact amount of cash and number of shares of DTS common stock you receive will depend on the election you and other SRS stockholders make. In addition, if the aggregate Per Share Stock Consideration to be paid to any holder of SRS common stock would result in such holder receiving a fractional share of DTS common stock, cash will be paid in lieu of such fractional share. For a more complete discussion of the consideration to be paid to SRS stockholders in connection with the Merger, see the section of this proxy statement/prospectus entitled "The Merger Agreement—Effects of the Merger; Merger Consideration".

Q:
Is the Exchange Ratio subject to adjustment based on changes in the market price of either DTS common stock or SRS common stock?

A:
No. The Exchange Ratio for the Per Share Stock Consideration was fixed in the Merger Agreement and will not be adjusted for changes in the market price of either DTS common stock or SRS common stock prior to the completion of the Merger. As a result, the implied market value of the Per Share Stock Consideration to SRS stockholders will fluctuate between now and the completion of the Merger and you will not know the exact market value of the DTS common stock that you will receive upon completion of the Merger if you elect to receive the Per Share Stock Consideration or if you receive the Per Share Stock Consideration as a result of the proration to achieve the 50% cash/50% stock allocation described above. Based on the closing price of DTS common stock on the NASDAQ Global Select Market on April 12, 2012 of $30.52, the Exchange Ratio represented approximately $9.50 in value for each share of SRS common stock. Based on the closing price of DTS common stock on the NASDAQ Global Select Market of $28.31 on May 11, 2012, the most recent practicable trading day before the filing of this proxy statement/prospectus, the Exchange Ratio represented approximately $8.81 in value for each share of SRS common stock.

  For a more complete discussion of the Exchange Ratio, see the section of this proxy statement/prospectus entitled "The Merger Agreement—Effects of the Merger; Merger Consideration".

Q:
What will holders of SRS stock options and restricted stock units receive in the Merger?

A:
Immediately prior to and conditioned upon the occurrence of the effective time of the Merger, each stock option to purchase SRS common stock that is outstanding will automatically become fully vested and exercisable (to the extent not already fully vested and exercisable) and, as of the effective time of the Merger, will be cancelled in exchange for the right to receive a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the product obtained by multiplying (i) the number of shares of SRS common stock subject to the stock option and (ii) the excess if any, of (A) the Per Share Cash Consideration over (B) the exercise price per share subject to the stock option. Accordingly, all options with an exercise price equal to or greater than $9.50 will be cancelled for no additional consideration.

  Immediately prior to and conditioned upon the occurrence of the effective time of the Merger, each SRS restricted stock unit that is outstanding will automatically become fully vested and, as of the effective time of the Merger, will be cancelled in exchange for the right to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product obtained by multiplying (i) the Per Share Cash Consideration and (ii) the number of shares of SRS common stock subject to such restricted stock unit.

Q:
Did the SRS board of directors obtain a fairness opinion regarding the consideration being paid to the SRS stockholders?

A:
Yes. On April 15, 2012, at a meeting of the SRS board of directors held to evaluate the Merger, Covert & Co., LLC ("Covert & Co.") delivered to the SRS board of directors its oral opinion, which it subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the limitations, qualifications, factors and assumptions set forth in its opinion, the consideration to be received by the holders of SRS common stock in the Merger was fair, from a financial point of view, to the holders of SRS common stock. For a more complete description of Covert & Co.'s opinion, see the section of this proxy statement/prospectus entitled "The Merger—Opinion of Covert & Co.". The full text of this opinion is attached to this proxy statement/prospectus as Annex C. You are urged to read the opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Covert & Co.

  For a more complete description of Covert & Co.'s fairness opinion, see the section of this proxy statement/prospectus entitled "The Merger—Opinion of Covert & Co.". See also Annex C to this proxy statement/prospectus.

Q:
What happens if the Merger is not completed?

A:
If the Merger Proposal is not adopted by SRS stockholders or if the Merger is not completed for any other reason, you will not receive any payment for your shares of SRS common stock in connection with the Merger. Instead, SRS will remain an independent public company, and its common stock will continue to be listed and traded on the NASDAQ Global Market. If the Merger Agreement is terminated under specified circumstances, SRS may be required to pay DTS a termination fee of $7,495,000 (the "Termination Fee"), as described in the section of this proxy statement/prospectus entitled "The Merger Agreement—Termination; Termination Fee; Expenses".

Q:
What are some of the details of the election process?

A:
You will be allowed to make a cash election with respect to any or all of your shares of SRS common stock and/or a stock election with respect to any or all of your other shares of SRS common stock (subject to proration if either cash or stock is oversubscribed or undersubscribed):

  •
  A cash election with respect to a share of SRS common stock means a request to receive cash in the amount of $9.50, without interest and less any applicable withholding taxes (which is referred to in this proxy statement/prospectus as the Per Share Cash Consideration).

  •
  A stock election with respect to a share of SRS common stock means a request to receive 0.31127 of a share of DTS common stock (which is referred to in this proxy statement/prospectus as the Per Share Stock Consideration).

  The exact amount of cash and number of shares of DTS common stock you receive will depend on the election you and other SRS stockholders make and the formula in the Merger Agreement, including its election, proration and adjustment provisions. Accordingly, you may receive some shares of DTS common stock, rather than cash, even if you elected to receive cash with respect to all of your shares of SRS common stock (and vice versa). In addition, if the aggregate consideration to be paid to you would result in you receiving a fractional share of DTS common stock, cash will be paid in lieu of such fractional share. For a more complete discussion of proration procedures, see the section of this proxy statement/prospectus entitled "The Merger Agreement—Effects of the Merger; Merger Consideration—Proration".

Q:
How do I make an election?

A:
If you are the record holder of shares of SRS common stock on [    •    ], 2012, the record date for the special meeting, an election form (the "Election Form") will be mailed to you. If you wish to elect the type of consideration you will receive in the Merger, including a stock election, a cash election or a combination of both, you should carefully review and follow the instructions that will be set forth in the Election Form. SRS stockholders who hold their shares in "street name" or through a bank, broker or other nominee should follow the instructions of such bank, broker or nominee for making an election with respect to such shares of SRS common stock.

  To make a valid election, Computershare Trust Company, N.A., as the "Exchange Agent," must receive a properly completed and signed Election Form by the Election Deadline (as defined below), together with duly endorsed stock certificates or appropriate guarantee of delivery (except with respect to book-entry shares, in which case the instructions on the Election Form should be followed), as further described in the Election Form, a copy of which will be mailed to you. YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD, AND YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT AN ELECTION FORM.

  The "Election Deadline" will be 5:00 p.m. New York City (Eastern) time, on a date to be determined prior to the effective time of the Merger. The Election Deadline will be publicly announced by SRS and DTS at least five business days prior to the anticipated date of the completion of the Merger.

  With respect to any shares of SRS common stock for which you make no election or you make an improper election (including if your Election Form is received after the Election Deadline or if your election is revoked) (collectively, "No Election Shares"), you will receive consideration in the Merger in whatever form or mix that remains after taking into account other SRS stockholders' elections and proration. For a more complete discussion of the election procedures and the proration procedures, see the sections of this proxy statement/prospectus entitled "The Merger Agreement—Conversion of Shares; Elections Procedure; Exchange of Certificates" and "The Merger Agreement—Effects of the Merger; Merger Consideration—Proration".

Q:
Can I revoke or change my election after I mail my Election Form?

A:
Yes. You may revoke or change your election by sending written notice thereof to the Exchange Agent, which notice must be received by the Exchange Agent prior to the Election Deadline noted above. In the event an Election Form is revoked, the shares of SRS common stock represented by such Election Form will be treated as No Election Shares, except to the extent a subsequent election is properly made by the stockholder prior to the Election Deadline. See the sections of this proxy statement/prospectus entitled "The Merger Agreement—Conversion of Shares; Elections Procedure; Exchange of Certificates". You will not be entitled to revoke or change an election after the Election Deadline. Accordingly, if you have made an election, you will be unable to revoke the election, change an election or sell your shares of SRS common stock during the interval between the Election Deadline and the date of completion of the Merger.

Q:
Am I required to make an election in order to receive consideration in the Merger?

A:
No. If you do not make an election, you will still receive consideration in the Merger. However, if you have a preference for a specific form of consideration in the Merger and do not make an election, the Exchange Agent will not take your preference into consideration. If you do not make an election, you will receive consideration in the Merger in whatever form or mix that remains after taking into account other SRS stockholders' elections and proration. For a more complete discussion of the election procedures and proration procedures, see the sections of this proxy statement/prospectus entitled "The Merger Agreement—Conversion of Shares; Elections Procedure; Exchange of Certificates" and "The Merger Agreement—Effects of the Merger; Merger Consideration—Proration".

Q:
When and where will the special meeting be held?

A:
The special meeting will be held on [    •    ], at [    •    ], Pacific Time, at the principal executive offices of SRS located at 2909 Daimler Street, Santa Ana, California 92705.

Q:
Who can attend and vote at the special meeting?

A:
All SRS stockholders of record as of the close of business on [    •    ], 2012, the record date for the special meeting, are entitled to notice of and to vote at, the special meeting.

Q:
What constitutes a quorum at the meeting?

A:
A quorum is necessary to hold the special meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of SRS common stock entitled to vote on the proposals to be presented at the special meeting will constitute a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining whether a quorum is present at the special meeting and at any adjournment of the special meeting. If, however, such quorum is not present or represented at the special meeting, the SRS stockholders entitled to vote thereat, present in person or represented by proxy, will have the power to adjourn the meeting from time to time, to another time or place, without further notice other than announcement at the special meeting, until a quorum is present or represented.

  Abstentions will be included in the calculation of the number of shares of SRS common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Banks, brokerage firms or other nominees who hold shares in street name for customers may not exercise their voting discretion except with respect to the approval of certain "routine" matters. None of the Merger Proposal, the Merger-Related Compensation Proposal or the Adjournment Proposal is a "routine" matter. Because brokers do not have discretion to vote on any of the proposals to be presented at the special meeting, broker non-votes will not count toward the calculation of a quorum.

Q:
How do I vote?

A:
You are urged to read this proxy statement/prospectus carefully, including its annexes and to consider how the Merger may affect you.

  If you are a stockholder of record of SRS as of the close of business on the record date for the special meeting, you may vote in person by attending the special meeting or, to ensure your shares are represented at the special meeting, you may provide your proxy instructions in any one of three ways. First, you may mail your signed proxy card in the enclosed return envelope. Alternatively, you may provide your proxy instructions by calling the toll-free call center set up for this purpose at the telephone number indicated on the enclosed proxy card and following the instructions provided. Please have your proxy card available when you call. Finally, you may provide your proxy instructions over the Internet by accessing the website indicated on the enclosed proxy card and following the instructions provided. Please have your proxy card available when you access the web page. Internet proxy voting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. Please provide your proxy instructions only once and as soon as possible so that your shares can be counted at the special meeting.

Q:
Have any SRS stockholders already agreed to vote in favor of the transactions?

A:
Yes. SRS' Chairman, Chief Executive Officer and President, Mr. Thomas C.K. Yuen, and certain family members and affiliates of Mr. Yuen, have entered into a Voting Agreement (as defined in the section of this proxy statement/prospectus entitled "The Voting Agreement"). The Voting Agreement provides, among other things, that these SRS stockholders have irrevocably agreed, on the terms and subject to the conditions specified in the Voting Agreement, to vote all shares of SRS common stock beneficially owned by such stockholders in favor of the Merger Proposal, against competing proposals and against any action or agreement that would be expected to materially impair the ability of DTS to complete the Merger. This Voting Agreement is included as Annex D hereto. As of April 16, 2012, the last trading day before the public announcement of the Merger, and May 11, 2012, the most recent practicable trading day before the filing of this proxy statement/prospectus, these stockholders held an aggregate of approximately 20% of the shares of SRS common stock (representing approximately [    •    ]% of the shares of SRS common stock as of the record date for the special meeting).

Q:
If my shares are held in "street name" by my broker, will my broker automatically vote my shares for me?

A:
No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in "street name"), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to SRS or by voting in person at the special meeting unless you provide a "legal proxy," which you must obtain from your bank, broker or other nominee. Further, brokers who hold shares of SRS common stock on behalf of their customers may not give a proxy to SRS to vote those shares without specific instructions from their customers.

Q:
What if I return my proxy card without indicating how to vote?

A:
If you sign, date and mail your proxy card or submit a proxy for your shares via the Internet or telephone without indicating how you wish to vote, your shares will be voted "FOR" the Merger Proposal, "FOR" the Merger-Related Compensation Proposal and "FOR" the Adjournment Proposal.

Q:
If I am an SRS stockholder, should I send in my SRS stock certificates with my proxy card?

A:
No. Please DO NOT send your SRS stock certificates with your proxy card. An Election Form will be mailed to you with instructions regarding the surrender of your SRS stock certificates. If you wish to make an election with respect to your shares of SRS common stock, you should, prior to the Election Deadline, send your SRS stock certificates (if any) to the Exchange Agent, together with your completed, signed Election Form.

Q:
How many votes do I have?

A:
Holders of SRS common stock are entitled to one vote for each share of SRS common stock that they own on the record date for the special meeting. As of the close of business on the record date for the special meeting, there were [    •    ] outstanding shares of SRS common stock, approximately [    •    ]% of which were beneficially owned by the directors and executive officers of SRS and their affiliates. For a more complete discussion of the beneficial ownership of SRS' directors and executive officers and their affiliates, see the section of this proxy statement/prospectus entitled "SRS Security Ownership of Certain Beneficial Owners and Management".

Q:
What vote is required to approve each proposal?

A:
Merger Proposal.    The approval of the Merger Proposal requires the affirmative vote of the holders representing a majority of the outstanding shares of SRS common stock entitled to vote thereon at the special meeting (or any adjournment or postponement thereof). The approval of the Merger Proposal is a condition to the closing of the Merger.

  Merger-Related Compensation Proposal.    The approval of the Merger-Related Compensation Proposal requires the affirmative vote of the holders representing a majority of the shares of SRS common stock present in person or represented by proxy at the special meeting and entitled to vote thereon and which have actually voted. The approval of the Merger-Related Compensation Proposal is not a condition to the closing of the Merger.

  Adjournment Proposal.    The approval of the Adjournment Proposal requires the affirmative vote of the holders representing a majority of the shares of SRS common stock present in person or represented by proxy at the special meeting and entitled to vote thereat and which have actually voted, regardless of whether a quorum is present.

Q:
What will happen if I fail to vote or I abstain from voting?

A:
If you fail to vote, your shares will not be included in the calculation of the number of shares of SRS common stock represented at the special meeting for purposes of determining whether a quorum has been achieved and your failure to vote (i) will have the effect of a vote "AGAINST" the Merger Proposal and (ii) will have no effect on either of the Merger-Related Compensation Proposal or the Adjournment Proposal. Abstentions will be treated as shares that are present and entitled to vote on the proposals to be presented at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote "AGAINST" each of the Merger Proposal, the Merger-Related Compensation Proposal and the Adjournment Proposal.

Q:
What will happen if I fail to instruct my broker, bank or nominee how to vote?

A:
If you do not instruct your broker, bank or nominee on how to vote your shares, your broker may not vote your shares on any of the proposals to be presented at the special meeting. This will have the effect of a vote "AGAINST" the Merger Proposal and will have no effect on either of the Merger-Related Compensation Proposal or the Adjournment Proposal.

Q:
Can I change my vote after I have returned a proxy or voting instruction card?

A:
Yes. If you are a registered stockholder, you may change or revoke the vote represented by your proxy by (i) delivering a written revocation of the proxy or a later dated, signed proxy card to SRS' Corporate Secretary at 2909 Daimler Street, Santa Ana, California 92705 prior to 11:59 p.m., Pacific Time, on [    •    ], 2012, the day before the date of the special meeting, (ii) delivering a new, later dated proxy by telephone or via the Internet prior to 11:59 p.m., Eastern Time, on [    •    ], 2012, the day before the date of the special meeting, (iii) delivering a written revocation or a later dated, signed proxy card to SRS' Corporate Secretary at the special meeting prior to the taking of the vote on the proposals presented at the special meeting or (iv) attending the special meeting and voting in person, provided that simply attending the special meeting without voting in person will not cause your proxy to be revoked. If your shares are held in street name by your broker, bank or nominee, you should contact your broker, bank or nominee to change your vote.

Q:
What happens if I sell my shares of SRS common stock before the special meeting?

A:
The record date of the special meeting is earlier than the date of the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of SRS common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the consideration to be received by SRS stockholders in the Merger. In order to receive the consideration to be received by SRS stockholders in the Merger, you must hold your shares of SRS common stock through the completion of the Merger.

Q:
How does the SRS board of directors recommend that stockholders vote?

A:
The SRS board of directors has unanimously approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of SRS and SRS stockholders. Accordingly, the SRS board of directors unanimously recommends that you vote (i) "FOR" the Merger Proposal, (ii) "FOR" the Merger-Related Compensation Proposal and (iii) "FOR" the Adjournment Proposal.

Q:
When do you expect the Merger to be completed?

A:
DTS and SRS expect to complete the Merger as soon as reasonably practicable and expect the closing of the Merger to occur in the third quarter of 2012. However, the Merger is subject to regulatory clearances and the satisfaction or waiver of other conditions, including SRS stockholders' approval of the Merger Proposal and it is possible that factors outside the control of DTS and SRS could result in the Merger being completed at an earlier time, a later time or not at all. There may be a substantial amount of time between the date on which the special meeting is held and the date of the completion of the Merger. For a more complete discussion of the conditions to completion of the Merger under the Merger Agreement, see the section of this proxy statement/prospectus entitled "The Merger Agreement—Conditions to the Merger".

Q:
What risks should I consider in deciding whether to vote in favor of the Merger Proposal?

A:
You should carefully review the section of this proxy statement/prospectus entitled "Risk Factors", which presents risks and uncertainties related to the Merger.

Q:
Are stockholders entitled to appraisal rights?

A:
Depending upon the elections made by SRS stockholders with respect to the form of consideration to be received in the Merger, Delaware law may entitle SRS stockholders, who comply with the procedures specified in Section 262 ("Section 262") of the Delaware General Corporation Law (the "DGCL"), to have their shares appraised by the Delaware Court of Chancery (the "Chancery Court"). Specifically, holders, if any, of shares of SRS common stock who elect to receive the Per Share Stock Consideration (see the sections of this proxy statement/prospectus entitled "The Merger Agreement—Effects of the Merger; Merger Consideration" and "The Merger Agreement—Conversion of Shares; Elections Procedure; Exchange of Certificates"), but are forced to accept Per Share Cash Consideration in respect of any such shares by reason of proration (and not simply cash in lieu of fractional shares) (see the section of this proxy statement/prospectus entitled "The Merger Agreement—Effects of the Merger; Merger Consideration—Proration"), would be entitled to have the "fair value" of such shares appraised by the Chancery Court if they otherwise comply with the procedures of Section 262. Delaware law is unsettled with respect to appraisal rights for holders of shares of SRS common stock who choose not to make an election with respect to the form of Merger consideration to be received for their shares and who receive some portion of the Merger consideration in cash; however, following the completion of the Merger, DTS and SRS will take the position that such holders will not be entitled to appraisal rights.

  As of the date of the mailing of this proxy statement/prospectus, it is unknown whether appraisal rights will be available as a result of the Merger because (i) the availability of appraisal rights depends on whether and the extent to which the Per Share Cash Consideration is undersubscribed and (ii) it will not be known whether the Per Share Cash Consideration is undersubscribed to the extent that appraisal rights would be available until the Election Deadline (see the sections of this proxy statement/prospectus entitled "The Merger Agreement—Effects of the Merger; Merger Consideration" and "The Merger Agreement—Conversion of Shares; Elections Procedure; Exchange of Certificates—Exchange Procedures"). In the event that the Per Share Cash Consideration is undersubscribed to the extent that appraisal rights would be available, SRS stockholders who have otherwise complied with the requirements of Section 262 will be advised of the availability of appraisal rights within ten days of the completion of the Merger in the notice of the effective time of the Merger required by Section 262. If the Per Share Cash Consideration is not undersubscribed to the extent that appraisal rights would be available, DTS will issue a public announcement and file a Current Report on Form 8-K with the SEC informing SRS stockholders that appraisal rights will not be available in connection with the Merger.

  Because SRS stockholders may be entitled to appraisal rights under certain circumstances, you are urged to read the summary of appraisal rights contained in this proxy statement/prospectus under the section entitled "The Merger—Appraisal Rights" as well as Section 262, which has been attached hereto as Annex E. If you wish to preserve the ability to exercise appraisal rights, you must make a written demand for appraisal of your shares as described in the section entitled "The Merger" and in Section 262.

Q:
Who can help answer my questions?

A:
SRS stockholders who have questions about the Merger, the other matters to be voted on at the special meeting, how to submit a proxy or who desire additional copies of this proxy statement/prospectus or additional proxy cards should contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Call collect: (212) 929-5500
Call toll-free: (800) 322-2885
E-mail: proxy@mackenziepartners.com

or

SRS Labs, Inc.
2909 Daimler Street
Santa Ana, California 92705
(949) 442-1070
Attn: Investor Relations

SUMMARY

        This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that is important to you with respect to the Merger and the other matters being considered at the special meeting. DTS and SRS urge you to read the remainder of this proxy statement/prospectus carefully, including the attached Annexes and the other documents to which this proxy statement/prospectus refers you. See also the section of this proxy statement/prospectus entitled "Where You Can Find More Information". Page references have been included in this summary to direct you to a more complete description of the topics presented below.

 The Companies

DTS, Inc. (See page 42)

        DTS, a Delaware corporation, is a leading provider of high-definition audio technologies that enable the delivery and playback of clear, compelling high-definition audio and are currently used in a variety of consumer electronics product applications, including audio/video receivers, soundbars, Blu-ray Disc players, DVD based products, personal computers or PCs, car audio products, video game consoles, network capable televisions, digital media players or DMPs, set-top-boxes or STBs, mobile phones, tablets and home theater systems. In addition, DTS provides products and services to motion picture studios, radio and television broadcasters, game developers and other content creators to facilitate the inclusion of compelling, realistic DTS-encoded soundtracks in their content. DTS also provides a suite of audio processing technologies designed to enhance the entertainment experience for users of consumer electronics products subject to physical limitations in products, such as TVs, PCs and mobile electronics.

        DTS was founded in 1990 and received a key strategic investment in 1993 from a variety of investors, including Universal City Studios, Inc. The first DTS audio soundtrack was created for the release of Steven Spielberg's Jurassic Park in 1993. From this initial release, DTS established a technical and marketing platform for the development of entertainment technology solutions for the motion picture, home theater and other consumer markets. To date, DTS has entered into licensing agreements with substantially all of the world's major consumer electronics manufacturers. DTS also licenses its technology to many major semiconductor manufacturers. DTS' technology, trademarks, copyrights and know-how have been incorporated in hundreds of millions of consumer electronics products worldwide.

        Shares of DTS common stock are traded on the NASDAQ Global Select Market under the symbol "DTSI". Following the Merger, shares of DTS common stock will continue to be traded on the NASDAQ Global Select Market under the symbol "DTSI".

        The principal executive offices of DTS are located at 5220 Las Virgenes Road, Calabasas, California 91302 and its telephone number is (818) 436-1000.

SRS Labs, Inc. (See page 42)

        SRS, a Delaware corporation, is a recognized global leader in the practical application of psychoacoustics, the science behind how the human ear operates, and in the post-processing segment of the market for audio delivery. SRS' award-winning audio enhancement technologies and solutions dramatically restore audio and voice to its natural state, the way it was originally recorded, in both dimension and clarity, thus providing a superior consumer experience for a wide variety of consumer electronic devices such as televisions, personal computers and mobile phones. SRS' business is focused on developing and licensing audio, voice and surround sound technology solutions to many of the world's leading original equipment manufacturers, original design manufacturers, software providers and semiconductor companies. SRS also sells and markets stand-alone software and hardware products through the Internet.

        SRS was incorporated in the State of California on June 23, 1993 and reincorporated in the State of Delaware on June 28, 1996.

        SRS' common stock is traded on the NASDAQ Global Market under the symbol "SRSL". Upon completion of the Merger, shares of SRS common stock currently listed on the NASDAQ Global Market will cease to be listed on the NASDAQ Global Market and will subsequently be deregistered under the Exchange Act.

        The principal executive offices of SRS are located at 2909 Daimler Street, Santa Ana, California 92705 and its telephone number is (949) 442-1070.

DTS Merger Sub, Inc. (See page 43)

        DTS Merger Sub, Inc. or Merger Sub, is a newly formed, direct wholly-owned subsidiary of DTS and was formed on April 4, 2012 for the sole purpose of effecting the Merger. In the Merger, Merger Sub will be merged with and into SRS, with SRS surviving as a wholly-owned subsidiary of DTS.

        The principal executive offices of Merger Sub are located at 5220 Las Virgenes Road, Calabasas, California 91302 and its telephone number is (818) 436-1000.

DTS LLC (See page 43)

        DTS LLC or Merger LLC, is a newly formed, direct wholly-owned subsidiary of DTS and was formed on April 4, 2012 for the sole purpose of effecting the Upstream Merger. Immediately following the Merger of Merger Sub into SRS, SRS will be merged with and into Merger LLC, with Merger LLC surviving as a wholly-owned subsidiary of DTS.

        The principal executive offices of Merger LLC are located at 5220 Las Virgenes Road, Calabasas, California 91302 and its telephone number is (818) 436-1000.

Risk Factors (See page 31)

        In evaluating the Merger Proposal, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section of this proxy statement/prospectus entitled "Risk Factors".

The Merger Agreement (See page 92)

        DTS and SRS have entered into the Merger Agreement attached as Annex A to this proxy statement/prospectus. DTS and SRS encourage you to read the entire Merger Agreement carefully because it is the principal document governing the Merger.

Effects of the Merger (See page 93)

        Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, Merger Sub will be merged with and into SRS, with SRS surviving the Merger as a wholly-owned subsidiary of DTS. Immediately following the Merger, SRS will be merged with and into Merger LLC, with Merger LLC surviving the Upstream Merger as a wholly-owned subsidiary of DTS. It is expected that, as of May 11, 2012, based on 19,758,732 shares of DTS common stock outstanding on a fully-diluted basis (including 3,251,248 shares of DTS common stock issuable upon exercise and vesting of outstanding equity awards) and 14,433,090 shares of SRS common stock outstanding, the existing stockholders of DTS and the former stockholders of SRS will own approximately 90% and 10%, respectively, of the outstanding DTS common stock following completion of the Merger, assuming that no outstanding SRS stock options were exercised and no outstanding restricted stock units vested between May 11, 2012 and the effective time of the Merger and, as a result, the issuance by DTS of 2,246,293 shares of DTS common stock to former stockholders of SRS upon completion of the Merger. The exact percentage of DTS common stock that the existing stockholders of DTS and the former stockholders of SRS will hold on a fully diluted basis upon completion of the Merger will depend upon the number of shares of SRS common stock outstanding immediately prior to the effective time of the Merger and will vary as a result of the exercise of outstanding SRS stock options and the vesting of outstanding SRS restricted stock units prior to the effective time of the Merger. For a full description of the treatment of SRS stock options and restricted stock units at the effective time of the Merger, see the section of this proxy statement/prospectus entitled "The Merger Agreement—Treatment of SRS Stock Options and Restricted Stock Units".

Merger Consideration (See page 93)

        If the Merger is completed, SRS stockholders will be entitled to receive, in exchange for each share of SRS common stock held at the effective time of the Merger, either (i) the Per Share Cash Consideration ($9.50 in cash, without interest and less any applicable withholding taxes) or (ii) the Per Share Stock Consideration (0.31127 of a share of DTS common stock). SRS stockholders may elect to receive their payment in cash or stock or a combination thereof, subject to proration based on the requirement in the Merger Agreement that 50% of the total shares of SRS common stock issued and outstanding immediately prior to the effective time of the Merger be converted into the right to receive the Per Share Cash Consideration and 50% of the total shares of SRS common stock issued and outstanding immediately prior to the effective time of the Merger be converted into the right to receive the Per Share Stock Consideration. As a result, notwithstanding the election of an SRS stockholder to receive all cash or all stock or a combination thereof, if either the cash election or the stock election is oversubscribed or undersubscribed, then an SRS stockholder may receive a combination of cash consideration or stock consideration that is different from what he, she or it may have elected, depending on the elections made by other SRS stockholders. Accordingly, the exact amount of cash and number of shares of DTS common stock you receive will depend on the election you and other SRS stockholders make. In addition, if the aggregate Per Share Stock Consideration to be paid to any holder of SRS common stock would result in such holder receiving a fractional share of DTS common stock, cash will be paid in lieu of such fractional share.

        The Exchange Ratio for the Per Share Stock Consideration was fixed in the Merger Agreement and will not be adjusted for changes in the market price of either DTS common stock or SRS common stock prior to the completion of the Merger. As a result, the implied market value of the Per Share Stock Consideration to SRS stockholders will fluctuate between now and the completion of the Merger and you will not know the exact market value of the DTS common stock that you will receive upon completion of the Merger if you elect to receive the Per Share Stock Consideration or if you receive the Per Share Stock Consideration as a result of the proration to achieve the 50% cash/50% stock allocation described above. Based on the price of DTS common stock on the NASDAQ Global Select Market of $30.52, the Exchange Ratio represented approximately $9.50 in value for each share of SRS common stock. Based on the closing price of DTS common stock on the NASDAQ Global Select Market of $28.31 on May 11, 2012, the most recent practicable trading day before the filing of this proxy statement/prospectus, the Exchange Ratio represented approximately $8.81 in value for each share of SRS common stock.

        For a full description of the consideration to be received by SRS stockholders in the Merger, see the section of this proxy statement/prospectus entitled "The Merger Agreement—Effects of the Merger; Merger Consideration".

Elections Procedure (See page 98)

        Holders of shares of SRS common stock on [    •    ], 2012, the record date for the special meeting, will receive an Election Form with instructions for making cash and/or stock elections. If you wish to elect the type of consideration you will receive in the Merger, including a stock election, a cash election or a combination of both, you should carefully review and follow the instructions that will be set forth in the Election Form. SRS stockholders who hold their shares in "street name" through a bank, broker or other nominee should follow the instructions of such bank, broker or nominee for making an election with respect to such shares of SRS common stock.

        To make a valid election you must properly complete and deliver to the Exchange Agent a signed Election Form by the Election Deadline, together with (1) a properly completed Form W-9 (or Form W-8 BEN if you are a resident of a country other than the United States) and (2) if your shares are held in certificated form, either such physical certificates, if any, representing your shares of SRS common stock or a properly completed guarantee of delivery, at the address provided in the Election Form no later than the Election Deadline, as further described in the Election Form, a copy of which will be mailed to you. YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD, AND YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT AN ELECTION FORM.

        You may revoke or change your election by sending written notice to the Exchange Agent prior to the Election Deadline. In the event that you revoke your election prior to the Election Deadline and you do not make a subsequent election prior to the Election Deadline, your shares of SRS common stock will be treated as No Election Shares, and you will receive consideration in whatever form or mix that remains after taking into account other SRS stockholders' elections. SRS stockholders will not be entitled to revoke or change an election after the Election Deadline. Accordingly, if an SRS stockholder has made an election, such stockholder will be unable to revoke the election or sell such shares of SRS common stock during the interval between the Election Deadline and the date of the completion of the Merger (the "Closing Date").

        With respect to No Election Shares, you will receive your consideration to be received in the Merger in whatever form or mix that remains after taking into account other SRS stockholders' elections. As a holder of No Election Shares, you may be paid all in cash, all in DTS common stock, or in part cash and in part DTS common stock, depending on the remaining pool of cash and DTS common stock available for paying Merger consideration after honoring the cash elections and stock elections that other stockholders have made and without regard to your preferences.

        For more information regarding the Election Form, election procedures and the proration of the Merger consideration, see the sections of this proxy statement/prospectus entitled "The Merger Agreement—Conversion of Shares; Elections Procedure; Exchange of Certificates" and "The Merger Agreement—Effects of the Merger; Merger Consideration—Proration".

Treatment of SRS Stock Options and Restricted Stock Units (See page 97)

        Immediately prior to and conditioned upon the occurrence of the effective time of the Merger, each stock option to purchase SRS common stock that is outstanding will automatically become fully vested and exercisable (to the extent not already fully vested and exercisable) and, as of the effective time of the Merger, will be cancelled in exchange for the right to receive a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the product obtained by multiplying (i) the number of shares of SRS common stock subject to the stock option and (ii) the excess if any, of (A) the Per Share Cash Consideration over (B) the exercise price per share subject to the stock option. Accordingly, all with an exercise price equal to or greater than $9.50 options will be cancelled for no additional consideration.

        Immediately prior to and conditioned upon the occurrence of the effective time of the Merger, each SRS restricted stock unit that is outstanding will automatically become fully vested and, as of the effective time of the Merger, will be cancelled in exchange for the right to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product obtained by multiplying (i) the Per Share Cash Consideration and (ii) the number of shares of SRS common stock subject to such restricted stock unit.

        For more information regarding SRS stock options and restricted stock units, see the section of this proxy statement/prospectus entitled "The Merger Agreement—Treatment of SRS Stock Options and Restricted Stock Units".

Recommendation of the SRS Board of Directors (See page 59)

        The SRS board of directors, after considering the factors described in the section of this proxy statement/prospectus entitled "The Merger—Recommendation of the SRS Board of Directors and Its Reasons for the Merger", unanimously approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of SRS and SRS stockholders and has resolved to recommend the approval of the Merger Proposal to SRS stockholders. The SRS board of directors unanimously recommends that SRS stockholders vote (i) "FOR" the Merger Proposal, (ii) "FOR" the Merger-Related Compensation Proposal and (iii) "FOR" the Adjournment Proposal.

Opinion of Covert & Co. (See page 63)

        In connection with a meeting of the SRS board of directors held on April 15, 2012 to evaluate the Merger, Covert & Co. delivered to the SRS board of directors its oral opinion, which it subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the limitations, qualifications, factors and assumptions set forth in its opinion, the consideration to be received by the holders of SRS common stock in the Merger was fair, from a financial point of view, to such holders of SRS common stock.

        The full text of the written opinion of Covert & Co., dated April 15, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions to the review undertaken by Covert & Co. in connection with the opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. Covert & Co. provided its opinion to the SRS board of directors for the benefit and use of the SRS board of directors in connection with and for purposes of its evaluation of the consideration to be received by holders of SRS common stock from a financial point of view. Covert & Co.'s opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the Merger.

        For a more complete description, see the section of this proxy statement/prospectus entitled "The Merger—Opinion of Covert & Co.". See also Annex C to this proxy statement/prospectus.

DTS' Reasons for the Merger (See page 70)

        The DTS board of directors determined, after careful consideration of the factors described in the section of this proxy statement/prospectus entitled "The Merger—DTS' Reasons for the Merger", that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to DTS and in the best interests of DTS and its stockholders and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

Opinion of Centerview Partners LLC (See page 72)

        In connection with a meeting of the DTS board of directors held to evaluate the Merger, Centerview Partners LLC ("Centerview"), the financial advisor to a strategic transaction committee of the board of directors of DTS, delivered to the DTS board of directors its oral opinion, which it subsequently confirmed in its written opinion, dated April 16, 2012, to the effect that, as of that date and based on and subject to various assumptions, matters considered, qualifications, limitations and conditions described in Centerview's opinion, the aggregate Merger consideration, to be paid by DTS in the Merger was fair, from a financial point of view, to DTS.

        The full text of the written opinion of Centerview, dated April 16, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered, qualifications, limitations and conditions to the review undertaken by Centerview in connection with Centerview's opinion, is attached as Annex B and is incorporated herein by reference. Centerview's opinion was directed to, and provided for the benefit of, the DTS board of directors (in its capacity as such), in connection with, and for the purpose of, its evaluation of the Mergers. Centerview's opinion addresses only and is limited to the fairness, from a financial point of view, to DTS of the aggregate consideration to be paid in the Merger by DTS, and does not address any other aspect of the Mergers. The opinion does not address the prices at which the DTS common stock will trade following completion of the Merger or at any time and no opinion or view is expressed with respect to any consideration to be received in connection with the Mergers by, or the impact of the Mergers on, the holders of any class of securities, creditors or other constituencies of any party. Centerview's opinion does not address the relative merits of the Mergers as compared to other business strategies or transactions that might be available to DTS or DTS' underlying business decision to effect the Mergers.

        For a more complete description, see the section of this proxy statement/prospectus entitled "The Merger—Opinion of Centerview Partners LLC".

SRS Security Ownership of Certain Beneficial Owners and Management; Voting Agreement (See pages 116 & 123)

        As of the record date, the directors and executive officers of SRS beneficially owned and were entitled to vote [    •    ] shares of SRS common stock, which represent approximately [    •    ]% of SRS common stock outstanding on that date.

        It is currently expected that SRS' directors and executive officers will vote their shares in favor of each of the proposals to be considered and voted upon at the special meeting. Mr. Yuen, and certain family members and affiliates of Mr. Yuen, have entered into the Voting Agreement (as defined in the section of this proxy statement/prospectus entitled "The Voting Agreement"). The Voting Agreement provides, among other things, that such SRS stockholders have irrevocably agreed, on the terms and subject to the conditions specified in the Voting Agreement, to vote all shares of SRS common stock beneficially owned by such stockholders in favor of the Merger Proposal, against competing proposals and against any action or agreement that would be expected to materially impair the ability of DTS to complete the Merger. This Voting Agreement is included as Annex D hereto. As of April 16, 2012, the last trading day before the public announcement of the Merger, and May 11, 2012, the most recent practicable trading day before the filing of this proxy statement/prospectus, such stockholders held an aggregate of approximately 20% of the shares of SRS common stock (representing approximately [    •    ]% of the shares of SRS common stock as of the record date for the special meeting).

        For a more complete description of the stock ownership of SRS' directors and executive officers and the Voting Agreement, see the sections of this proxy statement/prospectus entitled "SRS Security Ownership of Certain Beneficial Owners and Management" and "The Voting Agreement".

Interests of SRS' Directors and Executive Officers in the Merger (See page 80)

        In considering the recommendation of the SRS board of directors with respect to the Merger, you should be aware that certain executive officers and directors of SRS have interests in the Merger that may be different from, or in addition to, the interests of SRS stockholders generally. These interests may present them with potential conflicts of interest. The SRS board of directors was aware of the interests described below and considered them, among other matters, when adopting the Merger

Agreement and recommending that SRS stockholders vote in favor of the Merger Proposal. These interests include:

  •
  the payment of severance benefits to executive officers of SRS if they undergo qualifying terminations or resignations following the completion of the Merger;

  •
  the accelerated vesting of SRS stock options held by executive officers and directors of SRS, which, as of May 11, 2012, the most recent practicable trading day before the filing of this proxy statement/prospectus, are exercisable for approximately 2,863,216 shares of SRS common stock with an aggregate value of approximately $8,459,609 upon completion of the Merger;

  •
  the right to continued indemnification and insurance coverage for directors and executive officers of SRS following the completion of the Merger pursuant to the terms of the Merger Agreement;

  •
  the service of Mr. Yuen as a director of DTS following the completion of the Merger; and

  •
  the payments due to Sam Yau, a member of the SRS board of directors, for consulting services previously rendered to SRS, pursuant to his consulting arrangement with SRS, prior to the effective time of the Merger.

        For a more detailed description of these interests, see the section of this proxy statement/prospectus entitled "The Merger—Interests of SRS' Directors and Executive Officers in the Merger".

Governance Matters Following the Merger (See page 109)

        DTS agreed, subject to the fiduciary duties of the DTS board of directors, to elect Mr. Yuen as a director of DTS immediately following the effective time of the Merger. If Mr. Yuen is not able or not willing to serve as a director of DTS as of the effective time of the Merger, DTS' obligation will be terminated.

        SRS has also agreed, prior to the effective time of the Merger, to use its commercially reasonable efforts to obtain resignations from all directors of SRS and its subsidiaries as of the effective time of the Merger if requested by DTS prior to the completion of the Merger.

        In the event that the Merger is not completed, the foregoing director elections and director resignations will not take effect.

        For a more detailed description of these governance matters, see the sections of this proxy statement/prospectus entitled "The Merger Agreement—DTS' Post-Merger Board of Directors" and "The Merger Agreement—Additional Covenants".

Regulatory Matters (See page 86)

        DTS and SRS have each agreed to take certain actions in order to obtain regulatory clearance required to complete the Merger. Regulatory clearance required to complete the Merger includes expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder (the "HSR Act"), following required notifications to and review by the Antitrust Division of the U.S. Department of Justice (the "DOJ") or the Federal Trade Commission (the "FTC"). The parties filed the required notifications with the DOJ and the FTC on April 30, 2012.

        The DOJ, the FTC and others may challenge the Merger on antitrust grounds after expiration of the waiting period under the HSR Act. Accordingly, at any time before or after the completion of the Merger, the DOJ, the FTC or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or to permit completion only subject to regulatory concessions or conditions. There can be no assurance that a challenge to the Merger will not be made or that, if a challenge is made, it will not prevail.

        See the section of this proxy statement/prospectus entitled "The Merger—Regulatory Matters" for a more detailed description of these regulatory matters.

Effective Time and Conditions to the Completion of the Merger (See page 110)

        DTS and SRS hope to complete the Merger as soon as reasonably practicable and expect the closing of the Merger to occur in the third quarter of 2012. However, the Merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions, including SRS stockholders approval of the Merger Proposal, and it is possible that factors outside the control of DTS and SRS could result in the Merger being completed at an earlier time, a later time or not at all. There may be a substantial amount of time between the dates on which the special meeting is held and the date on which the Merger is completed.

        The obligations of DTS and SRS to complete the Merger are subject to the satisfaction or waiver of the following conditions:

  •
  the approval of the Merger Proposal by the affirmative vote of the holders representing a majority of the outstanding shares of SRS common stock entitled to vote thereon at the special meeting (or any adjournment or postponement thereof);

  •
  the expiration or termination of any waiting period applicable to the completion of the Merger under the HSR Act;

  •
  the absence of any law or order, writ, injunction, judgment, decree or ruling in effect or pending or threatened by the DOJ or the FTC, which prohibits, renders illegal or enjoins or threatens to prohibit, render illegal or enjoin, the completion of the transactions contemplated by the Merger Agreement; and

  •
  the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part and there being no pending or threatened stop order relating thereto.

        The obligation of SRS to complete the Merger is subject to the satisfaction or waiver by SRS of the following conditions:

  •
  each of the representations and warranties of DTS, Merger Sub and Merger LLC in the Merger Agreement must be true and correct (without giving effect to any qualification as to materiality or material adverse effect contained in a representation or warranty) as of the date of the Merger Agreement and as of the Closing Date (other than those representations or warranties that speak as of another date, which will be determined as of such date), except where all failures to be true and correct would not be reasonably expected to have, individually or in the aggregate a material adverse effect on DTS;

  •
  each of DTS, Merger Sub and Merger LLC must have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by them under the Merger Agreement at or prior to the Closing Date;

  •
  SRS must have received a certificate of an executive officer of DTS as to the satisfaction of the conditions relating to the representations and warranties of DTS, Merger Sub and Merger LLC and the performance of the covenants and agreements of DTS, Merger Sub and Merger LLC;

  •
  since April 16, 2012, there must not have been any event that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on DTS;

  •
  the shares of DTS common stock issuable to SRS stockholders pursuant to the Merger must have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance; and

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  SRS must have received an opinion of Paul Hastings LLP ("Paul Hastings") (or such other counsel reasonably acceptable to SRS), dated as of the Closing Date, to the effect that the Mergers, considered together as a single integrated transaction for United States federal income tax purposes along with the other transactions effected pursuant to the Merger Agreement, will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        The obligation of DTS and Merger Sub to complete the Merger is subject to the satisfaction or waiver by DTS of the following conditions:

  •
  (i) the representations and warranties of SRS in the Merger Agreement regarding its corporate authority to enter into the Merger Agreement and entitlements to any broker's, finder's, opinion, success, transaction fee or other fee or commission in connection with the transactions contemplated by the Merger Agreement must be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date (other than those representations or warranties that speak as of another date, which will be determined as of such date), (ii) certain of the representations and warranties of SRS in the Merger Agreement concerning capitalization must be true and correct in all respects other than de minimis inaccuracies as of the date of the Merger Agreement and as of the Closing Date (other than those representations or warranties that speak as of another date, which will be determined as of such date) and (iii) all other representations and warranties of SRS in the Merger Agreement must be true and correct (without giving effect to any qualification as to materiality or material adverse effect qualifications), in each case, as of the date of the Merger Agreement and as of the Closing Date (other than those representations or warranties that speak as of another date, which will be determined as of such date), except where all failures to be true and correct would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on SRS;

  •
  SRS must have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date;

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  DTS and Merger Sub must have received a certificate of an executive officer of SRS as to the satisfaction of the conditions relating to the representations and warranties of SRS and the performance of the obligations of SRS;

  •
  since April 16, 2012, there must not have been any event that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on SRS; and

  •
  DTS must have received an opinion of DLA Piper LLP (US) ("DLA") (or such other counsel reasonably acceptable to DTS), dated as of the Closing Date, to the effect that the Mergers, considered together as a single integrated transaction for United States federal income tax purposes along with the other transactions effected pursuant to the Merger Agreement, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        See the section of this proxy statement/prospectus entitled "The Merger Agreement—Conditions to the Merger" for a further discussion of the conditions to closing of the Merger.

SRS is Prohibited from Soliciting Other Offers (See page 104)

        SRS has agreed that it will not solicit, initiate or take any action outside of the ordinary course of business to encourage any offers, proposals or inquiries by a third party, enter into, continue or otherwise participate in any discussions or negotiations or furnish to any person any non-public information or data regarding any Acquisition Proposal (as defined in the section of this proxy statement/prospectus entitled "The Merger Agreement—SRS is Prohibited from Soliciting Other Offers") or approve or recommend an Acquisition Proposal. These restrictions are, however, subject to certain limited exceptions, including the ability of SRS to take certain actions in response to an unsolicited Acquisition Proposal if its board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel that the Acquisition Proposal is a Superior Proposal (as defined in the section of this proxy statement/prospectus entitled "The Merger Agreement—Superior Proposal; Change in Company Board Recommendation") or is reasonably likely to result in a

Superior Proposal. SRS is subject to such "no-shop" provisions until the earlier of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

        See the section of this proxy statement/prospectus entitled "The Merger Agreement—SRS is Prohibited from Soliciting Other Offers" for a further discussion of SRS' covenant not to solicit alternative acquisition proposals.

Termination of the Merger Agreement (See page 113)

        The Merger Agreement may be terminated in accordance with its terms at any time prior to the effective time of the Merger, (except as specified below, including after the approval of the Merger Proposal by SRS stockholders):

  •
  by mutual written consent of DTS and SRS;

  •
  by DTS or SRS, if:

  •
  the Merger is not completed by December 31, 2012 (the "Outside Date"), provided that the Outside Date may be extended for up to 180 days by either party by written notice to the other party if the Merger has not been completed because of a failure of the waiting period (and any extension thereof) under the HSR Act to expire or terminate and the extending party reasonably believes such approval will be obtained during the extension period and each of the other conditions to the Merger have been satisfied, waived or remains reasonably capable of satisfaction, provided further that this right to terminate the Merger Agreement will not be available to a party whose breach of the Merger Agreement is the cause of the failure of the Merger to be completed;

  •
  the approval of the Merger Proposal by SRS stockholders has not been obtained at the special meeting or at any adjournment or postponement of such meeting, provided that such right to terminate the Merger Agreement will not be available to a party if the failure to obtain the required vote of SRS stockholders is attributable to such party's failure to perform any material obligations required to be performed by such party; or

  •
  a court or governmental body issues a final and non-appealable order or any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the completion of the Merger, provided that such right to terminate the Merger Agreement will not be available to a party if the issuance of such order is attributable to a failure of such party to perform in any material respect its obligations under the Merger Agreement;

  •
  by DTS:

  •
  upon the occurrence of a Triggering Event (as defined in the section of this proxy statement/prospectus entitled "The Merger Agreement—Termination; Termination Fee; Expenses"); or

  •
  (provided it is not then in material breach of any of its obligations under the Merger Agreement), if there is any continuing inaccuracy in the representations and warranties of SRS, or SRS is then failing to perform any of its covenants or other agreements set forth in the Merger Agreement, in either case such that (i) the conditions to DTS' obligation to effect the Merger would fail to be satisfied at the time of such termination and (ii) such inaccuracy or breach is not cured within thirty days after written notice is received by SRS;

  •
  by SRS:

  •
  (provided it is not then in material breach of any of its obligations under the Merger Agreement), if there is any continuing inaccuracy in the representations and warranties of DTS, Merger Sub and Merger LLC, or DTS, Merger Sub and Merger LLC are then failing to perform any of its covenants or other agreements set forth in the Merger Agreement, in either case such that (i) the conditions to DTS' obligation to effect the Merger would fail to be satisfied at the time of such termination and (ii) such inaccuracy or breach is not cured within 30 days after written notice is received by SRS; or

    •
    if, at any time prior to the approval of the Merger Proposal by SRS stockholders, the SRS board of directors determines to enter into a definitive agreement providing for a Superior Proposal, so long as SRS pays to DTS the Termination Fee.

Termination; Termination Fee; Expenses (See page 113)

        Generally, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this proxy statement/prospectus whereby SRS may be required to pay the Termination Fee ($7,495,000).

        See the section entitled "The Merger Agreement—Termination; Termination Fee; Expenses" for a further discussion of the circumstances under which the Termination Fee will be required to be paid.

Accounting Treatment (See page 122)

        DTS and SRS each prepare its financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Merger will be accounted for using the acquisition method of accounting. DTS will be treated as the acquiror for accounting purposes.

        See the section entitled "Accounting Treatment" for a further discussion of the accounting treatment of the transaction.

Appraisal Rights (See page 87)

        Depending upon the elections made by SRS stockholders with respect to the form of consideration to be received in the Merger, Delaware law may entitle SRS stockholders, who comply with the procedures specified in Section 262, to have their shares appraised by the Chancery Court. Specifically, holders, if any, of shares of SRS common stock who elect to receive the Per Share Stock Consideration (see the sections of this proxy statement/prospectus entitled "The Merger Agreement—Effects of the Merger; Merger Consideration" and "The Merger Agreement—Conversion of Shares; Elections Procedure; Exchange of Certificates"), but are forced to accept Per Share Cash Consideration in respect of any such shares by reason of proration (and not simply cash in lieu of fractional shares) (as more fully explained below under "The Merger Agreement—Effects of the Merger; Merger Consideration—Proration"), would be entitled to have the "fair value" of such shares appraised by the Chancery Court if they otherwise comply with the procedures set forth in Section 262. Delaware law is unsettled with respect to appraisal rights for holders of shares of SRS common stock who choose not to make an election with respect to the form of Merger consideration to be received for their shares and who receive some portion of the Merger consideration in cash; however, following the completion of the Merger, DTS and SRS will take the position that such holders will not be entitled to appraisal rights.

        As of the date of the mailing of this proxy statement/prospectus, it cannot be stated definitively whether appraisal rights will be available as a result of the Merger because (i) the availability of appraisal rights depends on whether the Per Share Cash Consideration is undersubscribed to the extent that appraisal rights would be available and (ii) it will not be known whether the Per Share Cash Consideration is undersubscribed to the extent that appraisal rights would be available until the Election Deadline (see the sections of this proxy statement/prospectus entitled "The Merger Agreement—Effects of the Merger; Merger Consideration" and "The Merger Agreement—Conversion

of Shares; Elections Procedure; Exchange of Certificates—Exchange Procedures"). In the event that the Per Share Cash Consideration is undersubscribed to the extent that appraisal rights would be available, SRS stockholders who have otherwise complied with the requirements of Section 262 will be advised of the availability of appraisal rights within ten days of the completion of the Merger in the notice of the effective time of the Merger required by Section 262. If the Per Share Cash Consideration is not undersubscribed to the extent that appraisal rights would be available, DTS will issue a public announcement and file a Current Report on Form 8-K with the SEC informing SRS stockholders that appraisal rights will not be available in connection with the Merger.

        Because SRS stockholders may be entitled to appraisal rights under certain circumstances, you are urged to read the summary of appraisal rights contained in this proxy statement/prospectus under the section entitled "The Merger—Appraisal Rights" as well as Section 262, which is attached hereto as Annex E. If you wish to preserve the ability to exercise appraisal rights, you must make a written demand for appraisal of your shares as described in the section of this proxy statement/prospectus entitled "The Merger—Appraisal Rights" and in Section 262.

Listing of DTS Common Stock; Delisting and Deregistration of Shares of SRS Common Stock after the Merger (See page 87)

        It is a condition to the completion of the Merger that the shares of DTS common stock to be issued to SRS stockholders pursuant to the Merger be authorized for listing on the NASDAQ Global Select Market at the effective time of the Merger, subject to official notice of issuance. Upon completion of the Merger, shares of SRS common stock currently listed on the NASDAQ Global Market will cease to be listed on the NASDAQ Global Market and will subsequently be deregistered under the Exchange Act.

        See the sections of this proxy statement/prospectus entitled "The Merger—Listing of DTS Common Stock" and "The Merger—Delisting and Deregistration of SRS Common Stock After the Merger" for a further discussion of the listing of DTS shares and delisting of SRS common stock in connection with the Merger.

The Mergers Will Generally Be Tax-Free to Holders of SRS Common Stock That Receive Only DTS Common Stock and Taxable to Holders That Receive Cash (See Page 118)

        Neither DTS nor SRS will be required to complete the Merger unless it receives a legal opinion to the effect that the Mergers, considered together as a single integrated transaction, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. The transaction is expected to generally be tax-free to holders of SRS common stock for United States federal income tax purposes to the extent that such holders receive only shares of DTS common stock pursuant to the Merger. Those holders receiving solely cash for their SRS common stock will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of SRS common stock. Those holders receiving both DTS common stock and cash for their SRS common stock will generally recognize gain, but not loss, equal to the lesser of (i) the amount of cash received and (ii) the excess of the "amount realized" in the transaction (i.e., the fair market value of the DTS common stock at the effective time of the Merger plus the amount of cash received) over their tax basis in their SRS common stock. In certain circumstances, such gain or, in the case of recipients of cash only, the entire amount of cash received, could be taxable as a dividend rather than capital gain. For a further summary of the United States federal income tax consequences of the Merger to holders of SRS common stock, please see the section of this proxy statement/prospectus entitled "Material U.S. Federal Income Tax Consequences of the Mergers".

        The U.S. federal income tax consequences described above may not apply to all holders of SRS common stock. Your tax consequences will depend on your individual situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

 The Special Meeting (See page 44)

        Date, Time and Place:    The special meeting will be held on [    •    ], 2012, at [    •    ] (Pacific Time), at the principal executive offices of SRS located at 2909 Daimler Street, Santa Ana, California 92705.

        Matters to be Considered at the Special Meeting.    At the special meeting and any adjournments or postponements thereof, you will be asked to:

  •
  approve the Merger Proposal;

  •
  approve the Merger-Related Compensation Proposal; and

  •
  approve the Adjournment Proposal.

        SRS is also soliciting proxies for use at the special meeting to conduct any other business as may properly come before the special meeting or any adjournment or postponement thereof. You may cast one vote for each share of SRS common stock you own.

        Required Vote:    The approval of the Merger Proposal requires the affirmative vote of the holders representing a majority of the outstanding shares of SRS common stock entitled to vote thereon at the special meeting (or any adjournment or postponement thereof). The approval of the Merger Proposal is a condition to the closing of the Merger. The approval of the Merger-Related Compensation Proposal requires the affirmative vote of the holders representing a majority of the shares of SRS common stock present in person or represented by proxy at the special meeting and entitled to vote thereon and which have actually voted. The approval of the Adjournment Proposal requires the affirmative vote of the holders representing a majority of the shares of SRS common stock present in person or represented by proxy at the special meeting and entitled to vote thereat and which have actually voted, regardless of whether a quorum is present. The approvals of the Merger-Related Compensation Proposal and the Adjournment Proposal are not a condition to the closing of the Merger.

        Record Date:    Only record holders of shares of SRS common stock at the close of business on [    •    ], 2012, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments thereof. At the close of business on the record date, [    •    ] shares of SRS common stock were issued and outstanding, approximately [    •    ]% of which were held by SRS' directors and executive officers and their affiliates.

        SRS Board of Directors Recommendation:    The SRS board of directors has unanimously approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of SRS and SRS stockholders. Accordingly, SRS' board of directors unanimously recommends that you vote (i) "FOR" the Merger Proposal, (ii) "FOR" the Merger-Related Compensation Proposal and (iii) "FOR" the Adjournment Proposal.

Comparison of Stockholders' Rights (See page 139)

        SRS stockholders, whose rights are currently governed by the SRS amended and restated certificate of incorporation (the "SRS Charter") and the SRS amended and restated bylaws (the "SRS Bylaws"), will, to the extent such holders receive shares of DTS common stock in the Merger, upon completion of the Merger, become stockholders of DTS and their rights will be governed by the amended and restated certificate of incorporation of DTS, as amended (the "DTS Charter") and the restated bylaws of DTS, as amended (the "DTS Bylaws"). For a more complete discussion of the differences between the rights of SRS stockholders and DTS stockholders, see the section of this proxy statement/prospectus entitled "Comparison of Stockholders' Rights".

Dividends (See page 86)

        Under the terms of the Merger Agreement, SRS is prohibited from paying dividends on its common stock and from repurchasing shares of its common stock during the pendency of the Merger, other than pursuant to SRS' right to acquire restricted shares of SRS common stock held by an SRS employee upon termination of such employee's employment.

Litigation (See page 91)

        Two putative class action lawsuits have been filed by purported SRS stockholders challenging the Merger. The lawsuits seek, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Merger Agreement. If the plaintiffs are successful in obtaining an injunction prohibiting the completion of the Merger pursuant to the terms of the Merger Agreement, such an injunction may prevent the completion of the Merger in the expected timeframe (or altogether).

        For more information, see the section of this proxy statement/prospectus entitled "The Merger—Litigation".

Comparative Per Share Market Price Information

        The following table presents the closing prices of DTS common stock on the NASDAQ Global Select Market and SRS common stock on the NASDAQ Global Market on April 16, 2012, the last trading day before the public announcement of the Merger, and May 11, 2012, the most recent practicable trading day before the filing of this proxy statement/prospectus. The table also presents the approximately equivalent value of the Per Share Stock Consideration on those dates, calculated by multiplying the closing price of DTS common stock ending on those dates by 0.31127 (which is referred to in this proxy statement/prospectus as the Exchange Ratio), representing the approximate per share value of the stock consideration that an SRS stockholder will be entitled to receive, in exchange for each share of SRS common stock held by such stockholder at the effective time of the Merger, assuming such stockholder elects to receive, or receives as a result of proration, the Per Share Stock Consideration for such share.

	DTS Common Stock (Close)	SRS Common Stock (Close)	Equivalent Per Share Value
April 16, 2012	$29.75	$6.86	$9.26
May 11, 2012	$28.31	$9.06	$8.81

        The market prices of shares of DTS and SRS common stock fluctuate, and the value of the Per Share Stock Consideration will fluctuate with the market price of the DTS common stock. As a result, you are urged to obtain current market quotations of DTS common stock.

Summary Historical Consolidated Financial Data of DTS

        The following table sets forth selected historical consolidated financial data of DTS. This data is derived from DTS' Consolidated Financial Statements as of and for the five years ended December 31, 2011, 2010, 2009, 2008 and 2007, respectively and the quarterly financial statements as of March 31, 2012 and for the three months ended March 31, 2012 and 2011. In DTS' opinion, such historical consolidated financial data includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the three months ended and as of March 31, 2012 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2012.

        You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and notes to the consolidated financial statements for the year ended December 31, 2011 included in DTS' Annual Report on Form 10-K, filed with the SEC on March 2, 2012 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 filed with the SEC on May 9, 2012, all of which are incorporated by reference in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled "Where You Can Find More Information".

	Three Months Ended March 31,		For the Years Ended December 31,
	2012	2011	2011	2010		2009	2008		2007
			(Amounts in thousands, except per share amounts)
Consolidated Statement of Financial Data
Revenue	$26,885	$26,779	$96,922	$87,096		$77,722	$60,238		$53,073
Cost of revenue	194	211	860	1,583		1,766	1,179		1,276
Gross profit	26,691	26,568	96,062	85,513		75,956	59,059		51,797
Operating expenses:
Selling, general and administrative	15,283	13,949	52,904	49,035		48,717	36,794		33,116
Research and development	4,510	3,252	13,539	12,075		9,087	6,924		6,473
In-process research and development	—	—	—	—		—	1,090	(2)	—
Total operating expenses	19,793	17,201	66,443	61,110		57,804	44,808		39,589
Operating income	6,898	9,367	29,619	24,403		18,152	14,251		12,208
Interest and other income (loss), net	(88)	(74)	311	418		1,063	2,418		2,704
Income from continuing operations before income taxes	6,810	9,293	29,930	24,821		19,215	16,669		14,912
Provision for income taxes	2,765	3,604	11,661	9,781		8,525	7,158		5,310
Income from continuing operations	4,045	$5,689	18,269	15,040		10,690	9,511		9,602
Income (loss) from discontinued operations, net of tax	—	—	—	1,001	(1)	(88)	1,856	(3)	(30,041	)(4)
Net income (loss)	$4,045	$5,689	$18,269	$16,041		$10,602	$11,367		$(20,439)
Net income (loss) per common share:
Basic:
Continuing operations	$0.25	$0.33	$1.08	$0.88		$0.62	$0.54		$0.54
Discontinued operations	—	—	—	0.06		—	0.10		(1.69)
Net income (loss)	0.25	0.33	$1.08	$0.94		$0.62	$0.64		$(1.15)
Diluted:
Continuing operations	0.24	0.32	$1.04	$0.84		$0.60	$0.52		$0.52
Discontinued operations	—	—	—	0.06		—	0.11		(1.63)
Net income (loss)	0.24	0.32	$1.04	$0.90		$0.60	$0.63		$(1.11)
Weighted average shares used to compute net income (loss) per common share:
Basic	16,465	17,205	16,982	17,041		17,145	17,641		17,745
Diluted	16,933	17,903	17,575	17,805		17,689	18,145		18,418

(1)
Includes proceeds from a settlement and release agreement. For additional information, refer to Footnote 10 of DTS' consolidated financial statements included in their Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 2, 2012, "Discontinued Operations".

(2)
This write-off of in-process research and development relates to the business acquisition from Neural Audio Corporation.

(3)
Includes a $4,963 pre-tax adjustment to increase the carrying value of assets held for sale to fair value, less costs to sell, during the first quarter of 2008. Also, includes a pre-tax loss of $2,099 for the separate sales transactions of DTS' digital images and cinema businesses during the second quarter of 2008.

(4)
Includes charge of $19,272, net of $5,381 tax benefit, to reduce the carrying value of the cinema and digital images businesses comprising discontinued operations to fair value, less costs to sell.

	As of March 31,	As of December 31,
	2012	2011	2010	2009	2008	2007
	(Amounts in thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents and short-term investments	$79,072	$85,641	$96,131	$75,351	$68,023	$85,402
Working capital	84,391	90,891	95,394	83,725	76,773	100,220
Total assets	166,105	159,470	172,295	154,218	137,678	138,217
Total long-term liabilities	8,169	7,886	8,596	5,862	3,783	2,716
Total stockholders' equity	150,992	145,802	147,568	141,824	125,289	120,812

Summary Historical Consolidated Financial Data of SRS

        The following table sets forth selected historical consolidated financial data of SRS. This data is derived from SRS' Consolidated Financial Statements as of and for the five years ended December 31, 2011, 2010, 2009, 2008 and 2007, respectively and the quarterly financial statements as of March 31, 2012 and for the three months ended March 31, 2012 and 2011. In SRS' opinion, such historical consolidated financial data includes all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the three months ended and as of March 31, 2012 are not necessarily indicative of and are not projections for, the results to be expected for the fiscal year ending December 31, 2012.

        You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and notes to the consolidated financial statements for the year ended December 31, 2011 included in SRS' Annual Report on Form 10-K, filed with the SEC on March 15, 2012 and as amended on April 30, 2012 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 filed with the

SEC on May 10, 2012, all of which are incorporated by reference in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled "Where You Can Find More Information".

	Three Months Ended March 31,		Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(Amounts in thousands except per share data)
Consolidated Statement of Operations Data:
Revenues	$8,963	$8,181	$32,870	$31,220	$24,965	$18,333	$18,852
Cost of sales	108	147	777	350	286	144	164

Gross profit	8,855	8,034	32,093	30,870	24,679	18,189	18,688
Operating expenses:
Sales and marketing	3,750	3,802	14,930	13,471	11,415	9,220	6,718
Research and development	2,403	2,314	8,849	8,060	5,721	3,943	3,107
General and administrative	3,548	1,668	7,395	6,526	5,657	5,913	5,444

Total operating expenses	9,701	7,784	31,174	28,057	22,793	19,076	15,269

Operating income (loss)	(846)	250	919	2,813	1,886	(887)	3,419
Other income	34	45	210	245	348	1,275	2,041

Income (loss) before income taxes	(812)	295	1,129	3,058	2,234	388	5,460
Income taxes	—	3	11	52	98	117	46

Net income (loss)	$(812)	$292	$1,118	$3,006	$2,136	$271	$5,414

Net income (loss) per common share:
Basic	$(0.06)	$0.02	$0.08	$0.20	$0.15	$0.02	$0.34

Diluted	$(0.06)	$0.02	$0.07	$0.19	$0.14	$0.02	$0.32

Weighted average number of common shares used in the calculation of per share amounts:
Basic	14,317	14,866	14,749	14,671	14,460	15,589	16,154

Diluted	14,317	15,884	15,472	15,602	14,813	15,842	16,990

	As of March 31,	As of December 31,
	2012	2011	2010	2009	2008	2007
	(Amounts in thousands)
Consolidated Balance Sheet Data:
Working capital	$33,044	$33,927	$29,439	$38,923	$37,519	$39,272
Total assets	58,843	57,097	57,346	51,749	46,882	51,383
Stockholders' equity	54,043	54,101	54,794	48,394	43,769	49,007

Summary Unaudited Pro Forma Condensed Combined Financial Information of DTS and SRS

        The following table presents unaudited pro forma condensed combined financial information about DTS' consolidated balance sheet and statements of income, after giving effect to the Merger with SRS. The information under "Pro Forma Condensed Combined Statements of Income" in the table below gives effect to the Merger as if it had been consummated on January 1, 2011, the beginning of the earliest period presented. The information under "Pro Forma Condensed Combined Balance Sheet" in the table below assumes the Merger had been consummated on March 31, 2012. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with DTS considered the acquirer of SRS for accounting purposes. See the section of this proxy statement/prospectus entitled "Accounting Treatment".

        In addition, the unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of results that actually would have occurred or that may occur in the future had the Merger been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of DTS after the Merger.

        The information presented below should be read in conjunction with the historical consolidated financial statements of DTS and SRS including the related notes, filed by each of them with the SEC, and with the pro forma condensed combined financial information of DTS and SRS, including the related notes, appearing elsewhere in this document. See the sections of this proxy statement/prospectus entitled "Where You Can Find More Information" and "Unaudited Pro Forma Condensed Combined Financial Information".

Pro Forma Condensed Combined Balance Sheet
As of March 31, 2012
(Amounts in thousands)
(Unaudited)

Combined Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$21,835
Short-term investments	47,045
Accounts receivable, net	8,065
Deferred income taxes	1,290
Prepaid expenses and other current assets	3,566
Income taxes receivable, net	2,320

Total current assets	84,121
Property and equipment, net	33,231
Intangible assets, net	80,727
Goodwill	53,085
Deferred income taxes	24,018
Long-term investments	16,059
Other assets	2,516

Total assets	$293,757

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,859
Accrued expenses	11,528
Deferred revenue	485

Total current liabilities	14,872
Long-term debt	30,000
Deferred income taxes	29,740
Other long-term liabilities	8,950
Stockholders' equity:
Common stock	3
Additional paid-in capital	199,252
Treasury stock, at cost	(49,444)
Accumulated other comprehensive income	681
Retained earnings (accumulated deficit)	59,703

Total stockholders' equity	210,195
Total liabilities and stockholders' equity	$293,757

Pro Forma Condensed Combined Statements of Income
For the Three Months Ended March 31, 2012 and Year Ended December 31, 2011
(Amounts in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended March 31, 2012	For the Year Ended December 31, 2011
Revenue	$35,778	$129,250
Cost of revenue	1,798	7,622

Gross profit	33,980	121,628
Operating expenses:
Selling, general and administrative	20,651	75,470
Research and development	6,913	22,388

Total operating expenses	27,564	97,858

Operating income	6,416	23,770
Interest and other income, net	171	56

Income before provision for income taxes	6,245	23,826
Income tax provision	2,864	8,779

Net income	$3,381	$15,047

Net income per common share:
Basic	$0.18	$0.78

Diluted	$0.18	$0.76

Weighted average shares used to compute net income per common share:
Basic	18,694	19,211

Diluted	19,162	19,804

Unaudited Comparative Per Share Data

        Presented below are DTS' and SRS' historical per share data as of or for the three months ended March 31, 2012 and the year ended December 31, 2011 and unaudited pro forma per share data as of or for the three months ended March 31, 2012 and the year ended December 31, 2011. This information should be read together with the consolidated financial statements and related notes of DTS and SRS that are incorporated by reference in this document and with the unaudited pro forma financial data included under the section of this proxy statement/prospectus entitled "Unaudited Pro Forma Condensed Combined Financial Information". The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of DTS after the Merger.

        The historical book value per share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma income (loss) per share of DTS after the Merger is computed by dividing the pro forma income (loss) by the pro forma weighted average number of shares outstanding. The pro forma book value per share of DTS after the Merger is computed by dividing total pro forma stockholders' equity (deficit) by the pro forma number of shares of common stock outstanding at the end of the period.

        The information listed as equivalent pro forma per share for SRS was obtained by multiplying the pro forma per share amounts listed by DTS by 0.31127 (which is referred to in this proxy statement/prospectus as the Exchange Ratio), which is the fraction of a share of DTS common stock that SRS stockholders who elect to receive the Per Share Stock Consideration in the Merger would receive for each share of SRS common stock, assuming no proration.

	DTS					SRS
	Historical		Pro Forma(1)			Historical		Pro Forma Equivalent(1)
	Three Months Ended March 31, 2012	Year Ended December 31, 2011	Three Months Ended March 31, 2012	Year Ended December 31, 2011		Three Months Ended March 31, 2012	Year Ended December 31, 2011	Three Months Ended March 31, 2012	Year Ended December 31, 2011
Basic earnings per share	$0.25	$1.08	$0.18	$0.78		$(0.06)	$0.08	$0.06	$0.24
Diluted earnings per share	$0.24	$1.04	$0.18	$0.76		$(0.06)	$0.07	$0.06	$0.24
Book value per common share at period end	$9.15	$8.82	$11.19		(2)	$3.77	$3.78	$3.48		(2)

(1)
The pro forma number of shares of DTS common stock outstanding at the end of the period assumes the issuance of 2,246,293 shares of DTS common stock to former stockholders of SRS upon completion of the Merger, calculated as 50% of the product obtained (rounded down to the nearest whole number) by multiplying (i) 14,433,090, the number of shares of SRS common stock issued and outstanding as of May 11, 2012 and (ii) 0.31127 (the Exchange Ratio), assuming that no outstanding SRS stock options were exercised and no outstanding restricted stock units vested between May 11, 2012 and the effective time of the Merger. The exact number of shares of DTS common stock that will be issued to the former stockholders of SRS upon completion of the Merger will depend upon the number of shares of SRS common stock outstanding immediately prior to the effective time of the Merger and will vary as a result of the exercise of outstanding SRS stock options and the vesting of outstanding SRS restricted stock units prior to the effective time of the Merger. For a full description of the treatment of SRS stock options and restricted stock units at the effective time of the Merger, see the section of this proxy statement/prospectus entitled "The Merger Agreement—Treatment of SRS Stock Options and Restricted Stock Units".

(2)
Not applicable.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

        Shares of DTS common stock are listed for trading on the NASDAQ Global Select Market under the symbol "DTSI". Shares of SRS common stock are listed for trading on the NASDAQ Global Market under the symbol "SRSL". The following table presents trading information for DTS and SRS common stock on April 16, 2012, the last trading day before the public announcement of the Merger, and May 11, 2012, the most recent practicable trading day before the filing of this proxy statement/prospectus. For illustrative purposes, the following table also provides SRS equivalent per share information, which amounts are calculated by multiplying the high, low and closing sales prices for shares of DTS common stock by 0.31127 (which is referred to in this proxy statement/prospectus as the Exchange Ratio), representing the approximate per share value of the stock consideration that a SRS stockholder will be entitled to receive, in exchange for each share of SRS common stock they hold at the effective time of the Merger, assuming such stockholder elects to receive, or receives as a result of proration, the Per Share Stock Consideration for such share.

        Neither DTS nor SRS has paid dividends on common stock during 2012 or 2011, and neither entity has any current intention of doing so.

	DTS Common Stock			SRS Common Stock			Equivalent Per-Share Value
Date	High	Low	Close	High	Low	Close	High	Low	Close
April 16, 2012	$30.28	$29.36	$29.75	$6.89	$6.79	$6.86	$9.43	$9.14	$9.26
May 11, 2012	$28.43	$27.26	$28.31	$9.07	$8.92	$9.06	$8.85	$8.49	$8.81

        The following tables set forth the high and low sales prices of shares of DTS common stock and SRS common stock, for the quarterly periods indicated.

	DTS		SRS
Calendar Period	High	Low	High	Low
Year ended December 31, 2008
First Quarter	$29.19	$19.98	$5.50	$3.90
Second Quarter	35.99	24.13	7.25	5.29
Third Quarter	33.87	25.95	6.19	2.75
Fourth Quarter	28.45	12.61	5.55	3.55
Year ended December 31, 2009
First Quarter	24.78	13.40	5.59	4.27
Second Quarter	28.26	21.66	7.08	4.93
Third Quarter	28.45	24.25	7.74	6.10
Fourth Quarter	35.14	25.44	7.49	6.34
Year ended December 31, 2010
First Quarter	36.18	25.95	9.95	6.75
Second Quarter	35.59	31.03	10.05	8.50
Third Quarter	41.49	31.48	10.43	8.51
Fourth Quarter	49.96	37.37	9.79	8.12
Year ending December 31, 2011
First Quarter	50.57	44.02	11.07	8.42
Second Quarter	48.15	39.66	9.76	7.56
Third Quarter	42.38	20.93	10.14	6.75
Fourth Quarter	32.58	23.32	7.45	5.43
Year ending December 31, 2012
First Quarter	31.32	24.44	7.26	5.63

RISK FACTORS

        In addition to the other information included and incorporated by reference in this proxy statement/prospectus, including the matters addressed in the section of this proxy statement/prospectus entitled "Special Note Regarding Forward-Looking Statements", you should carefully consider the following risks before deciding whether to vote for the Merger Proposal, the Merger-Related Compensation Proposal and the Adjournment Proposal. In addition, you should read and consider the risks associated with each of the businesses of DTS and SRS because these risks will also affect DTS after the Merger. These risks can be found in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2011, and any amendments thereto, for each of DTS and SRS, as such risks may be updated or supplemented in each company's subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this proxy statement/prospectus. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled "Where You Can Find More Information".

 Risk Factors Relating to the Merger

The Exchange Ratio is fixed and will not be adjusted in the event of any change in either DTS' or SRS' stock price. Because the market price of DTS common stock may fluctuate, the market value of the DTS common stock to be issued to SRS stockholders in the Merger is subject to change prior to the completion of the Merger.

        Upon completion of the Merger, each share of SRS common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive either (i) the Per Share Cash Consideration ($9.50 in cash, without interest and less any applicable withholding taxes) or (ii) the Per Share Stock Consideration (0.31127 of a share of DTS common stock). SRS stockholders may elect to receive their payment in cash or stock or a combination thereof, subject to proration based on the requirement in the Merger Agreement that 50% of the shares of SRS common stock will be converted into the right to receive the Per Share Cash Consideration and 50% of the shares of SRS common stock will be converted into the right to receive the Per Share Stock Consideration. As a result, notwithstanding the election of an SRS stockholder to receive all cash or all stock or a combination thereof, if either the cash election or the stock election is oversubscribed or undersubscribed, then an SRS stockholder may receive a combination of cash consideration or stock consideration that is different from what he, she or it may have elected, depending on the elections made by other SRS stockholders.

        The Exchange Ratio for the Per Share Stock Consideration was fixed in the Merger Agreement and will not be adjusted for changes in the market price of either DTS common stock or SRS common stock prior to the completion of the Merger. Changes in the price of DTS common stock prior to the completion of the Merger will affect the market value of the Per Share Stock Consideration that SRS stockholders will receive on the date of the completion of the Merger. Stock price changes may result from a variety of factors (many of which are beyond DTS' control), including the following factors:

  •
  changes in the respective businesses, operations and prospects of DTS and SRS;

  •
  changes in market assessments of the business, operations and prospects of either company;

  •
  market assessments of the likelihood that the Merger will be completed, including related considerations regarding regulatory approvals of the Merger;

  •
  interest rates, general market and economic conditions and other factors generally affecting the price of DTS' and SRS' common stock; and

  •
  federal, state and local legislation, governmental regulation and legal developments in the businesses in which DTS and SRS operate.

        The market price of DTS common stock at the closing of the Merger may increase or decrease from its market price on the date the Exchange Ratio was fixed, on the date the Merger Agreement was executed, on the most recent practicable trading date prior to the printing of this proxy statement/prospectus and on the date of the special meeting. As a result, the market value represented by the Exchange Ratio will also vary and you will not know the exact market value of the DTS common stock that you will receive upon completion of the Merger if you elect to receive the Per Share Stock Consideration or if you receive the Per Share Stock Consideration as a result of the proration described below. For example, based on the range of closing prices of DTS common stock during the period from April 16, 2012, the last trading day before the public announcement of the Merger, through May 11, 2012, the most recent practicable trading date before the filing of this proxy statement/prospectus, the Exchange Ratio represented an implied market value for the Per Share Stock Consideration ranging from a low of $8.68 to a high of $9.85 for each share of SRS common stock.

SRS stockholders may receive a form of consideration different from what they elect.

        The Merger consideration is fixed in the Merger Agreement such that 50% of the shares of SRS common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the Per Share Cash Consideration and 50% of the shares of SRS common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the Per Share Stock Consideration. As a result, if the cash elections are oversubscribed or undersubscribed, then certain adjustments will be made to the Merger consideration to be paid to SRS stockholders to proportionately reduce the cash or stock amounts received by such holders, in the manner described in the section of this proxy statement/prospectus entitled "The Merger Agreement—Effects of the Merger; Merger Consideration—Proration". Accordingly, you may receive some shares of DTS common stock, rather than cash, even if you elected to receive cash with respect to all of your shares of SRS common stock (and vice versa). In addition, if the aggregate consideration to be paid to any holder of SRS common stock would result in such holder receiving a fractional share of DTS common stock, cash shall be paid in lieu of such fractional share.

        The tax consequences to an SRS stockholder may change in the event such stockholder receives a larger or smaller portion of his, her or its Merger consideration in cash than such stockholder elected. For a more complete discussion of the material U.S. federal income tax consequences of the Mergers, see the section of this proxy statement/prospectus entitled "Material U.S. Federal Income Tax Consequences of the Mergers".

If you are an SRS stockholder and you make an election with respect to your shares of SRS common stock, you will not be able to sell those shares, unless you revoke your election prior to the Election Deadline.

        If you are a registered SRS stockholder and want to make a valid cash or stock election, you will have to deliver your stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed Election Form to the Exchange Agent (except with respect to book-entry shares, in which case the instructions on the Election Form should be followed). Since the actual Election Deadline is not currently known, DTS and SRS will issue a press release announcing the date of the Election Deadline at least five business days before the anticipated date of the completion of the Merger. For further details on the determination of the Election Deadline, see the section of this proxy statement/prospectus entitled "The Merger Agreement—Conversion of Shares; Elections Procedure; Exchange of Certificates—Elections Procedure". The Election Deadline may be significantly in advance of the closing of the Merger. You will not be able to sell any shares of SRS common stock that you have delivered as part of your election unless you revoke your election before the Election Deadline by providing written notice to the Exchange Agent, as more fully described in the section of this proxy statement/prospectus entitled "The Merger Agreement—Conversion of Shares; Elections Procedure; Exchange of Certificates—Elections Procedure". If you do not revoke your election, you will not be able to liquidate your investment in SRS common stock for any reason until you receive cash and/or DTS common stock in the Merger. In the time between the Election Deadline and the completion of the Merger, the trading price of SRS or DTS common stock may decrease and you might otherwise want to sell your shares of SRS common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. The date that you receive your Merger consideration depends on the completion date of the Merger, which is uncertain. The completion date of the Merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals, as more fully described in the section of this proxy statement/prospectus entitled "The Merger—Regulatory Matters".

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed. Failure to complete the Merger could have material and adverse effects on SRS and the trading price of shares of SRS common stock.

        The Merger Agreement is subject to many conditions which must be satisfied or waived in order to complete the Merger. The mutual conditions of the parties include, among others (i) approval of the Merger Proposal by the affirmative vote of the holders representing a majority of the outstanding shares of SRS common stock entitled to vote thereon at the special meeting (or any adjournment or postponement thereof), (ii) the expiration or termination of any waiting period applicable to the Merger under the HSR Act, (iii) the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, to be filed by DTS for purposes of registering the DTS common stock to be issued in connection with the Merger and (iv) the absence of any law or order, writ, injunction, judgment, decree or ruling in effect, or pending or threatened by the DOJ or the FTC, which prohibits, renders illegal or enjoins or threatens to prohibit, render illegal or enjoin, the consummation of the transactions contemplated by the Merger Agreement. In addition, each party's obligation to complete the Merger is subject to certain other conditions, including, among others, (w) the accuracy of the other party's representations and warranties in the Merger Agreement (subject to customary materiality qualifiers and other customary exceptions), (x) the other party's compliance with its covenants and agreements contained in the Merger Agreement (subject to customary materiality qualifiers), (y) the absence of any event arising during the period from the date of the Merger Agreement until the effective time of the Merger that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the other party and (z) the receipt of an opinion of counsel to the effect that the transactions effected pursuant to the Merger Agreement will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. SRS' obligation to complete the Merger is also subject to the approval for listing on The NASDAQ Global Select Market of DTS common stock to be issued as consideration to SRS stockholders in the Merger. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see the section of this proxy statement/prospectus entitled "The Merger Agreement—Conditions to the Merger".

        In addition, the Merger Agreement contains certain termination rights for both DTS and SRS, including the right of each party to terminate the Merger Agreement if the Merger has not been completed by December 31, 2012, subject to each party's right to extend such date for an additional 180 days if, among other things, all closing conditions other than receipt of antitrust approvals under the HSR Act have been satisfied by December 31, 2012. In some circumstances, upon termination of the Merger Agreement, SRS will be required to pay to DTS the Termination Fee.

        If the Merger is not completed on a timely basis, or at all, SRS' ongoing business may be adversely affected. Additionally, in the event the Merger is not completed, SRS will be subject to a number of risks without realizing any of the benefits of having completed the Merger, including (i) the payment of certain fees and costs relating to the Merger, such as legal, accounting, financial advisor and printing fees, (ii) the potential decline in the market price of SRS common stock, (iii) the risk that SRS may not find a party willing to enter into a merger agreement on terms equivalent to or more attractive than the terms set forth in the Merger Agreement and (iv) the loss of time and resources.

The announcement and pendency of the Merger could have an adverse effect on SRS' stock price, business, financial condition, results of operations or business prospects.

        Whether or not the Merger is completed, the announcement and pendency of the Merger could disrupt SRS' business in the following ways, among others:

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  SRS employees may experience uncertainty regarding their future roles with SRS, which might adversely affect SRS' ability to retain, recruit and motivate key personnel;

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  the attention of SRS' management may be directed towards the completion of the Merger and transaction-related considerations and may be diverted from the day-to-day business operations of SRS and matters related to the Merger may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to SRS;

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  customers, suppliers, licensees and other third parties with business relationships with SRS may decide not to renew or seek to terminate, change and/or renegotiate their relationships with SRS as a result of the Merger, whether pursuant to the terms of their existing agreements with SRS or otherwise; and

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  under the Merger Agreement, SRS is subject to certain restrictions on the conduct of its business prior to the completion of the Merger which may affect its ability to execute certain of its business strategies.

        Any of these matters could adversely affect the stock price or business of, or harm the financial condition, results of operations or business prospects of, SRS.

Lawsuits have been filed against SRS, the members of the SRS board of directors, DTS and certain subsidiaries of DTS challenging the Merger and an adverse ruling may prevent the Merger from being completed in a timely manner, if at all.

        DTS, SRS and the members of the board of directors of SRS and, in one instance, Merger Sub and Merger LLC, have been named as defendants in putative class action lawsuits brought by purported SRS stockholders challenging the Merger and seeking, among other things, to enjoin DTS and SRS from completing the Merger pursuant to the terms of the Merger Agreement. See the section of this proxy statement/prospectus entitled "The Merger—Litigation" for more information about the lawsuits that have been filed related to the Merger.

        One of the conditions to the completion of the Merger is that no law or order, writ, injunction, decree or ruling shall be in effect that prevents the completion of the Merger. Consequently, if a settlement or other resolution is not reached in the lawsuits referenced above and the plaintiffs secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting DTS' and SRS' ability to complete the Merger, then such injunctive or other relief may prevent the Merger from becoming effective within the expected timeframe or at all.

The Merger Agreement and the Voting Agreement contains provisions that could discourage a potential competing acquiror of SRS.

        SRS has agreed that it will not solicit, initiate or take any action outside of the ordinary course of business to encourage any offers, proposals or inquiries by a third party, enter into, continue or otherwise participate in any discussions or negotiations or furnish to any person any non-public information or data regarding any Acquisition Proposal (as defined in the section of this proxy statement/prospectus entitled "The Merger Agreement—SRS is Prohibited from Soliciting Other Offers") or approve or recommend an Acquisition Proposal. These restrictions are, however, subject to certain limited exceptions, including the ability of SRS to take certain actions in response to an unsolicited Acquisition Proposal if its board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel that the Acquisition Proposal is a Superior Proposal (as defined in the section of this proxy statement/prospectus entitled "The Merger Agreement—Superior Proposal; Change in Company Board Recommendation") or is reasonably likely to result in a Superior Proposal. SRS is subject to such "no-shop" provisions until the earlier of (i) the effective time of the Merger or (ii) the termination of the Merger Agreement in accordance with its terms. SRS also agreed that its board of directors will not fail to recommend that SRS stockholders approve the Merger Proposal, withdraw or adversely modify its recommendation to SRS stockholders to approve the Merger Proposal or approve or recommend any Acquisition Proposal, subject to certain exceptions, including that, at any time prior to SRS stockholders approving the Merger Proposal, the SRS board of directors may change its recommendation if it concludes in good faith, after consultation with its outside legal counsel, that it is necessary to take such action in order to comply with its fiduciary obligations to SRS stockholders under applicable law and certain other conditions specified in the Merger Agreement are satisfied. In addition, under specified circumstances, SRS may be required to pay the Termination Fee to DTS if the Merger Agreement is terminated, including if SRS terminates the Merger Agreement to accept a Superior Proposal or if DTS terminates the Merger Agreement because a Triggering Event (as defined in the section of this proxy statement/prospectus entitled "The Merger Agreement—Termination; Termination Fee; Expenses") has occurred.

        Pursuant to the Voting Agreement, certain SRS stockholders have agreed not to take any actions that SRS is prohibited from taking pursuant to the no-solicitation restrictions contained in the Merger Agreement (as discussed in the section of this proxy statement/prospectus entitled "The Merger Agreement—SRS is Prohibited from Soliciting Other Offers"). In addition, subject to the terms and conditions of the Voting Agreement, the holders of approximately 20% of SRS' outstanding common stock on May 11, 2012, the most recent practicable trading day before the filing of this proxy statement/prospectus, have agreed, among other things, to vote in favor of the Merger Proposal. For a more complete discussion of the Voting Agreement, see the section of this proxy statement/prospectus entitled "The Voting Agreement".

        These provisions may discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of SRS from considering or proposing a potential acquisition even if it were prepared to pay consideration with a higher price per share than that to be paid in connection with the Merger or may result in a potential competing acquiror proposing to pay a lower per share price to acquire SRS than it might otherwise have proposed to pay.

Some of the executive officers and directors of SRS have interests in the Merger that are different from, or in addition to, those of the other SRS stockholders. Therefore, some of the executive officers and directors of SRS may have a conflict of interest in recommending the proposals being voted on at the special meeting.

        Certain of the executive officers of SRS may have arrangements that provide them with interests in the Merger that are different from, or in addition to, those of SRS stockholders generally. These interests include, among others, accelerated vesting and cashing out of equity awards, the potential payment of severance benefits and the continuation of indemnification and insurance coverage after the

Merger. These interests may influence the executive officers of SRS to support or approve the proposals to be presented at the special meeting.

        In addition, certain directors of SRS may have interests in the Merger that are different from, or in addition to, those of SRS stockholders generally, including the accelerated vesting and cashing out of equity awards, the service as a director of DTS following the completion of the Merger and the continuation of indemnification and insurance coverage following the completion of the Merger. These interests may influence the directors of SRS to support or approve the proposals to be presented at the special meeting.

        See the section of this proxy statement/prospectus entitled "The Merger—Interests of SRS' Directors and Executive Officers in the Merger" for a more detailed description of these interests.

The shares of DTS common stock to be received by SRS stockholders as a result of the Merger will have different rights than the shares of SRS common stock.

        Upon completion of the Merger, SRS stockholders who receive shares of DTS common stock in the Merger will become stockholders of DTS and their rights as stockholders will no longer be governed by the SRS Charter and the SRS Bylaws, but will instead be governed by the DTS Charter and the DTS Bylaws. The rights associated with SRS common stock are different from the rights associated with shares of DTS common stock. For a more complete discussion of the differences between the rights of SRS stockholders and DTS stockholders, see the section of this proxy statement/prospectus entitled "Comparison of Stockholders' Rights".

If the Merger does not qualify as a reorganization under Section 368(a) of the Code, SRS stockholders may be required to pay substantial U.S. federal income taxes as a result of the Merger.

        DTS and SRS intend, and will be relying on the opinion of their respective tax counsel, that the Merger will qualify as a "reorganization" under Section 368(a) of the Code. DTS and SRS currently anticipate that the U.S. holders of shares of SRS common stock generally will not recognize taxable gain or loss as a result of the receipt of shares of DTS common stock in the Merger. However, neither DTS nor SRS has requested, or intends to request, a ruling from the Internal Revenue Service (the "IRS") with respect to the tax consequences of the Merger, and there can be no assurance that the companies' position or the opinion of either company's respective tax counsel would be sustained if challenged by the IRS. Accordingly, if there is a final determination that the Merger does not qualify as a "reorganization" under Section 368(a) of the Code and is taxable for U.S. federal income tax purposes, SRS stockholders generally would recognize taxable gain or loss on their receipt of DTS common stock in connection with the Merger equal to the difference between the fair market value of the DTS common stock and cash received in lieu of fractional shares, if any, and such stockholder's adjusted tax basis in their shares of SRS common stock. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see the section of this proxy statement/prospectus entitled "Material U.S. Federal Income Tax Consequences of the Mergers".

The fairness opinions delivered by Centerview and Covert & Co. will not reflect changes in circumstances between signing the Merger Agreement and the completion of the Merger.

        Neither the DTS board of directors nor the SRS board of directors has obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Centerview, financial advisor to a special transaction committee of the board of directors of DTS, or Covert & Co., financial advisor to the SRS board of directors.

        Changes in the operations and prospects of DTS or SRS, general market and economic conditions and other factors that may be beyond their control and on which the fairness opinions were based, may alter the value of DTS or SRS or the prices of shares of DTS common stock or SRS common stock by the effective time of the Merger. The opinions do not speak as of the effective time of the Merger or as of any date other than the dates of such opinions. Each of these opinions only addresses the fairness of the Merger consideration, from a financial point of view, at the time such opinion was delivered, and neither anticipates asking its financial advisor to update its opinion. The respective opinions are included as Annexes B and C to this proxy statement/prospectus. For a description of the opinions and a summary of the material financial analyses performed in connection with rendering such opinions, please refer to "The Merger—Opinion of Centerview Partners LLC" and "The Merger—Opinion of Covert & Co.".

Risk Factors Relating to DTS Following the Completion of the Merger

Although DTS and SRS expect to realize certain benefits as a result of the Merger, there is the possibility that DTS following the completion of the Merger may be unable to integrate successfully the businesses of DTS and SRS in order to realize the anticipated benefits of the Merger or do so within the intended timeframe.

        The Merger involves SRS being operated as a wholly owned subsidiary of DTS. DTS will be required to devote significant management attention and resources to integrating the business practices and operations of SRS with DTS. Due to legal restrictions, DTS and SRS have been able to conduct limited planning regarding the integration of SRS into DTS after completion of the Merger and have not yet determined the exact nature of how the businesses and operations of SRS will be run following the completion of the Merger. Potential difficulties DTS may encounter as part of the integration process include the following:

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  any delay in the integration of management teams, strategies, operations, products and services;

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  diversion of the attention of each company's management as a result of the Merger;

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  differences in business backgrounds, corporate cultures and management philosophies that may delay successful integration;

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  the ability to retain key employees;

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  the ability to create and enforce uniform standards, controls, procedures, policies and information systems;

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  complexities associated with managing SRS as a subsidiary of DTS, including the challenge of integrating complex systems, technology, networks and other assets of SRS into those of DTS in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

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  potential unknown liabilities and unforeseen increased expenses or delays associated with the Merger, including one-time cash costs to integrate SRS beyond current estimates; and

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  the disruption of, or the loss of momentum in, each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect each company's ability to maintain relationships with customers, suppliers, employees and other constituencies or DTS' and SRS' ability to achieve the anticipated benefits of the Merger or could reduce each company's earnings or otherwise adversely affect the business and financial results of DTS following the completion of the Merger.

The Merger may not be accretive and may cause dilution to DTS' earnings per share following the completion of the Merger, which may negatively affect the price of the DTS common stock following the completion of the Merger.

        DTS currently anticipates that the Merger will be accretive on a GAAP basis by 2013. This expectation is based on preliminary estimates and assumes certain synergies expected to be realized by

DTS following the completion of the Merger. Such estimates and assumptions could materially change due to additional transaction-related costs, the failure to realize any or all of the benefits expected in the Merger or other factors beyond the control of DTS or SRS. All of these factors could delay, decrease or eliminate the expected accretive effect of the Merger and cause resulting dilution to DTS' earnings per share or a reduction in the price of the common stock of DTS following the completion of the Merger.

The results of DTS following the completion of the Merger may suffer if DTS does not effectively manage its expanded operations following the completion of the Merger.

        Following the Merger, the size of the business of DTS will increase significantly beyond the current size of either DTS' or SRS' existing businesses. DTS' future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management. There can be no assurances that DTS will be successful after completion of the Merger or that it will realize the expected benefits currently anticipated from the Merger.

The financial analyses and forecasts considered by DTS and SRS and by the financial advisor to a strategic transaction committee of the board of directors of DTS and the financial advisor to the board of directors of SRS may not be realized, which may adversely affect the market price of shares of DTS common stock following the Merger.

        In performing their financial analyses and rendering their opinions regarding the fairness, from a financial point of view, of the aggregate Merger consideration set forth in the Merger Agreement, the financial advisor to a strategic transaction committee of the board of directors of DTS and the financial advisor to the board of directors of SRS independently relied on, among other things, internal standalone and pro forma financial analyses and forecasts as separately provided to each respective financial advisor by DTS or SRS, as more fully described in the sections of this proxy statement/prospectus entitled "The Merger—Certain Financial Forecasts Utilized by DTS in Connection with the Merger" and "The Merger—Certain Financial Forecasts Utilized by SRS in Connection with the Merger". The financial advisors assumed, at the direction of the board of directors of SRS (in the case of Covert & Co.) and of DTS (in the case of Centerview), that such financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of SRS and DTS as to the future performance of their respective companies and that such future financial results will be achieved at the times and in the amounts projected by management of SRS and DTS. These analyses and forecasts were prepared by, or as directed by, the managements of DTS and SRS and were also considered by the DTS board of directors and the SRS board of directors. None of these analyses or forecasts was prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP, Statutory Accounting Principles ("SAP"), international financial reporting standards ("IFRS") or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of DTS and SRS. Accordingly, there can be no assurance that DTS' or SRS' financial condition or results of operations will be consistent with those set forth in such analyses and forecasts. Significantly worse financial results could have a material adverse effect on the market price of DTS common stock following the Merger.

Uncertainties associated with the Merger may cause a loss of management personnel and other key employees which could adversely affect the stock price, future business, operations and financial results of DTS following the completion of the Merger.

        DTS and SRS are dependent on the experience and industry knowledge of their senior management and other key employees to execute their business plans. DTS' success after the Merger will depend in part upon the ability of DTS and SRS to retain key management personnel and other key employees. Current and prospective employees of DTS and SRS may experience uncertainty about their roles within DTS following the completion of the Merger, which may have an adverse effect on the ability of each of DTS and SRS to attract or retain key management and other key personnel. Accordingly, no assurance can be given that DTS will be able to attract or retain key management personnel and other key employees of DTS and SRS to the same extent that such companies have previously been able to attract or retain employees. In addition, following the completion of the Merger, DTS might not be able to locate suitable replacements for any such key employees who leave DTS within the timeframe required to avoid a negative impact on the combined business. These matters could adversely affect the stock price, future business, operations and financial results of DTS following the completion of the Merger.

DTS will incur a significant amount of indebtedness to pay the Per Share Cash Consideration to SRS stockholders and to pay related fees and expenses. DTS' anticipated level of indebtedness, and covenant restrictions under such indebtedness, could adversely affect DTS' operations and liquidity.

        While there is no financing contingency related to the completion of the Merger, DTS expects to finance the Per Share Cash Consideration of the Merger through a combination of existing cash and investment balances and a new credit facility, which DTS expects to enter into during the second quarter of 2012. DTS expects this credit facility to be in the range of $30.0 million to $50.0 million.

        DTS' increased indebtedness following completion of the Merger could adversely affect its operations and liquidity. DTS' anticipated level of indebtedness could, among other things:

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  make it more difficult for DTS to pay or refinance its debts as they become due during adverse economic and industry conditions because DTS may not have sufficient cash flows to make its scheduled debt payments;

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  cause DTS to use a larger portion of its cash flow to fund interest and principal payments, reducing the availability of cash to fund working capital and capital expenditures and other business activities;

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  make it more difficult for DTS to take advantage of significant business opportunities, such as acquisition opportunities and to react to changes in market or industry conditions;

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  cause DTS to be more vulnerable to adverse economic and industry conditions;

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  cause DTS to be disadvantaged compared to competitors with less leverage;

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  result in a downgrade in the credit rating of DTS or any indebtedness of DTS or its subsidiaries which could increase the cost of further borrowings; and

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  limit DTS' ability to borrow additional monies in the future to fund working capital, capital expenditures and other general corporate purposes.

        The terms of DTS' indebtedness following the completion of the Merger may include covenants that, among other things, restrict DTS' ability to (i) dispose of assets, (ii) incur additional indebtedness, (iii) incur guarantee obligations, (iv) prepay certain other indebtedness or amend other financing arrangements, (v) pay dividends, (vi) create liens on assets, (vii) enter into sale and leaseback transactions, (viii) make investments, loans or advances, (ix) make acquisitions, (x) engage in mergers or consolidations, (xi) change the business conducted and (xii) engage in certain transactions with affiliates.

DTS is expected to incur substantial expenses related to the Merger.

        DTS is expected to incur substantial expenses in connection with the Merger, including financial advisory, legal, accounting, consulting and other advisory fees and expenses, reorganization and restructuring costs, severance/employee benefit-related expenses, filing fees, printing expenses and other related charges. Some of these costs are payable by DTS regardless of whether the Merger is completed. While DTS and SRS have assumed that a certain level of expenses would be incurred, there are many factors beyond the control of either DTS or SRS that could affect the total amount or the timing of the expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately.

        There may also be additional unanticipated significant costs in connection with the Merger that DTS may not recoup. These costs and expenses could, particularly in the near term, exceed the savings that DTS expects to achieve from the elimination of duplicative expenses and the realization of economies of scale, other efficiencies and cost savings. Although DTS expects that these savings will offset these integration and implementation costs over time, this net benefit may not be achieved in the near term or at all.

Other Risk Factors of DTS and SRS

        DTS' and SRS' businesses are and will be subject to the risks described above. In addition, DTS and SRS are and will continue to be, subject to the risks described in DTS' and SRS' Annual Reports on Form 10-K for the fiscal year ended December 31, 2011, and any amendments thereto, respectively, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See "Where You Can Find More Information" for the location of information incorporated by reference in this proxy statement/prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect DTS' and SRS' current beliefs, expectations or intentions regarding future events. These statements include forward-looking statements both with respect to DTS and SRS and the insurance and reinsurance industry. Statements that are not historical facts, including statements that use terms such as "anticipates," "believes," "expects," "intends," "plans," "projects," "seeks" and "will" and that relate to the companies' plans and objectives for future operations, are forward-looking statements. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this proxy statement/prospectus should not be considered as a representation by DTS, SRS or any other person that the companies' objectives or plans will be achieved. These forward-looking statements include, without limitation, DTS' and SRS' expectations with respect to the benefits, costs and other anticipated financial impacts of the proposed transaction; future financial and operating results of DTS following the Merger; DTS' plans, objectives, expectations and intentions with respect to future operations and services following the Merger; approval of the Merger Proposal by SRS stockholders and the approval of the Merger by governmental regulatory authorities; the satisfaction of the closing conditions to the Merger; and the timing of the completion of the Merger.

        All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of DTS and SRS and are difficult to predict. These risks and uncertainties also include those set forth under "Risk Factors", as well as, among others, risks and uncertainties relating to (1) any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (2) the inability to obtain SRS stockholders' approval of the Merger Proposal or the failure to satisfy other conditions to completion of the Merger, including receipt of regulatory approvals, (3) risks that the Merger disrupts each company's current plans and operations, (4) the ability to retain key personnel, (5) the ability to recognize the benefits of the Merger, (6) the amount of the costs, fees, expenses and charges related to the Merger, (7) risks inherent in acquisitions of technologies and businesses, including the timing and successful completion of technology and product development, integration issues, costs and unanticipated expenditures and accounting charges, changing relationships with customers and strategic partners and potential contractual or intellectual property issues, (8) unexpected variations in market growth and demand for the combined company's technologies, (9) increased competition, (10) the impact of acts of terrorism and acts of war, (11) greater frequency or severity of unpredictable catastrophic events, (12) changes in regulations or tax laws, (13) adverse general economic conditions and (14) judicial, legislative, political and other governmental developments, as well as management's response to these factors and other factors identified in each company's filings with the SEC. DTS and SRS caution that the foregoing list of factors is not exclusive.

        Additional information concerning these and other risk factors is contained in DTS' and SRS' most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning DTS, SRS, the Merger or other matters attributable to DTS or SRS or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. DTS and SRS are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise except as required by law.

THE COMPANIES

DTS, Inc.

        DTS, a Delaware corporation, is a leading provider of high-definition audio technologies that enable the delivery and playback of clear, compelling high-definition audio and are currently used in a variety of consumer electronics product applications, including audio/video receivers, soundbars, Blu-ray Disc players, DVD based products, personal computers or PCs, car audio products, video game consoles, network capable televisions, digital media players or DMPs, set-top-boxes or STBs, mobile phones, tablets and home theater systems. In addition, DTS provides products and services to motion picture studios, radio and television broadcasters, game developers and other content creators to facilitate the inclusion of compelling, realistic DTS-encoded soundtracks in their content. DTS also provides a suite of audio processing technologies designed to enhance the entertainment experience for users of consumer electronics products subject to physical limitations in products, such as TVs, PCs and mobile electronics.

        DTS was founded in 1990 and received a key strategic investment in 1993 from a variety of investors, including Universal City Studios, Inc. The first DTS audio soundtrack was created for the release of Steven Spielberg's Jurassic Park in 1993. From this initial release, DTS established a technical and marketing platform for the development of entertainment technology solutions for the motion picture, home theater and other consumer markets. To date, DTS has entered into licensing agreements with substantially all of the world's major consumer electronics manufacturers. DTS also licenses its technology to many major semiconductor manufacturers. DTS' technology, trademarks, copyrights and know-how have been incorporated in hundreds of millions of consumer electronics products worldwide.

        Shares of DTS common stock are traded on the NASDAQ Global Select Market under the symbol "DTSI". Following the Merger, shares of DTS common stock will continue to be traded on the NASDAQ Global Select Market under the symbol "DTSI".

        The principal executive offices of DTS are located at 5220 Las Virgenes Road, Calabasas, California 91302 and its telephone number is (818) 436-1000.

SRS Labs, Inc.

        SRS, a Delaware corporation, is a recognized global leader in the practical application of psychoacoustics, the science behind how the human ear operates, and in the post-processing segment of the market for audio delivery. SRS' award-winning audio enhancement technologies and solutions dramatically restore audio and voice to its natural state, the way it was originally recorded, in both dimension and clarity, thus providing a superior consumer experience for a wide variety of consumer electronic devices such as televisions, personal computers and mobile phones. SRS' business is focused on developing and licensing audio, voice and surround sound technology solutions to many of the world's leading original equipment manufacturers, original design manufacturers, software providers and semiconductor companies. SRS also sells and markets stand-alone software and hardware products through the Internet.

        SRS common stock is traded on the NASDAQ Global Market under the symbol "SRSL". Upon completion of the Merger, shares of SRS common stock currently listed on the NASDAQ Global Market will cease to be listed on the NASDAQ Global Market and will subsequently be deregistered under the Exchange Act.

        The principal executive offices of SRS are located at 2909 Daimler Street, Santa Ana, California 92705 and its telephone number is (949) 442-1070.

DTS Merger Sub, Inc.

        Merger Sub is a newly formed, direct wholly-owned subsidiary of DTS and was formed on April 4, 2012 for the sole purpose of effecting the Merger. In the Merger, Merger Sub will be merged with and into SRS, with SRS surviving as a wholly-owned subsidiary of DTS.

        The principal executive offices of Merger Sub are located at 5220 Las Virgenes Road, Calabasas, California 91302 and its telephone number is (818) 436-1000.

DTS LLC

        Merger LLC is a newly formed, direct wholly-owned subsidiary of DTS and was formed on April 4, 2012 for the sole purpose of effecting the Upstream Merger. In the Upstream Merger, immediately following the Merger, SRS will merge with and into Merger LLC, with Merger LLC surviving as a wholly-owned subsidiary of DTS.

        The principal executive offices of Merger LLC are located at 5220 Las Virgenes Road, Calabasas, California 91302 and its telephone number is (818) 436-1000.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

        This proxy statement/prospectus is being furnished to SRS stockholders in connection with the solicitation of proxies by SRS' board of directors for use at the special meeting to be held on [    •    ], 2012, at [    •    ] (Pacific Time), at the principal executive offices of SRS located at 2909 Daimler Street, Santa Ana, California 92705, or at any adjournment or postponement thereof. The purpose of the special meeting is for SRS stockholders to consider and vote upon:

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  the Merger Proposal;

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  the Merger-Related Compensation Proposal; and

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  the Adjournment Proposal.

        SRS is also soliciting proxies for use at the special meeting to conduct any other business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date and Quorum

        The holders of record of SRS common stock as of the close of business on [    •    ], 2012, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [    •    ] shares of SRS common stock outstanding, each of which is entitled to one vote on each matter to be voted on at the special meeting.

        A quorum is necessary to hold the special meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of SRS common stock entitled to vote on the proposals to be presented at the special meeting will constitute a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining whether a quorum is present at the special meeting and at any adjournment of the special meeting.

Required Vote

        The approval of the Merger Proposal requires the affirmative vote of the holders representing a majority of the outstanding shares of SRS common stock entitled to vote thereon at the special meeting (or any adjournment or postponement thereof). The approval of the Merger Proposal is a condition to the closing of the Merger.

        The approval of the Merger-Related Compensation Proposal requires the affirmative vote of the holders representing a majority of the shares of SRS common stock present in person or represented by proxy at the special meeting and entitled to vote thereon and which have actually voted. The approval of the Merger-Related Compensation Proposal is not a condition to the closing of the Merger.

        The approval of the Adjournment Proposal requires the affirmative vote of the holders representing a majority of the shares of SRS common stock present in person or represented by proxy at the special meeting and entitled to vote thereat and which have actually voted, regardless of whether a quorum is present. The approval of the Adjournment Proposal is not a condition to the closing of the Merger.

Recommendation of the SRS Board of Directors

        The SRS board of directors has unanimously approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of SRS and SRS stockholders.

        The SRS board of directors recommends that SRS stockholders vote "FOR" the Merger Proposal, "FOR" the Merger-Related Compensation Proposal and "FOR" the Adjournment Proposal.

 Proxies; Revocation

        If you are a stockholder of record and submit a proxy by returning a signed proxy card by mail or if you submit a proxy via the Internet or telephone in accordance with the instructions set forth on the enclosed proxy card, your shares will be voted at the special meeting as you indicate on your proxy card. If you sign, date and mail your proxy card or submit a proxy for your shares via the Internet or telephone but do not provide voting instructions, your shares of SRS common stock will be voted "FOR" the Merger Proposal, "FOR" the Merger-Related Compensation Proposal and "FOR" the Adjournment Proposal.

        If your shares are held in street name, you should instruct your bank, brokerage firm or other nominee how to vote your shares using the voting instructions provided by your bank, brokerage firm or other nominee. If you have not received such voting instructions or require further information regarding such voting instructions, you should contact your bank, brokerage firm or other nominee for directions on how to vote your shares. If your shares of SRS common stock are held in street name and you wish to vote in person at the special meeting, you must obtain a legal proxy from such bank, brokerage firm or other nominee.

        Banks, brokerage firms or other nominees who hold shares in street name for customers may not exercise their voting discretion except with respect to the approval of certain "routine" matters. None of the Merger Proposal, the Merger-Related Compensation Proposal or the Adjournment Proposal is a "routine" matter. Therefore, absent specific instructions from the beneficial owner of the shares, banks, brokerage firms or other nominees are not empowered to vote shares of SRS common stock with respect to those matters, resulting in broker non-votes. Broker non-votes, if any, will have the same effect as a vote "AGAINST" the Merger Proposal, but will have no effect on the Merger-Related Compensation Proposal or the Adjournment Proposal.

        Shares of SRS common stock held by persons attending the special meeting but not voting, or shares for which SRS has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions will be treated as shares that are present and entitled to vote on the proposals to be presented at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote "AGAINST" each of the Merger Proposal, the Merger-Related Compensation Proposal and the Adjournment Proposal.

        If you are a registered stockholder, you may change or revoke the vote represented by your proxy by (i) delivering a written revocation of the proxy or a later dated, signed proxy card to SRS' Corporate Secretary at 2909 Daimler Street, Santa Ana, California 92705 prior to 11:59 p.m., Pacific Time, on [    •    ], 2012, the day before the date of the special meeting, (ii) delivering a new, later dated proxy by telephone or via the Internet prior to 11:59 p.m., Eastern Time, on [    •    ], 2012, the day before the date of the special meeting, (iii) delivering a written revocation or a later dated, signed proxy card to SRS' Corporate Secretary at the special meeting prior to the taking of the vote on the proposals presented at the special meeting or (iv) attending the special meeting and voting in person, provided that simply attending the special meeting without voting in person will not cause your proxy to be revoked.

        Please note that if you hold your shares in street name and you have instructed your bank, brokerage firm or other nominee to vote your shares, the above-described options for changing or revoking your vote do not apply and you must instead follow the directions received from your bank, brokerage firm or other nominee to change or revoke your vote.

        It is not expected that any proposal other than the Merger Proposal, the Merger-Related Compensation Proposal and the Adjournment Proposal will be brought before the special meeting. With respect to any other proposal that properly comes before the special meeting, however, the proxy holders will vote as recommended by the SRS board of directors or if no recommendation is given, in their own discretion.

Adjournments and Postponements

        Although it is not expected to occur, the special meeting may be adjourned or postponed, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to approve the Merger Proposal or the Merger-Related Compensation Proposal. Whether or not a quorum exists, the holders of a majority of the shares of SRS common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may vote to adjourn the special meeting. In the event of such a vote, if no instructions are indicated on your proxy card, all of your shares of SRS common stock represented by such proxy card will be voted "FOR" the Adjournment Proposal. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow SRS stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed. The time and place of the adjourned or postponed meeting will be announced at the time the adjournment is taken or the postponement is effected, and no other notice will be given (provided that the adjournment is not for more than 30 days and a new record date has not been fixed).

Solicitation of Proxies

        SRS will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, SRS' directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services.

        SRS has made arrangements with MacKenzie Partners, Inc. to assist in its solicitation of proxies for the special meeting and in communicating with SRS stockholders regarding the Merger Agreement, the Merger and the other matters addressed in this proxy statement/prospectus. SRS agreed to pay MacKenzie Partners, Inc. a fee of $10,000 for proxy solicitation services and to reimburse MacKenzie Partners, Inc. for its reasonable out-of-pocket expenses.

        SRS will, upon request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and in obtaining their voting instructions.

List of Stockholders

        A list of stockholders entitled to vote on the proposals to be presented at the special meeting will be available for examination by any stockholder at the special meeting. In addition, for 10 days prior to the special meeting, this stockholder list will be available for inspection by any stockholder for any purpose germane to the special meeting between the hours of 9:00 a.m. and 4:30 p.m. (Pacific Time) at SRS' principal place of business located at 2909 Daimler Street, Santa Ana, California 92705.

Questions and Additional Information

        If you have questions about the matters described in this proxy statement/prospectus or how to submit your proxy, or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card or voting instructions, you may contact MacKenzie Partners, Inc. toll-free at (800) 322-2885 or collect at (212) 929-5500.

SRS PROPOSALS

SRS Proposal 1: The Merger Proposal

        SRS is asking its stockholders to adopt the Merger Agreement. For a detailed discussion of the terms and conditions of the Merger Agreement, see the section of this proxy statement/prospectus entitled "The Merger Agreement". As discussed in the section of this proxy statement/prospectus entitled "The Merger—Recommendation of the SRS Board of Directors and Its Reasons for the Merger", after careful consideration, the SRS board of directors unanimously approved the Merger Agreement and declared the Merger Agreement and the transactions contemplated thereby, including the Merger, advisable and fair to and in the best interests of SRS and SRS stockholders.

Required Vote

        The approval of the Merger Proposal requires the affirmative vote of the holders representing a majority of the outstanding shares of SRS common stock entitled to vote thereon at the special meeting (or any adjournment or postponement thereof). The approval of the Merger Proposal is a condition to the closing of the Merger. Failures to vote, abstentions and broker non-votes, if any, will have the effect of a vote "AGAINST" the Merger Proposal.

        THE SRS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SRS STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL.

 SRS Proposal 2: The Merger-Related Compensation Proposal

        Recently adopted Section 14A of the Exchange Act requires that SRS provide its stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the "golden parachute" compensation arrangements for SRS' named executive officers, as disclosed in the section entitled "The Merger—Interests of SRS Directors and Executive Officers in the Merger—Merger-Related Compensation".

        In accordance with Section 14A of the Exchange Act, SRS stockholders are being asked to approve the following non-binding resolution at the special meeting:

  "RESOLVED, that the stockholders of SRS approve, on an advisory (non-binding) basis, the compensation to be paid by SRS to SRS' named executive officers that is based on or otherwise relates to the merger with DTS, as disclosed in the Golden Parachute Compensation Table and related notes and narrative disclosure in the section of the proxy statement/prospectus for the merger entitled "The Merger—Interests of SRS' Directors and Executive Officers in the Merger—Merger-Related Compensation".

        Approval of this proposal is not a condition to completion of the Merger, and the vote with respect to this proposal is advisory only. Accordingly, the vote will not be binding on DTS, SRS, the combined company, or the boards of directors or the compensation committees of each of DTS, SRS or the combined company. Because DTS, SRS or the combined company will be contractually obligated to pay the "golden parachute" compensation, if the Merger Proposal is approved and the Merger is completed, the "golden parachute" compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

Required Vote

        The approval of the Merger-Related Compensation Proposal requires the affirmative vote of the holders representing a majority of the shares of SRS common stock present in person or represented by proxy at the special meeting and entitled to vote thereon and which have actually voted. Abstentions will have the effect of a vote "AGAINST" the Merger-Related Compensation Proposal. Failures to vote and broker non-votes, if any, will have no effect on the Merger-Related Compensation Proposal.

        THE SRS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SRS STOCKHOLDERS VOTE "FOR" THE MERGER-RELATED COMPENSATION PROPOSAL.

 SRS Proposal 3: The Adjournment Proposal

        SRS stockholders are being asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to constitute a quorum or to approve the Merger Proposal or the Merger-Related Compensation Proposal.

        If, at the special meeting, there are an insufficient number of shares of SRS common stock present in person or represented by proxy and voting in favor of the Merger Proposal or the Merger-Related Compensation Proposal, SRS may move to adjourn the special meeting in order to enable the SRS board of directors to solicit additional proxies for approval of such proposals.

        SRS is asking its stockholders to authorize the holder of any proxy solicited by the SRS board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If SRS stockholders approve this proposal, SRS could adjourn the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from SRS stockholders who have previously voted. If the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Required Vote

        The approval of the Adjournment Proposal requires the affirmative vote of the holders representing a majority of the shares of SRS common stock present in person or represented by proxy at the special meeting and entitled to vote thereat and which have actually voted, regardless of whether a quorum is present. Abstentions, if any, will have the same effect as a vote "AGAINST" the Adjournment Proposal. Failures to vote and broker non-votes, if any, will have no effect on the Adjournment Proposal.

        THE SRS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SRS STOCKHOLDERS VOTE "FOR" THE ADJOURNMENT PROPOSAL.

THE MERGER

        The following is a description of the material aspects of the Merger, including the Merger Agreement. While SRS and DTS believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. SRS and DTS encourage you to carefully read this entire proxy statement/prospectus, including the Merger Agreement attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the Merger.

 Effects of the Merger; Merger Consideration

        The Merger Agreement provides for the merger of Merger Sub with and into SRS, with SRS to be the surviving corporation and a wholly owned subsidiary of DTS. Immediately after the effective time of the Merger, the Upstream Merger will commence, in which SRS will merge with and into Merger LLC, with Merger LLC continuing as the surviving entity and a wholly owned subsidiary of DTS. If the Merger is completed, the following will also occur:

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  each share of SRS common stock that is outstanding as of immediately prior to the effective time of the Merger (other than shares of SRS common stock held in treasury or owned by SRS, DTS or any of their subsidiaries (the "Excluded Shares") and shares of SRS common stock held by stockholders who have properly exercised and perfected appraisal rights in accordance with Delaware law, which stockholders will be entitled to obtain payment of the fair value of their shares as determined in accordance with Delaware law), will be converted into the right to receive either (i) the Per Share Cash Consideration ($9.50 in cash, without interest and less any applicable withholding taxes) or (ii) the Per Share Stock Consideration (0.31127 of a share of DTS common stock), at your election. This election is subject to proration based on the requirement in the Merger Agreement that 50% of the total shares of SRS common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the Per Share Cash Consideration and 50% of the total shares of SRS common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the Per Share Stock Consideration. Because elections are subject to proration as described above, you may receive some shares of DTS common stock, rather than cash, even if you elected to receive cash with respect to all of your shares of SRS common stock (and vice versa). If the aggregate consideration to be paid to you would result in you receiving a fractional share of DTS common stock, cash will be paid in lieu of such fractional share;

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  all of the equity interests in SRS will be owned directly by DTS;

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  you will no longer have any interest in SRS' future earnings or growth or bear any risk associated with SRS' failure to achieve such future earnings or growth, other than indirectly, through DTS' ownership of SRS to the extent you receive shares of DTS common stock as consideration in the Merger;

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  SRS will no longer be a public company and SRS common stock will no longer be traded on the NASDAQ Global Market; and

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  SRS will no longer file periodic and other reports with the SEC.

Background of the Merger

        The following summarizes the material events (but only those material events) that led to the signing of the Merger Agreement and does not purport to catalogue every conversation or meeting among representatives of SRS or between representatives of SRS and other parties.

        SRS is a recognized global leader in the practical application of psychoacoustics, the science behind how the human ear operates, and in the post-processing segment of the market for audio delivery. SRS' award-winning audio enhancement technologies and solutions dramatically restore audio and voice to its natural state, the way it was originally recorded, in both dimension and clarity, thus providing a superior consumer experience for a wide variety of consumer electronic devices such as televisions, personal computers and mobile phones. SRS' business is focused on developing and licensing audio, voice and surround sound technology solutions to many of the world's leading original equipment manufacturers, original design manufacturers, software providers and semiconductor companies. SRS also sells and markets stand-alone software and hardware products through the Internet.

        DTS is a leading provider of high-definition audio technologies that enable the delivery and playback of clear, compelling high-definition audio and are currently used in a variety of consumer electronics product applications, including audio/video receivers, soundbars, Blu-ray Disc players, DVD based products, personal computers or PCs, car audio products, video game consoles, network capable televisions, digital media players or DMPs, set-top-boxes or STBs, mobile phones, tablets and home theater systems. In addition, DTS provides products and services to motion picture studios, radio and television broadcasters, game developers and other content creators to facilitate the inclusion of compelling, realistic DTS-encoded soundtracks in their content. DTS also provides a suite of audio processing technologies designed to enhance the entertainment experience for users of consumer electronics products subject to physical limitations in products, such as TVs, PCs and mobile electronics.

        On an ongoing basis, the SRS board of directors and senior management of SRS has regularly evaluated alternatives for achieving SRS' long-term strategic goals and enhancing stockholder value. These alternatives have included periodic assessments of SRS' business plan and growth opportunities, as well as a possible sale of SRS.

        On July 1, 2010, Mr. Yuen, SRS' chief executive officer, received an unsolicited letter from a publicly-traded large cap company ("Company A") expressing interest in acquiring all the outstanding shares of SRS common stock for $12.00 per share in cash. Mr. Yuen promptly conveyed the offer to the SRS board of directors. In response to the letter, Mr. Yuen reached out to the chief executive officer of Company A and had initial discussions regarding Company A's offer. The trading price of SRS' common stock on July 1, 2010 was $9.15.

        On July 2, 2010, the SRS board of directors convened a meeting to discuss the unsolicited offer from Company A. At this meeting, Mr. Yuen advised the SRS board of directors regarding his initial discussions with its chief executive officer. After discussion, the SRS board of directors authorized Mr. Yuen to arrange for interviews with financial advisory firms to assist the SRS board of directors in evaluating Company A's offer. At this meeting, the SRS board of directors also received a report regarding SRS' results of operations and projections for the second quarter of 2010.

        During July 2010, the SRS board of directors interviewed various investment banks, and on July 22, 2010, the SRS board of directors authorized the engagement of a nationally recognized financial advisor (the "Initial Financial Advisor") to act as its financial advisor in connection with Company A's offer. Also on July 22, 2010, SRS retained Paul Hastings as special mergers and acquisitions counsel to advise the SRS board of directors with respect to Company A's offer.

        At a meeting of the SRS board of directors held on July 29, 2010, representatives of Paul Hastings advised the members of the SRS board of directors of their fiduciary duties in the context of considering a sale of SRS, reviewed the antitakeover measures contained in SRS' current charter documents and gave a presentation on the advantages and disadvantages of SRS adopting a shareholder rights plan, more commonly referred to as a "poison pill". The SRS board of directors determined that it was not advisable to adopt a poison pill at that time, as it believed that SRS' existing anti-takeover measures provided sufficient protection against a hostile tender offer for SRS at a price that would not reflect the full value of SRS.

        In early August 2010, at the request of the SRS board of directors, the Initial Financial Advisor commenced working on a valuation analysis of SRS and reviewing Company A's offer in light of such analysis. In addition, around this time, SRS began populating an electronic data room with documents that it determined, after consultation with the Initial Financial Advisor, would be material to an evaluation of SRS, including financial information, corporate records, material contracts, corporate policies and procedures, information related to intellectual property and other confidential operational information.

        On August 10, 2010, the SRS board of directors convened a special meeting to analyze various strategic alternatives available to SRS in response to Company A's offer. Such alternatives included (i) rejecting the offer, continuing to focus on SRS' strategic plan for increasing stockholder value and deciding at a later date whether to pursue a sale, (ii) pursuing a discussion with a limited number of potential purchasers to determine whether SRS could realize sufficient value at that time to reflect the opportunities that had not yet come to fruition and (iii) pursuing an extensive auction process. Several members of the SRS board of directors expressed concern regarding the potential adverse impact of a sale process on SRS' personnel, operations and relationships with customers. Given the SRS board of directors' belief that SRS' growth prospects were strong, the SRS board of directors concluded that it was not advisable to start a sale process unless it was likely to result in an acceptable valuation. Following discussion, the SRS board of directors determined to reconvene on August 16, 2010 to determine the best course of action to increase stockholder value.

        At a meeting of the SRS board of directors held on August 16, 2010, the Initial Financial Advisor presented its views on Company A's offer and discussed with the SRS board of directors other potential acquirers of SRS, including another publicly-traded large cap company in the consumer audio market ("Company B"). The Initial Financial Advisor informed the SRS board of directors that it had conversations with a senior executive at Company B, who indicated that Company B had a strong interest in acquiring SRS and might be willing to pay a significant premium over the current trading price of SRS' common stock due to the strategic fit of Company B and SRS. The Initial Financial Advisor also advised the SRS board of directors that SRS could obtain significantly more than $12 per share and that Company B would likely submit an offer reflecting the highest purchase price. Also at the August 16, 2010 board meeting, both the Initial Financial Advisor and SRS management presented their respective analyses of the potential future value of SRS based on its projections.

        At a meeting of the SRS board of directors held on August 27, 2010, the SRS board of directors determined that it would be in the best interests of SRS and its stockholders to fully engage Company A and Company B, with the assistance of the Initial Financial Advisor, to determine whether one of these potential buyers would be willing to pay a sufficient price to warrant a sale of SRS at that time. To avoid the disruption to SRS' business that would result from engaging additional potential strategic partners, the SRS board of directors determined not to contact other potential buyers at that time.

        The SRS board of directors convened another meeting on September 2, 2010. At this meeting, the Initial Financial Advisor reported that it had spoken with representatives of Company A and Company B and informed them that SRS would be following up with them shortly to pursue discussions regarding a potential transaction. In addition, the Initial Financial Advisor reported that management presentations had been scheduled with both Company A and Company B.

        Between September 19, 2010 and September 21, 2010, SRS entered into confidentiality agreements with Company A and Company B, which confidentiality agreements contained, among other things, a one-year standstill during which time Company A and Company B agreed not to acquire any shares of SRS common stock without the prior approval of the SRS board of directors. Upon entering into their respective confidentiality agreements with SRS, Company A and Company B were granted access to an electronic data room that had been established by SRS.

        On September 22, 2010, SRS conducted a full-day management presentation for Company B's senior management in Newport Beach, California. Following the management presentation, Company B continued to conduct management-level reviews with regard to SRS. SRS had also scheduled a management presentation for Company A on October 1, 2010. However, Company A cancelled the meeting. During the month of October 2010, the Initial Financial Advisor repeatedly contacted Company A and was informed by Company A's representatives that Company A would get back to SRS when it was ready to engage in further discussion regarding a potential transaction.

        The SRS board of directors held a meeting on October 5, 2010. The Initial Financial Advisor attended this meeting and reported to the SRS board of directors that Company A had recently announced the acquisition of another party. The Initial Financial Advisor informed the SRS board of directors that this acquisition was probably the cause of Company A's delay in responding to SRS.

        On October 21, 2010, Company B submitted a written non-binding proposal, subject to due diligence, to acquire SRS at a purchase price of between $13.25 and $14.00 in cash per share of outstanding SRS common stock ("Company B's 2010 Proposal"). The trading price of SRS' common stock on October 21, 2010 was $9.18.

        On October 29, 2010, the SRS board of directors met to discuss Company B's 2010 Proposal. At this meeting, the SRS board of directors also received an updated valuation analysis of SRS from the Initial Financial Advisor. The Initial Financial Advisor informed the SRS board of directors that it believed Company B would likely be willing to increase its price. Based on the opinion of the Initial Financial Advisor, and SRS' historical performance and expected near-term growth in revenue, the SRS board of directors deemed Company B's 2010 Proposal to be inadequate, and instructed the Initial Financial Advisor to request that Company B increase its offer. In addition, the SRS board of directors instructed the Initial Financial Advisor to contact a third publicly-traded large cap company that it felt may be a potential buyer of SRS ("Company C").

        Following this board meeting, the Initial Financial Advisor informed Company B that its proposed purchase price was not acceptable to the SRS board of directors and requested that Company B increase its offer.

        During the remainder of October 2010 and into November 2010, the Initial Financial Advisor continued negotiations with Company B. In addition, at the direction of the SRS board of directors, the Initial Financial Advisor reached out to Company C. Company C informed the Initial Financial Advisor that it was not interested in acquiring SRS as such an acquisition did not fit within Company C's current overall strategic plan at that time.

        On November 23, 2010, Company B indicated to the Initial Financial Advisor that it was not willing to increase its initial offer of $13.25 to $14.00 in cash per share of outstanding SRS common stock.

        At a meeting of the SRS board of directors held on November 23, 2010, the Initial Financial Advisor summarized the negotiations with Company A and Company B. The SRS board of directors also discussed SRS' significant growth in revenues and EBITDA in 2010, the financial projections for 2011 and the potential favorable impact of SRS' contemplated increased revenue and EBITDA on its share price. The SRS board of directors noted that revenues in the third quarter of 2010 increased 19% from the same period in 2009, which represented the strongest revenue of any third quarter in SRS' history. Following discussions, the SRS board of directors concluded that the offers from Company A and Company B did not adequately reflect the inherent value of SRS. In light of Company B's refusal to increase its offer, the non-responsiveness of Company A, and the SRS board of directors' desire to avoid further distraction to management, the SRS board of directors instructed the Initial Financial

Advisor to cease all negotiations with Company A and Company B and to discontinue the market check for the foreseeable future. On the same day, the Initial Financial Advisor informed Company A and Company B that the SRS board of directors determined to terminate sale discussions and focus on pursuing SRS' business strategy on a stand-alone basis.

        During 2011, SRS' revenues did not grow as anticipated as a result of several factors. The earthquake and subsequent tsunami in Japan in March 2011 significantly impacted television manufacturing plans and auto industry production in Japan. These events in turn affected the revenues SRS had historically generated and expected to generate in 2011 from the automotive segment, as well as the revenues it expected to generate from several of its existing customers in Japan that manufacture televisions. In addition, a recall by a major computer chip maker adversely affected sales in the personal computer, or PC, segment, while the successful introduction of the Apple iPad created a PC market production plan shift and decrease in the number of PCs sold, causing SRS' anticipated growth in revenue generated from sales to PC manufacturers to fall short of expectations. Finally, lower than expected consumer spending levels during 2011 negatively affected SRS' anticipated revenues. During the period from December 1, 2010 to November 28, 2011, the trading price of SRS' common stock dropped from $9.07 to $5.83.

        On November 28, 2011, Mr. Yuen had dinner with Company B's senior corporate development representative ("Company B's Representative") after being contacted by such representative. During dinner, Company B's Representative indicated to Mr. Yuen that Company B had a strong interest in pursuing a potential acquisition of SRS and that Company B was "determined" to acquire SRS on terms acceptable to Company B. Mr. Yuen advised Company B's Representative that he did not have the authority to enter into any discussions related to the sale of SRS, but that he would inform the SRS board of directors of Company B's renewed interest. In addition, Mr. Yuen advised Company B's Representative that he would not be able to respond to Company B for approximately two weeks due to Mr. Yuen's travel schedule.

        At a meeting of the SRS board of directors held on November 29, 2011, Mr. Yuen updated the SRS board of directors regarding his dinner meeting with Company B's Representative. Mr. Yuen reported that Company B's Representative had indicated that Company B would provide a written proposal to acquire SRS in the next few days.

        On December 2, 2011, Company B sent to Mr. Yuen an unsolicited nonbinding written proposal to acquire SRS at a purchase price of $8.50 in cash per share of outstanding SRS common stock ("Company B's 2011 Proposal"). Mr. Yuen promptly notified each member of the SRS board of directors, as well as representatives of Paul Hastings.

        On December 3, 2011, a meeting of the SRS board of directors was held at the SRS headquarters in Santa Ana, California to discuss Company B's 2011 Proposal. At the meeting, the SRS board of directors discussed Company B's 2011 Proposal, as well as the opportunities and challenges faced by SRS remaining as a stand-alone entity, including the increasingly competitive environment in which SRS operates and the macro- and micro-economic factors affecting SRS' business. During such discussions, several members of the SRS board of directors expressed concern that SRS' stock price had seen significant decline over the last 12 months and that Company B may take advantage of SRS' depressed stock price to engage in a hostile tender offer for SRS at a price that would not reflect the full value of SRS. A representative of Paul Hastings again reviewed for the SRS board of directors SRS' existing anti-takeover defenses, as well as certain advantages and disadvantages of and timing associated with the adoption of a poison pill by SRS. The SRS board of directors then discussed engaging a financial advisor to advise the SRS board of directors with respect to the valuation ranges SRS might expect in the context of a sale of SRS and to assist SRS with a market check with key strategic, and if appropriate, financial buyers who might be interested in the acquisition of SRS. Upon conclusion of the meeting, the SRS board of directors directed management to lead the process of identifying financial advisory firms that SRS might consider engaging.

        On December 6, 2011, a meeting of the SRS board of directors was held at the offices of Paul Hastings to interview two financial advisory firms to assist SRS in reviewing Company B's 2011 Proposal and other potential strategic alternatives that might be reasonably available to SRS. After meeting with representatives of each of the financial advisors, the SRS board of directors approved the engagement of Covert & Co. to serve as SRS' financial advisor. The SRS board of directors' decision to engage Covert & Co. was based, in part, on Covert & Co.'s in-depth knowledge of SRS itself and the industry in which SRS operates, the firm's high-level relationships with many of SRS' competitors and other potential strategic partners, including Company B, and the firm's experience in advising companies on strategic acquisitions.

        On December 15, 2011, a meeting of the SRS board of directors was held to discuss SRS' proposed strategy in responding to Company B's 2011 Proposal and conducting a market check. Representatives of Covert & Co. also attended the meeting. Kevin Covert, President of Covert & Co., advised the SRS board of directors that his team was in the process of assessing Company B's 2011 Proposal and conducting an analysis with respect to the valuation of SRS. Due to the likely disruption of SRS' business and customer relationships that could result from a "public" market check, as well as stock price volatility in the event of a premature leak, Mr. Covert recommended that SRS undertake a discrete market check and formal bidding process with potential strategic partners that would reasonably be expected to have an interest in acquiring SRS. The SRS board of directors authorized Covert & Co. to conduct the discrete market check and formal bidding process regarding a potential acquisition of SRS.

        As part of the formal process, Covert & Co. conducted an analysis of all companies that it believed would reasonably be potential acquirers of SRS. This process included a review of approximately 40 potential acquirers both inside and outside of SRS' industry, as well as extensive discussions with SRS' management and board members. As a result of the analysis, Covert & Co. identified four companies that would be expected to have a moderate to strong interest in acquiring SRS, and that Covert & Co. believed might pay a premium to the SRS stock price. These four companies were DTS, Company A, Company B and Company C. After in-depth discussions of potential acquirers with SRS' senior management team, Covert & Co. identified eight additional companies that represented significant players in the technology and semiconductor space, including several that had existing or previous customer relationships with SRS. All such companies were knowledgeable about SRS' technology and, together with DTS, Company A, Company B and Company C, were considered by SRS management and Covert & Co. to be the most likely group of companies to be interested in an acquisition of SRS. The SRS board of directors and senior management determined not to contact other potential strategic partners for various reasons, including concerns regarding customer relationships, limited strategic fit or synergies, and likely inability to pay a strategic premium for SRS common stock.

        During the period from late December 2011 to early March 2012, Covert & Co. contacted each of the 12 parties identified to gauge their level of interest in a potential strategic transaction with SRS. With the exception of DTS, Company A, Company B and Company C, none of the other companies contacted expressed any meaningful interest in pursuing a potential strategic transaction with SRS.

        On January 5, 2012, Mr. Yuen and other members of SRS' senior management team, along with representatives from Covert & Co., met with representatives of Company B to review SRS' business and future prospects and discuss potential synergies that might be realized by Company B from an acquisition of SRS.

        On January 6, 2012, Mr. Yuen and other members of SRS' senior management team, along with representatives from Covert & Co., met with representatives of DTS to review SRS' business and future prospects and discuss potential synergies that might be realized by DTS from an acquisition of SRS. At the conclusion of the meeting, DTS indicated that it was interested in learning more about SRS, but due to time constraints would not be able to engage in a full due diligence process at that time.

        A meeting of the SRS board of directors was held on February 1, 2012. Representatives of Covert & Co. and Paul Hastings also attended the meeting. At the meeting, Mr. Covert reviewed the market-check process that Covert & Co. had undertaken, as well as its valuation analyses of SRS and its view of Company B's 2011 Proposal in light of such analyses. The SRS board of directors also discussed other strategic alternatives that might be available to SRS, including the feasibility of reaching out to potential financial buyers of SRS. The SRS board of directors concluded that SRS' free cash flows were not at appropriate levels to support a leveraged strategic transaction with a financial buyer. In addition, the SRS board of directors determined that potential financial buyers were unlikely to be able to offer a purchase price for SRS that would be competitive with the potential acquisition consideration expected from strategic buyers due to the relative lack of synergies from an acquisition by a financial buyer. The SRS board of directors then discussed the propriety of declaring a cash dividend or engaging in a stock buy-back program, but concluded, based on SRS' available cash and operational requirements, that such alternatives would not be prudent at that time. Representatives from Covert & Co. also reviewed detailed five-year financial projections that had been prepared by SRS' senior management team and presented a preliminary valuation analysis of SRS. Representatives of Paul Hastings advised the SRS board of directors of its fiduciary duties in the context of considering all possible strategic alternatives for SRS.

        On January 16, 2012, representatives of Company C advised Covert & Co. that it had no interest in pursuing an acquisition of SRS. Covert & Co. encouraged Company C to discuss a potential fit of Company C and SRS with Mr. Yuen. On February 3, 2012, Company C had a discussion with Mr. Yuen. Company C reiterated that it had no interest in acquiring SRS and cited a lack of interest in the audio space at this time and comfort with its current product focus, which was outside the audio space.

        In early to mid-February, SRS management met with senior management representatives of Company A to discuss a potential transaction. Company A further participated in financial due diligence calls and attended a technology demonstration with SRS on February 17, 2012.

        A meeting of the SRS board of directors was held on February 9, 2012. Representatives from Covert & Co. reviewed for the SRS board of directors the discussions Covert & Co. had with Company B over the previous weeks. Representatives of Covert & Co. also reviewed for the SRS board of directors conversations that took place with other bidders, which included DTS, with respect to their interest in pursuing a potential acquisition of SRS. Representatives of Paul Hastings then reviewed for the SRS board of directors the material terms of definitive acquisition agreements that would be provided to each potential bidder that submitted a written offer for the acquisition of SRS.

        On the same day, representatives of Company B and its financial and legal advisors were admitted to SRS' electronic data room to perform detailed due diligence.

        On February 13, 2012, Covert & Co. sent Company B a "final bid" instruction letter and initial drafts of definitive agreements. The bid instruction letter set forth the procedures by which Company B should submit its "best offer" for SRS and instructed Company B to submit such offer, along with any comments to the definitive agreements, no later than February 24, 2012. Covert & Co. informed Company B that it would need to increase its offer significantly in order to be considered competitive by the SRS board of directors.

        Between February 13, 2012 and February 24, 2012, Company B continued to engage in significant due diligence efforts. Such efforts included in-person detailed due diligence meetings with several members of the SRS senior management team during the day of February 22, 2012.

        On February 23, 2012, Covert & Co. sent to DTS the "final bid" instruction letter along with initial drafts of the definitive agreements. The bid instruction letter set forth the procedures by which DTS should submit its "best offer" for SRS and instructed DTS to submit such offer, along with any comments to the definitive agreements, no later than February 24, 2012.

        On the same day, DTS submitted a nonbinding written offer to acquire SRS for a price of between $7.50 and $8.50 per share of SRS common stock with such purchase price being paid with cash and shares of DTS common stock with the final mix of consideration to be determined.

        On February 24, 2012, Company B informed Mr. Covert that it would not be prepared to submit a revised offer by the deadline. Company B reiterated its strong interest in acquiring SRS and highlighted the significant due diligence efforts that had been put forth. Company B requested an extension of the deadline to put forth its best and final offer until March 2, 2012, while indicating that it could keep to the originally targeted transaction timeline and closing date. Mr. Covert provided an update to the SRS board of directors and, after discussion with the SRS board of directors, agreed to this extension with Company B.

        During the week of February 27, 2012, Mr. Covert had extensive conversations with Mr. Kirchner. Mr. Covert advised Mr. Kirchner to submit DTS' revised best offer, as well as to provide a specific price, versus a range, in the DTS offer. Mr. Covert also strongly encouraged Mr. Kirchner that the offer price would need to be significantly higher than the previous bid provided on February 23, 2012, in order to be considered competitive by the SRS board of directors. By this time, DTS had engaged investment bankers and legal counsel and was conducting preliminary due diligence.

        On February 28, 2012, Company A, after further discussion with Covert & Co. and Mr. Yuen, declined to put in an offer for SRS, citing a lack of strategic fit between the two companies, as well as other strategic priorities at Company A.

        On March 2, 2012, Mr. Covert called Company B's Representative to discuss whether Company B would be submitting a revised offer. Company B's Representative advised Mr. Covert that after weeks of extensive due diligence by Company B and its outside advisors, and after providing a detailed mark-up of the draft definitive agreements, Company B was "struggling to get to a double-digit price," but that it nevertheless remained interested in acquiring SRS. Mr. Covert asked Company B's Representative what purchase price Company B would be willing to offer. Company B's Representative informed Mr. Covert that Company B would not confirm a specific price, was not in a position to submit a revised offer to acquire SRS and was also not in a position to reconfirm Company B's 2011 Proposal. Mr. Covert strongly encouraged Company B to provide a specific price to acquire SRS as soon as possible, if it was interested in SRS, as SRS would likely soon enter into a period of exclusivity with another party.

        Later that day, DTS submitted a revised nonbinding written offer to acquire SRS for a price of $9.25 per share of SRS common stock, with such purchase price being paid 50% in cash and 50% in shares of DTS common stock.

        On March 4, 2012, at a meeting of the SRS board of directors, representatives of Covert & Co. reported that Company B had not submitted a revised offer and had also not reconfirmed Company B's 2011 Proposal. Mr. Covert also advised the SRS board of directors that DTS had requested a short period of exclusivity with SRS, during which time it would perform detailed due diligence and provide a mark-up of the draft definitive agreements. The SRS board of directors authorized Mr. Covert to continue to negotiate with DTS and to only offer an exclusivity period if DTS was able to confirm in writing a price or range of prices that included a "double-digit" ($10 or higher) price per share of SRS.

        On March 6, 2012, Mr. Covert delivered to Mr. Kirchner a mark-up to the DTS offer letter which reflected an offer price of $9.50 to $10.50 per share, with such purchase price being paid 50% in cash and 50% in shares of DTS common stock.

        On the same day, at a meeting of the SRS board of directors, representatives from Covert & Co. reviewed the discussions they had with DTS and its representatives over the previous few days and indicated that DTS was unwilling to move forward with further due diligence and a final offer unless SRS granted to DTS a three-week period of exclusivity to complete due diligence, negotiate the final terms of the definitive agreements and finalize the purchase price.

        On March 7, 2012, DTS submitted a nonbinding written offer to purchase SRS for a price of between $9.50 and $10.50 per share of outstanding SRS common stock, which price would be paid 50% in cash and 50% in shares of DTS common stock. On the same day, SRS granted DTS exclusivity until March 29, 2012.

        Between March 7, 2012 and March 20, 2012, representatives of DTS continued due diligence of SRS, which included extensive in-person meetings among representatives of DTS and SRS, as well as advisors for both DTS and SRS. Topics included the SRS financial projection model, the strategic fit between DTS and SRS, synergies of the combined companies, and detailed reviews of all functional operating areas across SRS, including accounting, tax, human resources, intellectual property and research and development.

        On March 9, 2012, Paul Hastings sent to DLA, DTS' legal counsel, revised drafts of the definitive agreements to reflect a "cash election" merger for merger consideration comprised of 50% cash and 50% shares of DTS common stock.

        On March 20, 2012, DLA sent a revised draft of the definitive agreements to Paul Hastings. Among other things, DLA's comments on the definitive agreements eliminated all rights of the SRS board of directors to consider any alternative proposals during the pendency of the transaction proposed by DTS and also requested a number of other deal protection measures, including a "force-the-vote" provision and a 4% break-up fee payable in various scenarios.

        After receiving the mark-up from DLA on March 20, 2012, Paul Hastings and DLA had numerous in-person and telephone conversations over the next several weeks regarding the appropriateness of the deal protection provisions being requested by DTS. In addition, the advisors also negotiated the other terms of the definitive agreements and exchanged further mark-ups to the definitive agreements.

        On March 20, 2012, at a meeting of the SRS board of directors, representatives of Covert & Co. and Paul Hastings reviewed the status of DTS' due diligence and negotiations of the definitive agreements. In addition, representatives of Covert & Co. advised the SRS board of directors that DTS had not yet submitted a final price.

        From March 20, 2012 to March 28, 2012, DTS and SRS continued to complete extensive due diligence. On March 26, 2012, DTS made a presentation to the SRS senior management team relating to the DTS business and projections. At the end of the exclusivity period, DTS indicated that it required additional time to complete its due diligence.

        On March 28, 2012, at a meeting of the SRS board of directors, representatives of Covert & Co. reported that DTS had still not completed its due diligence of SRS and requested a one-week extension of exclusivity. Representatives of Paul Hastings then reviewed the material issues raised by the mark-up of the definitive agreements they received from DLA, including a proposed voting agreement whereby Mr. Yuen would agree to vote in favor of the Merger and would agree to grant DTS an option to acquire Mr. Yuen's shares of SRS common stock in the event of an alternative transaction. Mr. Yuen indicated to the SRS board of directors that while he might be willing to vote his shares of SRS common stock in favor of the Merger, he would not grant to DTS an option on his shares.

        On March 29, 2012, SRS extended the exclusivity with DTS until April 5, 2012. Between March 29, 2012 and April 5, 2012, Paul Hastings and DLA continued to negotiate the terms of the definitive agreements and DTS continued its due diligence of SRS.

        On April 3, 2012, at a meeting of the SRS board of directors, representatives of Covert & Co. and Paul Hastings provided an update regarding the proposed transaction. Mr. Covert indicated that DTS would soon provide an updated bid for SRS.

        On April 4, 2012, SRS extended the exclusivity with DTS until April 9, 2012.

        On April 5, 2012, Mr. Kirchner advised Mr. Covert that DTS was only able to offer $9.00 per share, with such purchase price being paid 50% in cash and 50% in shares of DTS common stock, contingent on the satisfactory completion of certain due diligence items.

        On the same day, at a meeting of the SRS board of directors, Mr. Covert advised the SRS board of directors of DTS' $9.00 offer and representatives of Paul Hastings reviewed the status of the definitive agreements, noting that DTS had agreed to forego the "force the vote" provision in return for a 5% break-up fee. At the conclusion of the meeting, the SRS board of directors rejected DTS' $9.00 proposal and DTS was notified promptly thereafter.

        At the request of DTS, on April 9, 2012, SRS extended the exclusivity with DTS until April 12, 2012, so DTS could finalize due diligence and revise its bid.

        On April 12, 2012, Mr. Kirchner advised Mr. Covert that DTS' board of directors had authorized him to increase DTS' offer price to $9.50 per share of outstanding SRS common stock, with such purchase price being paid 50% in cash and 50% in shares of DTS common stock, conditioned on a 5% break-up fee. Mr. Kirchner emphasized repeatedly that this was the highest offer that DTS could provide and it would not increase its offer further.

        On the same day, SRS extended the exclusivity with DTS until April 16, 2012.

        At a meeting of the SRS board of directors held on April 13, 2012, Covert & Co. made a presentation to the SRS board of directors regarding its analysis of the proposed transaction at $9.50 per share of outstanding SRS common stock, but did not provide a fairness opinion or recommendation to the SRS board of directors. Representatives of Paul Hastings reminded the SRS board of directors of its fiduciary duties in considering a sale of SRS and reviewed the material terms of the definitive agreements. Mr. Kirchner and a representative of the financial advisor to a strategic transaction committee of the board of directors of DTS then joined the meeting to present DTS' business strategy and future prospects to the SRS board of directors. One of the members of the SRS board of directors asked Mr. Kirchner if DTS would be willing to offer a higher price if SRS was willing to accept a different mix of stock and cash. Mr. Kirchner indicated that DTS would not consider any price other than $9.50 per share and would not offer any mix of consideration other than 50% cash and 50% shares of DTS common stock. Mr Kirchner also emphasized that $9.50 was the highest price that DTS would offer.

        On April 14, 2012, a meeting of the SRS board of directors was held to discuss DTS' proposed offer of $9.50 per share. At this meeting, the SRS board of directors discussed and reviewed information related to the proposed transaction that was previously provided to the SRS board of directors by Covert & Co. and Paul Hastings.

        At a meeting of the SRS board of directors held on April 15, 2012, Covert & Co. reminded the SRS board of directors of the analysis it had presented on April 13, 2012 and delivered to the SRS board of directors an oral opinion, which was subsequently confirmed in writing, that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its written opinion dated April 15, 2012, the $9.50 in cash and/or shares of DTS common stock to be received in exchange for each share of SRS common stock was fair, from a financial point of view, to the stockholders of SRS. Based on the extensive process engaged in by SRS and its financial and legal advisors to canvass the market and negotiate acceptable definitive agreements, the SRS board of directors determined that $9.50 was the best price then available to the SRS stockholders. The SRS board of directors approved the Merger, the Merger Agreement (and the Voting Agreement to be entered into by Mr. Yuen) and the transactions related thereto. The definitive agreements were executed by the respective parties on the evening of April 16, 2012 and the transaction was announced on the morning of April 17, 2012.

        In late April and early May 2012, two putative class action lawsuits were filed by purported stockholders of SRS, challenging the Merger. The lawsuits seek, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Merger Agreement. If the plaintiffs are successful in obtaining an injunction prohibiting SRS and DTS from completing the Merger pursuant to the terms of the Merger Agreement, such an injunction may prevent the completion of the Merger in the expected timeframe (or altogether).

Recommendation of the SRS Board of Directors and Its Reasons for the Merger

        The SRS board of directors unanimously approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of SRS and SRS stockholders and has resolved to recommend the approval of the Merger Proposal to SRS stockholders. The SRS board of directors consulted with senior management, as well as its legal counsel and financial advisors, in reaching its decision to approve the Merger Agreement. The SRS board of directors took into account a number of factors in its deliberations concerning the Merger including, but not limited to, the following:

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  the financial terms of the Merger, including the fact that, based on the closing price on the NASDAQ Global Market of SRS common stock on April 16, 2012 (the last trading day prior to the public announcement of the Merger Agreement), the per share Merger consideration represented an approximate 38% premium over such closing price;

  •
  the prices paid in comparable transactions involving comparable companies, as well as the trading performance for comparable companies as described in the section of this proxy statement/prospectus entitled "The Merger—Opinion of Covert & Co.—Comparable Public Trading Multiples Analysis", against which the terms of the Merger compared favorably;

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  the analyses of SRS' management, financial advisors and legal advisors, including information relating to the due diligence review that was conducted regarding DTS' business;

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  the opinion of Covert & Co., dated April 15, 2012, to the SRS board of directors as to the fairness, from a financial point of view, as of the date of the opinion, of the consideration to be received by the holders of SRS common stock, as more fully described in the section of this proxy statement/prospectus entitled "The Merger—Opinion of Covert & Co.";

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  the review of strategic alternatives conducted by the SRS board of directors and the SRS board of directors' belief, following such review, that the Merger would provide greater value to SRS stockholders than other potential strategic alternatives available to SRS (including the continued operation of SRS as an independent standalone company) based on, among other things:

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  the SRS board of directors' business judgment that SRS' strategic fit with DTS' business presents the optimum platform for the expansion of SRS' range of audio enhancement technologies and solutions in comparison to other audio companies, which the SRS board of directors believed would enhance the value of the DTS common stock to be received by SRS stockholders in the Merger;

    •
    the SRS board of directors' business judgment that achieving a $9.50 per share price for SRS in the future as a stand alone business would necessitate a consistently high level of operating performance and the recognition that success in achieving such performance is subject to adverse factors such as competitive risk, customer concentration risk, execution risk and external industry and general economic conditions; and

    •
    discussions regarding SRS' value, strengths and weaknesses which SRS had with various potential strategic acquirors in the past year and the SRS board of directors' business judgment, in light of the foregoing discussions, and arms-length negotiations with DTS, that the per share Merger consideration is likely the highest price reasonably attainable for SRS stockholders in a Merger or other business combination transaction;

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  the fact that SRS stockholders may elect to receive DTS common stock or cash as consideration in the Merger (subject to any proration or reallocation necessary to achieve the 50% cash/50% stock allocation), which offered a choice for stockholders that, among other things, may be attractive both to stockholders who wish to receive a cash payment and to stockholders who wish to continue participating in the audio technology segment and who would be able to participate in future increases, if any, in the value of the combined company through ownership of DTS common stock;

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  the expected treatment of the Merger as a "reorganization" for U.S. federal income tax purposes;

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  the belief that the terms of the Merger Agreement, including the parties' representations and warranties, covenants and closing conditions, are reasonable and that the prospects for successful completion of the Merger are high;

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  the belief that the terms of the Merger Agreement, including the possibility of payment of the Termination Fee, in the view of the SRS board of directors, would not preclude a proposal for an alternative acquisition transaction involving SRS;

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  the fact that the Merger Agreement allows the SRS board of directors to terminate the Merger Agreement to enter into a Superior Proposal (as defined in the section of this proxy statement/prospectus entitled "The Merger Agreement—Superior Proposal; Change in Company Board Recommendation") with a third party and to change or withdraw its recommendation that SRS stockholders approve the Merger Proposal if the SRS board of directors determines that the failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law, subject to compliance with certain procedural requirements and payment of the Termination Fee under certain circumstances;

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  the likelihood that the Merger would be completed and that DTS will have sufficient resources and financing necessary to do so;

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  the SRS board of directors' belief that, after consulting with its legal counsel, the transactions are likely to receive necessary regulatory approvals in a relatively timely manner without material adverse conditions, which increases the likelihood the transactions will be completed; and

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  the potential availability of dissenters' rights to holders of shares of SRS common stock who comply with all of the required procedures under Section 262.

        The SRS board of directors also considered a number of potentially negative factors in its deliberations concerning the Merger, including, but not limited to, the following:

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  the potential loss of key SRS employees critical to SRS' technical and business processes and the ongoing success of the business;

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  the potential loss of key SRS customers;

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  the restrictions on the conduct of SRS' business during the period between execution of the Merger Agreement and the completion of the Merger;

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  the fact that the forecasts of future results of operations are necessarily estimates based on assumptions;

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  the fact that the cash portion of the consideration to be received by SRS stockholders in the Merger would be taxable to SRS stockholders that are U.S. holders for U.S. federal income tax purposes;

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  the general risks associated with successfully integrating the businesses of separate companies;

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  the loss of control over the strategic direction and future operations of SRS following the Merger;

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  the interests of the officers and directors of SRS in the Merger, including the matters described in the section of this proxy statement/prospectus entitled "The Merger—Interests of SRS' Directors and Executive Officers in the Merger" and the impact of the Merger on SRS stockholders and employees;

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  the substantial transaction costs to be incurred by SRS in connection with the Merger, even if the Merger is not completed in a timely manner or at all;

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  if the Merger is not completed, the potential adverse effect of the public announcement of the Merger on SRS' business and, potentially, on SRS' stock price;

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  the fact that the Voting Agreement and certain provisions of the Merger Agreement may have the effect of discouraging proposals for alternative acquisition transactions involving SRS, including superior acquisition proposals, including the (i) restrictions on SRS' ability to solicit proposals for alternative transactions, (ii) requirement that the SRS board of directors submit the Merger Agreement to SRS stockholders for adoption in certain circumstances, even if it withdraws its recommendation for the Merger and (iii) requirement that SRS pay the Termination Fee to DTS in certain circumstances following the termination of the Merger Agreement;

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  the risk that conditions to the Merger will not be satisfied and may not be completed in a timely manner, if at all; and

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  the other risks described in the section of this proxy statement/prospectus entitled "Risk Factors".

This discussion of information and factors considered by the SRS board of directors is not intended to be exhaustive but is intended to summarize all material factors considered by the SRS board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the SRS board of directors did not find it useful and did not attempt, to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the Merger and the Merger Agreement. In addition, individual members of the SRS board of directors may have given differing weights to different factors. The SRS board of directors concluded that the potential benefits of the Merger outweighed the potential negative factors and that, overall, the Merger had greater potential benefits for SRS stockholders than other strategic alternatives, including the continued operation of SRS as an independent standalone company. After taking into account all of the factors set forth above, the SRS board of directors unanimously agreed that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of SRS and SRS stockholders and that SRS should enter into the Merger Agreement.

Certain Financial Forecasts Utilized by SRS in Connection with the Merger

        SRS does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future performance, earnings or other results, and SRS is particularly concerned with making such forecasts and projections due to the unpredictability of the underlying assumptions and estimates. In connection with SRS' due diligence process and evaluation of the Merger, SRS' senior management prepared financial forecasts regarding SRS' revenues, operating income, net income and fully diluted earnings per share ("EPS") results for SRS' 2012 through 2016 fiscal years. These unaudited financial forecasts were considered by the SRS board of directors for purposes of evaluating the Merger. The financial forecasts were not prepared with a view toward public disclosure. However, a summary of the financial forecasts has been included below to provide you access to certain non-public information that was furnished to third parties in connection with the Merger.

        The financial forecasts included assumptions as to certain business decisions that are subject to change, as well as assumptions related to industry performance and general economic conditions, each of which assumptions are inherently subjective and beyond SRS' control.

        SRS' financial forecasts presented below were reviewed with the SRS board of directors and were used by Covert & Co. in connection with its financial analysis of the Merger consideration. SRS also provided DTS with the financial forecasts, which were reviewed with the board of directors of DTS but were not utilized by DTS in connection with its financial analysis of the Merger consideration.

        The inclusion of the financial forecasts in this proxy statement/prospectus should not be regarded as an indication that SRS considered, or now considers, these forecasts to be material to SRS stockholders or necessarily indicative of actual future results. You should not place undue reliance on the unaudited financial forecasts contained in this proxy statement/prospectus. Please see the section of this proxy statement/prospectus entitled "—Important Information about the Financial Forecasts".

        The below forecasts do not give effect to the Merger. SRS urges all stockholders to review SRS' most recent SEC filings for a description of SRS' reported financial results. Please see the section of this proxy statement/prospectus entitled "Where You Can Find More Information". The following table presents the financial forecasts as used by the SRS board of directors for purposes of its consideration of the Merger and by Covert & Co. for purposes of its financial analysis related to the Merger:

	Fiscal Year Ending December 31, (Amounts in thousands, except per share amounts)
	2012E	2013E	2014E	2015E	2016E
Total Revenue	$37,919	$49,008	$64,622	$82,794	$101,040
Operating Income	$4,755	$9,750	$16,963	$25,688	$34,669
Net Income	$4,955	$9,950	$17,163	$15,533	$20,922
EPS	$0.32	$0.64	$1.03	$0.88	$1.12

Important Information about the Financial Forecasts

        While the financial forecasts were prepared in good faith, no assurance can be made regarding future events. The estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under the sections of this proxy statement/prospectus entitled "Special Note Regarding Forward-Looking Statements", and "Risk Factors", all of which are difficult to predict and many of which are beyond SRS' and/or DTS' control and will be beyond their control following the Merger. There can be no assurance that the underlying assumptions will prove to be accurate or that the forecasted results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the financial forecasts, whether or not the Merger is completed.

        The financial forecasts summarized in this section were prepared solely for internal use by SRS and not with a view toward public disclosure and not in compliance with published guidelines of the SEC, GAAP, SAP, IFRS or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial forecasts. SRS' senior management believes the forecasts were prepared in good faith and on a reasonable basis based on the best information available to SRS' senior management at the time of their preparation. The financial forecasts, however, are not actual results and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information.

        All of the financial forecasts summarized in this section were prepared by, and are the responsibility of, SRS' senior management, as indicated. Squar, Milner, Peterson, Miranda & Williamson, LLP ("Squar"), SRS' independent registered public accounting firm, did not provide any assistance in preparing the financial forecasts and has not examined, compiled or otherwise performed any procedures with respect to the financial forecasts and, accordingly, Squar has not expressed any opinion or given any other form of assurance with respect thereto and assumes no responsibility for the prospective financial information. The Squar reports incorporated by reference into this proxy statement/prospectus relate solely to the historical financial information of SRS. Such reports do not extend to the financial forecasts and should not be read to do so.

        By including in this proxy statement/prospectus a summary of the financial forecasts, neither SRS nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder, investor, DTS or other person regarding the ultimate performance of SRS compared to the information contained in SRS' financial forecasts or that the forecasted results will be achieved. SRS made no representation to DTS, in the Merger Agreement or otherwise, concerning the financial forecasts or SRS' ultimate performance. The financial forecasts summarized in this section were prepared during the periods described above and have not been updated to reflect any changes since the date of this proxy statement/prospectus or any actual results of SRS' operations. SRS undertakes no obligation, except as required by law, to update or otherwise revise the financial forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

        The foregoing summary of the financial forecasts is not included in this proxy statement/prospectus in order to induce any stockholder of SRS to vote in favor of the Merger Proposal or any other proposals to be voted on at the special meeting.

Opinion of Covert & Co.

        On December 14, 2011, in connection with its ongoing evaluation of strategic alternatives, SRS engaged Covert & Co. to act as its financial advisor in connection with a potential strategic transaction involving SRS.

        Pursuant to the engagement letter, Covert & Co. also agreed, upon SRS' request, to undertake an investigation and analysis to enable Covert & Co. to render an opinion to the SRS board of directors addressing the fairness to SRS stockholders, from a financial point of view, of the consideration that SRS stockholders might receive in a potential transaction.

        On April 15, 2012, at a meeting of the SRS board of directors held to evaluate the Merger, Covert & Co. delivered to the SRS board of directors its oral opinion, which it subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the limitations, qualifications, factors and assumptions set forth in its opinion, the consideration to be received by the holders of SRS common stock in the Merger was fair, from a financial point of view, to such holders of SRS common stock.

        The full text of Covert & Co.'s opinion, dated April 15, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Covert & Co., is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. SRS stockholders are urged to read the opinion carefully in its entirety. The summary of the opinion of Covert & Co. set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. No limitations were imposed by the SRS board of directors upon Covert & Co. with respect to the investigations made or procedures followed by it in rendering its opinion.

        The opinion was approved by a Covert & Co. internal committee and is addressed to, and is for the use and benefit of, the SRS board of directors in connection with, and for the purpose of its evaluation of, the Merger. The opinion is limited to the fairness of the consideration, from a financial point of view, to the holders of SRS common stock (other than shares held in treasury, held by SRS, DTS or any of their wholly owned subsidiaries or as to which dissenters rights have been perfected), as of the date of the opinion. Covert & Co.'s opinion does not address SRS' underlying business decision to proceed with or effect the Merger, the likelihood of completion of the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to SRS. The opinion does not constitute a recommendation to any holder of SRS common stock as to how such holder should vote with respect to the Merger Proposal. At the direction of the SRS board of directors, Covert & Co. was not asked to, nor does it, offer any opinion as to the material terms of the Merger Agreement or the form of the Merger or any other portion or aspect of the Merger (other than the consideration to the extent expressly set forth in the opinion).

        The opinion does not address any other terms of the Merger or the Merger Agreement, nor does it address the terms of any other agreement entered into or to be entered into in connection with the Merger. The SRS board of directors did not ask Covert & Co. to, and the opinion does not, address the fairness of the Merger, or any other consideration received in connection herewith, to the holders of a class of securities other than the holders of SRS common stock or any other creditors or other constituencies of SRS, nor does it address the fairness of the contemplated benefits of the Merger.

        In addition, Covert & Co. has not expressed any opinion as to the fairness of the amount or nature of any compensation to be received by any of SRS' officers, directors or employees or any class of such persons, the liquidation value of SRS, whether or not SRS or DTS, or their respective security holders, is receiving or paying reasonably equivalent fair value in the Merger or the solvency, creditworthiness or fair value of SRS or DTS, or any of their respective assets, under applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. Covert & Co. does not express any opinion as to the underlying valuation, future performance or long-term viability of DTS and expresses no opinion as to what the value of DTS common stock will be when issued pursuant to the Merger Agreement or the procedures or timing aspects at which it will trade in the future.

        In rendering this opinion, Covert & Co. assumed, with the consent of the SRS board of directors, that the final executed form of the Merger Agreement does not differ in any material respect from the draft that it examined. Covert & Co. also assumed:

  •
  that the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein are true and correct;

  •
  that each party to the Merger Agreement will perform on a timely basis all of the covenants and agreements required to be performed by such party;

  •
  that the parties will comply with all of the material terms of the Merger Agreement; and

  •
  that all conditions to the completion of the Merger will be satisfied without waiver or modification thereof.

        Covert & Co. has also assumed, upon the advice of SRS and with the consent of its board of directors, that all governmental, regulatory and third party approvals and consents necessary for the completion of the Merger will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on SRS or on the expected benefits of the Merger. Covert & Co. does not have legal, regulatory, accounting or tax expertise and has assumed, with the consent of the SRS board of directors, the accuracy and completeness of assessments by SRS and DTS and their respective advisors with respect to legal, regulatory, accounting and tax matters.

        In arriving at its opinion, Covert & Co., among other things:

  •
  reviewed certain publicly available financial statements and other business and financial information about SRS and DTS that it deemed relevant to its inquiry;

  •
  reviewed certain information furnished to it by the management of SRS and DTS relating to the business, operations and prospects of SRS and DTS;

  •
  conducted discussions with members of senior management and representatives of SRS and DTS concerning the matters described above;

  •
  reviewed certain financial projections prepared by the management of SRS and DTS;

  •
  held discussions, at the direction of SRS, with selected third parties to solicit indications of interest in the possible acquisition of SRS;

  •
  reviewed publicly available financial and stock market data, including valuation multiples, for SRS and DTS and compared them with those of certain other companies in lines of business that it deemed relevant;

  •
  compared the proposed financial terms of the Merger with the financial terms of certain other transactions that it deemed relevant;

  •
  reviewed a draft of the Merger Agreement, dated April 12, 2012 and certain other related documents;

  •
  participated in certain discussions and negotiations among representatives of SRS and DTS and their financial and legal advisors; and

  •
  conducted such other financial studies, analyses and investigations and considered such other information and financial, economic and market criteria which it deemed appropriate.

        In connection with its review and analysis and in rendering its opinion, Covert & Co. did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by it for the purpose of its opinion and, with the consent of the SRS board of directors, relied on such information being complete and accurate in all material respects.

Covert & Co. further relied upon the assurances of management of SRS that they were not aware of any facts that would make any of the information reviewed by Covert & Co. inaccurate, incomplete or misleading in any material respect. In addition, Covert & Co. has not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of SRS or DTS, nor has Covert & Co. been furnished with any such evaluation or appraisal. In addition, Covert & Co. has not assumed any obligation to conduct, nor have they conducted, any physical inspection of the properties or facilities of SRS or DTS.

        With respect to the financial projections, Covert & Co. has assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of SRS and DTS as to the future performance of SRS and DTS, respectively, and that such future financial results will be achieved at the times and in the amounts projected by management. Covert & Co. has not been engaged to assess the achievability of any projections or the assumptions on which they were based, and Covert & Co. expresses no view as to such projections or assumptions. Covert & Co. has also assumed that the Merger will qualify as a "reorganization" under the provisions of Section 368(a) of the Code for U.S. federal income tax purposes.

        Covert & Co.'s opinion was necessarily based on economic, market and other conditions as they exist and can be evaluated on and the information made available to Covert & Co. as of the date of its opinion. Subsequent developments may affect the opinion and Covert & Co. does not have any obligation to update, revise, reaffirm or withdraw the opinion, or otherwise comment on or consider events occurring after the date of the opinion, and Covert & Co. expressly disclaims any responsibility to do so.

        Covert & Co. has also assumed that the Merger will be completed in accordance with the terms set forth in the Merger Agreement and in compliance with the applicable provisions of the Securities Act, the Exchange Act and all other applicable international, federal, state and local statutes, rules, regulations and ordinances.

Financial Analyses

        The following is a summary of the material financial analyses presented to the SRS board of directors at its meeting held on April 15, 2012, in connection with the delivery of Covert & Co.'s oral opinion at that meeting and its subsequent written opinion.

        In its evaluation of the Merger, Covert & Co. analyzed the historical and projected financial performance of SRS and considered several valuation methodologies, including a discounted cash flow analysis, a comparable public trading multiple analysis and a precedent transaction analysis, among others.

        The discussion set forth below is a summary of the material financial analyses presented by Covert & Co. to the SRS board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Covert & Co. in connection with its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances; therefore, such an opinion is not readily susceptible to partial analysis or summary description. No company, business or transaction used in such analyses as a comparison is identical to SRS or the Merger, nor is an evaluation of such analyses entirely mathematical. In arriving at its opinion, Covert & Co. did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Covert & Co. believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would, in the view of Covert & Co., create an incomplete and misleading view of the analyses underlying Covert & Co.'s opinion.

        Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Covert & Co.'s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Covert & Co.'s analyses.

        The analyses performed by Covert & Co. include analyses based upon forecasts of future results, which results might be significantly more or less favorable than those upon which Covert & Co.'s analyses were based. The analyses do not purport to be appraisals or to reflect the prices at which SRS common stock would trade at any future time, whether before or after the closing of the Merger. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Covert & Co. nor any other person assumes responsibility if future results or actual values are materially different from those contemplated above.

Discounted Cash Flow Analysis

        Covert & Co. conducted a discounted cash flow ("DCF") analysis of SRS to calculate a range of implied equity values for SRS. A DCF analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by an asset and taking into consideration the time value of money with respect to those future free cash flows by calculating their "present value." "Present value" refers to the current value of one or more future cash payments from the asset, which Covert & Co. refers to as that asset's free cash flows, and is obtained by discounting those free cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. "Terminal value" refers to the capitalized value of all free cash flows from an asset for periods beyond the final forecast period.

        Covert & Co. analyzed the five-year projections, from 2012 through 2016, provided by SRS' management with respect to future unlevered after-tax free cash flows of the company. The future unlevered free cash flows for such five-year period were discounted back to present value as of December 31, 2011 using discount rates ranging from 20.0% to 24.0%. These discount ranges were based upon SRS' weighted average cost of capital, but also incorporate the risk premium associated with the small market capitalization of SRS as well as the uncertainty related to achieving the projections provided by SRS management. The terminal value of SRS was then calculated using two methodologies: 1) perpetuity growth rates ranging from 3.0% to 4.0% and 2) an exit multiple of EBITDA (as defined below) in the terminal year ranging from 6.0x to 9.0x.

        The foregoing analysis implied a per share equity valuation range of $8.06 to $13.13.

Comparable Public Trading Multiples Analysis

        Covert & Co. compared selected financial and transaction value metrics of SRS with similar data for two publicly traded companies. Covert & Co. selected the companies based on a number of criteria, including the nature of the companies' operations, size and target markets. Covert & Co. focused on companies providing high-definition audio solutions and audio processing and enhancement technologies. Covert & Co. believed that only companies that exclusively provided these technologies should be considered, as companies with additional product offerings not in the audio technology space have business models that were not comparable to SRS. Covert & Co. believed that the two selected companies are the only public companies outside of SRS to offer post-processing audio technologies.

        Although none of the selected companies are directly comparable to SRS, the two companies selected were:

  •
  Dolby Laboratories, Inc.

  •
  DTS

        For each of the companies identified above, Covert & Co. calculated various valuation multiples, including:

  •
  the ratio of enterprise value to actual revenue for calendar year 2011;

  •
  the ratio of enterprise value to projected revenue for calendar year 2012;

  •
  the ratio of enterprise value to projected revenue for calendar year 2013;

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  the ratio of enterprise value to actual EBITDA for calendar year 2011;

  •
  the ratio of enterprise value to projected EBITDA for calendar year 2012; and

  •
  the ratio of enterprise value to projected EBITDA for calendar year 2013.

        Covert & Co. calculated the range of trading multiples for both companies. The range of enterprise value to revenue was 3.1x to 4.1x. The range of enterprise value to EBITDA was 6.2x to 11.5x.

        For purposes of its analysis, Covert & Co. calculated the enterprise value of the two comparable companies as the market capitalization plus total debt, less cash and cash equivalents, and used revenue and EBITDA based on actual financial results for 2011 and projected financial results for 2012 and 2013 reported by independent research analyst reports. To calculate these trading multiples, Covert & Co. used closing trading prices of equity securities of each identified company on April 13, 2012. For SRS, Covert & Co. used revenue and EBITDA based on actual financial results for 2011 and projections prepared by SRS' management for 2012 and 2013.

        It should be noted that no company used in the above analysis is identical to SRS. In evaluating companies identified by Covert & Co. as comparable to SRS, Covert & Co. made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SRS.

        The foregoing analysis implied a per share equity valuation range of $6.94 to $8.82.

Precedent Transaction Analysis

        Covert & Co. reviewed, to the extent publicly available, financial information relating to the following four selected transactions involving companies in the audio technology and technology licensing industries:

Announcement Date	Acquiror	Target	Transaction Value
October 27, 2011	Sterling Partners	MOSAID Technologies	$571 million
September 28, 2011	Pendrell Corporation	ContentGuard	$90 million
June 2, 2010	Sonic Solutions	DivX	$327 million
May 17, 2010	Google	Global IP Solutions	$68 million

        Covert & Co. included these transactions in its analysis because, in the exercise of its professional judgment and based upon its knowledge of the audio technology industry, Covert & Co. identified these transactions as the most relevant recent transactions in which the targets were, like SRS, technology licensors. Covert & Co. did not include transactions related to the acquisition of semiconductor manufacturers by technology licensors or audio hardware manufacturers as these are not comparable companies to SRS due to significantly different business models.

        Covert & Co. reviewed, among other things, transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company's revenue for the latest twelve month period prior to the transaction (which ranged from 1.2x to 5.3x). Covert & Co. then applied to SRS' fiscal year 2011 actual revenue a range of multiples of revenue for the year preceding the Merger derived from the selected transactions of 2.3x to 4.0x in order to calculate an implied equity valuation range. Estimated financial data of the selected transactions were based on publicly available information.

        The foregoing analysis implied a per share equity valuation range of $7.52 to $10.54.

Other Information

        The total value of the Merger was determined through negotiation between SRS and DTS, and the decision by the SRS board of directors to enter into the Merger Agreement was solely that of the SRS board of directors. The Covert & Co. opinion and financial analyses were only one of many factors considered by the SRS board of directors in its evaluation of the Merger and should not be determinative of the views of the SRS board of directors or management with respect to the Merger.

        Covert & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and private placements. SRS retained Covert & Co. to advise the company and to deliver an opinion to the board of directors of SRS with respect to the Merger on the basis of such experience and its familiarity with the industry in which SRS operates and experience in transactions similar to the Merger, as well as other factors that the board of directors of SRS considered relevant. Covert & Co. has consented to the inclusion of its written opinion delivered to the SRS board of directors, dated April 15, 2012, in this proxy statement/prospectus.

        Covert & Co. has acted as financial advisor to SRS with respect to the Merger and will be entitled to receive a fee for its services if the Merger is completed. In addition, SRS agreed to reimburse Covert & Co. for certain expenses and to indemnify Covert & Co. for certain liabilities arising out of its engagement.

        Pursuant to the engagement letter between SRS and Covert & Co., SRS agreed to pay Covert & Co. a guaranteed retainer fee of $250,000, a guaranteed monthly retainer fee of $20,000 during the term of the agreement, a guaranteed opinion fee of $250,000 for the fairness opinion requested by SRS upon delivery of the fairness opinion and a contingent transaction fee based on a percentage of the aggregate transaction value, subject to an aggregate minimum fee of $1,500,000 (assuming the transaction is completed). Because the aggregate transaction value of the Merger is subject to fluctuation depending on the value of DTS common stock, Covert & Co.'s total fee is also subject to change. As of the date of the Merger Agreement, the approximate total fee payable to Covert & Co. by SRS in connection with the Merger, assuming the Merger was completed on such date, was $2,250,000; provided, that all amounts paid by SRS to Covert & Co. to date as a retainer fee or an opinion fee with respect to any transaction will be credited to any transaction fee due Covert & Co. for such transaction. To date, SRS has paid Covert & Co. $580,000, representing the cumulative retainer fees paid and an opinion fee with respect to the opinion regarding the Merger (which is described above).

        Covert & Co. has not otherwise had a material relationship with, nor otherwise received fees from, SRS or DTS during the two year period preceding the date of its opinion. Covert & Co. does not engage in securities trading and brokerage activities. In the future, Covert & Co. and its affiliates may provide investment banking and other financial services to DTS and its affiliates and may receive compensation for the rendering of such services.

DTS' Reasons for the Merger

        After careful consideration, the DTS board of directors determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to DTS and in the best interests of DTS and its stockholders and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

        In reaching its decision to approve the Merger Agreement, the DTS board of directors consulted with DTS' management, as well as with DTS' legal and financial advisors and also considered a number of factors that the DTS board of directors views as supporting its decision, including, but not limited to, the following:

  •
  the advantages that a combined company will have over DTS as a standalone company, including greater size and economies of scale, which should enable it have greater capital flexibility, the ability to respond to competitive pressures and an increased opportunity to compete profitably;

  •
  the complementary nature of the customer bases, products and skills of DTS and SRS, which could result in significant cost synergies;

  •
  the potential for the Merger to create an industry leader in both U.S. and global audio processing technologies;

  •
  the addition of SRS' products and strong intellectual property portfolio will allow DTS to accelerate its expansion in key growth areas of mobile, tablet and other network-connected device markets;

  •
  the addition of a strong international audio processing technologies platform that is intended to provide DTS with additional access to a profitable business segment;

  •
  that DTS will continue to have, after the Merger, conservative financial leverage;

  •
  the potential for quick integration, given DTS' knowledge of SRS' business operations, financial condition, earnings and prospects, taking into account the results of DTS' due diligence review of SRS;

  •
  the addition of management talent from SRS;

  •
  that Thomas C.K. Yuen, Chief Executive Officer of SRS, may serve on DTS' board of directors if the Merger is completed; and

  •
  the opinion of Centerview rendered to the DTS board of directors to the effect that, as of the date of the Merger Agreement, based upon and subject to the factors and assumptions set forth in its written opinion, that the aggregate Merger consideration to be paid by DTS in the Merger was fair, from a financial point of view, to DTS.

        In addition to the factors described above, the DTS board of directors also considered the following factors:

  •
  its knowledge of DTS' business, operations, financial condition, earnings and prospects and of SRS' business, operations, financial condition, earnings and prospects, taking into account DTS' due diligence review of SRS;

  •
  the integration of similar cultures focused on audio technologies;

  •
  the fact that the amount of Per Share Cash Consideration to be issued in the Merger is fixed and that the value of the Merger consideration will fluctuate based on the market price of DTS' common stock;

  •
  the terms and conditions of the Merger Agreement and the likelihood of receiving the required SRS stockholder and regulatory approvals and of completing the Merger on the anticipated schedule;

  •
  the provisions in the Merger Agreement relating to termination of the Merger Agreement, payment of termination fees (and amounts thereof); and

  •
  that stockholders holding approximately 20% of the outstanding shares of SRS common stock entered into the Voting Agreement with DTS to vote their shares in favor of the adoption of the Merger Agreement.

        The DTS board of directors weighed the foregoing against a number of potentially negative factors, including:

  •
  the risk that certain of SRS' customers may have the right, as a result of the Merger, to cancel contracts;

  •
  the risk of potential revenue cannibalization due to a similar customer and product base;

  •
  that SRS has significant customer concentrations, with approximately 40% of its revenues in 2011 coming from Samsung Electronics Co., Ltd.;

  •
  that the value of the Merger consideration fluctuates with the price of DTS common stock and that if there is poor performance of DTS common stock during the pendency of the Merger, it could result in the value of the Merger consideration being unattractive to SRS stockholders;

  •
  the costs to be incurred in connection with the Merger, including the costs of integrating the businesses of DTS and SRS and the expenses arising from the Merger;

  •
  the challenges inherent in combining the businesses, operations and workforces of the two companies, including the potential for the possible distraction of management attention for an extended period of time;

  •
  the risk that, despite the combined efforts of DTS and SRS prior to completion of the Merger, that SRS may lose key personnel;

  •
  the restrictions on the conduct of DTS' business during the period between execution of the Merger Agreement and the completion of the Merger;

  •
  the risk that governmental entities may oppose or refuse to approve the Merger or impose conditions on DTS and SRS prior to approving the Merger;

  •
  the risk of not capturing all of the anticipated operational synergies and cost savings between DTS and SRS and the risk that other anticipated benefits may not be realized; and

  •
  the risks of the type and nature described in the section of this proxy statement/prospectus entitled "Risk Factors" and the matters described in the section of this proxy statement/prospectus entitled "Special Note Regarding Forward-Looking Statements".

        This discussion of the information and factors considered by the DTS board of directors includes the material positive and negative factors considered by the DTS board of directors, but is not intended to be exhaustive and does not include all of the factors considered by the DTS board of directors. The DTS board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination and did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Merger and the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable to and in the best interests of DTS and its stockholders. Rather, the DTS board of directors conducted an overall analysis of the factors described above, including thorough discussion with, and questioning of, members of DTS management and DTS' outside advisors, and considered the factors overall to be favorable to, and to support, its determination. In addition, individual members of the DTS board of directors may have given different weight to different factors. It should be noted that this explanation of the reasoning of the DTS board of directors and certain information presented in this section, is forward-looking in nature and, therefore, such information should be read in light of the information provided in the section of this proxy statement/prospectus entitled "Special Note Regarding Forward-Looking Statements".

Opinion of Centerview Partners LLC

        In connection with a meeting of the DTS board of directors held to evaluate the Merger, Centerview delivered to the DTS board of directors its oral opinion, which it subsequently confirmed in its written opinion dated April 16, 2012, to the effect that, as of that date and based on and subject to various assumptions, matters considered, qualifications, limitations and conditions described in Centerview's opinion, the aggregate Merger consideration to be paid by DTS in the Merger was fair, from a financial point of view, to DTS.

        The full text of the written opinion of Centerview, dated April 16, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered, qualifications, limitations and conditions to the review undertaken by Centerview in connection with Centerview's opinion is attached as Annex B and is incorporated herein by reference. Centerview's opinion was directed to, and provided for the benefit of, the DTS board of directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Mergers. Centerview's opinion addresses only and is limited to the fairness, from a financial point of view, to DTS of the aggregate consideration to be paid in the Merger by DTS, and does not address any other aspect of the Mergers. The opinion does not address the prices at which the DTS common stock will trade following completion of the Merger or at any time and no opinion or view is expressed with respect to any consideration to be received in connection with the Mergers by, or the impact of the Mergers on, the holders of any class of securities, creditors or other constituencies of any party. Centerview's opinion does not address the relative merits of the Mergers as compared to other business strategies or transactions that might be available to DTS or DTS' underlying business decision to effect the Mergers. The following summary of Centerview's opinion is qualified in its entirety by reference to the full text of Centerview's opinion.

        In arriving at its opinion, Centerview, among other things:

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  reviewed certain publicly available business and financial information relating to each of SRS and DTS;

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  reviewed certain financial forecasts relating to each of SRS and DTS prepared and furnished to Centerview by the management of DTS (which is referred to collectively as the "Forecasts" solely for purposes of this section of the proxy statement/prospectus);

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  reviewed certain financial forecasts relating to SRS prepared and furnished to Centerview by the management of SRS;

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  held discussions with members of the senior management of DTS with respect to the past and current businesses, operations, financial condition and prospects of SRS, and DTS, respectively, and reviewed certain estimates relating to the potential strategic implications, cost savings and other operational benefits, including the amount, timing and achievability thereof, anticipated by the management of DTS to be realized from the Mergers (which is referred to collectively as the "Synergies" solely for purposes of this section of the proxy statement/prospectus);

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  held discussions with members of the senior management of SRS with respect to the past and current business, operations, financial condition and prospects of SRS and reviewed certain estimates relating to the potential strategic implications and operational benefits, including the amount, timing and achievability thereof, anticipated by the management of SRS to be realized from the Mergers;

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  discussed and reviewed the financial due diligence conducted by the management of DTS and DTS' advisors in their evaluation of SRS;

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  reviewed the potential pro forma financial impact of the Mergers on the future financial performance of DTS;

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  reviewed the historical stock prices of SRS common stock and DTS common stock;

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  compared certain financial and stock market information of SRS and DTS with similar information of other companies Centerview deemed relevant;

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  compared certain financial terms of the Mergers to financial terms, to the extent publicly available, of other transactions Centerview deemed relevant;

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  performed discounted cash flow analyses utilizing the Forecasts and the Synergies;

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  reviewed a draft of the Merger Agreement, dated April 16, 2012; and

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  performed such other analyses and studies and considered such other information and factors as Centerview deemed appropriate.

        In arriving at its opinion, Centerview assumed and relied upon, without independent verification or any responsibility therefor, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Centerview, and relied, with DTS' consent, upon the assurances of the management of DTS and SRS that they are not aware of any facts or circumstances that would make such information or data inaccurate, incomplete or misleading in any material respect. With respect to the financial forecasts and other information and data provided to Centerview or otherwise discussed with Centerview relating to DTS and SRS, including the Forecasts and the Synergies, Centerview assumed, at the direction of DTS, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of SRS and DTS as to the future financial performance of SRS and DTS, respectively, the strategic implications, cost savings and other operational benefits of the Mergers (including as to the amount, timing and achievability thereof) and the other matters covered thereby, and Centerview relied, at DTS' direction, on the Forecasts and the Synergies for purposes of Centerview's analysis and its opinion. Centerview also assumed, at DTS' direction, that the Synergies will be realized in the amounts and at the times forecasted by DTS' management. Centerview expresses no view or opinion as to such analyses or financial forecasts, including the Forecasts or Synergies, or the assumptions on which they were based. At DTS' direction, Centerview did not make any independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of SRS or DTS, nor was Centerview furnished with any such evaluation or appraisal, and Centerview has not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of SRS or DTS. Centerview has not evaluated and expresses no opinion as to the solvency or fair value of SRS or DTS, or the ability of SRS or DTS to pay their respective obligations when due, or the impact of the Mergers on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

        Centerview assumed, at the direction of DTS, that the Mergers will be completed in accordance with the terms of the Merger Agreement, without the waiver, modification or amendment of any material term, condition or agreement the effect of which would be material to Centerview's analysis or its opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Mergers, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to Centerview's analysis or its opinion or which otherwise would affect materially the contemplated benefits to be derived by DTS from the Mergers. Centerview is not a legal, tax, regulatory or accounting advisor and it relied upon DTS and its legal, tax, regulatory and accounting advisors to make their own assessment of all legal, tax, regulatory and accounting matters relating to the Mergers. Centerview assumed, at DTS' direction, that the Merger will qualify for federal income tax purposes as a reorganization under Section 368(a) of the Code, and that the completion of the Mergers will not have any materially adverse tax implications for DTS or SRS, and Centerview did not express any opinion as to any tax consequences that might result from the Mergers. Centerview also assumed, at the direction of DTS, that the final executed Merger Agreement would not differ in any respect material to Centerview's analysis or its opinion from the draft agreement it reviewed.

        Centerview expressed no view or opinion as to any terms or other aspects of the Mergers (other than, to the extent expressly specified in the opinion, the aggregate consideration to be paid pursuant to the Merger), including, without limitation, the form or structure of the Mergers or the allocation of the Merger consideration between the Per Share Cash Consideration and Per Share Stock Consideration or any other agreements or arrangements entered into in connection with or otherwise contemplated by the Mergers. Centerview's opinion addressed only and was limited to the fairness, from a financial point of view, to DTS of the aggregrate Merger consideration to be paid in the Merger by DTS and no opinion or view was expressed with respect to any consideration to be received in connection with the Mergers by, or the impact of the Mergers on, the holders of any class of securities, creditors or other constituencies of any party. In addition, Centerview expressed no opinion or view with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Mergers, or class of such persons, including relative to the Merger consideration to be paid pursuant to the Merger or otherwise. Furthermore, Centerview expressed no view as to, and its opinion did not address, the underlying business decision of DTS to proceed with or effect the Mergers or the relative merits of the Mergers in comparison to other strategies or transactions that might be available to DTS or in which DTS might engage. Centerview expresses no opinion as to the price at which the DTS common stock will trade at any time, including following announcement or completion of the Mergers. In addition, Centerview expressed no opinion and made no recommendation as to how DTS' board of directors or any stockholder of DTS or SRS or any other person should vote or otherwise act in connection with the Mergers or any other matter.

        Centerview's opinion was provided for the benefit and use of DTS' board of directors in connection with and for purposes of its evaluation of the Mergers. The opinion does not constitute a recommendation to any stockholder of SRS as to how any such stockholder should vote or act with respect to the Merger or any other matter. Centerview's opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of April 16, 2012. It should be understood that subsequent developments may affect Centerview's opinion and the assumptions used in preparing it, and Centerview does not have any obligation to update, revise or reaffirm its opinion. The issuance of Centerview's opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

        The following is a brief summary of the material financial and comparative analyses performed by Centerview in connection with its oral opinion and the preparation of its written opinion letter dated April 16, 2012. The following summary, however, does not purport to be a complete description of all the financial analyses performed by Centerview in connection with rendering its opinion, nor does the order of analyses described represent relative importance or weight given to those analyses by Centerview.

        The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Centerview, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Centerview.

Historical Stock Price Trading Analysis

        Centerview reviewed, for reference and informational purposes, the stock price performance of SRS common stock for the 52-week period prior to April 16, 2012. Centerview noted that the range, rounded to the nearest $0.25, of high and low closing prices of SRS common stock during the prior 52-week period was $5.50 to $10.25.

Historical Trading Multiples and Selected Company Analysis

        Centerview reviewed and compared certain financial information for SRS to corresponding financial information, ratios and public market multiples for the following publicly traded companies that Centerview, based on its experience in the industry, deemed appropriate:

        Selected Companies:

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  Avid Technology, Inc.

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  RealD, Inc.

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  IMAX Corporation

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  DTS

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  Adobe Systems Inc.

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  EVS Broadcast Equipment

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  Dolby Laboratories, Inc.

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  Rovi Corporation

        None of the selected companies listed above is identical to or directly comparable to SRS. The companies included were chosen because they are publicly traded companies with certain operations, results, business mix or product profiles that, for purposes of analysis, may be considered similar to certain operations, results, business mix or product profiles of SRS. However, because of the inherent differences between the business, operations and prospects of SRS and those of the selected companies, Centerview did not rely solely on the quantitative results of the selected company analysis. Centerview also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of SRS and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between SRS and the companies included in the selected company analysis.

        Centerview calculated and compared the financial multiples and ratios for the selected companies based on information it obtained from SEC filings and estimates published by other financial information providers, as well as certain information that was provided by SRS' and DTS' management. Centerview calculated the multiples and ratios of SRS using the closing price of SRS common stock on April 16, 2012. With respect to SRS and each of the selected companies, Centerview calculated (i) enterprise value, which is the market value of common equity plus the book value of debt less cash, as a multiple of (A) revenue and (B) earnings before interest, taxes and depreciation and amortization (which is referred to as "EBITDA") as adjusted to add back stock-based compensation (which is referred to as "Adj. EBITDA") and (ii) the relevant company's per share price as a multiple of its per share earnings (which is referred to as "P/E"), each as estimated for calendar year 2012.

        Based on its analysis of the relevant metrics for each of the selected companies, Centerview applied an illustrative range of multiples of 3.00x to 3.75x for estimated 2012 revenue, 6.5x to 9.5x for estimated 2012 Adj. EBITDA and 13.0x to 19.0x for estimated 2012 P/E to the Forecasts to calculate an illustrative range of implied equity values per share, rounded to the nearest $0.25. The following table presents the results of these analyses:

Range
2012 Enterprise value / Revenue	$9.50 – $11.00
2012 Enterprise value / Adj. EBITDA	$6.50 – $ 8.00
2012 P/E	$7.00 – $10.50

Selected Transactions Analysis

        Centerview analyzed certain information relating to the following selected precedent transactions:

Date	Acquiror	Target
11/10/2011	Monotype Imaging Holdings Inc.	Bitstream Inc.
6/16/2011	Nuance Communications, Inc.	SVOX AG
12/22/2010	Rovi Corporation	Sonic Solutions
6/1/2010	Sonic Solutions	DivX, Inc.
5/17/2010	Google Inc.	Global IP Solutions
5/6/2010	Harmonic Inc.	Omneon, Inc.
12/30/2009	Nuance Communications, Inc.	SpinVox Limited
9/1/2009	SeaChange International Inc.	eventIS Group B.V.
8/5/2009	Google Inc.	On2 Technologies, Inc.
11/8/2007	Dolby Laboratories, Inc.	Coding Technologies AB
6/27/2007	Nuance Communications, Inc.	Tegic Communications, Inc.
5/14/2007	Nuance Communications, Inc.	VoiceSignal Technologies, Inc.

        None of the companies or transactions listed above is identical to or directly comparable to SRS as of the date of the opinion or the transactions contemplated by the Merger Agreement. The transactions included were chosen because they involved companies with certain operations, results, business mix or product profiles that, for purposes of analysis, may be considered similar to certain operations, results, business mix or product profiles of SRS. However, because of the inherent differences between the business, operations and prospects of SRS and those of the companies involved in the selected transactions, Centerview did not rely solely on the quantitative results of the selected company analysis.

Centerview also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of SRS and the companies involved in the selected transactions that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to timing of the transactions, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of SRS.

        For each of the selected transactions, based on public filings, press releases made by the companies involved and other publicly available information, Centerview calculated and compared the implied enterprise value as a multiple of the last-twelve-months (which is referred to as "LTM") revenue for each transaction to SRS' LTM revenue.

        Centerview applied an illustrative range of enterprise value to LTM revenue multiples of 2.50x to 5.50x, derived by Centerview from the selected precedent transactions analysis, to comparable financial data for SRS to calculate an illustrative range of implied values per share, rounded to the nearest $0.25. The following table presents the results of this analysis:

Range
LTM Revenue	$7.75 – $13.00

Premium Paid Analysis

        Using publicly available information, Centerview reviewed premiums paid in selected announced and completed transactions in all industries in the United States announced between January 1, 2002 and April 16, 2012 with transaction values between $50 million and $250 million and consideration composed of both cash and stock. The following table presents the results of this analysis with respect to the selected precedent transactions:

Category	Past 10 Years
25th – 75th Percentiles	18 – 55%
Median	34%
Mean	38%

        Based on the foregoing, Centerview calculated and applied an illustrative range of premiums of 18% to 55%, derived from the premiums paid analysis for the past ten years, to the closing price per share of SRS common stock on April 16, 2012. This analysis resulted in an illustrative range of implied values per share, rounded to the nearest $0.25, of SRS common stock of approximately $8.00 to $10.75.

        No company or transaction utilized in the premiums paid analysis is identical to SRS, DTS or the transactions contemplated by the Merger Agreement.

Discounted Cash Flow Analysis

        Centerview performed a discounted cash flow analysis of SRS, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of a company.

        In connection with this analysis, Centerview calculated indications of net present value per share of SRS common stock utilizing the Forecasts and the Synergies. Centerview calculated the present value of the estimated unlevered free cash flows for SRS, with and without the Synergies, for the years 2012 through 2016. The terminal value was calculated by applying an assumed EBITDA multiple of 5.5x to 7.5x to SRS' estimated 2016 EBITDA, with and without the Synergies as directed by DTS management. The unlevered free cash flows and terminal value were discounted to present values as of December 31, 2011, at discount rates ranging from 13.5% to 16.5%. Centerview's discounted cash flow analysis indicated an implied value per share, rounded to the nearest $0.25, of SRS common stock as follows:

Using the Forecasts	Implied Value Range per Share of SRS Common Stock
Without Synergies	$7.50 – $ 9.25
With Full Synergies	$10.25 – $12.75

Miscellaneous

        As noted above, the discussion set forth above is a summary of the material financial analyses presented by Centerview to DTS' board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Centerview in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Centerview believes that its analyses summarized above must be considered as a whole. Centerview further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Centerview's analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

        In performing its analyses, Centerview considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of DTS and SRS. The estimates of the future performance of DTS and SRS in or underlying Centerview's analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Centerview's analyses. These analyses were prepared solely as part of Centerview's analysis of the fairness, from a financial point of view, to DTS of the aggregate consideration to be paid by DTS in the Merger and were provided to DTS' board of directors in connection with the delivery of Centerview's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Centerview's view of the actual values of DTS or SRS.

        The consideration provided for in connection with the Merger was determined through negotiations between DTS and SRS, rather than by any financial advisor, and was approved by DTS' board of directors. Centerview provided advice to DTS during such negotiations; however, Centerview did not recommend any specific consideration to DTS or that any specific consideration constituted the only appropriate consideration for the proposed transaction. The decision for DTS to enter into the Merger Agreement was solely that of DTS' board of directors. As described above, Centerview's opinion and analyses were only one of many factors considered by DTS' board of directors in its evaluation of the Merger and should not be viewed as determinative of the views of DTS' board of directors or management with respect to the Merger or the Merger consideration.

        Under the terms of a letter agreement, Centerview acted as financial advisor to a strategic transaction committee of the board of directors of DTS in connection with the Mergers and will receive a fee for its services, contingent upon the completion of the Merger. Centerview also received a fee in connection with the delivery of its opinion. In addition, DTS has agreed to reimburse Centerview's expenses and indemnify it against certain liabilities arising out of its engagement. A strategic transaction committee of the board of directors of DTS engaged Centerview to act as its financial advisor based upon Centerview's qualifications, experience and expertise and its knowledge of the business affairs of DTS. Centerview is a securities firm engaged directly and through affiliates in a number of investment banking and merchant banking activities. Centerview may provide investment banking or other services to or with respect to DTS in the future, for which it may receive compensation.

Certain Financial Forecasts Utilized by DTS in Connection with the Merger

        DTS does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future performance, earnings or other results, and DTS is particularly concerned with making such forecasts and projections due to the unpredictability of the underlying assumptions and estimates. In connection with DTS' due diligence process and evaluation of the Merger, DTS' senior management prepared financial forecasts regarding DTS' net sales, operating income and fully diluted EPS results for DTS' 2012 through 2016 fiscal years. These unaudited financial forecasts were considered by the DTS board of directors for purposes of evaluating the Merger. The financial forecasts were not prepared with a view toward public disclosure. However, a summary of the financial forecasts has been included below to provide you with access to certain non-public information that was furnished to third parties in connection with the Merger.

        The financial forecasts included assumptions as to certain business decisions that are subject to change, as well as assumptions related to industry performance and general economic conditions, each of which assumptions are inherently subjective and beyond DTS' control.

        DTS' financial forecasts presented below were prepared by DTS' management and reviewed with the DTS board of directors. DTS also provided these financial forecasts to SRS, as well as to Covert & Co. and Centerview, in connection with their respective evaluations of the fairness of the aggregate Merger consideration.

        The inclusion of the financial forecasts in this proxy statement/prospectus should not be regarded as an indication that DTS considered, or now considers, these forecasts to be material to DTS stockholders or necessarily indicative of actual future results. You should not place undue reliance on the unaudited financial forecasts contained in this proxy statement/prospectus. Please see the section of this proxy statement/prospectus entitled "—Important Information about the Financial Forecasts".

        The below forecasts do not give effect to the Merger. DTS urges all stockholders to review DTS' most recent SEC filings for a description of DTS' reported financial results. Please see the section of this proxy statement/prospectus entitled "Where You Can Find More Information". The following table presents the financial forecasts as used by the DTS board of directors for purposes of its consideration of the Merger:

	Fiscal Year Ending December 31,
	2012E	2013E	2014E	2015E	2016E
	(Amounts in millions, except per share amounts)
Net Sales	$121	$162	$217	$260	$312
Operating Income	$36	$65	$103	$129	$161
EPS	$1.64	$2.75	$4.12	$5.05	$6.41

Important Information about the Financial Forecasts

        While the financial forecasts were prepared in good faith, no assurance can be made regarding future events. The estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under the sections of this proxy statement/prospectus entitled "Special Note Regarding Forward—Looking Statements" and "Risk Factors", all of which are difficult to predict and many of which are beyond DTS' control and will be beyond its control following the completion of the Merger. There can be no assurance that the underlying assumptions will prove to be accurate or that the forecasted results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the financial forecasts, whether or not the Merger is completed.

        The financial forecasts were not prepared with a view toward public disclosure, nor were they prepared in compliance with published guidelines of the SEC, GAAP, SAP, IFRS or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentations of financial forecasts. Grant Thornton LLP, DTS' independent registered public accounting firm, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto. The report of Grant Thornton LLP incorporated by reference in this proxy statement/prospectus relates to DTS' historical financial information. It does not extend to the prospective financial information and should not be read to do so. DTS' senior management believes the forecasts were prepared in good faith and on a reasonable basis based on the best information available to DTS' senior management at the time of their preparation. The financial forecasts, however, are not actual results and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information.

        By including in this proxy statement/prospectus a summary of the financial forecasts, none of DTS, or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder, investor, SRS or any other person, in the Merger Agreement or otherwise, concerning these internal financial forecasts or regarding DTS' ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved. The financial forecasts summarized in this section were prepared during the periods described above and have not been updated to reflect any changes since the date of this proxy statement/prospectus or any actual results of DTS' operations. DTS undertakes no obligation, except as required by law, to update or otherwise revise the financial forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

        The foregoing summary of the financial forecasts is not included in this proxy statement/prospectus in order to induce any stockholder of SRS to vote in favor of the Merger Proposal or any other proposals to be voted on at the special meeting.

Interests of SRS' Directors and Executive Officers in the Merger

        In considering the recommendation of the SRS board of directors with respect to the Merger, you should be aware that certain executive officers and directors of SRS have interests in the Merger that may be different from, or in addition to, the interests of SRS stockholders generally. These interests may present them with potential conflicts of interest. The SRS board of directors was aware of the interests described below and considered them, among other matters, when adopting the Merger Agreement and recommending that SRS stockholders vote to in favor of the Merger Proposal. These interests are summarized below.

SRS' Amended and Restated Change-in-Control Protection Plan

        In April 2005, SRS adopted the SRS Labs, Inc. 2005 Change in Control Protection Plan to address retention concerns for certain key employees of SRS. The plan was amended and restated in August

2009 (as amended and restated, the "Change in Control Protection Plan"). Certain employees of SRS and its subsidiaries selected by the SRS board of directors, including all of SRS' executive officers, participate in the Change in Control Protection Plan. The executive officer participants in the Change in Control Protection Plan are Thomas C.K. Yuen, Alan Kraemer, Jeff Klaas, Sarah Yang, Allen Gharapetian, Walter McBride and Maria Oppegard.

        The Change in Control Protection Plan generally provides that if a participant's employment is involuntarily terminated without "cause" (as defined in the Change in Control Protection Plan) or if the participant resigns for "good reason" (as defined in the Change in Control Protection Plan), in each case, at or within two years after a "change in control" (as defined in the Change in Control Protection Plan to include the Merger), the participant will be entitled to receive a severance payment, payable in a lump sum amount within 60 days of such qualifying termination or resignation. The size of the severance payment that would be due to a participant under the Change in Control Protection Plan ranges from one to two times the participant's "base amount". The "base amount" for a participant is such participant's base salary in effect immediately prior to the change in control, plus the cash bonus and cash commissions paid to the participant by SRS during the completed calendar year immediately before the year in which the change in control occurs. As noted below in the section of this proxy statement/prospectus entitled "The Merger—Interests of SRS' Directors and Executive Officers in the Merger—Table of Estimated Severance Payments Pursuant to the Change in Control Protection Plan", the base amount for Mr. McBride, who joined SRS in 2011, is determined using a set bonus and commission in the amount of $100,000 in the event Mr. McBride undergoes a qualifying termination or resignation in 2012. The Change in Control Protection Plan also provides that SRS will reimburse a participant for COBRA premiums he or she pays for a period of 18 months following such qualifying termination or resignation.

        Each individual's participation in the Change in Control Protection Plan terminates upon the first to occur of (i) if before a change in control occurs, the participant's employment with SRS or its affiliates is terminated, (ii) if after a change in control occurs, a participant's employment is terminated other than as an involuntary termination without cause or a resignation for good reason, in each case, at or within two years after a change in control, (iii) the date two years after the change in control or (iv) if before a change in control occurs, the date twelve months after SRS provides the participant with written notice that such individual's participation in the Change in Control Protection Plan is being terminated by SRS.

        With respect to each of the participants in the Change in Control Protection Plan, the multiple of the applicable base amount is set forth in each individual's participation agreement entered into pursuant to the Change in Control Protection Plan. The compensation committee of the SRS board of directors approved the terms of each individual's participation agreement. The completion of the Merger will constitute a change in control for the purposes of the Change in Control Protection Plan.

Table of Estimated Severance Payments Pursuant to the Change in Control Protection Plan

        The following tables set forth potential payments payable to SRS' executive officers pursuant to the Change in Control Protection Plan in the event of the termination of such executive's employment without "cause" (as defined in the Change in Control Protection Plan) or if such executive officer resigns for "good reason" (as defined in the Change in Control Protection Plan), in each case at or within two years after a "change in control" (as defined in the Change in Control Protection Plan to include the Merger). The amounts shown assume that such termination was effective as of May 11, 2012 and does not include reimbursement of COBRA premiums. The actual amounts that would be paid out to any given executive can only be determined at the time of the termination of such executive's employment with SRS or the combined company. As a result, the actual amounts, if any, to be received by an executive officer may differ from the amounts set forth below.

	"Base Amount"
Name and Principal Position	Base Salary in Fiscal 2012(1)	Cash Bonuses and Commissions Paid During 2011(2)	Multiplier	Total Estimated Severance Payments(3)(4)
Thomas C.K. Yuen(5) Chairman, Chief Executive Officer and President	$351,600	$88,808	2.0	$880,816
Walter J. McBride(5) Chief Financial Officer and Secretary	$303,000	$100,000	1.5	$604,500
Alan Kraemer(5) Executive Vice President and Chief Technology Officer	$328,000	$93,368	1.5	$632,052
Jeff Klaas. Senior Vice President, Global Sales	$273,700	$149,503	1.0	$423,203
Sarah Yang Senior Vice President, Software Engineering	$287,000	$52,928	1.0	$339,928
Allen Gharapetian Senior Vice President, Marketing	$274,700	$45,077	1.0	$319,777
Maria Oppegard Vice President, Finance and Chief Accounting Officer	$182,600	$17,863	1.0	$200,463

(1)
Represents each executive officer's base salary in effect as of May 11, 2012. This amount is subject to change depending on such individual's base salary in effect immediately prior to the change in control, and therefore, the total severance payment calculation could be different than what is disclosed in this table.

(2)
This amount is subject to change depending on the cash bonus and cash commissions paid to the individual by SRS during the completed calendar year immediately before the year in which the change in control occurs, and therefore, the total severance payment calculation could be different than what is disclosed in this table. Mr. McBride's "base amount" is calculated using a set bonus and commission in the amount of $100,000 instead of any 2011 bonuses and commissions received.

(3)
If COBRA coverage is elected by an officer, reimbursement of COBRA premium payments for 18 months is estimated to total an additional $19,724 with respect to each of Mr. Yuen, Mr. Kraemer and Mr. McBride, $29,824 with respect to each of Mr. Klaas, Mr. Gharapetian and Ms. Oppegard and $27,513 with respect to Ms. Yang.

(4)
As a condition precedent to any participant's right to collect any benefits pursuant to the Change in Control Protection Plan, SRS may in its discretion require that the participant execute the following documents in a form satisfactory to SRS: (i) a general release of any and all past, present or future claims that the participant may have against SRS, its subsidiaries and affiliates and their officers, directors, employees and agents, and a covenant not to bring any action in respect of any claim so released, (ii) an agreement not to make disparaging comments (whether orally or in writing) regarding SRS or its subsidiaries and affiliates, its officers and employees, its products and services, or any other aspect of SRS' business either during or following termination of the participant's employment with SRS and (iii) a confidentiality agreement.

(5)
Messrs. Yuen, Kraemer and McBride, each of whom has an employment agreement with SRS that provides for severance-related benefits, will not be entitled to receive any severance-related benefits under such employment agreements based on or otherwise relating to the Merger while they are participants in the Change in Control Protection Plan. For more information on the severance payments set forth in Messrs. Yuen's, Kraemer's and McBride's employment agreements, see the section of SRS' Annual Report on Form 10-K, filed with the SEC on March 15, 2012 and as amended on April 30, 2012, entitled "Employment Contracts and Termination of Employment and Change of Control Arrangements—Employment Contracts". See the section of this proxy statement/prospectus entitled "Where You Can Find More Information".

  Accelerated Vesting of Stock Options

          Immediately prior to and conditioned upon the occurrence of the effective time of the Merger, each stock option to purchase SRS common stock that is outstanding will automatically become fully vested and exercisable (to the extent not already fully vested and exercisable) and, as of the effective time of the Merger, will be cancelled. Like all holders of unexercised SRS stock options outstanding immediately prior to the effective time of the Merger, SRS' directors and executive officers who hold such stock options, will be entitled to receive, as of the effective time of the Merger, a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the product obtained by multiplying (i) the number of shares of SRS common stock subject to the stock option and (ii) the excess, if any, of (A) the $9.50 Per Share Cash Consideration over (B) the exercise price per share subject to the stock option. Accordingly, all options with an exercise price equal to or greater than $9.50 will be cancelled for no additional consideration. None of the directors or executive officers of SRS hold SRS restricted stock units.

          The table below sets forth, as of May 11, 2012, information with respect to SRS stock options held by each of the directors and executive officers of SRS:

Name	Total Number of all Options(1)	Dollar Value of all Options(2)
Thomas C.K.Yuen	271,250	$947,063
David R. Dukes	284,000	$675,590
Winston E. Hickman	307,500	$861,800
Carol L. Miltner	193,401	$420,876
Sam Yau	386,500	$1,259,125
Walter J. McBride	150,000	$361,500
Alan Kraemer	241,125	$679,071
Jeff Klaas	267,000	$766,610
Sarah Yang	368,500	$1,216,595
Allen Gharapetian	268,000	$948,290
Maria Oppegard	125,940	$323,089

(1)
The number of all options includes (i) vested options with an exercise price of less than $9.50, (ii) options with an exercise price of less than $9.50 that will vest in accordance with their terms prior to the effective time of the Merger and (iii) unvested options with an exercise price of less than $9.50 that will accelerate at the effective time of the Merger. All options with an exercise price of less than $9.50 will be cancelled in exchange for a cash payment at the closing of the Merger and all other options will be cancelled for no additional consideration.

(2)
Calculated by multiplying (i) the number of shares of SRS common stock subject to such stock option and (ii) the excess of (A) the $9.50 Per Share Cash Consideration over (B) the respective per share exercise price of the stock option.

Merger-Related Compensation

        As described above, the Merger will constitute a "change in control" for purposes of the Change in Control Protection Plan, and each of SRS' named executive officers is a participant in the Change in Control Protection Plan as further described in the sections of this proxy statement/prospectus entitled "The Merger—Interests of SRS' Directors and Executive Officers in the Merger—SRS' Amended and Restated Change-in-Control Protection Plan" and "The Merger—Interests of SRS' Directors and Executive Officers in the Merger—Table of Estimated Severance Payments Pursuant to the Change in Control Protection Plan". In addition, as described above, as a result of the Merger, unvested stock options to purchase SRS common stock held by SRS' named executive officers will automatically become fully vested and exercisable and will be cancelled in exchange for the Merger consideration as further described in the section of this proxy statement/prospectus entitled "The Merger—Interests of SRS' Directors and Executive Officers in the Merger—Accelerated Vesting of Stock Options".

        The following table sets forth the estimated amounts of "golden parachute" compensation (for purposes of Item 402(t) of Regulation S-K) that each named executive officer of SRS could receive in connection with the Merger, assuming that the effective time of the Merger occurred on May 11, 2012. Some of the amounts payable may vary depending on the actual dates on which the Merger is completed and whether or not, and if so the manner in which, a named executive officer terminates employment. As a result, the actual amounts received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation Table

Name(1)	Cash ($)(2)	Equity ($)(3)	Pension/NQDC ($)	Perquisites/Benefits ($)(4)	Tax Reimbursement ($)	Other ($)	Total ($)(5)
Thomas C.K. Yuen	$880,816	$947,063	—	$19,724	—	—	$1,847,603
Walter J. McBride	$604,500	$361,500	—	$19,724	—	—	$985,724
Alan Kraemer	$632,052	$679,071	—	$19,724	—	—	$1,330,847
Jeff Klaas	$423,203	$766,610	—	$29,824	—	—	$1,219,637
Sarah Yang	$339,928	$1,216,595	—	$27,513	—	—	$1,584,036

(1)
Mr. Ulrich Gottschling, SRS' former Chief Financial Officer, was terminated effective June 2, 2011. Consistent with Instruction 1 to Item 402(t)(2) of Regulation S-K, the table above shall be deemed to include Ulrich Gottschling with $0 in each column.

(2)
These payments are equal to such executive officer's "base amount" (as defined below) multiplied by such executive officer's individual multiplier (ranging from one to two times the "base amount"), which is set forth in each individual's participation agreement entered into pursuant to the Change in Control Protection Plan. The officer's "base amount" is such executive officer's base salary in effect immediately prior to the change in control (which, for purposes of this calculation, is the base salary in effect as of May 11, 2012), plus the cash bonus and commissions paid to such executive officer by SRS during the completed calendar year immediately before the year in which the change in control occurs (in this case, 2011). As noted above, Mr. McBride's "base amount" is calculated using a set bonus and commission in the amount of $100,000 instead of any 2011 bonuses and commissions received. For a quantification of the amounts for each named executive officer, see the section of this proxy statement/prospectus entitled "The Merger—Interests of SRS' Directors and Executive Officers in the Merger—Table of Estimated Severance Payments Pursuant to the Change in Control Protection Plan". The amounts set forth in this column are payable in lump sum and constitute "double trigger" payments in that they will be paid only upon the executive officer's termination without cause or resignation for good reason within two years following the date of completion of the Merger.

(3)
Pursuant to the Merger Agreement, all unvested stock options held by the named executive officers will be accelerated immediately prior to the closing of the Merger. The value of vesting acceleration is calculated by multiplying the total number of shares of SRS common stock subject to such stock option by the excess of (A) the $9.50 Per Share Cash Consideration over (B) the respective per share exercise price of the stock option. For the total number of options held by each named executive officer, see the section of this proxy statement/prospectus entitled "The Merger—Interests of SRS' Directors and Executive Officers in the Merger—Accelerated Vesting of Stock Options". The payments set forth in this column would be received upon the closing of the Merger pursuant to the terms of the Merger Agreement and constitute "single trigger" payments in that they are not conditioned upon the occurrence of events prior or subsequent to the completion of the Merger.

(4)
The value of these benefits is equal to the estimated amount of COBRA premiums that such executive officer will pay for 18 months following such qualifying termination or resignation. The benefits received in this column constitute "double trigger" payments in that they are payable only upon the executive officer's termination without cause or resignation for good reason within two years following the completion of the Merger.

(5)
The amounts listed in this column represent the total golden parachute compensation to be provided to each named executive officer. For each named executive officer, the portion of such compensation attributable to "double trigger" arrangements (as described above) and the portion of such compensation attributable to "single trigger" arrangements (as described above) is as follows:

•
Thomas C.K. Yuen—$900,540 attributable to double trigger arrangements and $947,063 attributable to single trigger payments

•
Walter J. McBride—$624,224 attributable to double trigger arrangements and $361,500 attributable to single trigger payments

•
Alan Kraemer—$651,776 attributable to double trigger arrangements and $679,071 attributable to single trigger payments

•
Jeff Klaas—$453,027 attributable to double trigger arrangements and $766,610 attributable to single trigger payments

•
Sarah Yang—$367,441 attributable to double trigger arrangements and $1,216,595 attributable to single trigger payments

Consulting Arrangement with Sam Yau

        Sam Yau, a member of the SRS board of directors, provided consulting services to SRS for corporate strategic matters. Under the terms of the consulting arrangement with Mr. Yau, SRS makes quarterly payments to Mr. Yau of $27,500 for consulting services previously rendered to SRS. Prior to the effective time of the Merger, SRS will pay the remaining amounts owed to Mr. Yau, such that Mr. Yau will receive an aggregate of $110,000 of consulting fees from SRS during 2012, even if the Merger is consummated prior to the time such quarterly payments for consulting services previously rendered to SRS are otherwise due. The compensation committee of the SRS board of directors approved the consulting arrangement with Mr. Yau.

DTS' Post Merger Board of Directors

        DTS agreed, subject to the fiduciary duties of the DTS board of directors, to elect Mr. Yuen as a director of DTS immediately following the effective time of the Merger. If Mr. Yuen is not able or not willing to serve as a director of DTS as of the effective time of the Merger, DTS' obligation will be terminated.

Indemnification; Directors' and Officers' Insurance

        In connection with the Merger, DTS agreed, for six years following the effective time of the Merger (and until such later date as of which any legal proceeding commenced during such six-year period will have been finally disposed of), to assume, honor and fulfill in all respects all indemnification and expense advancement obligations of SRS contained in the SRS Charter or the SRS Bylaws or such similar documents of its subsidiaries or indemnification agreements in effect immediately prior to the effective time of the Merger for the benefit of any of SRS' current or former directors or officers and any person who becomes an officer or director of SRS prior to the effective time of the Merger, to the extent such indemnifiable losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred arise from matters pending, existing or occurring at, or prior to, the effective time of the Merger, whenever asserted or claimed.

        Also, for six years following completion of the Merger, DTS and its subsidiaries will cause the certificate of incorporation, certificate of formation, bylaws and operating agreement, as applicable, of the combined company and its subsidiaries, to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable, in the aggregate, as the indemnification, advancement of expenses and exculpation provisions contained in the SRS Charter and SRS Bylaws or such similar documents of its subsidiaries in effect prior to the effective time of the Merger, and during such six-year period, such provisions will not be amended, repealed or otherwise modified in any respect, except as required by law.

        Prior to the effective time of the Merger, SRS will purchase a six year "tail" prepaid policy on terms and conditions no less advantageous to the indemnified parties than the existing directors' and officers' liability (and fiduciary) insurance maintained by SRS covering the Merger.

Regulatory Matters

        The Merger is subject to antitrust laws. DTS and SRS have each agreed to take actions in order to obtain regulatory clearance required to complete the Merger. Regulatory clearance required to complete the Merger includes expiration or termination of the required waiting period under the HSR Act, following required notifications and review by the DOJ or the FTC. The parties filed the required notifications with the DOJ and the FTC on April 30, 2012.

        The DOJ, the FTC and others may challenge the Merger on antitrust grounds after expiration of the waiting period under the HSR Act. Accordingly, at any time before or after the completion of the Merger, the DOJ, the FTC or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or to permit completion only subject to regulatory concessions or conditions. There can be no assurance that a challenge to the Merger will not be made or that, if a challenge is made, it will not prevail.

Dividends

        The holders of DTS common stock will receive dividends if and when declared by the DTS board of directors out of legally available funds or, in the case of stock dividends, out of authorized and available shares of its common stock. The DTS board of directors has determined that no stock or cash dividend will be declared during the pendency of the Merger.

        SRS is prohibited by the terms of the Merger Agreement from declaring or paying any dividends during the pendency of the Merger. SRS is also prohibited from repurchasing its shares of common stock during the pendency of the Merger, other than pursuant to SRS' right to acquire restricted shares of SRS common stock held by an SRS employee upon termination of such employee's employment.

Listing of DTS Common Stock

        Application will be made to have the shares of DTS common stock issued in the Merger approved for listing on the NASDAQ Global Select Market, where DTS common stock currently is traded under the symbol "DTSI".

Delisting and Deregistration of SRS Common Stock After the Merger

        If the Merger is completed, SRS common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act and SRS will no longer file periodic reports with the SEC.

Appraisal Rights

        Depending upon the elections made by the SRS stockholders with respect to the forms of consideration to be received in the Merger, Delaware law may entitle the SRS stockholders, who comply with the procedures specified in Section 262, to have their shares appraised by the Chancery Court and to receive the "fair value" of such shares upon completion of the Merger in place of the Merger consideration, as determined by the Chancery Court. Specifically, holders, if any, of shares of SRS common stock who make a stock election (as more fully explained below under "The Merger Agreement—Effects of the Merger; Merger Consideration") but who are forced to accept Per Share Cash Consideration in respect of such shares by reason of proration (and not simply cash in lieu of fractional shares) (as more fully explained below under "The Merger Agreement—Effects of the Merger; Merger Consideration—Proration"), would be entitled to have such shares appraised by the Chancery Court if they comply with the procedures described below. Delaware law is unsettled with respect to appraisal rights for holders of shares of SRS common stock who choose not to make an election with respect to the form of Merger consideration to be received for their shares and who receive some portion of the Merger consideration in cash; however, following the completion of the Merger, DTS and SRS will take the position that such holders will not be entitled to appraisal rights.

        In order to preserve the ability to exercise such rights, a holder must demand and perfect appraisal rights in accordance with Section 262.

        The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex E to this proxy statement/prospectus.

        Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the meeting of stockholders to vote on the Merger Proposal. A copy of Section 262 must be included with such notice. This document constitutes SRS' notice to the holders of shares of SRS common stock of the potential availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you are a holder of SRS common stock and wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E to this proxy statement/prospectus since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

        Any holder of SRS common stock wishing to exercise the right to demand appraisal under Section 262 must satisfy the following three conditions:

  •
  deliver to SRS a written demand for appraisal of your shares of SRS common stock before the vote with respect to the Merger Proposal is taken;

  •
  not vote in favor of the Merger Proposal. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal. Therefore, an SRS stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Proposal or abstain from voting on the Merger Proposal. However, voting against, abstaining from voting on or failing to vote on the Merger Proposal will not constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be made in addition to and separate from any proxy you deliver or vote you cast in person; and

  •
  continuously hold your shares of SRS common stock through the completion of the Merger.

        If you fail to comply with these three conditions and the Merger is completed, you will be entitled to receive the Merger consideration for your shares of SRS common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of SRS common stock.

        All demands for appraisal should be addressed to SRS' Corporate Secretary at 2909 Daimler Street, Santa Ana, California 92705 before the vote on the Merger Agreement is taken at the special meeting, and must be executed by, or on behalf of, the record holder of the shares for which appraisal rights are being exercised. The demand must reasonably inform SRS of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of SRS common stock.

        If your shares of SRS common stock are held of record through a broker, bank, nominee or other third party and you wish to demand appraisal rights, you must act promptly to instruct the applicable broker, bank nominee or other third party to follow the steps summarized in this section. If your shares of SRS common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If your shares of SRS common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of SRS common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of SRS common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of SRS common stock as to which appraisal is sought. Where no number of shares of SRS common stock is expressly mentioned, the demand will be presumed to cover all shares of SRS common stock held in the name of the record owner.

        Within 10 days after the effective time of the Merger, DTS must give written notice that the Merger has become effective to each SRS stockholder who has properly filed a written demand for appraisal. At any time within 60 days after the effective time of the Merger, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the Merger consideration in accordance with the Merger Agreement for his or her shares of SRS common stock. Within 120 days after the effective time of the Merger, either DTS or any holder who has complied with the requirements of Section 262 may file a petition in the Chancery Court demanding a determination of the fair value of the shares held by all holders entitled to appraisal. DTS has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a SRS stockholder to file such a petition within the period specified could nullify the SRS stockholder's previously written demand for appraisal. In addition, within 120 calendar days after the effective time of the Merger, any stockholder who properly complied with the requirements of Section 262 will be entitled to receive from SRS, upon request, a statement setting forth the aggregate number of shares of SRS common stock not voted or consented in favor of the Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of SRS common stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file such a petition or request the statement described in the preceding sentence.

        If a petition for appraisal is duly filed by a holder of SRS common stock and a copy of the petition is delivered to SRS, SRS will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. After notice to dissenting SRS stockholders, the Chancery Court is empowered to conduct a hearing upon the petition and to determine those SRS stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the SRS stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any SRS stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that SRS stockholder.

        After determination of the SRS stockholders entitled to appraisal of their shares, the Chancery Court will appraise the shares of SRS common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. Unless the Chancery Court in its discretion determines otherwise for good cause shown, interest from the effective time of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5.0% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the holders entitled to receive the same, upon surrender by such holders of the certificates representing those shares of SRS common stock.

        In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a transaction such as the Merger is not an opinion as to fair value under Section 262. Although SRS believes that the per share Merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court and stockholders should recognize that such an appraisal could result in determination of a value higher or lower than, or the same as, the per share Merger consideration. Moreover, SRS does not anticipate offering more than the per share Merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of SRS common stock is less than the per share Merger consideration.

        In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the Merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value", but which rather applies only to the speculative elements of value arising from such accomplishment or expectation of the Merger. In Weinberger, the Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible as proof as of the date of the Merger and not the product of speculation, may be considered". In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

        Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of an SRS stockholder, the Chancery Court may order all or a portion of the expenses incurred by any SRS stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any SRS stockholder who has demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the Merger.

        At any time within 60 days after the effective time of the Merger, any SRS stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the Merger Agreement only with SRS' written consent. No appraisal proceeding in the Chancery Court will be dismissed as to any stockholder without the approval of the Chancery Court and such approval may be conditioned upon such terms as the Chancery Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the Merger consideration offered pursuant to the Merger Agreement within 60 days after the effective time of the Merger. If SRS does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder's right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more or less than, or equal to, the consideration being offered pursuant to the Merger Agreement. If no petition for appraisal is filed with the Chancery Court within 120 days after the effective time of the Merger, stockholders' rights to appraisal (if available) will cease. Inasmuch as SRS has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

        Under the Merger Agreement, if any dissenting SRS stockholder fails to perfect or has effectively withdrawn or lost its appraisal rights, 50% of such stockholder's shares of SRS common stock will be deemed to have been converted into and to have become, as of the effective time of the Merger, the right to receive the Per Share Cash Consideration, and all other of such stockholder's shares of SRS common stock will be deemed to have been converted into and to have become, as of the effective time of the Merger, the right to receive the Per Share Stock Consideration, in each case without interest thereon. For further details on the "effective time of the Merger", "Per Share Stock Consideration" and "Per Share Cash Consideration", see the sections of this proxy statement/prospectus entitled "The Merger Agreement—Effects of the Merger; Merger Consideration" and "The Merger Agreement—Conversion of Shares; Elections Procedure; Exchange of Certificates".

        As of the date of the mailing of this proxy statement/prospectus, it cannot be stated definitively whether appraisal rights will be available as a result of the Merger because (i) the availability of appraisal rights depends on whether the Per Share Cash Consideration is undersubscribed to the extent that appraisal rights would be available and (ii) it will not be known whether the Per Share Cash

Consideration is undersubscribed to the extent that appraisal rights would be available until the Election Deadline (see the sections of this proxy statement/prospectus entitled "The Merger Agreement—Effects of the Merger; Merger Consideration" and "The Merger Agreement—Conversion of Shares; Elections Procedure; Exchange of Certificates"). In the event that the Per Share Cash Consideration is undersubscribed to the extent that appraisal rights would be available, SRS stockholders who have otherwise complied with the requirements of Section 262 will be advised of the availability of appraisal rights within 10 days of the completion of the Merger in the notice of the effective time of the Merger required by Section 262. If the Per Share Cash Consideration is not undersubscribed to the extent that appraisal rights would be available, DTS will issue a public announcement and file a Current Report on Form 8-K with the SEC informing SRS stockholders that appraisal rights will not be available in connection with the Merger. If you wish to preserve the ability to exercise appraisal rights, you must make a written demand for appraisal of your shares as described above.

        In view of the complexity of Section 262, holders of shares of SRS common stock who may wish to dissent from the Merger and pursue appraisal rights should promptly consult their legal advisors.

Restrictions on Sales of Shares of DTS Common Stock Received in the Merger

        The shares of DTS common stock to be issued in connection with the Merger will be freely transferable under the Securities Act and the Exchange Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of DTS for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or under the common control with DTS and may include the executive officers, directors and significant stockholders of DTS.

Litigation

        Two putative class action lawsuits have been filed by purported SRS stockholders, challenging the Merger. The lawsuits seek, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Merger Agreement. If the plaintiffs are successful in obtaining an injunction prohibiting the completion of the Merger pursuant to the terms of the Merger Agreement, such an injunction may prevent the completing of the Merger in the expected timeframe (or altogether).

        The first putative class action was filed in the Superior Court of the State of California, County of Orange, purportedly on behalf of the public holders of SRS common stock, against SRS, DTS and the members of the SRS board of directors, alleging, among other things, that the directors of SRS, aided and abetted by SRS and DTS, breached their fiduciary duties to the SRS stockholders in connection with the Merger (the "California Complaint"). The California Complaint seeks, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Merger Agreement, absent implementation of a process to obtain a potentially higher price and/or require additional disclosures by SRS. The California Complaint also seeks recovery of attorneys' fees and costs of same.

        The second putative class action was filed in the Court of Chancery of the State of Delaware purportedly on behalf of the public SRS stockholders against DTS, Merger Sub, Merger LLC, SRS and members of the SRS board of directors, alleging, among other things, that the directors of SRS breached their fiduciary duties to the SRS stockholders in connection with the Merger (the "Delaware Complaint"). The Delaware Complaint also alleges that all the defendants aided and abetted the directors' alleged breaches of fiduciary duties. The Delaware Complaint seeks, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Merger Agreement, absent implementation of any and all methods to obtain a potentially higher price for stockholders or, if the Merger is consummated, to rescind the Merger and award actual and punitive damages. The Delaware Complaint also seeks recovery of attorneys' fees and expenses.

THE MERGER AGREEMENT

        The following is a summary of the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the Merger Agreement that is important to you. You should refer to the full text of the Merger Agreement for details of the transaction and the terms and conditions of the Merger Agreement.

 Explanatory Note Regarding the Merger Agreement

        The Merger Agreement is included with this proxy statement/prospectus solely to provide you with information regarding its terms. Factual disclosures about SRS and DTS contained in this proxy statement/prospectus or in the public reports SRS and DTS file with the SEC may supplement, update or modify the factual disclosures about SRS and DTS contained in the Merger Agreement. Moreover, the representations, warranties and covenants made in the Merger Agreement by SRS, DTS, Merger Sub and Merger LLC were qualified by and subject to important limitations agreed to by SRS, DTS, Merger Sub and Merger LLC in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to complete the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders or to reports and documents filed with the SEC and in some cases were qualified by supplemental disclosures that were made by SRS to DTS, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference herein. See the section of this proxy statement/prospectus entitled "Where You Can Find More Information". AS A RESULT OF THE FOREGOING, YOU ARE STRONGLY ENCOURAGED NOT TO RELY ON THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THE MERGER AGREEMENT, OR ON ANY DESCRIPTIONS THEREOF, AS ACCURATE CHARACTERIZATIONS OF THE STATE OF FACTS OR CONDITION OF SRS OR ANY OTHER PARTY. YOU ARE LIKEWISE CAUTIONED THAT YOU ARE NOT A THIRD PARTY BENEFICIARY UNDER THE MERGER AGREEMENT AND DO NOT HAVE ANY DIRECT RIGHTS OR REMEDIES PURSUANT TO THE MERGER AGREEMENT.

 The Merger

        The Merger Agreement provides for the merger of Merger Sub with and into SRS, with SRS to be the surviving corporation and a wholly owned subsidiary of DTS. The merger of Merger Sub with and into SRS is referred to in this proxy statement/prospectus as the Merger. Immediately after the effective time of the Merger, the Upstream Merger will commence, in which SRS will merge with and into Merger LLC, with Merger LLC continuing as the surviving entity and a wholly owned subsidiary of DTS.

 Completion and Effectiveness of the Merger

        DTS and SRS will complete the Merger when all of the conditions to completion of the Merger contained in the Merger Agreement, which are described in the section of this proxy statement/prospectus entitled "The Merger Agreement—Conditions to the Merger", are satisfied or waived, including approval of the Merger Proposal by SRS stockholders at the special meeting. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

        DTS and SRS are working to complete the Merger as quickly as possible. Because completion of the Merger is subject to certain conditions that are beyond DTS' and SRS' control, SRS cannot predict the exact timing, although absent any unanticipated delay, SRS expects to close the Merger promptly following the special meeting.

Effects of the Merger; Merger Consideration

Common Stock

        At the effective time of the Merger, by virtue of the Merger and without any action on the part of DTS, SRS, Merger Sub or the holders of any capital stock of DTS, SRS or Merger Sub, each share of SRS common stock issued and outstanding immediately prior to the effective time of the Merger (other than the Excluded Shares and shares of SRS common stock held by stockholders who have properly exercised and perfected appraisal rights in accordance with Delaware law, which stockholders will be entitled to obtain payment of the fair value of their shares as determined in accordance with Delaware law) will be converted into the right to receive consideration in the form of either (i) the Per Share Cash Consideration ($9.50 in cash, without interest and less any applicable withholding taxes) or (ii) the Per Share Stock Consideration (0.31127 of a share of DTS common stock). SRS stockholders may elect to receive, in exchange for shares of SRS common stock held by such stockholder, the Per Share Cash Consideration or the Per Share Stock Consideration, or a combination thereof; provided that 50% of the total shares of SRS common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the Per Share Cash Consideration and 50% of the total shares of SRS common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the Per Share Stock Consideration, as described below in the sections of this proxy statement/prospectus entitled "The Merger Agreement—Conversion of Shares; Elections Procedure; Exchange of Certificates—Election Procedure" and "The Merger Agreement—Effects of the Merger; Merger Consideration—Proration". Because elections for the Merger consideration are subject to proration, you may receive some shares of DTS common stock, rather than cash, even if you elected to receive the Per Share Cash Consideration with respect to all of your shares of SRS common stock (and vice versa).

        As of May 11, 2012, it is expected that 2,246,293 shares of DTS common stock will be issued in the Merger as Per Share Stock Consideration, calculated as 50% of the product obtained (rounded down to the nearest whole number) by multiplying (i) 14,433,090, the number of shares of SRS common stock issued and outstanding as of such date and (ii) 0.31127 (the Exchange Ratio), assuming that no outstanding SRS stock options are exercised and no outstanding restricted stock units vest between May 11, 2012 and the effective time of the Merger. The exact number of shares of DTS common stock that will be issued in the Merger will depend upon the number of shares of SRS common stock outstanding immediately prior to the effective time of the Merger and will vary as a result of the exercise of outstanding SRS stock options and the vesting of outstanding SRS restricted stock units prior to the effective time of the Merger. For a full description of the treatment of SRS stock options and restricted stock units at the effective time of the Merger, see the section of this proxy statement/prospectus entitled "The Merger Agreement—Treatment of SRS Stock Options and Restricted Stock Units".

        After the Merger, DTS stockholders will continue to own their existing shares of DTS common stock. Accordingly, DTS stockholders will hold the same number of shares of DTS common stock that they held immediately prior to the effective time of the Merger. However, because DTS will be issuing treasury shares (which are not currently outstanding) to SRS stockholders in the Merger, each outstanding share of DTS common stock immediately prior to the effective time of the Merger will represent a smaller percentage of the total number of shares of DTS common stock outstanding after the Merger. It is expected that the existing stockholders of DTS will own approximately 90% of the outstanding DTS common stock following completion of the Merger, based upon the number of shares of DTS outstanding on a fully diluted basis as of May 11, 2012 and assuming that no outstanding SRS stock options are exercised and no outstanding restricted stock units vest between May 11, 2012 and the effective time of the Merger. The exact percentage of DTS common stock that the existing stockholders of DTS will hold on a fully diluted basis upon completion of the Merger will depend upon the number of shares of SRS common stock outstanding immediately prior to the effective time of the Merger and will vary as a result of the exercise of outstanding SRS stock options and the vesting of outstanding SRS restricted stock units prior to the effective time of the Merger. For a full description of the treatment of SRS stock options and restricted stock units at the effective time of the Merger, see the section of this proxy statement/prospectus entitled "The Merger Agreement—Treatment of SRS Stock Options and Restricted Stock Units".

Fractional Shares

        No fractional shares of DTS common stock will be issued in the Merger. Instead, each SRS stockholder who would otherwise be entitled to receive a fraction of a share of DTS common stock will receive cash, without interest and less any applicable withholding taxes, in an amount equal to the fractional share to which the holder (after taking into account all shares of SRS common stock owned by such holder at the effective time of the Merger) would otherwise be entitled, multiplied by the closing price of one share of DTS common stock on the last trading day immediately preceding the effective time of the Merger.

Excluded Shares

        The Excluded Shares will be cancelled and retired and will cease to exist. No consideration will be delivered in exchange for such Excluded Shares.

Adjustments

        The Exchange Ratio, the Per Share Stock Consideration and the Per Share Cash Consideration will be appropriately adjusted in order to provide the holders of shares of SRS common stock the same economic effect as contemplated by the Merger Agreement if prior to the effective time of the Merger, any change in the outstanding common stock of DTS or the outstanding common stock of SRS occurs by reason of any reclassification, recapitalization, stock split or combination, exchange, merger, consolidation or readjustment of shares, or any stock dividend, in each case, with a record date prior to the effective time of the Merger.

Proration

        If SRS stockholders elect to receive more than the aggregate amount of cash or shares of DTS common stock available in the Merger, the total cash or stock consideration, as the case may be, will be apportioned among the stockholders who elect each form of Merger consideration, as discussed below.

Oversubscription of Cash Election

        The number of shares of SRS common stock that will be converted into the right to receive the Per Share Cash Consideration will be equal to 50% of the total number of shares of SRS common stock issued and outstanding immediately prior to the effective time of the Merger (the "Maximum Cash Shares").

        If the number of shares of SRS common stock for which a cash election was made exceeds the Maximum Cash Shares, then:

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  all shares of SRS common stock for which a stock election has been made and all No Election Shares will receive the Per Share Stock Consideration; and

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  an SRS stockholder making a cash election will receive the Per Share Cash Consideration for a number of shares equal to the product obtained by multiplying (i) the total number of shares of SRS common stock for which such stockholder has made a cash election and (ii) a fraction, (A) the numerator of which is the Maximum Cash Shares and (B) the denominator of which is the total number of shares of SRS common stock for which a cash election has been made. The remaining number of such stockholder's shares for which a cash election was made will be converted into the right to receive the Per Share Stock Consideration.

Example of Oversubscription of Cash Election

        Assuming the total number of shares of SRS common stock entitled to receive the consideration in the Merger is 14,433,090, the number of shares of SRS common stock outstanding as of May 11, 2012, and that there are 10,000,000 cash election shares, then:

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  the Maximum Cash Shares is equal to 7,216,545;

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  an SRS stockholder making a cash election with respect to 1,000 shares of SRS common stock would receive the Per Share Cash Consideration with respect to 721.6545 shares of SRS common stock (1,000 multiplied by 7,216,545 divided by 10,000,000) and the Per Share Stock Consideration with respect to the remaining 278.3455 shares of SRS common stock. Therefore, considering the Exchange Ratio, such stockholder would receive 86 shares of DTS common stock and approximately $6,873.85 in cash (including cash in lieu of fractional shares based on a share price of DTS common stock of $28.31, the closing price per share of DTS common stock on May 11, 2012), without interest and less any applicable withholding taxes; and

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  an SRS stockholder making a stock election, no election or an improper election with respect to 1,000 shares of SRS common stock would receive the Per Share Stock Consideration with respect to such 1,000 shares of SRS common stock. Therefore, considering the Exchange Ratio, such stockholder would receive 311 shares of DTS Common Stock and approximately $7.64 (including cash in lieu of fractional shares based on a share price of DTS common stock of $28.31, the closing price per share of DTS common stock on May 11, 2012), without interest and less any applicable withholding taxes.

Undersubscription of Cash Election

        If the number of shares of SRS common stock for which a cash election has been made is less than the Maximum Cash Shares (such difference is referred to as the "Shortfall Number"), then cash may be issued to stockholders who make stock elections. In the case of an under-election of cash, all shares of SRS common stock for which a cash election was made will receive the Per Share Cash Consideration. With respect to SRS stockholders making a stock election and SRS stockholders who make no election or who make an improper election, all such stockholders will receive cash and/or stock based in part on whether the Shortfall Number is less than or greater than the number of No Election Shares, as described below.

        Scenario 1:    If the Shortfall Number is less than or equal to the number of No Election Shares, then:

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  all shares of SRS common stock making a stock election will receive the Per Share Stock Consideration; and

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  an SRS stockholder holding No Election Shares will receive the Per Share Cash Consideration for a number of shares equal to the product obtained by multiplying (i) the number of No Election Shares held by such SRS stockholder and (ii) a fraction, (A) the numerator of which is the Shortfall Number and (B) the denominator of which is the total number of No Election Shares. The remaining number of such stockholder's No Election Shares will be converted into the Per Share Stock Consideration.

        Scenario 2:    If the Shortfall Number exceeds the number of No Election Shares, then:

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  all stockholders holding No Election Shares will receive the Per Share Cash Consideration; and

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  an SRS stockholder making a stock election will receive the Per Share Cash Consideration for a number of shares equal to the product obtained by multiplying (i) the number of shares of SRS common stock held by such SRS stockholder subject to a stock election and (ii) a fraction, (A) the numerator of which is equal to the amount by which the Shortfall Number exceeds the number of No Election Shares and (B) the denominator of which is equal to the total number of stock election shares. The remaining number of such stockholder's shares for which a stock election was made will receive the Per Share Stock Consideration.

Examples of Undersubscription of Cash Election

        Scenario 1:    Assuming the total number of shares of SRS common stock entitled to receive consideration in the Merger is 14,433,090, the number of shares of SRS common stock outstanding as of May 11, 2012, and that there are 7,000,000 stock election shares, 7,000,000 cash election shares and 433,090 No Election Shares, then:

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  the Maximum Cash Shares is equal to 7,216,545;

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  the Shortfall Number (216,545) is less than the number of No Election Shares;

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  an SRS stockholder holding 1,000 No Election Shares will receive the Per Share Cash Consideration with respect to 500 shares (1,000 multiplied by 216,545 divided by 433,090) and the Per Share Stock Consideration with respect to the remaining 500 shares of SRS common stock. Therefore, considering the Exchange Ratio, such stockholder would receive 155 shares of DTS common stock and approximately $4,767.97 in cash (including cash in lieu of fractional shares based on a share price of DTS common stock of $28.31, the closing price per share of DTS common stock on May 11, 2012), without interest and less any applicable withholding taxes;

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  an SRS stockholder making a cash election with respect to 1,000 shares of SRS common stock would receive the Per Share Cash Consideration with respect to such 1,000 shares of SRS common stock. Therefore, such stockholder would receive $9,500, without interest and less applicable withholding taxes; and

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  an SRS stockholder making a stock election with respect to 1,000 shares of SRS common stock would receive the Per Share Stock Consideration with respect to such 1,000 shares of SRS common stock. Therefore, considering the Exchange Ratio, such stockholder would receive 311 shares of DTS Common Stock and approximately $7.64 (including cash in lieu of fractional shares based on a share price of DTS common stock of $28.31, the closing price per share of DTS common stock on May 11, 2012), without interest and less any applicable withholding taxes.

        Scenario 2:    Assuming the total number of shares of SRS common stock entitled to receive consideration in the Merger is 14,433,090, the number of shares of SRS common stock outstanding as of May 11, 2012, and that there are 10,000,000 stock election shares, 4,000,000 cash election shares and 433,090 No Election Shares, then:

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  the Maximum Cash Shares number is equal to 7,216,545;

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  the Shortfall Number (3,216,545) exceeds the number of No Election Shares;

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  an SRS stockholder making a stock election with respect to 1,000 shares will receive the Per Share Cash Consideration with respect to 321.6545 shares (1,000 multiplied by 3,216,545 divided by 10,000,000) and the Per Share Stock Consideration with respect to the remaining 678.3455 shares of SRS common stock. Therefore, considering the Exchange Ratio, such stockholder would receive 211 shares of DTS common stock and approximately $3,059.92 in cash (including cash in lieu of fractional shares based on a share price of DTS common stock of $28.31, the closing price per share of DTS common stock on May 11, 2012), without interest and less applicable withholding taxes; and

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  an SRS stockholder making a cash election, no election or an improper election with respect to 1,000 shares of SRS common stock would receive the Per Share Cash Consideration with respect to such 1,000 shares of SRS common stock. Therefore, such stockholder would receive $9,500, without interest and less applicable withholding taxes.

Treatment of SRS Stock Options and Restricted Stock Units

        Immediately prior to and conditioned upon the occurrence of the effective time of the Merger, each stock option to purchase SRS common stock that is outstanding will automatically become fully vested and exercisable (to the extent not already fully vested and exercisable) and, as of the effective time of the Merger, will be cancelled. Holders of all unexercised SRS stock options outstanding immediately prior to the effective time of the Merger will be entitled to receive, as of the effective time of the Merger, a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the product obtained by multiplying (i) the number of shares of SRS common stock subject to the option and (ii) the excess, if any, of (A) the Per Share Cash Consideration over (B) the exercise price per share subject to the option. Accordingly, all options with an exercise price equal to or greater than $9.50 will be cancelled for no additional consideration.

        Immediately prior to and conditioned upon the occurrence of the effective time of the Merger, each SRS restricted stock unit that is outstanding will automatically become fully vested and, as of the effective time of the Merger, will be cancelled. The holders of such SRS restricted stock units outstanding immediately prior to the effective time of the Merger will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product obtained by multiplying (i) the Per Share Cash Consideration and (ii) the number of shares of SRS common stock subject to such restricted stock unit.

Conversion of Shares; Elections Procedure; Exchange of Certificates

        DTS has selected Computershare Trust Company, N.A. to act as Exchange Agent and within one business day following the effective time of the Merger, DTS will establish an exchange fund with the Exchange Agent consisting of the Merger consideration to be paid to SRS stockholders. The consideration to be paid to SRS stockholders in connection with the Merger consists of shares of DTS common stock, to be issued in either certificated or book-entry form, and cash (to be paid as the Per Share Cash Consideration and in lieu of fractional shares of DTS common stock) and, if required pursuant to the Merger Agreement, any dividends or other distributions of DTS common stock with a record date occurring after the completion of the Merger.

Elections Procedure

        The Election Form will be mailed to you. If you wish to elect the type of consideration you will receive in the Merger, including a stock election, a cash election or a combination of both, you should carefully review and follow the instructions set forth in the Election Form. SRS stockholders who hold their shares in "street name" or through a bank, broker or other nominee should follow the instructions of such bank, broker or nominee for making an election with respect to such shares of SRS common stock.

        The Election Deadline will be 5:00 p.m. New York City (Eastern) time, on a date to be determined prior to the effective time of the Merger. The Election Deadline will be publicly announced by SRS and DTS at least five business days prior to the anticipated date of the completion of the Merger.

        SRS stockholders are entitled to specify the number of shares of SRS common stock with respect to which such holder makes a cash election or stock election on the Election Form. Shares of SRS common stock as to which the holder has not made a valid election prior to the Election Deadline will be No Election Shares.

        To make an effective election, SRS stockholders holding shares of SRS common stock in either certificated or book-entry form must properly complete, sign and deliver to the Exchange Agent the Election Form, together with (1) a properly completed Form W-9 (or Form W-8 BEN if you are a resident of a country other than the United States) and (2) if your shares are held in certificated form, either such physical certificates, if any, representing your shares of SRS common stock or a properly completed guarantee of delivery, at the address provided in the Election Form no later than the Election Deadline. If your shares are held in certificated form and you deliver a properly completed guarantee of delivery, you will have until three business days following the Election Deadline to deliver your certificates to the Exchange Agent. If you fail to deliver your certificates prior to the Election Deadline or, in the case of a properly completed guarantee of delivery, within three business days following the Election Deadline, your election will be deemed invalid. If you do not make a valid election or fail to return the Election Form prior to the Election Deadline, your shares of SRS common stock will be deemed and treated as No Election Shares.

        As stated above, SRS stockholders holding physical certificates who cannot deliver their stock certificates to the Exchange Agent by the Election Deadline may deliver a notice of guaranteed delivery promising to deliver such stock certificates, so long as the actual stock certificates are in fact delivered to the Exchange Agent within three business days following the Election Deadline, as further described in the Election Form. YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD, AND YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT AN ELECTION FORM.

        You may revoke or change your election by sending written notice to the Exchange Agent prior to the Election Deadline. In the event that you revoke your election prior to the Election Deadline, and you do not make a subsequent election prior to the Election Deadline, your shares of SRS common stock will be treated as No Election Shares, and you will receive consideration in whatever form or mix that remains after taking into account other SRS stockholders' elections and proration. SRS stockholders will not be entitled to revoke or change an election after the Election Deadline. Accordingly, if an SRS stockholder has made an election, such stockholder will be unable to revoke the election or sell such shares of SRS common stock during the interval between the Election Deadline and the Closing Date.

        Shares of SRS common stock as to which the holder has not made a valid election prior to the Election Deadline, including as a result of revocation, will be deemed No Election Shares. The Exchange Agent will determine whether any election has been properly or timely made or revoked and may disregard immaterial defects in an Election Form, and any good faith decisions of the Exchange Agent regarding such matters are binding and conclusive. In the event the Exchange Agent declines to make any such determination, SRS and DTS shall make a joint determination which will be binding and conclusive. The Exchange Agent (or SRS and DTS jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations as to the allocation and the proration contemplated by the Merger Agreement and any such computation will be conclusive and binding on the holders of SRS common stock. None of SRS, DTS, Merger Sub, Merger LLC or the Exchange Agent is under any obligation to notify you of any defect in your Election Form.

        The conversion of shares of SRS common stock into the right to receive Merger consideration will occur automatically at the effective time of the Merger. As soon as reasonably practicable after the effective time of the Merger, the Exchange Agent will pay the Merger consideration as contemplated by the Merger Agreement.

Exchange Procedures

        As soon as reasonably practicable after the effective time of the Merger, the Exchange Agent will mail a letter of transmittal with instructions to only those persons who were SRS stockholders at the effective time of the Merger holding No Election Shares. This letter will contain instructions on how to surrender certificated and book-entry shares of SRS common stock for payment of the consideration such holder is entitled to receive under the Merger Agreement.

        Following the effective time of the Merger, each former stockholder of SRS who properly made and did not revoke a cash election or stock election, and each former stockholder of SRS who properly submits a letter of transmittal with surrendered certificated or book-entry shares of SRS common stock, will be entitled to receive in exchange for such stockholder's shares of SRS common stock (i) the number of shares of DTS common stock, if any, issuable to such holder pursuant to the Merger, (ii) a check in the amount equal to the cash portion of the consideration, if any, payable to such holder pursuant to the Merger and (iii) dividends or other distributions, if any, and cash payable in lieu of fractional shares, to which such holder is entitled under the terms of the Merger Agreement.

        In the event that payment or issuance of the Merger consideration is to be made to someone other than the one in whose name a surrendered certificate is registered (such as because of a transfer of ownership of shares of SRS common stock that is not registered in the transfer or stock records of SRS), any Merger consideration payable with respect to such shares may only be payable to the person requesting such payment if a stock certificate so surrendered is properly endorsed or otherwise in proper form for transfer and such person pays to the Exchange Agent any transfer and other taxes required, or establishes to the satisfaction of the Exchange Agent that such tax has either been paid or is not applicable.

        If a certificate for SRS common stock has been lost, stolen or destroyed, the Exchange Agent will issue the Merger consideration properly payable under the Merger Agreement upon the holder's compliance with the replacement requirements as established by the Exchange Agent, which may include the posting by the holder of a bond in customary amount as indemnity against any claim that may be made with respect to the certificate.

        From and after the effective time of the Merger, all holders of certificates representing shares of SRS common stock or book-entry shares will cease to have any rights as SRS stockholders other than the right to receive the Merger consideration or appraisal rights in accordance with Delaware law if properly exercised and perfected and the stock transfer books of SRS will be closed and SRS will not register any transfers of SRS common stock.

Withholding

        DTS and the Exchange Agent will be entitled to deduct and withhold from the Merger consideration or cash received in lieu of fractional shares of DTS common stock, cash dividends or distributions payable to any SRS stockholder the amounts required to deducted and withheld under any federal, state, local or foreign tax law. If the Exchange Agent or DTS withholds any amounts, these amounts will be treated for all purposes of the Merger as having been paid to the stockholders from whom they were withheld.

Distributions with Respect to Unexchanged Shares

        Holders of shares of SRS common stock are entitled to receive dividends or other distributions on DTS common stock with a record date on or after the effective time of the Merger, but only if such holder has surrendered its SRS common stock certificates or book-entry shares and received shares of DTS common stock in exchange therefore. Any dividend or other distribution on DTS common stock with a record date on or after the effective time of the Merger will be paid, without interest, (i) at the time of surrender of the common stock certificate, if the payment date is on or prior to the date of surrender and not previously paid or (ii) at the appropriate payment date, if the dividends or distributions have a payment date subsequent to such surrender.

Representations and Warranties

        SRS made various representations and warranties in the Merger Agreement with respect to SRS and its subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure schedules SRS delivered to DTS on a supplemental basis in connection therewith (in the case of the latter, as may or may not be specifically indicated in the text of the Merger Agreement). These include representations and warranties regarding:

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  the organization, power, qualifications to do business and good standing of SRS and each of its subsidiaries;

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  the organizational documents of SRS and its subsidiaries;

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  the power and authority of SRS to enter into and carry out its obligations contained in the Merger Agreement;

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  the declaration of the advisability of the Merger Agreement and the Merger by the SRS board of directors and the approval of Merger Agreement by the SRS board of directors;

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  the capital structure of SRS and its subsidiaries, and the absence of restrictions with respect to the capital stock of SRS or its subsidiaries;

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  the SEC filings of SRS and the financial statements contained in those filings;

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  SRS' internal accounting controls and disclosure controls and procedures;

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  the absence of "off-balance sheet arrangements";

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  the absence of certain changes or events since December 31, 2011;

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  the validity of the title of the assets held by SRS;

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  the validity of SRS' existing accounts receivables;

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  SRS' intellectual property;

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  SRS' material contracts and the absence of breaches of material contracts;

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  the absence of undisclosed liabilities;

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  compliance with applicable laws by SRS and its subsidiaries;

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  compliance with domestic and foreign anti-corruption laws;

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  the possession of all governmental authorizations required by SRS and its subsidiaries to conduct their business;

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  SRS' taxes and tax returns;

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  SRS' benefit plans and employment matters;

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  SRS' compliance with employment/labor contracts and laws;

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  SRS' leased real properties;

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  SRS' insurance policies;

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  the absence of material litigation, orders or judgments;

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  the vote of SRS stockholders required to complete the Merger;

  •
  the absence of any breach or any conflict or violation of the organizational documents of SRS and its subsidiaries, any applicable legal requirements or any material contract of SRS or the creation of an encumbrance (except for certain permitted encumbrances) on any of SRS' or its subsidiaries' property or assets as a result of entering into and carrying out the obligations contained in the Merger Agreement;

  •
  the interests of officers and directors of SRS;

  •
  the receipt of a fairness opinion of Covert & Co.;

  •
  entitlements to any broker's, finder's, opinion, success, transaction fee or other fee or commission in connection with the transactions contemplated by the Merger Agreement;

  •
  the inapplicability of state anti-takeover statutes to the Merger;

  •
  the accuracy of the information supplied for this proxy statement/prospectus and the registration statement of which it is a part;

  •
  a disclaimer of all other representations and warranties not included in the Merger Agreement; and

  •
  an acknowledgment of non-reliance on DTS', Merger Sub's and Merger LLC's estimates, projections, forecasts, forward-looking statements and business plans.

        DTS, Merger Sub and Merger LLC each made various representations and warranties with respect to themselves and their subsidiaries that are subject, in some case, to specified exceptions and qualifications contained in the Merger Agreement. These include representations and warranties regarding:

  •
  the organization, power, qualifications to do business and good standing of DTS, Merger Sub and Merger LLC;

  •
  the organizational documents of DTS, Merger Sub and Merger LLC;

  •
  the power and authority of DTS, Merger Sub and Merger LLC to enter into and carry out the obligations contained in the Merger Agreement;

  •
  the declaration of the advisability of the Merger Agreement and the Mergers by the board of directors (or similar governing body) of DTS, Merger Sub and Merger LLC and the approval of Merger Agreement by the board of directors (or similar governing body) of DTS, Merger Sub and Merger LLC;

  •
  the capital structure of DTS, Merger Sub and Merger LLC, and the absence of restrictions with respect to the capital stock of DTS, Merger Sub and Merger LLC;

  •
  the SEC filings of DTS and the financial statements contained in those filings;

  •
  DTS' internal accounting controls and disclosure controls and procedures;

  •
  the absence of "off-balance sheet arrangements";

  •
  the absence of certain changes since December 31, 2011;

  •
  the absence of undisclosed liabilities;

  •
  the compliance with applicable laws by DTS and its subsidiaries;

  •
  the possession of all governmental authorizations required by DTS and its subsidiaries to conduct their business;

  •
  the absence of material litigation, orders or judgments;

  •
  the absence of any breach or any conflict or violation of the organizational documents of DTS, Merger Sub or Merger LLC, any applicable legal requirements or any material contract or the creation of an encumbrance (except for certain permitted encumbrances) on any of their property or assets as a result of entering into and carrying out the obligations contained in the Merger Agreement;

  •
  form customer contracts used by DTS;

  •
  the sufficiency of financing to complete the Merger;

  •
  the receipt of a fairness opinion of Centerview;

  •
  entitlements to any broker's, finder's, opinion, success, transaction fee or other fee or commission in connection with the transactions contemplated by the Merger Agreement;

  •
  the absence of ownership of SRS common stock;

  •
  the accuracy of information supplied for this proxy statement/prospectus and the registration statement of which it is a part;

  •
  a disclaimer of all other representations and warranties not included in the Merger Agreement; and

  •
  an acknowledgment of non-reliance on SRS' estimates, projections, forecasts, forward-looking statements and business plans.

SRS' Conduct of Business Before Completion of the Merger

        Under the Merger Agreement, SRS agreed (and agreed to cause its subsidiaries), until the effective time of the Merger, except as required or contemplated by the Merger Agreement, as required by law or as consented to in writing by DTS, to:

  •
  conduct its business in the ordinary course, consistent with past practice and in compliance with applicable law and all of SRS' material contracts;

  •
  use commercially reasonable efforts to preserve intact its business organization, goodwill and relationships with third parties and to keep available the services of its current officers and employees;

  •
  maintain and keep its material properties and assets in good repair and condition;

  •
  maintain all governmental permits necessary to conduct its business or the business of any of its subsidiaries; and

  •
  keep all currently effective insurance policies in full force and effect and maintain such policies consistent with past practice.

        In addition, SRS agreed that, until the effective time of the Merger, except as required or contemplated by the Merger Agreement (including as modified by the disclosure schedules attached to the Merger Agreement), as required by law or as consented to in writing by DTS, it will not (and will not permit its subsidiaries to):

  •
  pay dividends, reclassify stock or commence any stock repurchases or redemptions, other than pursuant to SRS' right to acquire restricted shares of its common stock held by an SRS employee upon termination of such employee's employment;

  •
  issue securities or rights to acquire securities or instruments convertible into securities, subject to certain exceptions, including pursuant to the exercise of SRS stock options or vesting of restricted stock units or in connection with the adoption of a stockholders' rights plan in response to an Acquisition Proposal (as defined below in the section of this proxy statement/prospectus entitled "The Merger Agreement—SRS is Prohibited from Soliciting Other Offers");

  •
  amend the terms of any outstanding SRS stock option, restricted stock unit or other security except as required by law or contemplated by the Merger Agreement;

  •
  amend its certificate of incorporation or bylaws or similar organizational or governance documents;

  •
  enter into any Acquisition Transaction (as defined below in the section of this proxy statement/prospectus entitled "The Merger Agreement—SRS is Prohibited from Soliciting Other Offers"), acquire any equity interest of any other entity or effect or become a party to any other merger, consolidation, reclassification of shares or similar transaction;

  •
  enter into any material contract, or any contract which restricts SRS or its subsidiaries from (i) competing with any other person or entity, (ii) acquiring any product, asset or service from any other person or entity, (iii) developing, selling, licensing or servicing any product or technology or asset to or for any other person or entity, (iv) performing services for any other person or entity, (v) transacting business with any other person or entity and (vi) operating at any location in the world;

  •
  make any capital expenditures (other than certain agreed-to capital expenditures), except in the ordinary course of business in an amount not to exceed $50,000 individually or in the aggregate;

  •
  amend, modify or terminate material contracts or waive any material right or remedy under any material contract, other than in the ordinary course of business;

  •
  dispose of or license any rights or assets, except, with respect to assets, in the ordinary course of business if material to the business of SRS;

  •
  abandon or fail to take action reasonably necessary to maintain the validity of SRS' registered intellectual property;

  •
  pledge any material assets, or permit any material assets, cash equivalents or short-term investments to become subject to, any encumbrance;

  •
  lend money to any other person, except to employees in the ordinary course of business;

  •
  enter into or make changes to employee benefits or employment agreements, subject to certain limited exceptions including when consistent with past practice;

  •
  hire any employee at the level of vice president or above, with an annual salary in excess of $150,000;

  •
  change accounting methods or accounting practices, except as required by changes in GAAP or SEC rules and regulations;

  •
  make or change any material tax election or return, or surrender any right to claim a material tax refund, offset or reduction in tax liability;

  •
  take any action (or fail to take any action), the result of which could reasonably be expected to impede the Merger from qualifying as a "reorganization" under section 368(a) of the Code;

  •
  commence any legal proceeding (including with respect to intellectual property owned by SRS), subject to limited exceptions;

  •
  settle or offer to settle any legal claim against SRS or any of its subsidiaries (including with respect to intellectual property owned by SRS), subject to limited exceptions;

  •
  implement any tax-structuring transactions by restructuring the capital structure of SRS or any of its subsidiaries or by a transfer of material assets of SRS or any of its subsidiaries; or

  •
  authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

DTS' Conduct of Business Before Completion of the Merger

        Under the Merger Agreement, DTS agreed (and agreed to cause its subsidiaries), until the effective time of the Merger, except as required or contemplated by the Merger Agreement, as required by law or as consented to in writing by SRS, to conduct its business in the ordinary course, consistent with past practice and in material compliance with applicable law.

        In addition, DTS agreed that, until the effective time of the Merger, except as required or contemplated by the Merger Agreement, as required by law or as consented to in writing by SRS, it will not (and will not permit its subsidiaries to):

  •
  take any action to prevent or materially delay the completion of the Merger;

  •
  take any action (or fail to take any action), the result of which could reasonably be expected to impede the Merger from qualifying as a "reorganization" under section 368(a) of the Code; or

  •
  authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

SRS Is Prohibited From Soliciting Other Offers

        Under the terms of the Merger Agreement, subject to certain exceptions described below, SRS agreed that it will not, and will cause its subsidiaries not to, and will not authorize its directors, officers, employees or representatives to, directly or indirectly:

  •
  solicit, initiate, or take any action outside of the ordinary course of business to encourage, facilitate or induce, or that would reasonably be expected to lead to an offer, proposal, or inquiry by a third-party contemplating an Acquisition Transaction (as defined below) (such offer or proposal being an "Acquisition Proposal");

  •
  enter into, continue or participate in any discussions or negotiations regarding an Acquisition Proposal, or otherwise take any action to encourage, facilitate, or induce any Acquisition Proposal;

  •
  furnish any non-public information regarding SRS to any person in connection with, in response to or which would reasonably be expected to lead to an Acquisition Proposal;

  •
  approve or recommend an Acquisition Proposal or any letter of intent or similar contract contemplating an Acquisition Proposal or requiring SRS to terminate its obligations under the Merger Agreement; or

  •
  resolve or agree to do any of the foregoing.

        An "Acquisition Transaction" is a transaction or series of related transactions involving:

  •
  any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or similar transaction involving SRS, in which (i) a person or group directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding shares of any class of voting securities of SRS or (ii) SRS issues securities representing more than 15% of the outstanding shares of any class of voting securities of SRS;

  •
  any sale, lease, exchange, transfer, acquisition or disposition of any assets that constitutes (i) 15% or more of the consolidated net revenues, consolidated net income or consolidated book value of SRS or (ii) 15% or more of the fair market value of the assets of SRS; or

  •
  any liquidation, dissolution, recapitalization, extraordinary dividend or other reorganization of SRS.

Superior Proposal; Change in Company Board Recommendation

        Notwithstanding the foregoing, at any time prior to the approval of the Merger Proposal by SRS stockholders, in response to an unsolicited, bona fide written Acquisition Proposal which the SRS board of directors determines (after consultation with its outside legal counsel and its financial advisor) to be or to be reasonably likely to lead to, a Superior Proposal (as defined below), SRS may (i) furnish any information with respect to SRS and its subsidiaries to the party making such Acquisition Proposal (and its representatives) and (ii) engage in discussions or negotiations with the party making such Acquisition Proposal (and its representatives) regarding such Acquisition Proposal. Prior to furnishing any such information and engaging in such discussions or negotiations, however, SRS must receive from such party an executed confidentiality agreement with terms at least as restrictive as the confidentiality agreement between SRS and DTS and all information furnished to such party must also have been provided to DTS.

        Additionally, SRS is obligated to promptly notify DTS in writing (and in no event later than 48 hours after receipt of an Acquisition Proposal), of SRS' intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such party. The notice must include (i) the identity of the party making the Acquisition Proposal and (ii) the material terms and conditions of such Acquisition Proposal. In addition, SRS is obligated to promptly keep DTS informed, on a current basis, of all material developments affecting the status and the material terms of the Acquisition Proposal, including the material terms and conditions of the Acquisition Proposal and any material changes to the Acquisition Proposal and the status of any related discussions or negotiations.

        A "Superior Proposal" is a bona fide, unsolicited written Acquisition Proposal made by a third-party for an Acquisition Transaction that would result in such third-party owning all of the SRS common stock or all or substantially all of the consolidated assets of SRS, which the SRS board of directors determines in good faith (after consultation with its outside legal counsel and its financial advisor), (i) to be reasonably likely to be completed on the terms proposed if accepted and (ii) to be more favorable to SRS stockholders from a financial point of view than the Merger, taking into account all relevant financial, legal and regulatory aspects of the Acquisition Proposal, all the terms and conditions of such Acquisition Proposal and the Merger Agreement, any changes to the terms of the

Merger Agreement offered by DTS in response to such Acquisition Proposal and the ability of the party making such Acquisition Proposal to complete the transactions proposed (including the likelihood of obtaining required approvals or any necessary financing).

        Subject to the exceptions described below, the SRS board of directors agreed to make a recommendation to SRS stockholders to approve the Merger Proposal (the "Company Board Recommendation"). Additionally, subject to the exceptions described below, the SRS board of directors agreed not to (i) fail to make the Company Board Recommendation to SRS stockholders, (ii) withhold, withdraw, amend or modify in a manner adverse to DTS, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to DTS, the Company Board Recommendation or (iii) adopt, approve, recommend, endorse or declare advisable the adoption of any Acquisition Proposal (each of which is referred to as a "Change in Company Board Recommendation").

        The SRS board of directors may effect a Change in Company Board Recommendation if, before the approval of the Merger Proposal by SRS stockholders:

  •
  in connection with the receipt of an Acquisition Proposal, it concludes in good faith, after consultation with outside legal counsel and its financial advisor, that the failure to change its recommendation would be inconsistent with its fiduciary duties and that such proposal constitutes a Superior Proposal; or

  •
  in connection with a material event or circumstance occurring after the date of the Merger Agreement that was not known or reasonably foreseeable by the board of directors of SRS at the time of the Merger Agreement (an "Intervening Event"), it concludes in good faith, after consultation with outside legal counsel, that the exercise of its fiduciary duties requires a Change in Company Board Recommendation.

In each case, however, SRS must first provide written notice to DTS that the SRS board of directors intends to make a Change in Company Board Recommendation, containing (i) in the case of an Intervening Event, a description of events, facts and circumstances giving rise to such proposal action or (ii) in the case of a Superior Proposal, a description of the material terms and conditions of such Superior Proposal, including a copy of the acquisition agreement in the form to be entered into. In addition, within five days of after receipt of such notice, DTS must not make a proposal that would, in the good-faith judgment of the SRS board of directors (in consultation with its outside legal counsel and, in the case of a Superior Proposal, its financial advisor), change the circumstances such that the SRS board of directors no longer concludes that it is required to make a Change in Company Board Recommendation or that cause the Acquisition Proposal to no longer constitute a Superior Proposal. If there are material changes to the events or circumstances underlying the Intervening Event or if such Superior Proposal is materially changed, SRS must provide DTS an additional notice and a new five-day period to respond with an alternative proposal.

        Similarly, at any time prior to the approval of the Merger Proposal by SRS stockholders, the SRS board of directors may terminate the Merger Agreement and enter into a definitive agreement with respect to a Superior Proposal, but only if (i) the SRS board of directors concludes in good faith, after consulting with its outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal and failure to enter into such definitive agreement would be inconsistent with its fiduciary duties to SRS stockholders, (ii) SRS pays the Termination Fee as described below under "The Merger Agreement—Termination; Termination Fee; Expenses" and (iii) SRS provides a notice to DTS and allows DTS the five-day period to make a revised proposal, each as described in the paragraph above.

        Nothing contained in the Merger Agreement prohibits SRS from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to its stockholders, if in the good-faith judgment of the SRS board of directors (after consultation with its outside legal counsel), failure to so disclose would be inconsistent with its fiduciary duties.

Stockholders' Meeting

        Under the terms of the Merger Agreement, the SRS board of directors agreed to give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date that the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, is declared effective. The SRS board of directors agreed to recommend the approval of the Merger Proposal to its stockholders, subject to the provisions of the Merger Agreement discussed in the section of this proxy statement/prospectus entitled "The Merger Agreement—Superior Proposal; Change in Company Board Recommendation". SRS' obligation to hold a stockholders' meeting will not be affected by (i) the commencement, public proposal, public disclosure or communication to SRS of any Acquisition Proposal or (ii) the withdrawal or modification by the SRS board of directors or any committee thereof of its approval or recommendation of the Merger Agreement or the Merger, subject, in each case, to the provisions of the Merger Agreement discussed in the section entitled "The Merger Agreement—Superior Proposal; Change in Company Board Recommendation".

Commercially Reasonable Efforts to Complete the Merger

        Each of DTS and SRS agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing all things reasonably necessary, proper or advisable to complete the Merger in the most expeditious manner practicable, including:

  •
  filing a Notification and Report Form pursuant to the HSR Act no later than 10 business days after the date of the Merger Agreement;

  •
  responding at the earliest practicable date to any requests for additional information made by any governmental body;

  •
  acting in good faith and reasonably cooperating with the other party in connection with any investigation of the Merger by any governmental body under any antitrust law;

  •
  as permitted by law, furnishing to each other all information required by any filing, form, declaration, notification, registration and notice relating to the Merger under any antitrust law;

  •
  taking all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other antitrust laws;

  •
  giving the other party reasonable prior notice of any communication with a governmental body regarding any related filings or forms;

  •
  giving the other party notice of and, unless prohibited, permitting the other party to attend any meeting or conversation with, any governmental body regarding any such filings relating to the Merger;

  •
  keeping the other party apprised with respect to any meetings, conferences or conversations which the other party is prohibited from attending;

  •
  consulting and cooperating with one another in connection with any information or proposals submitted to a governmental body in connection with proceedings under any antitrust law relating to the Merger;

  •
  avoiding the entry of an order, injunction, or judgment prohibiting or otherwise restraining the Merger under any antitrust law; and

  •
  eliminating every impediment under any antitrust law that may be asserted by any governmental body, so as to enable the transaction to close as soon as reasonably possible.

        Notwithstanding the above, DTS and its subsidiaries are not obligated to propose, negotiate, offer to commit to effect or effect the sale, divestiture, license or disposition of any assets or businesses of DTS, SRS, the combined company or any of their respective subsidiaries or affiliates. Additionally, DTS and its subsidiaries are not obligated to offer to take, to offer to commit to take or to take any action (including an action that limits DTS' freedom of action, ownership or control with respect to or its ability to retain, hold, or operate, any of the businesses, assets, product lines, properties or services of DTS, SRS, the combined company or any of their respective subsidiaries or affiliates), even if such action would avoid the entry of an order, injunction, or judgment prohibiting or otherwise restraining the Merger under any antitrust law.

Access to Information

        Under the Merger Agreement and subject to reasonable notice and applicable law, SRS agreed to and will cause each of its subsidiaries and officers, directors, employees and representatives to, allow DTS and its officers, directors, employees and representatives reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records and contracts of SRS and its subsidiaries and all financial, operating and other data and information as DTS may reasonably request. SRS and DTS will confer on a regular basis with one or more representatives of DTS to report material operational matters and the general status of ongoing operations, and SRS will provide DTS with all material operating and financial reports prepared by SRS and its subsidiaries, including copies of unaudited monthly consolidated financial statements and any other written reports or materials reasonably requested by DTS.

        Notwithstanding the obligations described above, SRS and its subsidiaries are not required to disclose any information that, in the sole and absolute discretion of SRS after consultation with its legal counsel, it is not legally permitted to disclose or the disclosure of which would contravene any applicable law or order or the disclosure of which would be reasonably likely to cause the loss of any material attorney-client or other legal privilege or which would constitute a waiver of any other privilege or trade secret protection held by SRS or any of its subsidiaries.

Director and Officer Indemnification and Insurance

        Under the terms of the Merger Agreement, for six years following the effective time of the Merger (and until such later date as of which any legal proceeding commenced during such six-year period will have been finally disposed of), DTS agreed to assume, honor and fulfill in all respects all indemnification and expense advancement obligations of SRS contained in the SRS Charter or the SRS Bylaws or such similar documents of its subsidiaries or indemnification agreements in effect immediately prior to the effective time of the Merger for the benefit of any of SRS' current or former directors or officers and any person who becomes an officer or director of SRS prior to the effective time of the Merger, to the extent such indemnifiable losses, claims,F damages, liabilities, fees, expenses, judgments or fines incurred arise from matters pending, existing or occurring at or prior to the effective time of the Merger, whenever asserted or claimed.

        Also, for six years following completion of the Merger, DTS and its subsidiaries will cause the certificate of incorporation, certificate of formation, bylaws and operating agreement, as applicable, of the combined company and its subsidiaries, to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable, in the aggregate, as the indemnification, advancement of expenses and exculpation provisions contained in the SRS Charter or the SRS Bylaws or such similar documents of its subsidiaries in effect prior to the effective time of the Merger, and during such six-year period, such provisions will not be amended, repealed or otherwise modified in any respect, except as required by law.

        Prior to the effective time of the Merger, SRS will purchase a six year "tail" prepaid policy on terms and conditions no less advantageous to the indemnified parties than the existing directors' and officers' liability (and fiduciary) insurance maintained by SRS covering the Merger.

Employee Benefits

        DTS will recognize, as of the effective time of the Merger, all service to SRS of each employee of SRS actively employed by SRS or its subsidiaries at the effective time of the Merger for vesting and eligibility purposes, but not for benefit accrual purposes (except for vacation). Service prior to the effective time of the Merger will not be recognized for the purpose of any entitlement to participate in or receive benefits with respect to (i) any non-elective employer contributions under any DTS 401(k) Plan or (ii) the DTS retiree medical program in which any former SRS employee participates after the effective time of the Merger.

        DTS maintains the right to amend or terminate any SRS employee benefit plan or policy, to the extent such amendment or termination is allowed by the terms of the applicable plan or policy. Nothing in the Merger Agreement requires DTS to retain the employment of any particular person actively employed by SRS or its subsidiaries at the effective time of the Merger for any fixed period of time following the effective time of the Merger.

        Nothing contained in the Merger Agreement creates or shall be construed to create a right in any current or former employee of SRS or any of its subsidiaries to employment with DTS, SRS, the combined company or any other subsidiary of DTS. In addition, no current employee or former employee of SRS, the combined company or any of their respective subsidiaries (including, in each case, any beneficiary or dependent thereof) will be deemed to be a third-party beneficiary of the Merger Agreement, except for officers and directors of SRS and its subsidiaries to the extent of their respective rights with respect to the maintenance of indemnification rights and directors' and officers' "tail" insurance coverage as described under the section of this proxy statement/prospectus entitled "The Merger Agreement—Director and Officer Indemnification and Insurance". No provision of the Merger Agreement modifies or amends any agreement, plan, program or document unless the Merger Agreement explicitly states that such agreement, plan, program or document will be so modified or amended.

 DTS' Post-Merger Board of Directors

        Immediately following the effective time of the Merger, DTS agreed, subject to the fiduciary duties of the DTS board of directors, to elect Thomas C.K. Yuen as a director of DTS. If Mr. Yuen is not able or not willing to serve as a director of DTS as of the effective time of the Merger, DTS' obligation will be terminated.

Additional Covenants

        In addition to the other covenants in the Merger Agreement described elsewhere in this section of this proxy statement/prospectus, the Merger Agreement contains certain other covenants and agreements, including covenants relating to:

  •
  the agreement of the SRS board of directors to adopt resolutions to terminate SRS' 401(k) Plan, effective as of the end of the last full payroll period immediately preceding the Closing Date;

  •
  the cooperation and efforts of SRS and DTS in connection with the preparation, filing and mailing of this proxy statement/prospectus, including with respect to the use of commercially reasonable efforts to have the registration statement of which this proxy statement/prospectus is a part declared effective as promptly as practicable after its filing and to keep it effective as long as necessary to complete the Merger;

  •
  the notification of DTS by SRS of stockholder litigation against SRS and the inability of SRS to settle any stockholder litigation that requires payments in excess of $150,000 or that imposes restrictions on SRS or it business without DTS' consent;

  •
  causing any dispositions of SRS common stock and acquisition of DTS common stock resulting from the Merger by each individual who may become subject to reporting requirements under the securities laws to be exempt from Section 16(b) of the Exchange Act;

  •
  DTS' use of commercially reasonable efforts to cause its common stock issued as the Per Share Stock Consideration to be listed on the NASDAQ Global Select Market;

  •
  DTS' reservation of its common stock for the purpose of issuing the Per Share Stock Consideration;

  •
  the Upstream Merger;

  •
  SRS' use of commercially reasonable efforts to obtain resignations from all directors of SRS and its subsidiaries as of the effective time of the Merger, if requested by DTS no less than five (5) days prior to the completion of the Merger;

  •
  the use of reasonable best efforts by SRS, DTS, Merger Sub and Merger LLC to cause (and to cause their respective subsidiaries to cause) the Mergers along with the other transactions effected pursuant to the Merger Agreement, to qualify as a "reorganization" within the meaning of Section 368(a) of the Code; and

  •
  cooperation between SRS and DTS in connection with public announcements.

Conditions to the Merger

        Conditions to Each Party's Obligations.    Each party's obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

  •
  the approval of the Merger Proposal by the affirmative vote of the holders representing a majority of the outstanding shares of SRS common stock entitled to vote thereon at the special meeting (or any adjournment or postponement thereof);

  •
  the expiration or termination of any waiting period applicable to the completion of the Merger under the HSR Act;

  •
  the absence of any law or order, writ, injunction, judgment, decree or ruling in effect or pending or threatened by the DOJ or the FTC, which prohibits, renders illegal or enjoins or threatens to prohibit, render illegal or enjoin, the completion of the transactions contemplated by the Merger Agreement; and

  •
  the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus is a part and there being no pending or threatened stop order relating thereto.

        Conditions to SRS' Obligations.    The obligation of SRS to complete the Merger is subject to the satisfaction or waiver in writing by SRS of the following conditions:

  •
  each of the representations and warranties of DTS, Merger Sub and Merger LLC in the Merger Agreement must be true and correct (without giving effect to any qualification as to materiality or material adverse effect contained in a representation or warranty) as of the date of the Merger Agreement and as of the Closing Date (other than those representations or warranties that speak as of another date, which will be determined as of such date), except where all failures to be true and correct would not be reasonably expected to have, individually or in the aggregate a material adverse effect on DTS;

  •
  each of DTS, Merger Sub and Merger LLC must have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by them under the Merger Agreement at or prior to the Closing Date;

  •
  SRS must have received a certificate of an executive officer of DTS as to the satisfaction of the conditions relating to the representations and warranties of DTS, Merger Sub and Merger LLC and the performance of the covenants and agreements of DTS, Merger Sub and Merger LLC;

  •
  since April 16, 2012, there must not have been any event that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on DTS;

  •
  the shares of DTS common stock issuable to SRS stockholders pursuant to the Merger must have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance; and

  •
  SRS must have received an opinion of Paul Hastings (or such other counsel reasonably acceptable to SRS), dated as of the Closing Date, to the effect that the Mergers, considered together as a single integrated transaction for United States federal income tax purposes along with the other transactions effected pursuant to the Merger Agreement, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        Conditions to DTS' and Merger Sub's Obligations.    The obligation of DTS and Merger Sub to complete the Merger is subject to the satisfaction or waiver in writing by DTS of the following conditions:

  •
  (i) the representations and warranties of SRS in the Merger Agreement regarding its corporate authority to enter into the Merger Agreement and entitlements to any broker's, finder's, opinion, success, transaction fee or other fee or commission in connection with the transactions contemplated by the Merger Agreement must be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date (other than those representations or warranties that speak as of another date, which will be determined as of such date), (ii) certain of the representations and warranties of SRS in the Merger Agreement concerning capitalization must be true and correct in all respects other than de minimis inaccuracies as of the date of the Merger Agreement and as of the Closing Date (other than those representations or warranties that speak as of another date, which will be determined as of such date) and (iii) all other representations and warranties of SRS in the Merger Agreement must be true and correct (without giving effect to any qualification as to materiality or material adverse effect qualifications), in each case, as of the date of the Merger Agreement and as of the Closing Date (other than those representations or warranties that speak as of another date, which will be determined as of such date), except where all failures to be true and correct would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on SRS;

  •
  SRS must have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date;

  •
  DTS and Merger Sub must have received a certificate of an executive officer of SRS as to the satisfaction of the conditions relating to the representations and warranties of SRS and the performance of the obligations of SRS;

  •
  since April 16, 2012, there must not have been any event that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on SRS; and

  •
  DTS must have received an opinion of DLA (or such other counsel reasonably acceptable to DTS), dated as of the Closing Date, to the effect that the Mergers, considered together as a single integrated transaction for United States federal income tax purposes along with the other transactions effected pursuant to the Merger Agreement, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

Definition of Material Adverse Effect

        Under the terms of the Merger Agreement, a material adverse effect on SRS means any effect, change, event, circumstance or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (i) the business, assets, financial condition, operations or financial performance of SRS and its subsidiaries, taken as a whole, (ii) the ability of SRS to complete the transactions contemplated by the Merger Agreement prior to the Outside Date (as defined in the section of this proxy statement/prospectus entitled "The Merger Agreement—Termination; Termination Fee; Expenses") or (iii) DTS' ability to vote, receive dividends with respect to or exercise ownership rights with respect to the stock of SRS following the Merger.

        A material adverse effect on DTS means any effect, change, event, circumstance or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (i) the business, assets, financial condition, operations or financial performance of DTS and its subsidiaries, taken as a whole or (ii) the ability of DTS, Merger Sub or Merger LLC to complete the transactions contemplated by the Merger Agreement prior to the Outside Date.

        However, in no event will any of the following, in and of themselves, alone or in combination, be deemed to constitute, be taken into account when determining whether there has been or would reasonably be expected to be, a material adverse effect on either DTS or SRS, as the case may be:

  •
  changes in the U.S. or global economy or capital markets in general that do not disproportionately affect SRS or DTS, as the case may be;

  •
  changes that affect generally the industry in which SRS, DTS, or any of their subsidiaries conduct business that do not disproportionately affect SRS or DTS, as the case may be;

  •
  changes in GAAP or applicable law, that do not disproportionately affect SRS or DTS, as the case may be;

  •
  changes in the market price or trading volume of the SRS on the NASDAQ Global Market or DTS common stock on the NASDAQ Global Select Market;

  •
  failures by SRS or DTS, as the case may be, to meet any operating projections or forecasts, or published revenue or earnings predictions, provided that the underlying facts giving rise to such effect, change, event, circumstance or development may be taken into account when making the material adverse effect determination;

  •
  any act or threat of terrorism or war, any armed hostilities or terrorist activities, or threat of the same, or any governmental or other response or reaction to any of the foregoing that do not disproportionately affect SRS or DTS, as the case may be;

  •
  effects resulting from any legal proceeding against SRS by the SRS stockholders or against DTS by the stockholders of DTS, as the case may be, seeking to challenge or prohibit the completion of the Merger or any other transaction contemplated by the Merger Agreement;

  •
  events primarily attributable to the announcement or performance of the Merger Agreement or completion of the transactions contemplated by the Merger Agreement (including the loss or departure of officers or other employees of SRS or DTS or any of their subsidiaries, as the case may be, or the termination, reduction or any other negative effect on agreements with licensees, suppliers, partners or customers of SRS, DTS, or any of their subsidiaries, as the case may be);

  •
  changes that SRS or DTS can demonstrate primarily resulted from the other party, as the case may be, unreasonably withholding its consent to any matter requiring such party's consent, as specified in the Merger Agreement relating to post-signing operation of the businesses; or

  •
  events attributable to SRS or DTS, as the case may be, taking action required by the Merger Agreement, or with the other party's consent, as the case may be, or the failure to take action by SRS or DTS, as the case may be, if that action is prohibited by the Merger Agreement.

Termination; Termination Fee; Expenses

Termination

        The Merger Agreement may be terminated in accordance with its terms at any time prior to the effective time of the Merger, (except as specified below, including after the approval of the Merger Proposal by SRS stockholders):

  •
  by mutual written consent of DTS and SRS;

  •
  by DTS or SRS, if:

  •
  the Merger is not completed by the Outside Date (December 31, 2012), provided that the Outside Date may be extended for up to 180 days by either party by written notice to the other party if the Merger has not been completed because of a failure of the waiting period (and any extension thereof) under the HSR Act to expire or terminate and the extending party reasonably believes such approval will be obtained during the extension period, and each of the other conditions to the Merger have been satisfied, waived or remains reasonably capable of satisfaction, provided further that such right to terminate the Merger Agreement will not be available to a party whose breach of the Merger Agreement is the cause of the failure of the Merger to be completed;

  •
  the approval of the Merger Proposal by SRS stockholders has not been obtained at the special meeting or at any adjournment or postponement of such meeting, provided that such right to terminate the Merger Agreement will not be available to a party if the failure to obtain the required vote of SRS stockholders is attributable to such party's failure to perform any material obligations required to be performed by such party; or

  •
  a court or governmental body issues a final and non-appealable order or any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the completion of the Merger, provided that such right to terminate the Merger Agreement will not be available to a party if the issuance of such order is attributable to a failure of such party to perform in any material respect its obligations under the Merger Agreement;

  •
  by DTS:

  •
  upon the occurrence of a "Triggering Event," which includes:

  •
  the SRS board of directors effecting a Change in Company Board Recommendation;

  •
  SRS failing to recommend that SRS stockholders vote to adopt the Merger Agreement;

  •
  SRS failing to include in this proxy statement/prospectus the Company Board Recommendation;

  •
  the SRS board of directors or any committee thereof approving, endorsing or recommending any Acquisition Proposal;

      •
      a tender or exchange offer relating to securities of SRS is commenced and SRS has not sent its security holders a statement, within 10 days of such commencement, disclosing SRS' recommendation to reject such tender or exchange offer; or

      •
      the SRS board of directors or any committee thereof resolving to take any of the foregoing actions; or

    •
    (provided it is not then in material breach of any of its obligations under the Merger Agreement), if there is any continuing inaccuracy in the representations and warranties of SRS, or SRS is then failing to perform any of its covenants or other agreements set forth in the Merger Agreement, in either case such that (i) the conditions to DTS' obligation to effect the Merger would fail to be satisfied at the time of such termination and (ii) such inaccuracy or breach is not cured within 30 days after written notice is received by SRS;

  •
  by SRS:

  •
  (provided it is not then in material breach of any of its obligations under the Merger Agreement), if there is any continuing inaccuracy in the representations and warranties of DTS, Merger Sub and Merger LLC, or DTS, Merger Sub and Merger LLC are then failing to perform any of its covenants or other agreements set forth in the Merger Agreement, in either case such that (i) the conditions to DTS' obligation to effect the Merger would fail to be satisfied at the time of such termination and (ii) such inaccuracy or breach is not cured within 30 days after written notice is received by SRS; or

  •
  if, at any time prior to the approval of the Merger Proposal by SRS stockholders, the SRS board of directors determines to enter into a definitive agreement providing for a Superior Proposal, so long as SRS pays to DTS the Termination Fee, discussed below.

Termination Fee

        Under the terms of the Merger Agreement, SRS must pay DTS the Termination Fee, which is equal to $7,495,000, in the event that the Merger Agreement is terminated:

  •
  by DTS because a Triggering Event has occurred;

  •
  by DTS or SRS, because the Merger has not been completed by the Outside Date (as extended if applicable), but only if (i) the waiting period under the HSR Act has expired or has been terminated, (ii) there is no law or order, writ, injunction, judgment, decree or ruling in effect or pending or threatened by the DOJ or the FTC, which prohibits, renders illegal or enjoins or threatens to prohibit, render illegal or enjoin, the completion of the transactions contemplated by the Merger Agreement, (iii) an Acquisition Proposal has been announced, disclosed or otherwise communicated to the SRS board of directors prior to the date of such termination and not withdrawn prior to such termination and (iv) a definitive agreement is entered into by SRS with respect to such Acquisition Transaction or such Acquisition Transaction is consummated within nine months of such termination of the Merger Agreement;

  •
  by DTS or SRS, because the approval of the Merger Proposal by SRS stockholders has not been obtained, but only if (i) the waiting period under the HSR Act has expired or has been terminated, (ii) there is no law or order, writ, injunction, judgment, decree or ruling in effect or pending or threatened by the DOJ or the FTC, which prohibits, renders illegal or enjoins or threatens to prohibit, render illegal or enjoin, the completion of the transactions contemplated by the Merger Agreement, (iii) an Acquisition Proposal has been announced, disclosed or otherwise communicated to the SRS board of directors prior to the date of the special meeting and not withdrawn at least 10 days prior to the special meeting and (iv) a definitive agreement is entered into by SRS with respect to such Acquisition Transaction or such Acquisition

    Transaction is consummated within nine months of such termination of the Merger Agreement; or

  •
  by SRS, if at any time prior to the approval of the Merger Proposal by SRS stockholders, SRS' board of directors determines to enter into a definitive agreement providing for a Superior Proposal and SRS concurrently with the termination of the Merger Agreement enters into such definitive agreement.

Expenses

        Each party will bear its own expenses in connection with the Merger, including all fees and expenses of counsel, accountants, financial advisors, experts and consultants to a party.

Miscellaneous

Specific Performance

        The parties are entitled to specific performance and the issuance of injunctive and other equitable relief, in addition to any other right or remedy to which such party may be entitled.

Amendment

        Prior to the effective time of the Merger, the Merger Agreement may be amended by a written agreement signed by DTS, SRS, Merger Sub and Merger LLC, whether before or after the approval of the Merger Proposal by SRS stockholders; provided, that after the approval of the Merger Proposal by SRS stockholders, amendments that by law require further stockholder approval or authorization may be made only with such further approval or authorization of SRS stockholders.

THE VOTING AGREEMENT

        The following is a summary of the material provisions of the Voting Agreement and is qualified in its entirety by reference to the full text of the form of Voting Agreement which is attached as Annex D to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

        Concurrently with the execution and delivery of the Merger Agreement, on April 16, 2012, Mr. Thomas C.K. Yuen, Ms. Misako Yuen, The Thomas and Misako Yuen Family Foundation and the Thomas Yuen Family Trust (each a "Yuen Stockholder" and collectively, the "Yuen Stockholders") entered into a Voting Agreement with DTS, which Voting Agreement was amended on April 26, 2012 (as amended, the "Voting Agreement"). Mr. Yuen is the President, Chief Executive Officer and Chairman of the SRS board of directors. As of April 16, 2012, the last trading day before announcement of the Merger, and May 11, 2012, the most recent practicable trading day before the filing of this proxy statement/prospectus, these stockholders held an aggregate of approximately 20% of the shares of SRS common stock (representing approximately [    •    ]% of the shares of SRS common stock as of the record date for the special meeting). Such shares, along with all shares acquired by each of the Yuen Stockholders as a result of any stock dividend, stock split or other similar recapitalization and all shares purchased or beneficially acquired by each of the Yuen Stockholders, in each case, after the execution of the Voting Agreement, are referred to as the "Subject Shares" in this proxy statement/prospectus.

Agreement to Vote and Irrevocable Proxy

        The Yuen Stockholders have (i) agreed to vote the Subject Shares and (ii) granted to DTS an irrevocable proxy and irrevocably appointed DTS, each member of DTS' board of directors and any other designee of DTS, as their proxies and attorneys-in-fact, to vote the Subject Shares at every meeting of SRS stockholders (and any adjournment or postponement thereof) as follows:

  •
  in favor of the Merger Proposal;

  •
  against the approval of any proposal made in opposition to, or in competition with, the completion of the Merger or any other transaction contemplated by the Merger Agreement; and

  •
  against any (i) Acquisition Transaction, (ii) action that would reasonably be expected to impede, interfere with, delay or adversely affect the timely completion of the Merger, (iii) change in the manner of the voting rights of any class of shares of SRS and (iv) action which would reasonably by expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of SRS contained in the Merger Agreement or the Voting Agreement or contemplated by the Merger Agreement.

Transfer Restrictions

        In addition, the Yuen Stockholders have agreed to certain restrictions on the transfer of their Subject Shares. Until the termination of the Voting Agreement, the Yuen Stockholders may not assign, sell, transfer, tender, exchange, pledge, hypothecate or otherwise dispose of, or grant or create a lien, security interest or encumbrance in, or gift, grant or place in trust, any of the Subject Shares, or grant any proxies with respect to the Subject Shares.

        The foregoing requirements will not prohibit the Yuen Stockholders from transferring their Subject Shares (i) if such Yuen Stockholder is an individual, to any member of such stockholder's immediate family or to a trust for the benefit of such stockholder or any member of such stockholder's immediate family for estate planning purposes or (ii) if such Yuen Stockholder is a partnership or limited liability company, to one or more partners or members of such stockholder or to an affiliated corporation under common control with such stockholder. Any transferee will be required to agree in writing to be bound by the terms of the Voting Agreement.

 Non-Solicitation

        Each of the Yuen Stockholders agreed not to and not to authorize any investment banker, attorney or other representative of such Yuen Stockholder to, directly or indirectly, take any action or omit to take any action in contravention of SRS' obligations under the Merger Agreement not to solicit any Acquisition Proposal, including agreeing not to engage in discussions with any person or enter into any agreement with respect to any Acquisition Transaction, subject to limited exceptions, and as further described in the section of this proxy statement/prospectus entitled "The Merger Agreement—Superior Proposal; Change in Company Board Recommendation".

Termination

        The Voting Agreement terminates upon the earlier of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

        The following discussion addresses the material United States federal income tax consequences of the Mergers to holders of SRS common stock. The discussion is based on the Code, Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Any such change could alter the tax consequences described below and adversely affect SRS stockholders. This discussion applies only to SRS stockholders that hold their SRS common stock as a capital asset within the meaning of Section 1221 of the Code, each of which is referred to in this document as a "holder." Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under the United States federal income tax laws, including:

  •
  banks, mutual funds, financial institutions, regulated investment companies, or real estate investment trusts,

  •
  an estate or trust,

  •
  tax-exempt organizations,

  •
  insurance companies,

  •
  brokers or dealers in securities or foreign currency,

  •
  traders in securities who elect to apply a mark-to-market method of accounting,

  •
  pass-through entities and investors in such entities,

  •
  foreign persons,

  •
  stockholders who received their SRS common stock through the exercise of employee stock options or in other compensatory transactions,

  •
  stockholders who are subject to alternative minimum tax provisions of the Code,

  •
  stockholders who hold SRS common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment, and

  •
  stockholders who acquired their SRS common stock through a 401(k) Plan, deferred compensation plan or other retirement plan.

        In addition, the discussion does not address any state, local or foreign tax consequences of the Mergers.

        Subject to the assumptions, qualifications and limitations set forth herein, this discussion, insofar as it relates to matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of DLA as to the material United States federal income tax consequences of the Mergers to DTS and the opinion of Paul Hastings as to the material United States federal income tax consequences of the Mergers to SRS and its stockholders. The opinions of counsel are based on the facts, representations and certain customary factual assumptions, including representations contained in tax certificates executed by officers of DTS and SRS. If any of those representations or assumptions is inaccurate, the tax consequences of the Mergers could differ materially from those summarized below. The opinions are not binding on the IRS and there can be no assurance that the IRS will not take a contrary view.

        This discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for United States federal income tax purposes) or persons that hold their SRS common stock through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for United

States federal income tax purposes, holds shares of SRS common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the particular tax consequences of the Mergers to them.

        Each holder of SRS common stock should consult its tax advisor with respect to the particular tax consequences of the Mergers to such holder, including any applicable federal, state, local and foreign tax consequences.

        The completion of the Mergers is conditioned upon the delivery by each of DLA, counsel to DTS, and Paul Hastings, counsel to SRS, of its opinion to the effect that, on the basis of the facts, assumptions and exclusions set forth in such opinion and representations to be obtained from officers of DTS and SRS, the Mergers, considered together as a single integrated transaction for United Stated federal income tax purposes, will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. Neither of these opinions is binding on the IRS or the courts, and neither SRS nor DTS intends to request a ruling from the IRS regarding the United States federal income tax consequences of the Mergers. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the Mergers could be adversely affected. The remainder of this discussion assumes that the Mergers, considered together as a single integrated transaction for United States federal income tax purposes, will be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

        The United States federal income tax consequences of the Mergers to a holder generally will depend on whether the holder exchanges its SRS common stock for cash, DTS common stock or a combination of cash and DTS common stock.

        Exchange Solely for Cash.    In general, if, pursuant to the Merger Agreement, a holder exchanges all of the shares of SRS common stock actually owned by it solely for cash, that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of SRS common stock surrendered, which gain or loss generally will be long-term capital gain or loss if the holder's holding period with respect to the SRS common stock surrendered is more than one year at the effective time of the Mergers. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. If, however, the holder constructively owns shares of SRS common stock that are exchanged for shares of DTS common stock under the Merger Agreement or owns shares of DTS common stock actually or constructively after the Mergers, the consequences to that holder may be similar to the consequences described below under the heading "—Exchange for DTS Common Stock and Cash", except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of that holder's gain.

        Exchange Solely for DTS Common Stock.    If, pursuant to the Merger Agreement, a holder exchanges all of the shares of SRS common stock actually owned by it solely for shares of DTS common stock, that holder will not recognize any gain or loss except in respect of cash received instead of a fractional share of DTS common stock (as discussed below under the heading "—Cash Received Instead of a Fractional Share"). The aggregate adjusted tax basis of the shares of DTS common stock received in the Mergers (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares of SRS common stock surrendered for the DTS common stock, and the holding period of the DTS common stock (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of SRS common stock were held.

        Exchange for DTS Common Stock and Cash.    If, pursuant to the Merger Agreement, a holder exchanges all of the shares of SRS common stock actually owned by it for a combination of DTS common stock and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the DTS common stock received pursuant to the Merger Agreement over that holder's adjusted tax basis in its shares of SRS common stock surrendered) and (ii) the amount of cash received pursuant to the Merger Agreement. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Holders should consult their tax advisors regarding the manner in which cash and DTS common stock should be allocated among different blocks of SRS common stock. Any recognized gain will generally be long-term capital gain if the holder's holding period with respect to the SRS common stock surrendered is more than one year at the effective time of the Mergers. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder's ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See "—Possible Treatment of Cash as a Dividend" below.

        The aggregate tax basis of DTS common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of SRS common stock for a combination of DTS common stock and cash pursuant to the Merger Agreement will be equal to the aggregate adjusted tax basis of the shares of SRS common stock surrendered for DTS common stock and cash, reduced by the amount of cash received by the holder pursuant to the Merger Agreement (excluding any cash received instead of a fractional share of DTS common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the holder on the exchange. The holding period of the DTS common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of SRS common stock surrendered.

        Possible Treatment of Cash as a Dividend.    In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder's deemed percentage stock ownership of DTS. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of SRS common stock solely for DTS common stock and then DTS immediately redeemed, which is referred to in this proxy statement/prospectus as the "Deemed Redemption," a portion of the DTS common stock in exchange for the cash the holder actually received. The gain recognized in the Deemed Redemption will be treated as capital gain if the Deemed Redemption is (i) "substantially disproportionate" with respect to the holder or (ii) "not essentially equivalent to a dividend."

        The Deemed Redemption will generally be "substantially disproportionate" with respect to a holder if the percentage described in (ii) below is less than 80% of the percentage described in (i) below. Whether the Deemed Redemption is "not essentially equivalent to a dividend" with respect to a holder will depend upon the holder's particular circumstances. At a minimum, however, in order for the Deemed Redemption to be "not essentially equivalent to a dividend," the Deemed Redemption must result in a "meaningful reduction" in the holder's deemed percentage stock ownership of DTS. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of DTS that the holder is deemed actually and constructively to have owned immediately before the Deemed Redemption and (ii) the percentage of the outstanding stock of DTS that is actually and constructively owned by the holder immediately after the Deemed Redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder's option to purchase in addition to the stock actually owned by the holder.

        The IRS has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs is generally considered to have a "meaningful reduction" if that stockholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership under the above analysis; accordingly, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

        These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

        Cash Received Instead of a Fractional Share.    A holder who receives cash instead of a fractional share of DTS common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder's aggregate adjusted tax basis of the shares of SRS common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of SRS common stock is more than one year at the effective time of the Mergers. Long-term capital gains of non-corporate taxpayers are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

        Backup Withholding.    If you are a non-corporate holder of SRS common stock, you may be subject to information reporting and a 28% backup withholding on any cash payments received, including those cash payments received in lieu of a fractional share interest in DTS common stock. You will not be subject to backup withholding, however, if you:

  •
  furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the Mergers (or the appropriate Form W-8, as applicable); or

  •
  are otherwise exempt from backup withholding.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the IRS.

        Tax Return Reporting Requirement.    If you receive DTS common stock as a result of the Mergers, you will be required to retain records pertaining to the Mergers. You may also be required to file with your United States federal income tax return for the year in which the Mergers take place a statement setting forth certain information as provided in Treasury Regulation Section 1.368-3.

        The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the Mergers. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. SRS stockholders are urged to consult their own tax advisers as to the specific consequences of the Mergers to them, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effects of any proposed changes in the tax laws.

ACCOUNTING TREATMENT

        Each of DTS and SRS prepares its financial statements in accordance with GAAP. The Merger will be accounted for using the acquisition method of accounting with DTS treated as the acquiror of SRS for accounting purposes. This means that the assets, liabilities and commitments of SRS, the accounting acquiree, are adjusted to their estimated fair value at the acquisition date. Under the acquisition method of accounting, intangible assets are amortized over their remaining useful lives and tested for impairment at least annually.

 SRS SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information about the beneficial ownership of SRS common stock as of May 11, 2012, by:

  •
  each person known by SRS to own beneficially more than 5% of the voting power of the outstanding SRS common stock;

  •
  each of SRS' current directors;

  •
  the named executive officers; and

  •
  all of the Company's current directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. Shares over which a person exercises voting and/or investment power are deemed to be beneficially owned by such person. In addition, shares subject to options, warrants or other convertible securities that are exercisable within 60 days of May 11, 2012 are deemed to be outstanding and beneficially owned by the person who holds such option, warrant or other convertible security for the purpose of computing share and percentage ownership of that person but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Accordingly, for each named person, the percentage of shares beneficially owned by such person is based upon the number of shares of SRS common stock outstanding on May 11, 2012, exclusive of treasury shares, together with options, warrants or other convertible securities held by such person that are exercisable for shares of Common Stock within 60 days of May 11, 2012. As of May 11, 2012, 14,433,090 shares of SRS common stock were outstanding. Unless otherwise indicated in the footnotes below and subject to the Voting Agreement (see the section of this proxy statement/prospectus entitled "The Voting Agreement"), SRS believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws and similar statutes. The information with respect to each person is as supplied or confirmed by such person, based upon statements provided to SRS or filed with the SEC, or based upon the actual knowledge of SRS.

	Amount and Nature of Beneficial Ownership(1)
Name	Number of Shares Owned(1)	Right to Acquire(2)	Percent of Class
5% Stockholders:
Thomas C.K. Yuen and Misako Yuen(3)	2,885,356	156,250	21.1%
Dialectic Capital Management, LLC(4)	1,401,400	—	9.7
BlackRock, Inc.(5)	782,656	—	5.4
Penn Capital Management(6)	857,546	—	5.9
Austin W. Marxe and David M. Greenhouse(7)	1,038,591	—	7.2
Trigran Investments, Inc.(8)	1,024,707	—	7.1
Directors:
David R. Dukes	6,416	241,500	1.7
Winston E. Hickman	5,000	245,000	1.7
Carol L. Miltner	5,000	155,901	1.1
Sam Yau	40,000	324,000	2.5
Thomas C.K. Yuen(3)	2,885,356	156,250	21.1
Named Executive Officers:
Thomas C.K. Yuen(3)	2,885,356	156,250	21.1
Walter J. McBride	10,000	—	*
Alan D. Kraemer	200	173,500	1.2
Jeff Klaas	—	183,562	1.3
Sarah Yang	19,700	284,875	2.1
All directors and executive officers as a group (11 persons)(9)	2,971,672	1,764,588	32.8%

*
Represents beneficial ownership of less than 1% of the outstanding shares of SRS common stock.

(1)
Includes shares beneficially owned, whether directly or indirectly.

(2)
Consists of shares of SRS common stock issuable upon exercise of stock options that are exercisable within 60 days following May 11, 2012.

(3)
Includes 2,519,566 shares of SRS common stock held by Mr. Yuen and Mrs. Yuen as co-trustees of the Thomas Yuen Family Trust, 352,790 shares held by Mr. Yuen directly and 13,000 shares held by The Thomas and Misako Yuen Family Foundation, of which Mr. Yuen serves as President and Mrs. Yuen as Secretary. Mr. and Mrs. Yuen disclaim beneficial ownership of the shares held by The Thomas and Misako Yuen Family Foundation. The address for Mr. and Mrs. Yuen is c/o SRS Labs, Inc., 2909 Daimler Street, Santa Ana, California 92705.

(4)
Based on an amendment to a Schedule 13G filed with the SEC on April 4, 2012, Dialectic Capital Management, LLC, John Fichthorn and Luke Fichthorn have shared voting and dispositive power over the shares. The address for Dialectic Capital Management, LLC, John Fichthorn and Luke Fichthorn is 875 Third Avenue, 15th Floor, New York, NY 10022.

(5)
Based on a Schedule 13G filed with the SEC on February 9, 2012, BlackRock, Inc., as parent holding company or control person, has sole voting and dispositive power over the shares which were acquired by its subsidiaries, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors and BlackRock Advisors, LLC. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(6)
Based on a Schedule 13G filed with the SEC on February 13, 2012, Penn Capital Management has sole voting and dispositive power over the shares. The address for Penn Capital Management is Navy Yard Corporate Center, Three Crescent Drive, Suite 400, Philadelphia, PA 19112.

(7)
Based on a Schedule 13G filed with the SEC on February 13, 2012, Austin W. Marxe and David M. Greenhouse have shared voting and dispositive power over 140,216 shares of SRS common stock owned by Special Situations Technology Fund, L.P. ("Tech") and 898,375 shares of SRS common stock owned by Special

  Situations Technology Fund II, L.P. ("Tech II"). Messrs. Marxe and Greenhouse are the controlling principals of AWM Investment Company, Inc. ("AWM"). Messrs. Marxe and Greenhouse are members of SST Advisers, L.L.C. ("SSTA"), the general partner of Tech and Tech II. AWM serves as the investment adviser to Tech and Tech II. The principal business of each of Tech and Tech II is to invest in equity and equity-related securities and other securities of any kind or nature. The address for Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(8)
Based on a Schedule 13G filed with the SEC on February 14, 2012, Trigran Investments, Inc., Douglas Granat, Lawrence A. Oberman and Steven G. Simon have shared voting and dispositive power over the shares. Messrs. Granat, Oberman and Simon are the controlling shareholders and sole directors of Trigran Investments, Inc. and thus may be considered the beneficial owners of shares beneficially owned by Trigran Investments, Inc. The address for Trigran Investments, Inc. and Messrs. Granat, Oberman and Simon is 630 Dundee Road, Suite 230, Northbrook, IL 60062.

(9)
Includes shares held (or shares issuable upon exercise of stock options that are exercisable within 60 days following May 11, 2012) by Allen Gharapetian and Maria Oppegard, who are executive officers of the Company but not named executive officers. Mr. Ulrich Gottschling, SRS' former Chief Financial Officer, was terminated effective June 2, 2011. Accordingly, the above table does include shares held by Mr. Gottschling who is no longer an executive officer of SRS.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The unaudited pro forma condensed combined financial information (which we refer to as pro forma financial information) that follows combines the historical accounts of DTS and SRS. The Pro Forma Condensed Combined Balance Sheet as of March 31, 2012 shows the combined financial position of DTS and SRS as if the Merger had occurred on that date. The Pro Forma Condensed Combined Statements of Income for the year ended December 31, 2011 and for the three months ended March 31, 2012 reflect the companies' combined results as if the Merger had occurred as of January 1, 2011. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the Merger, and with respect to the statement of operations only, expected to have a continuing impact on consolidated results of operations.

        This pro forma financial information should be read in conjunction with:

  •
  the accompanying notes to the pro forma financial statements;

  •
  DTS' and SRS' separate unaudited historical consolidated financial statements and notes as of and for the three months ended March 31, 2012 included in their respective March 31, 2012 Quarterly Reports on Form 10-Q; and

  •
  DTS' and SRS' separate audited historical consolidated financial statements and notes as of and for the year ended December 31, 2011 included in their respective 2011 Annual Reports on Form 10-K.

        The pro forma financial information has been prepared for illustrative purposes only. The pro forma adjustments are based on estimates using information available at this time. The pro forma financial information is not necessarily indicative of what the financial position or results of operations actually would have been had the Merger been completed at the dates indicated, and include pro forma adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The financial position and results of operations shown therein are not necessarily indicative of what the past financial position and results of operations of the combined company would have been nor indicative of the financial position and results of operations of the post-Merger periods. The pro forma financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, strategy modifications, asset dispositions or other actions that may result from the Merger.

        The pro forma financial information has been prepared using the acquisition method of accounting with DTS treated as the accounting acquirer. Accordingly, the assets, liabilities and commitments of SRS, the accounting acquiree, are adjusted to their estimated March 31, 2012 fair values. The estimates of fair value are preliminary and are dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive valuation. Accordingly, actual adjustments to the Consolidated Balance Sheet and Statements of Income will differ, perhaps materially, from those reflected in the pro forma financial information because the assets and liabilities of SRS will be recorded at their respective fair values on the date the Merger is consummated and the preliminary assumptions used to estimate these fair values may change between now and the completion of the Merger.

Pro Forma Condensed Combined Balance Sheet

As of March 31, 2012

(Amounts in thousands)

(Unaudited)

	DTS, Inc.	SRS Labs, Inc.	Pro Forma Adjustments		Combined Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$37,564	$16,329	$(32,058	)(a)(b)(c)	$21,835
Short-term investments	41,508	18,537	(13,000	)(b)	47,045
Accounts receivable, net	6,744	1,321	—		8,065
Deferred income taxes	1,290	—	—		1,290
Prepaid expenses and other current assets	1,909	1,657	—		3,566
Income taxes receivable, net	2,320	—	—		2,320

Total current assets	91,335	37,844	(45,058)		84,121
Property and equipment, net	32,082	1,149	—		33,231
Intangible assets, net	6,377	2,564	71,786	(d)	80,727
Goodwill	1,257	—	51,828	(e)	53,085
Deferred income taxes	14,232	12,758	(2,972	)(f)	24,018
Long-term investments	18,531	4,528	(7,000	)(b)	16,059
Other assets	2,291	—	225	(a)	2,516

Total assets	$166,105	$58,843	$68,809		$293,757

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,735	$1,124	$—		$2,859
Accrued expenses	4,724	2,970	3,834	(g)	11,528
Deferred revenue	485	706	(706	)(h)	485

Total current liabilities	6,944	4,800	3,128		14,872
Long-term debt	—	—	30,000	(a)	30,000
Deferred income taxes	—		29,740	(i)	29,740
Other long-term liabilities	8,169	—	781	(j)	8,950
Stockholders' equity:
Common stock	3	15	(15	)(k)	3
Additional paid-in capital	195,962	73,369	(70,079	)(l)	199,252
Treasury stock, at cost	(109,257)	(5,905)	65,718	(m)	(49,444)
Accumulated other comprehensive income	681	—	—		681
Retained earnings (accumulated deficit)	63,603	(13,436)	9,536	(n)	59,703

Total stockholders' equity	150,992	54,043	5,160		210,195

Total liabilities and stockholders' equity	$166,105	$58,843	$68,809		$293,757

Pro Forma Condensed Combined Statements of Operations

For the Three Months Ended March 31, 2012

(Amounts in thousands, except per share amounts)

(Unaudited)

	DTS, Inc.	SRS Labs, Inc.	Pro Forma Adjustments		Combined Pro Forma
Revenue	$26,885	$8,963	$(70	)(o)	$35,778
Cost of revenue	194	108	1,496	(p)	1,798

Gross profit	26,691	8,855	(1,566)		33,980
Operating expenses:
Selling, general and administrative	15,283	7,298	(1,930	)(q)(r)	20,651
Research and development	4,510	2,403	—		6,913

Total operating expenses	19,793	9,701	(1,930)		27,564

Operating income	6,898	(846)	364		6,416
Interest and other income (expense), net	(88)	34	(117	)(s)	(171)

Income before provision for income taxes	6,810	(812)	247		6,245
Income tax provision	2,765	—	99	(t)	2,864

Net income (loss)	$4,045	$(812)	$148		$3,381

Net income (loss) per common share:
Basic	$0.25	$(0.06)			$0.18

Diluted	$0.24	$(0.06)			$0.18

Weighted average shares used to compute net income (loss) per common share:
Basic	16,465	14,317	(12,088	)(u)	18,694

Diluted	16,933	14,317	(12,088	)(u)	19,162

Pro Forma Condensed Combined Statements of Operations

For the Twelve Months Ended December 31, 2011

(Amounts in thousands, except per share amounts)

(Unaudited)

	DTS, Inc.	SRS Labs, Inc.	Pro Forma Adjustments		Combined Pro Forma
Revenue	$96,922	$32,870	$(542	)(o)	$129,250
Cost of revenue	860	777	5,985	(p)	7,622

Gross profit	96,062	32,093	(6,527)		121,628
Operating expenses:
Selling, general and administrative	52,904	22,325	241	(q)	75,470
Research and development	13,539	8,849	—		22,388

Total operating expenses	66,443	31,174	241		97,858

Operating income	29,619	919	(6,768)		23,770
Interest and other income (expense), net	311	210	(465	)(s)	56

Income before provision for income taxes	29,930	1,129	(7,233)		23,826
Income tax provision (benefit)	11,661	11	(2,893	)(t)	8,779

Net income	$18,269	$1,118	$(4,340)		$15,047

Net income per common share:
Basic	$1.08	$0.08			$0.78

Diluted	$1.04	$0.07			$0.76

Weighted average shares used to compute net income per common share:
Basic	16,982	14,749	(12,520	)(u)	19,211

Diluted	17,575	15,472	(13,243	)(u)	19,804

Notes to the Pro Forma Condensed

Combined Financial Information

(Unaudited)

Note 1—Pro Forma Basis of Presentation

        The Merger is reflected in the unaudited pro forma condensed combined financial statements as being accounted for under the acquisition method in accordance with ASC 805. Under the acquisition method, the total estimated purchase price of the acquired company is allocated to the assets acquired and the liabilities assumed based on their fair values. DTS has made significant estimates and assumptions in determining the preliminary allocation of the purchase price in the unaudited pro forma condensed combined financial statements. These estimates are based on key assumptions of the Merger. Due to the fact that the unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented. The preliminary purchase price and allocation of purchase consideration are subject to change based on changes in the market value of DTS common stock and further review of the fair value of the assets acquired and liabilities assumed. A final determination of fair values will be based on the assets acquired and the liabilities assumed of SRS at the consummation of the Merger.

        The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2012 and the year ended December 31, 2011 assume the business combination between DTS and SRS occurred on January 1, 2011. The unaudited pro forma condensed combined balance sheet as of March 31, 2012, assumes the business combination had been completed on March 31, 2012. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of DTS and SRS.

        Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation or other professional fees) are not included as a component of consideration transferred and have been excluded from the unaudited pro forma condensed combined statements of operations. DTS expects to incur total acquisition-related transaction costs of approximately $4.0 million and SRS expects to incur total acquisition-related transaction costs of approximately $5.0 million. As discussed in Note 4(g) and 4(n), the liabilities related to these costs have been included in the unaudited pro forma condensed combined balance sheet as of March 31, 2012.

        Certain reclassification adjustments have been made to conform SRS' historical reported balances to the unaudited pro forma condensed combined financial statement's basis of presentation. The adjustments were primarily to combine the sales and marketing caption with the general and administrative caption on the SRS unaudited pro forma condensed statements of operations into one caption called selling, general and administrative, as presented on the DTS unaudited pro forma condensed statements of operations. There were no adjustments made to conform SRS' historical accounting policies to DTS' as such adjustments were considered immaterial for the periods presented.

        DTS, together with the management of SRS, is developing a plan to integrate the operations of the two companies after the Merger. In connection with that plan, management anticipates that certain non-recurring charges, such as operational relocation expenses, employee severance costs, asset impairments, product rebranding and consulting expenses, will be incurred in connection with this integration. Management cannot identify the timing, nature and amount of such charges as of the date of this proxy statement/prospectus. However, any such charge could affect the future results of the combined company in the period in which such charges are incurred. The unaudited pro forma combined condensed financial statements do not include the effects of the costs associated with any restructuring or other integration activities resulting from the Merger.

Notes to the Pro Forma Condensed

Combined Financial Information

(Unaudited)

Note 1—Pro Forma Basis of Presentation (Continued)

        The unaudited pro forma combined condensed financial statements do not include the realization of any cost savings from anticipated operating efficiencies, synergies or other restructuring activities which might result from the Merger. The unaudited pro forma combined condensed financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of DTS that are incorporated by reference in this proxy statement/prospectus and of SRS that are included herein.

        The unaudited pro forma combined condensed financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Merger been completed as of the dates presented, and further should not be taken as representative of the future consolidated results of operations or financial condition of DTS.

Notes to the Pro Forma Condensed

Combined Financial Information

(Unaudited)

Note 2—Preliminary Purchase Price

        The following table presents the preliminary purchase price for accounting purposes based on DTS' closing common stock price of $28.31 per share on May 11, 2012 and 14,323,715 outstanding SRS shares as of March 31, 2012 (amounts in thousands, except per share amounts):

Cash consideration
SRS estimated common shares outstanding at closing	14,324
Cash per share	$9.50

Preliminary cash consideration	$136,078
Split between cash and common stock	50%

Total cash consideration for outstanding shares		$68,039
Estimated SRS shares issued pursuant to outstanding and accelerated SRS stock options at closing	1,347
Estimated SRS shares issued pursuant to the acceleration of outstanding SRS restricted stock units at closing	105

Total share equivalents prior to transaction	1,452
Cash per share	$9.50

Total cash consideration for share equivalents prior to transaction		$13,794

Total cash consideration		$81,833
Stock consideration
SRS estimated common shares outstanding at closing	14,324
Exchange ratio for each SRS share	0.31127

Equivalent DTS shares	4,459
Split between cash and common stock	50%

DTS treasury shares used for consideration	2,229
DTS closing common stock price on May 11, 2012	$28.31

Total stock consideration		$63,103

Total consideration		$144,936

        DTS intends to use its treasury stock to fund the stock consideration. Accordingly, gains, if any, on sales of treasury stock not previously accounted for as constructively retired shall be credited to additional paid-in capital; losses, if any, may be charged to additional paid-in capital to the extent that previous net gains from sales or retirements of the same class of stock are included therein, otherwise to retained earnings.

        The preliminary purchase price is subject to change primarily based on changes in DTS' common stock price. The final purchase price will be determined at the consummation of the Merger. The table

Notes to the Pro Forma Condensed

Combined Financial Information

(Unaudited)

Note 2—Preliminary Purchase Price (Continued)

below illustrates the sensitivity of the purchase price to fluctuation in the per share price of DTS common stock (amounts in thousands, except per share amounts):

	Per Share Price for DTS Common Stock	Cash Consideration	Stock Consideration	Total Consideration
As of May 11, 2012	$28.31	$81,833	$63,103	$144,936
Up 10%	$31.14	$81,833	$69,411	$151,244
Down 10%	$25.48	$81,833	$56,795	$138,628

Note 3—Preliminary Allocation of Purchase Price and Calculation of Goodwill

        As discussed in Note 1, DTS has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates and preliminary appraisals of independent consultants. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of purchase consideration and fair values attributable to the Merger, the actual amounts recorded for the acquisition may differ from the information presented. A final determination of fair values will be based on the assets acquired and the liabilities assumed of SRS at the consummation of the Merger.

        DTS' preliminary purchase price allocation is as follows (amounts in thousands):

	Weighted Average Estimated Useful Life (years)		Net Assets of SRS as of March 31, 2012
Cash and cash equivalents			$16,329
Short-term investments			18,537
Accounts receivable			1,321
Prepaid expenses and other current assets			1,657
Property and equipment, net			1,149
Goodwill			51,828
Identifiable intangible assets:
Customer relationships	11	36,860
Developed technology	10	26,340
Trademarks/tradenames	9	8,490
In-process research and development (IPR&D)		2,660

Total identifiable intangible assets			74,350
Deferred income taxes			9,786
Long-term investments			4,528
Other assets			—
Accounts payable			(1,124)
Accrued expenses			(2,904)
Deferred income taxes			(29,740)
Other long-term liabilities			(781)

Total preliminary purchase price			$144,936

Notes to the Pro Forma Condensed

Combined Financial Information

(Unaudited)

Note 3—Preliminary Allocation of Purchase Price and Calculation of Goodwill (Continued)

        Identifiable intangible assets.    Customer relationships represent existing contracted relationships with consumer electronics manufacturers and others. Developed technology relates to SRS' technology across all of their markets that have reached technological feasibility. Trademarks/tradenames are primarily related to the SRS brand name. Amortization of finite-lived identifiable intangible assets will be amortized on a straight-line basis over their estimated useful lives. IPR&D assets will be tested for impairment until the successful completion and commercialization or abandonment of the associated research and development efforts, at which point the IPR&D assets will either be amortized over their estimated useful lives or written-off immediately.

        The estimated fair values of the customer relationships, developed technology and trademarks/tradenames were primarily determined using either the relief-from-royalty or excess earnings methods. The rate utilized to discount net cash flows to their present values was 17% and was determined after consideration of the overall enterprise rate of return and the relative risk and importance of the assets to the generation of future cash flows. The estimated fair value of IPR&D was determined using the excess earnings method and considers the remaining costs to complete and the expected cash flows to be generated from these IPR&D projects. The rate utilized to discount net IPR&D cash flow to its present value was 19%. This discount rate reflects the riskier profile of uncompleted R&D projects relative to that of existing assets.

        Goodwill.    Approximately $51.8 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. In accordance with FASB ASC Topic 350, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management of DTS determines that the value of goodwill has become impaired, DTS will incur an accounting charge for the amount of impairment during the quarter in which the determination is made.

Note 4—Pro Forma Adjustments

        The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and has been prepared for informational purposes only. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements of DTS and SRS and should be read in conjunction with the historical financial statements of DTS and SRS.

        The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of DTS and SRS.

        There were no intercompany balances or transactions between DTS and SRS as of the dates and for the periods of these unaudited pro forma combined financial statements.

        The pro forma condensed combined income tax provision (benefit) does not necessarily reflect the amounts that would have resulted had DTS and SRS filed consolidated income tax returns during the periods presented.

Notes to the Pro Forma Condensed

Combined Financial Information

(Unaudited)

Note 4—Pro Forma Adjustments (Continued)

        The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Merger and also do not include any integration costs that may be incurred.

        The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows (amounts in thousands):

(a)	To reflect new debt issuance to fund the cash portion of the purchase price. An interest rate of LIBOR plus 1% was assumed on this debt.
	Principal	$30,000
	Debt issuance costs were estimated @ 75 basis points	225

	Net cash proceeds	$29,775

(b)	To reflect the liquidation of investments to fund the cash portion of the total consideration paid to acquire SRS.
	Short-term investments	$13,000
	Long-term investments	7,000

		$20,000

(c)	To reflect cash consideration paid for the SRS acquisition (see note 2):
	Cash paid to SRS stockholders	$68,039
	Cash paid to holders of SRS options and restricted stock units prior to transaction	13,794

		$81,833

(d)	Adjustments in acquired intangible assets, net
	To eliminate SRS historical acquired intangible assets	$(2,564)
	To record the fair value of SRS identifiable intangible assets (see note 3)	74,350

		$71,786

(e)	To record goodwill associated with the fair value allocation of net assets acquired from SRS (see note 3).
(f)	To eliminate SRS historical deferred tax assets associated with stock-based compensation.
(g)	To reflect adjustments to accrued expenses.
	To reflect estimated DTS transaction costs due upon the closure of the transaction or shortly thereafter.	$2,250
	To reflect estimated SRS transaction costs due upon the closure of the transaction or shortly thereafter.	1,650
	To reflect the elimination of SRS deferred rent as required by acquisition accounting	(66)

		$3,834

Notes to the Pro Forma Condensed

Combined Financial Information

(Unaudited)

Note 4—Pro Forma Adjustments (Continued)

(h)	To reflect an adjustment to the fair value of SRS' deferred revenue as required by acquisition accounting.
(i)	To reflect the expected deferred tax liability related to the difference between the book and tax values of identifiable intangible assets acquired (see note 3).
(j)	To reflect an adjustment to the fair value of other long-term liabilities as required by acquisition accounting.
(k)	To reflect the elimination of SRS common stock.
(l)	To reflect adjustments to additional paid-in capital
	To record additional paid-in capital for the DTS treasury stock issued as consideration (see note 2)	$3,290
	To reflect the elimination of SRS additional paid-in capital	(73,369)

		$(70,079)

(m)	To reflect adjustments to treasury stock.
	To record DTS treasury stock issued as consideration (see note 2)	$59,813
	To reflect the elimination of SRS treasury stock	5,905

		$65,718

(n)	To reflect adjustments to retained earnings (accumulated deficit).
	To reflect the elimination of SRS accumulated deficit	$13,436
	To reflect estimated DTS transaction costs due upon the closure of the transaction or shortly thereafter.	(2,250)
	To reflect estimated DTS transaction costs due upon the closure of the transaction or shortly thereafter.	(1,650)

		$9,536

(o)	To eliminate revenue previously amortized from the deferred revenue balance as the deferred revenue liability was adjusted to its fair market value as part of purchase accounting.
(p)	To record amortization of identified intangible assets acquired from SRS in cost of revenue (see note 3).
(q)	To reflect adjustments to amortization of intangibles in SG&A
	For the three months ended March 31, 2012:
	To eliminate historical SRS amortization of intangibles	$(181)
	To record amortization of identified intangibles acquired from SRS (see note 3)	236

		$55

	For the year ended December 31, 2011:
	To eliminate historical SRS amortization of intangibles	$(702)
	To record amortization of identified intangibles acquired from SRS (see note 3)	943

		$241

Notes to the Pro Forma Condensed

Combined Financial Information

(Unaudited)

Note 4—Pro Forma Adjustments (Continued)

(r)	To remove transaction costs for the three months ended March 31, 2012.
	DTS' transaction fees	$(459)
	SRS' transaction fees	(1,526)

		$(1,985)

(s)	To reflect adjustments to interest and other income (expense), net.
	For the three months ended March 31, 2012:
	To reflect interest expense associated with the new debt as described in note 4(a).	$(98)
	To reflect amortization of debt issuance costs associated with the new debt as described in note 4(a)	(19)

		$(117)

	For the year ended December 31, 2011:
	To reflect interest expense associated with the new debt as described in note 4(a).	$(390)
	To reflect amortization of debt issuance costs associated with the new debt as described in note 4(a)	(75)

		$(465)

(t)	To reflect the tax effects of adjustments using an estimated effective tax rate of 40%.
(u)	To reflect adjustments to basic and diluted shares outstanding.
	For the three months ended March 31, 2012:
	To eliminate SRS basic and diluted shares outstanding	(14,317)
	To reflect DTS treasury shares issued to SRS stockholders (see note 2)	2,229

		(12,088)

	For the year ended December 31, 2011:
	To eliminate SRS basic shares outstanding	(14,749)
	To reflect DTS treasury shares issued to SRS stockholders (see note 2)	2,229

		(12,520)

	For the year ended December 31, 2011:
	To eliminate SRS diluted shares outstanding	(15,472)
	To reflect DTS treasury shares issued to SRS stockholders (see note 2)	2,229

		(13,243)

DESCRIPTION OF DTS CAPITAL STOCK

        The following describes the material terms of the capital stock of DTS. This description is qualified in its entirety by reference to the DTS Charter and DTS Bylaws, which are incorporated by reference into this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled "Where You Can Find More Information" for more information about the documents incorporated by reference into this proxy statement/prospectus.

        DTS' authorized capital stock consists of 70,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of May 11, 2012, there were 16,507,484 shares of DTS common stock outstanding and 4,071,600 shares of common stock held in treasury and no shares of preferred stock were outstanding. DTS expects to issue the Per Share Stock Consideration from shares held in treasury. Following completion of the Merger, DTS expects to have a total of 18,753,777 shares of common stock outstanding and 1,825,307 shares held in treasury, assuming the issuance by DTS of 2,246,293 shares of DTS common stock to former stockholders of SRS upon completion of the Merger. The exact number of shares of DTS common stock that will be issued to the former stockholders of SRS upon completion of the Merger will depend upon the number of shares of SRS common stock outstanding immediately prior to the effective time of the Merger and will vary as a result of the exercise of outstanding SRS stock options and the vesting of outstanding SRS restricted stock units prior to the effective time of the Merger.

DTS Common Stock

        The holders of DTS common stock are entitled to receive such dividends or distributions as are lawfully declared on DTS common stock, to have notice of any authorized meeting of stockholders and to one vote for each share of DTS common stock on all matters which are properly submitted to a vote of DTS stockholders. As a Delaware corporation, DTS is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of DTS, holders of DTS common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of DTS' indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of DTS preferred stock. The holders of DTS common stock have no conversion, redemption, preemptive or cumulative voting rights. All outstanding shares of DTS common stock are, and the shares of DTS common stock to be issued in the Merger will be, validly issued, fully paid and non-assessable. As of the record date, there were approximately [    •    ] holders of DTS common stock.

        Under the DTS Bylaws, the vote of (i) at least 66 2/3% of the board of directors or (ii) the vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of DTS entitled to vote generally in the election of directors is required to amend certain bylaw sections or to change the exact number of directors.

        Under the DTS Charter, the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then-outstanding shares of DTS entitled to vote is required to alter, amend or repeal certain articles of the charter, unless such amendment will be approved by a majority of the directors of DTS.

        The DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" (i.e., a stockholder owning 15% or more of the corporation's voting stock) for three years following the time that the "interested stockholder" becomes such, subject to certain exceptions. DTS has not opted out of Section 203 of the DGCL in the DTS Charter and is therefore governed by the terms of this provision of the DGCL.

DTS Preferred Stock

        The DTS Charter expressly authorizes the DTS board of directors to issue preferred stock in one or more series, to establish the number of shares in any series and to set the designation and preferences of any series and the powers, rights, qualifications, limitations or restrictions on each series of preferred stock.

COMPARISON OF STOCKHOLDERS' RIGHTS

        DTS and SRS are both incorporated under Delaware law and, accordingly, the rights of the stockholders of each are governed by the DGCL. Any differences, therefore, between the rights of DTS stockholders and the rights of SRS stockholders result solely from differences in the companies' respective charter and bylaws. The rights of DTS stockholders are also governed by the DTS Charter and the DTS Bylaws. Before the effective time of the Merger, the rights of SRS stockholders are also governed by the SRS Charter and the SRS Bylaws. Upon completion of the Merger, the rights of SRS stockholders who exchange their shares of SRS common stock for shares of DTS common stock in the Merger will be governed by the DGCL, the DTS Charter and the DTS Bylaws.

        The following is a summary of the material differences between the current rights of holders of DTS common stock and the current rights of holders of SRS common stock. Although SRS and DTS believe that this summary covers the material differences between the two companies' stockholder rights, this summary may not contain all of the information that is important to you and is qualified in its entirety by reference to the DGCL and the various documents referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist or are not important. The DTS Charter, the DTS Bylaws, the SRS Charter and the SRS Bylaws are subject to amendment in accordance with their terms. DTS and SRS urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other documents to which DTS and SRS refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of DTS stockholders and the rights of SRS stockholders. Copies of these governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under the section of this proxy statement/prospectus entitled "Where You Can Find More Information".

DTS	SRS
AUTHORIZED CAPITAL STOCK

Authorized Shares. The aggregate number of shares of capital stock which DTS is authorized to issue is 75,000,000, consisting of (i) 5,000,000 shares of preferred stock, par value $0.0001 per share and (ii) 70,000,000 shares of common stock, par value $0.0001 per share.
Authorized Shares. The aggregate number of shares of capital stock which SRS is authorized to issue is 58,000,000, consisting of (i) 2,000,000 shares of preferred stock, par value $0.001 per share and (ii) 56,000,000 shares of common stock, par value $0.001 per share.
Common Stock. As of the record date, DTS had issued and outstanding [•] shares of common stock, of which [•] shares were held in treasury.	Common Stock. As of the record date, SRS had issued and outstanding [•] shares of common stock, of which [•] shares were held in treasury.

Preferred Stock. Under the DTS Charter, DTS is authorized to issue 5,000,000 shares of "blank check" preferred stock, par value $0.0001. As such, the DTS board of directors may determine the preferences, limitations and relative rights of this preferred stock by adopting resolutions fixing the same. Such a determination may include, without limitation, provisions with respect to voting rights, redemption, convertibility, distribution and preference on dissolution or otherwise. The rights of preferred stockholders may supersede the rights of common stockholders.
Preferred Stock. Under the SRS Charter, SRS is authorized to issue 2,000,000 shares of "blank check" preferred stock, par value $0.001. The SRS Charter authorizes the SRS board of directors to issue preferred stock, in one or more series, and determine by resolution any designations, relative powers, preferences and rights and qualifications, limitations or restrictions of such series. The rights of preferred stockholders may supersede the rights of common stockholders.

DTS	SRS
As of the record date, DTS has no preferred stock issued and outstanding.	As of the record date, SRS has no preferred stock issued and outstanding.
VOTING RIGHTS

Under the DTS Charter and DTS Bylaws, each holder of common stock will be entitled to one vote for each share of common stock held of record by such holder as of the record date for such meeting. Except as otherwise provided in the rights, powers or preferences in any class or series of preferred stock of DTS or as required by law, all voting rights of DTS will be vested in the holders of common stock.
Under the SRS Charter, each holder of common stock will be entitled to one vote for each share of common stock held of record by such holder as of the record date for such meeting. Except as otherwise provided in the rights, powers or preferences in any class or series of preferred stock of SRS or as required by law, all voting rights of SRS will be vested in the holders of common stock.
ELECTION OF DIRECTORS

The DTS Bylaws provide that directors will be elected by the affirmative vote of a majority of the stock having voting power present in person or represented by proxy at a meeting at which a quorum is present.
The SRS Charter and the SRS Bylaws provide that directors will be elected by the affirmative vote of a plurality in voting power of the SRS shares entitled to vote for the election of directors at a meeting at which a quorum is present.
SUPERMAJORITY VOTING

Under the DTS Bylaws, the vote of (i) at least 66 2/3% of the board of directors or (ii) the vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of DTS entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain bylaw sections or to change the exact number of directors.
Under the SRS Charter, an affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of SRS, voting together as a single class is required to amend, repeal or adopt any provision inconsistent with certain articles of the charter and certain sections of the bylaws.

Under the DTS Charter, the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then-outstanding shares of DTS entitled to vote is required to alter, amend or repeal certain articles of the DTS Charter, unless such amendment will be approved by a majority of the directors of DTS.
Under the SRS Bylaws, the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock of SRS entitled to vote generally in the election of directors, voting together as a single class can (i) remove a director or directors for cause, at any annual or special meeting, if the notice of meeting states that removal is one of the purposes of the meeting and (ii) determine the authorized number of directors, but in no case will the number of directors be less than five or more than 13.

In addition, under the SRS Charter, approval of certain business combinations with interested stockholders (as such term is defined in the SRS Charter) require the affirmative vote of at least 66 2/3% of the outstanding shares of capital stock of SRS entitled to vote generally in the election of directors, excluding shares that are beneficially owned by an interested stockholder.

DTS	SRS
AMENDMENT TO THE CHARTER

Under the DGCL, a charter amendment requires a board resolution advising the amendment and approval by a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon, unless the charter requires a greater proportion for approval.
Under the DGCL, a charter amendment requires a board resolution advising the amendment and approval by a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon, unless the charter requires a greater proportion for approval.

The DTS Charter requites the affirmative vote of the holders of at least two-thirds of the combined voting power of all of the then-outstanding shares of DTS entitled to vote to alter, amend or repeal certain articles of the DTS Charter, unless such amendment will be approved by a majority of the directors of DTS. These articles relate to (i) exculpation and indemnification, (ii) classification of directors, (iii) actions taken by stockholders and (iv) advance notice for stockholder nomination of directors or stockholder proposals.
The SRS Charter requires an affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of SRS, voting together as a single class to approve changes to certain articles to the SRS Charter. These articles relate to (i) making, amending and repealing bylaws, (ii) annual and special meetings, (iii) number, election and term of directors, (iv) certain business combinations and (v) indemnification.
AMENDMENT TO THE BYLAWS

Under the DTS Bylaws, the DTS Bylaws may be altered, amended or repealed and new bylaws may be adopted by (i) a majority vote of the board of directors or (ii) by the holders of the affirmative vote of a majority of the voting power of all of the then-outstanding shares of capital stock of DTS entitled to vote generally in the election of directors, except that, (a) the vote of at least 66 2/3% of the board of directors or (b) the vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of DTS entitled to vote generally in the election of directors is required to amend certain sections of the DTS Bylaws. These sections relate to annual meetings, special meetings, voting rights and proxies as well as the classes, number, term of office, qualification, vacancies and removal of directors.
Under the SRS Charter, the SRS board of directors has the power to make, amend and repeal the SRS Bylaws. Any bylaws made by the SRS board of directors may also be amended or repealed by the SRS stockholders, except that, to amend, repeal or adopt provisions inconsistent with certain sections of the bylaws requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors. These sections relate to (i) special meetings of stockholders, (ii) order of business at meetings, (iii) number, election and terms of directors, (iv) vacancies and newly created directorships, (v) removal of directors and (vi) nomination and election of directors.

Under the SRS Bylaws, in the event the board of directors determines that SRS has become subject to and is not exempt from the application of Section 2115 of the California Corporations Code, the board of directors will amend the SRS Bylaws to comply with the requirements of Section 2115 and such amendments will be effected without a vote of the stockholders.

DTS	SRS
SPECIAL MEETINGS OF STOCKHOLDERS

Under the DTS Bylaws, a special meeting of stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the DTS Charter, as amended from time to time, may only be called by the President, Chief Executive Officer or Chairman of the board of directors and will be called by the President or Secretary at the request in writing of a majority of the board of directors.
Under the SRS Bylaws, special meetings of stockholders may be called only by (i) the Chairman of the board of directors or (ii) the Chairman of the board of directors or the Secretary within 10 days after receipt of the written request of a majority of the total number of directors which SRS would have if there were no vacancies.

Notice of the place, date and hour of special meetings of stockholders must be delivered or mailed at least 10 days and not more than 60 days prior to the meeting and must state the purpose or purposes for which such meeting is called.
Special meetings of holders of the outstanding preferred stock may be called in the manner and for the purposes provided in the resolutions of the board of directors providing for the issuance of such stock as filed pursuant to the applicable law of the State of Delaware.

Notice of the place, date and hour of special meetings of stockholders must be delivered or mailed at least 10 days and not more than 60 days prior to the meeting and must state the purpose or purposes for which such meeting is called.
STOCKHOLDER PROPOSALS AND NOMINATIONS

The DTS Bylaws provide that any stockholder of record entitled to vote thereon may properly bring business before an annual meeting of the stockholders only if written notice has been received by the secretary of DTS:
The SRS Bylaws provide that any stockholder of record entitled to vote thereon may properly bring business before an annual meeting of the stockholders only if written notice has been received by the secretary of SRS:
• not more than 120 days and not less than 90 days in advance of the first anniversary of the preceding year's annual meeting of stockholders;	• not more than 90 days and not less than 60 days in advance of the first anniversary of the preceding year's annual meeting of stockholders; or

•

in the event that the annual meeting is changed by more than 30 days from such anniversary date, not more than 120 days before the annual meeting nor less than 90 days prior to the annual meeting; or

•

in the event that the annual meeting is scheduled to be held either 30 days earlier or later than such anniversary date, within 10 days of the date of the public announcement of the date of such annual meeting.

• in the event that the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such meeting, within 10 days of the date of such public announcement.	The SRS Bylaws require that the notice include: • a brief description of the business and the reasons for conducting such business at the annual meeting;
The DTS Bylaws require that the notice include, among other things:

•

a brief description of the business being proposed, the reasons for conducting such business at the annual meeting and the text of the proposal or business;

• the proposing stockholder's name and address; • the class and number of shares owned and of record by such stockholder; and • any material interest of the stockholder in the business being proposed.
• the proposing stockholder's name and address;	The SRS Bylaws further provide that any stockholder of record at the time of giving of notice for a meeting may nominate a person for

DTS	SRS

•

a representation that the proposing stockholder is a holder of record of DTS common stock, is entitled to vote at the meeting on the date of such notice and intends to appear in person or by proxy at such meeting;

•

any material interest of the stockholder in the business being proposed; and

election as a director of SRS, only if written notice has been received by the secretary of SRS, in the case of an annual meeting, following the same guidelines as listed above, or, in the case of a special meeting, within 10 days of the date of the public announcement of the date of such special meeting.
• certain information concerning the stockholder's holdings, including the class or series and number of shares owned by such stockholder.	In the case of a nomination for director, the SRS Bylaws require that the notice include:

The DTS Bylaws further provide that any DTS stockholder entitled to vote in the election of directors may nominate a person for election as a director of DTS, only if written notice is timely received by the secretary of DTS and such stockholder is a stockholder of record at the time such notice is given. To be timely, the notice must be given following the same guidelines as above, provided that, in the event that the number of directors to be elected at an annual meeting is increased and there is no public announcement naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year's annual meeting of stockholders, within 10 days of the date of such public announcement, but such notice is only valid with respect to nominees for the additional directorships.

In the case of a nomination for director, the DTS Bylaws require that the notice include the same items as required in a notice to propose business, except that:

•

the nominating stockholder's name and address;

•

a representation that the nominating stockholder is a holder of record SRS common stock, is entitled to vote at such meeting and intends to appear in person or by proxy at such meeting;

•

the class and number of shares owned and of record by such stockholder;

•

a description of all arrangements and understandings between such stockholder, the nominee and any other person pursuant to which the nominations are to be made;

•

all information regarding each nominee as would be required to be disclosed in a proxy statement had the nominee been nominated by the board of directors; and

•

the signed consent of each nominee to serve as a director if so elected.

•

the brief description of the business shall be replaced by the nominee's name, age, business and residential address, principal occupation, the class and number of shares beneficially owned, a description of all direct and indirect compensation and other material agreements and arrangements within the past 3 years and any other material relationship between the nominee and the nominating stockholder, such other information as would be required to be included in a proxy statement had the nominee been nominated by the board of directors and the consent of the nominee to serve as director if so elected; and

SRS may require any proposed nominee to furnish such other information pertaining to the nominee that is required to be set forth in a stockholder's notice of nomination.

•

the notice shall also contain any other information related to the nominating stockholder that would be required to be disclosed in a proxy statement or filings made in connection with solicitations of proxies for the proposal.

DTS	SRS
DTS may require any proposed nominee to furnish such other information pertaining to the nominee that is required to be set forth in the stockholder's notice of nomination.
STOCKHOLDER ACTION BY WRITTEN CONSENTS
Stockholder action by written consent is prohibited by the DTS Charter.	Stockholder action by written consent is prohibited by the SRS Charter.
BOARD OF DIRECTORS
Number of Directors

Under the DTS Bylaws, the number of directors which will constitute the board of directors will not be less than five nor more than nine directors and the exact number will be fixed by resolution of 66 2/3% of the directors then in office or by 66 2/3% of the stockholders at the annual meeting of the stockholders, with the number initially fixed at seven.
The SRS Bylaws provide that the number of directors will not be less than five nor more than 13, which number may be determined only by a vote of a majority of the total number of directors assuming there were no vacancies or by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of SRS entitled to vote generally in the election of directors, voting together as a single class.
There are currently seven directors serving on the DTS board of directors.	There are currently five directors serving on the SRS board of directors.
Classification

The DTS board of directors is divided into three classes designated Class I, Class II and Class III, with directors assigned to each class in accordance with a resolution adopted by the board of directors. Members of each class hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of DTS, the successors of the class of directors whose term expires at that meeting will be elected at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
The SRS board of directors is classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of SRS, the successors of the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
Removal

Under the DTS Bylaws, the board of directors, or any individual director, may be removed from office at any time, only with cause, by the affirmative vote of the holders of at least a majority of shares entitled to vote at an election of directors.
Under the SRS Charter, any directors may be removed from office only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of SRS entitled to vote generally in the election of directors, voting together as a single class, at an annual meeting or special meeting of the SRS stockholders, the notice of which states that the removal of a director or directors is among the purposes of the meeting.

DTS	SRS
Vacancies
Under the DTS Bylaws, vacancies may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Each director so chosen will hold office until a successor is duly elected and will qualify or until his earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by statute.	Under the SRS Bylaws, vacancies may be filled only by a majority vote of the remaining directors then in office, though less than a quorum, or by a sole remaining director. Each director so chosen will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor shall have been elected and qualified.
Special Meetings of the Board
Under the DTS Bylaws, special meetings of the board of directors may be called by the Chief Executive Officer or President on no less than 48 hours notice to each director either personally, or by telephone, mail, telegram or facsimile. Special meetings of the board of directors may be called by the Chief Executive Officer, President or Secretary in like manner and on like notice on the written request of two directors unless the board consists of only one director, in which case special meetings of the board of directors may be called by the Chief Executive Officer, President or Secretary in like manner and on like notice on the written request of the sole director. A written waiver of notice, signed by the person entitled thereto, whether before or after the time of the meeting stated therein, will be deemed equivalent to notice.	Under the SRS Bylaws, special meetings of the board of directors may be called by the Chairman of the board of directors or the President on one day's written notice to each director by whom such notice is not waived, given either personally or by mail, telegram, telex, facsimile or similar medium of communication, and may be called by the Chairman of the board of directors or the President in like manner and on like notice on the written request of two directors.

Special meetings of the board of directors may be held at such time and place either within or without the State of Delaware as is determined by the board of directors or specified in the notice of any such meeting.

The board of directors of DTS may hold meetings, both regular and special, either within or without the State of California.
Director Liability and Indemnification
Under the DTS Charter, no director shall be personally liable to DTS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under DGCL Section 174 (concerning unlawful distributions to stockholders) or (iv) for any transaction from which the director derived an improper personal benefit. The DTS Charter further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of DTS shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.	Under the SRS Charter, to the fullest extent permitted by law, no director of SRS shall be personally liable to SRS or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director. Each person who is or was or had agreed to become a director of SRS shall be indemnified by SRS to the fullest extent permitted by the DGCL, for actions omissions while serving as a director or at the request of the board of directors or an officer.

Under the SRS Charter, SRS will indemnify each person who is or was or had agreed to become a director of SRS to the fullest extent permitted by the DGCL or any other applicable law as presently or hereafter in effect. The right to indemnification will include the right to be paid in advance expenses incurred in defending a

DTS	SRS
Under the DTS Bylaws, DTS will indemnify its directors to the fullest extent not prohibited by the DGCL, except that (i) DTS may limit the extent of such indemnification by individual contracts with its directors, (ii) DTS will not be required to indemnify any director that has not signed DTS' standard form of director confidentiality agreement or for any damages resulting from a breach of such agreement as the result of gross negligence, recklessness or willful misconduct of the director, unless such breach is caused by actions reasonably believed by the director, based on advice of competent counsel, to be consistent with the fiduciary duties owed by such director to DTS and its stockholders and (iii) DTS will not be required to indemnify any director in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against DTS or its directors, officers, employees or other agents unless (a) such indemnification is expressly required to be made by law, (b) the proceeding was authorized by the board of directors of DTS and (c) such indemnification is provided by DTS, in its sole discretion, pursuant to the powers vested in DTS under the DGCL.	proceeding. The right of indemnification is not exclusive of any other rights to which any person seeking indemnification may otherwise be entitled and will be applicable to matters otherwise within its scope irrespective of whether such matters arose or arise before or after the adoption of the SRS Charter. Without limiting the generality or the effect of the indemnification provision in the SRS Charter, SRS may adopt or enter into one or more agreements that offer indemnification greater or different than provided in the charter.
DIVIDENDS

The DTS Charter provides that, subject to the prior or equal rights of holders of all classes of stock at the time outstanding having prior or equal rights as to dividends, the holders of the DTS common stock shall be entitled to receive, out of any assets of DTS legally available therefor, such dividends as may be declared from time to time by the DTS board of directors.	The SRS Charter and SRS Bylaws do not contemplate the payment of dividends.
STOCKHOLDER RIGHTS PLAN
DTS does not have a stockholder rights plan currently in effect, but the DTS board of directors could adopt such a plan without stockholder approval in accordance with the DGCL.	SRS does not have a stockholder rights plan currently in effect, but the SRS board of directors could adopt such a plan without stockholder approval in accordance with the DGCL.
STATE ANTI-TAKEOVER STATUTES Business Combinations

The DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" (i.e., a stockholder owning 15% or more of the corporation's voting stock) for three years following the time that the "interested stockholder" becomes such, subject to certain exceptions. DTS has not opted out of Section 203 in the DTS Charter and is therefore governed by the terms of this provision of the DGCL.
The DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" (i.e., a stockholder owning 15% or more of the corporation's voting stock) for three years following the time that the "interested stockholder" becomes such, subject to certain exceptions. SRS has not opted out of Section 203 in the SRS Charter and is therefore governed by the terms of this provision of the DGCL.

DTS	SRS
In addition to the DGCL, the SRS Charter requires (i) a majority vote of the disinterested directors or (ii) the affirmative vote of at least 66 2/3% of the outstanding shares of capital stock of SRS entitled to vote generally in the election of directors, excluding shares that are beneficially owned by an interested stockholder (described below) voting as a separate class, for certain business combinations involving an "interested person." For purposes of this section, an "interested stockholder" is defined in the SRS Charter as any person or entity, or any associate or affiliate of that person or entity, who: (i) is the beneficial owner, directly or indirectly, of 40% or more of the outstanding shares of capital stock of SRS entitled to vote generally in the election of directors, (ii) is an affiliate of SRS and was, within the two years prior to the transaction, a beneficial owner, directly or indirectly, of 40% or more of the outstanding shares of capital stock of SRS entitled to vote generally in the election of directors or more of SRS common stock or (iii) is an assignee of or succeeded to any shares that an interested stockholder, within the two years prior to the transaction, was a beneficial owner, directly or indirectly, of 40% or more of the outstanding shares of capital stock of SRS entitled to vote generally in the election of directors or more of SRS common stock, unless such assignment or succession occurred in a public offering. These business combinations are:
• any merger of SRS or any subsidiary with an interested stockholder;

•

any sale, lease, transfer, exchange, mortgage, pledge, transfer or other disposition of any assets of SRS or any subsidiary having an aggregated fair market value of $5,000,000 or more to an interested stockholder or an affiliate of an interested stockholder;

•

the issuance or transfer by SRS or any subsidiary of any securities of SRS or any subsidiary having a fair market value of $5,000,000 or more to an interested stockholder or an affiliate of an interested stockholder in exchange for cash, securities or other property;

•

the adoption of any plan or proposal for liquidation or dissolution of SRS or any subsidiary by an interested stockholder or an affiliate of an interested stockholder (except this provision does not apply to the right of stockholders to voluntarily wind up or dissolve SRS); and

DTS	SRS

•

any reclassification or recapitalization of securities of SRS, including any reverse stock split, recapitalization, any merger with any subsidiary, or any other transaction (whether or not involving an interested stockholder) that has the effect, directly or indirectly, of increasing the proportionate beneficial ownership of an interested stockholder, or any affiliate of an interested stockholder in the outstanding shares of any class of equity or convertible securities of SRS or any subsidiary.

LEGAL MATTERS

        The validity of the shares of DTS common stock to be issued pursuant to the Merger will be passed upon by DLA Piper LLP (US), counsel to DTS. Certain U.S. federal income tax consequences relating to the Merger will be passed upon for DTS by DLA and for SRS by Paul Hastings LLP.

EXPERTS

DTS

        The audited consolidated financial statements and schedule and management's assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

SRS

        The audited consolidated financial statements and schedule incorporated in this proxy statement/prospectus by reference to SRS' Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated by reference in reliance upon the report of Squar, Milner, Peterson, Miranda & Williamson, LLP, an independent registered public accounting firm and upon the authority of said firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

DTS

        DTS held its 2012 annual meeting of the stockholders on May 10, 2012.

        Stockholder proposals may be included in DTS' proxy materials for an annual meeting so long as they are provided to DTS on a timely basis and satisfy the other conditions set forth in the applicable rules of the SEC. For a stockholder proposal to be included in DTS' proxy materials for the 2013 annual meeting, the proposal must be received at DTS' principal executive offices, addressed to the Secretary, not later than December 12, 2012.

        Stockholder business that is not intended for inclusion in DTS' proxy materials may be brought before the annual meeting so long as DTS receives notice of the proposal as specified by the DTS Bylaws, addressed to the Secretary at DTS' principal executive offices, not more than 120 days and not less than 90 days in advance of the anniversary of the previous year's annual meeting of stockholders. For DTS' annual meeting in 2013, stockholder business that is not intended for inclusion in DTS' proxy materials may be brought before the meeting so long as DTS receives notice of the proposal not earlier than January 12, 2013, nor later than the close of business on February 11, 2013. However, the DTS

Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the previous year's annual meeting as specified in the notice of meeting, this advance notice must be given not more than 120 days before the annual meeting nor less than 90 days prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, within 10 days following the day on which public announcement of the date of such annual meeting is first made by DTS.

        In addition to meeting the advance notice provisions mentioned above, the stockholder in its notice must provide the information required by the DTS Bylaws to bring a stockholder proposal or nominate an individual to serve as a director of the DTS board of directors. A copy of the full text of the provisions of the DTS Bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary upon written request. For information on how to obtain a copy of the DTS bylaws, see the section of this proxy statement/prospectus entitled "Where You Can Find More Information".

SRS

        If the Merger is completed, SRS will have no public stockholders and there will be no public participation in any of SRS' future stockholder meetings. Stockholder proposals that are intended to be included in the proxy materials for SRS' next annual meeting of stockholders must comply with all of the requirements of Rule 14a-8 of the Exchange Act, as well as the requirements of the SRS Charter and SRS Bylaws. Under the SRS Bylaws, stockholder proposals that are intended to be presented at SRS' next annual meeting of stockholders, but which are not submitted for inclusion in SRS' proxy statement for the applicable annual meeting of stockholders, must be received by SRS not more than 90 days and not less than 60 days in advance of the anniversary date of the preceding year's meeting, or, in the event that the annual meeting is scheduled to be held either 30 days earlier or later than such anniversary date, within 10 days of the date of the public announcement of the date of such annual meeting. SRS stockholder proposals must be submitted in writing to SRS' Corporate Secretary at 2909 Daimler Street, Santa Ana, California 92705. A copy of the full text of the SRS Bylaws is available to stockholders from the SRS Corporate Secretary upon written request. For information on how to obtain a copy of the SRS Bylaws, see the section of this proxy statement/prospectus entitled "Where You Can Find More Information".

HOUSEHOLDING OF PROXY STATEMENT/PROSPECTUS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to SRS stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the proxy statement/prospectus. This process, which is commonly referred to as "householding", potentially provides extra convenience for stockholders and cost savings for companies.

        If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement/prospectus, or if you are receiving multiple copies of this proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at their address identified below. Each of DTS and SRS will promptly deliver, upon oral or written request, a separate copy of this proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: DTS, Inc., Attention: Investor Relations, 5220 Las Virgenes Road, Calabasas, California 91302, (818) 436-1000 or to SRS Labs, Inc., Attention: Investor Relations, 2909 Daimler Street, Santa Ana, California 92705, (949) 442-1070.

OTHER MATTERS

        As of the date of this proxy statement/prospectus, neither the DTS board of directors nor the SRS board of directors knows of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters come before the special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named therein as authorized to vote the shares represented by the proxy as to any matters that may properly come before the meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

 WHERE YOU CAN FIND MORE INFORMATION

        DTS and SRS each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1 (800) SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including DTS and SRS, who file electronically with the SEC. The address of that site is www.sec.gov.

        Investors may also consult the DTS and the SRS websites for more information about DTS and SRS, respectively. DTS' website is www.dts.com. SRS' website is www.srslabs.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

        DTS has filed with the SEC a registration statement of which this proxy statement/prospectus forms a part. The registration statement registers the shares of DTS common stock to be issued to SRS stockholders pursuant to the Merger. The registration statement, including the attached exhibits, contains additional relevant information about DTS and shares of DTS common stock. The rules and regulations of the SEC allow DTS and SRS to omit certain information included in the registration statement from this proxy statement/prospectus.

        In addition, the SEC allows DTS and SRS to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below that DTS has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about DTS, its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed March 2, 2012.

  •
  Proxy Statement on Schedule 14A filed April 10, 2012.

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 filed May 9, 2012.

  •
  Current Reports on Form 8-K filed February 22, 2012, April 17, 2012, May 7, 2012 and May 14, 2012.

        In addition, DTS incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date on which the Merger is completed (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or DTS will provide you with copies of these documents, without charge, upon written or oral request to:

  DTS, Inc.
  Attention: Investor Relations
  5220 Las Virgenes Road
  Calabasas, CA 91302
  (818) 436-1000

        This proxy statement/prospectus also incorporates by reference the documents listed below that SRS has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about SRS its financial condition or other matters.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed March 15, 2012, as amended by the Form 10-K/A filed April 30, 2012.

  •
  Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2012 filed May 10, 2012.

  •
  Current Reports on Form 8-K filed March 12, 2012, April 17, 2012 and May 9, 2012.

        In addition, SRS incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the SRS Special Meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or SRS will provide you with copies of these documents, without charge, upon written or oral request to:

  SRS Labs, Inc.
  Attention: Investor Relations
  2909 Daimler Street
  Santa Ana, CA 92705
  (949) 442-1070

        In the event of conflicting information in this proxy statement/prospectus in comparison to any document incorporated by reference into this proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [    •    ], 2012. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to DTS stockholders or SRS stockholders nor the issuance by DTS of shares of DTS common stock pursuant to the Merger will create any implication to the contrary.

 ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

DTS, INC.,

DTS MERGER SUB, INC.,

DTS LLC

AND

SRS LABS, INC.

Dated as of April 16, 2012

A-i

A-ii

A-iii

A-iv

 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is made and entered into as of April 16, 2012 (the "Agreement Date") by and among DTS, Inc., a Delaware corporation ("Parent"), DTS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), DTS LLC, a single member Delaware limited liability company and a wholly owned subsidiary of Parent ("Merger LLC"), and SRS Labs, Inc., a Delaware corporation (the "Company").

RECITALS

        WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the "Merger"), on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

        WHEREAS, the parties intend that the Merger shall be immediately followed by a merger of the Surviving Corporation (as defined below) with and into Merger LLC (the "Upstream Merger"), on the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the "LLC Act");

        WHEREAS, the parties intend that the Merger be mutually interdependent with and a condition precedent to the Upstream Merger, and that the Upstream Merger shall, through the binding commitment evidenced by Section 5.15, be effected immediately following the Effective Time (as defined below), on the terms and subject to the conditions of this Agreement and in accordance with the LLC Act, without further approval, authorization or direction from or by any of the parties hereto;

        WHEREAS, the Board of Directors of the Company (the "Company Board") has unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Voting Agreement (as defined below) and the transactions contemplated hereby and thereby, including the Merger, and (iii) recommended that the Company's stockholders adopt this Agreement and approve the Merger (the "Company Board Recommendation");

        WHEREAS, the Board of Directors of Parent has unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger and the Upstream Merger, are advisable and fair to and in the best interests of Parent and its stockholders, and (ii) approved and declared advisable this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger and the Upstream Merger;

        WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent is entering into a voting agreement with certain stockholders of the Company in their capacity as stockholders (the "Voting Agreement"); and

        WHEREAS, it is intended that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes, along with the other transactions effected pursuant to this Agreement, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        1.1    Definitions.    As used in this Agreement, the following terms shall have the meanings set forth below.

        "Acquisition Proposal" means any offer, proposal, or inquiry (other than an offer, proposal or inquiry by Parent) contemplating or otherwise relating to any Acquisition Transaction.

        "Acquisition Transaction" means any transaction or series of related transactions involving:

          (a)   any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which: (i) a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 15% of the outstanding shares of any class of voting securities of the Company; or (ii) the Company issues securities representing more than 15% of the outstanding shares of any class of voting securities of the Company;

          (b)   any sale, lease, exchange, transfer, acquisition or disposition of any assets that constitute or account for: (i) 15% or more of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (ii) 15% or more of the fair market value of the assets of the Company; or

          (c)   any liquidation, dissolution, recapitalization, extraordinary dividend or other reorganization of the Company.

        "Affiliate" means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and every other Law, including without limitation any merger control law, designed to prohibit, prevent, regulate, govern, or control conduct having the purpose or effect of monopolization, abuse of dominance, restraint of trade, or substantial lessening of competition.

        "Beneficial Owner" means, with respect to a security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (a) the power to vote, or to direct the voting of, such security, (b) the power to dispose of, or to direct the disposition of, such security or (c) the ability to profit or share in any profit derived from a transaction in such security.

        "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required by Law to close in New York, New York.

        "Certificate of Merger" means a certificate of merger, in such appropriate form as is determined by the parties.

        "Company Acquisition Agreement" means any merger, acquisition or other agreement which gives effect to any Acquisition Transaction.

        "Company Affiliate" means any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

        "Company Common Stock" means the common stock, par value $0.001 per share, of the Company.

        "Company Contract" means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or its Subsidiaries or any asset of any of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

        "Company Employee" means any current employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

        "Company Employee Agreement" means any employment, severance, retention, transaction bonus, change in control, consulting, or other similar Contract between: (a) the Company or any of its Subsidiaries or any current Company Affiliate; and (b) any Company Employee. To the extent such Company Employment Agreement is terminable "at will" (or following a notice period imposed by applicable Law) without any material obligation on the part of the Company or any of its Subsidiaries to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by the Company or any of its Subsidiaries under applicable foreign law, it is referred to herein as an "At-Will Company Employee Agreement".

        "Company Employee Plan" means any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) that is maintained or contributed to, or required to be maintained or contributed to, by the Company, any of its Subsidiaries, or any Company Affiliate for the benefit of any Company Employee; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

        "Company In-Licensed IP" means all Intellectual Property Rights that are licensed by the Company and its Subsidiaries and that are used in the conduct of the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries.

        "Company Material Adverse Effect" means any effect, change, event, circumstance or development that, individually or in the aggregate (taking into account all other such effects, changes, events, circumstances or developments) has or would reasonably be expected to have a material adverse effect on: (a) the business, assets, financial condition, operations or financial performance of the Company and its Subsidiaries, taken as a whole; (b) the ability of the Company to consummate the transactions contemplated by this Agreement prior to the Outside Date, or (c) Parent's ability to vote, receive dividends with respect to, or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that in no event shall any of the following, in and of themselves, alone or in combination, be deemed to constitute, or be taken into account when determining whether there has been or is reasonably expected to be, a Company Material Adverse Effect: any effect, change, event, circumstance or development with respect to, or resulting from: (i) changes in the U.S. or global economy or capital markets in general that do not disproportionally affect the Company; (ii) changes that affect generally the industry in which the Company or any of its Subsidiaries conduct business that do not disproportionally affect the Company; (iii) changes in applicable Law or in GAAP that do not disproportionally affect the Company; (iv) changes in the market price or trading volume of the Company Common Stock on Nasdaq; (v) failure(s) by the Company to meet any operating projections or forecasts, or published revenue or earnings predictions

(it being understood that the underlying facts giving rise to such effect, change, event, circumstance or development may be taken into account in determining whether there has been a Company Material Adverse Effect); (vi) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing that do not disproportionally affect the Company; (vii) any effects resulting from any Legal Proceeding against the Company by the stockholders of the Company challenging or seeking to restrain or prohibit the consummation of the Merger or any other transactions contemplated by this Agreement; (viii) changes as a result of any action or failure to take action, in each case, expressly consented to or requested by Parent; (ix) events primarily attributable to the announcement or performance of this Agreement or the consummation of the transactions contemplated hereby or the pendency of the Merger (including the loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on the Company or any of its Subsidiaries' relationships or agreements with any of its licensors, licensees, customers, vendors, strategic partners, suppliers or other business partners); (x) any change that the Company can demonstrate primarily resulted from Parent unreasonably withholding its consent under Section 5.1(a) to any action requiring Parent's consent under Section 5.1(a) and requested by the Company to be taken; or (xi) events attributable to the taking of any action by the Company if that action is contemplated or required by this Agreement, or with Parent's consent, or the failure to take any action by the Company if that action is prohibited by this Agreement.

        "Company Option Plans" means the Company's Amended and Restated 1996 Non-Employee Directors Stock Option Plan, the Amended and Restated 1996 Long-Term Incentive Plan, and the 2006 Stock Incentive Plan.

        "Company Owned IP" means all Intellectual Property Rights and Intellectual Property owned by the Company.

        "Company Products" means all products currently produced, marketed, licensed, sold or distributed by the Company or any of its Subsidiaries or currently under development with a planned release date scheduled for any time within eighteen (18) months after the Agreement Date.

        "Company Registered IP" means all Registered IP owned by, or filed in the name of, the Company and its Subsidiaries.

        "Company SEC Documents" means all proxy statements, reports, schedules, forms, statements or other documents, including all amendments, exhibits, supplements, and all other information incorporated therein, thereto, required to be filed by the Company with the SEC since December 31, 2010.

        "Company Stockholders' Meeting" means the meeting of the Company's stockholders called to vote upon the Merger and the other transactions contemplated by this Agreement.

        "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        "Contract" means any written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, insurance policy, benefit plan or other legally binding commitment.

        "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, or community property interest.

        "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        "Equity Interest" means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefore.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any Person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

        "GAAP" means United States generally accepted accounting principles.

        "Governmental Authorization" means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law or (b) right under any Contract with any Governmental Body.

        "Governmental Body" means, wherever situated in the world, any (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, subdivision, official, organization, unit, body, public or local authority, any commercial or similar entities that the government controls or owns (partially or completely, including any state-owned, state-invested and state-operated companies or enterprises), any international organizations such as the United Nations or the World Bank, any political party, Entity, Nasdaq and any court or other tribunal).

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

        "Intellectual Property" means formulae, inventions (whether or not patentable), know-how, methods, processes, proprietary information, specifications, software, techniques, URLs, web sites, works of authorship, other forms of technology and trademarks.

        "Intellectual Property Rights" means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including copyrights and moral rights; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary and intangible rights in Intellectual Property and any common law rights that may be associated with any of the foregoing; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

        "Intervening Event" means a material event or circumstance that arises or occurs after the Agreement Date and was not, prior to the Agreement Date, known or reasonably foreseeable by the Company Board, provided that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

        "Knowledge" means: (a) with respect to the Company, the actual knowledge of those individuals set forth on Part 1.1 of the Company Disclosure Schedule; and (b) with respect to Parent, the actual knowledge of Jon E. Kirchner, Melvin L. Flanigan and Blake Welcher.

        "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        "Law" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

        "Merger Consideration" means, with respect to a given share of Company Common Stock, either the Per Share Cash Consideration (with respect to a share of Company Common Stock representing the right to receive the Per Share Cash Consideration) or the Per Share Stock Consideration (with respect to a share of Company Common Stock representing the right to receive the Per Share Stock Consideration).

        "Merger Sub Common Stock" means the Common Stock, par value $0.0001 per share, of Merger Sub.

        "Nasdaq" means, when in reference to (a) the Company Common Stock, The NASDAQ Global Market, and (b) the Parent Common Stock, The NASDAQ Global Select Market.

        "Parent Common Stock" means the common stock, par value $0.0001 per share, of Parent.

        "Parent Contract" means any Contract (a) to which Parent or any of its Subsidiaries is a party, (b) by which Parent or its Subsidiaries or any asset of any of Parent or its Subsidiaries is or may become bound or under which Parent or any of its Subsidiaries has, or may become subject to, any obligation or (c) under which Parent or any of its Subsidiaries has or may acquire any right or interest.

        "Parent Material Adverse Effect" means any effect, change, event, circumstance or development that, individually or in the aggregate (taking into account all other such effects, changes, events, circumstances or developments) has or would reasonably be expected to have a material adverse effect on: (a) the business, assets, financial condition, operations or financial performance of Parent and its Subsidiaries, taken as a whole or (b) the ability of Parent, Merger Sub or Merger LLC to consummate the transactions contemplated by this Agreement prior to the Outside Date; provided, however, that in no event shall any of the following, in and of themselves, alone or in combination, be deemed to constitute, or be taken into account when determining whether there has been or is reasonably expected to be, a Parent Material Adverse Effect: any effect, change, event, circumstance or development with respect to, or resulting from: (i) changes in the U.S. or global economy or capital markets in general that do not disproportionally affect Parent; (ii) changes that affect generally the industry in which Parent or any of its Subsidiaries conduct business that do not disproportionally affect Parent; (iii) changes in applicable Law or in GAAP that do not disproportionally affect Parent; (iv) changes in the market price or trading volume of Parent Common Stock on Nasdaq; (v) failure(s) by Parent to meet any operating projections or forecasts, or published revenue or earnings predictions (it being understood that the underlying facts giving rise to such effect, change, event, circumstance or development may be taken into account in determining whether there has been a Parent Material Adverse Effect); (vi) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing that do not disproportionally affect Parent; (vii) any effects resulting from any Legal Proceeding against Parent by the stockholders of Parent challenging or seeking to restrain or prohibit the consummation of the Merger or any other transactions contemplated by this Agreement; (viii) changes as a result of any action or failure to take action, in each case, expressly consented to or requested by the Company; (ix) events primarily attributable to the announcement or performance of this Agreement or the consummation of the transactions contemplated hereby or the pendency of the Merger (including the loss or departure of officers or other employees of Parent or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on Parent or any of its Subsidiaries' relationships or agreements with any of its licensors, licensees, customers, vendors, strategic partners, suppliers or other business partners); (x) any change that Parent can demonstrate primarily resulted from the Company unreasonably withholding its consent under Section 5.1(b) to any action requiring the Company's consent under Section 5.1(b) and requested by Parent to be taken; or (xi) events attributable to the taking of any action by Parent if that action is contemplated or required by this Agreement, or with the Company's consent, or the failure to take any action by Parent if that action is prohibited by this Agreement.

        "Parent Option Plans" means the 1997 Stock Option Plan, the 2002 Stock Option Plan and the 2003 Equity Incentive Plan (as amended).

        "Parent Restricted Stock Award" means each award with respect to a share of restricted Parent Common Stock outstanding under any Parent Option Plan that is, at the time of determination, subject to forfeiture or repurchase by Parent.

        "Parent SEC Documents" means all proxy statements, reports, schedules, forms, statements or other documents, including all amendments thereto, required to be filed by Parent with the SEC since December 31, 2010.

        "Permitted Encumbrance" means (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established on the Company Balance Sheet, (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached, (c) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by applicable Law, (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (e) non-exclusive object code licenses of software by the Company or any of its Subsidiaries or any reseller or distributor of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice and (f) Encumbrances that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property subject thereto.

        "Person" means any individual, Entity or Governmental Body.

        "Proxy Statement" means the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement.

        "Registered IP" means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

        "Registration Statement" means the registration statement on Form S-4 to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock pursuant to the Merger.

        "Regulations" means the Treasury Regulations (including temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other United States federal Tax statutes.

        "Representatives" means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

        "Restraint" means a Law or order, writ, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Body prohibiting, preventing, limiting, placing conditions on, or otherwise restraining the Merger or any other transaction contemplated hereby.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

        "Subsidiary" An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body or (b) at least 50% of the outstanding equity or financial interests of such Entity.

        "Superior Proposal" means a bona fide, unsolicited, written Acquisition Proposal made by a third party for an Acquisition Transaction that would, if consummated, result in such third party owning all of the Company Stock or all or substantially all of the consolidated assets of the Company, which the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor (who shall be either Covert & Co. or a nationally recognized financial advisor)) (i) to be reasonably likely to be consummated on the terms proposed if accepted and (ii) to be more favorable to the Company's stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant financial (including the price and financing terms), legal and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, the expectation of obtaining required approvals or any necessary financing).

        "Tax" means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

        "Tax Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

        "Termination Fee" means an amount, in cash, equal to $7,495,000.

        "Triggering Event" shall be deemed to have occurred if: (i) the Company Board shall have effected a Change in Company Board Recommendation; (ii) the Company shall have failed to recommend that the Company Stockholders vote to adopt this Agreement; (iii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (iv) the Company Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (vi) the Company Board or any committee thereof shall have resolved to take any action described in clauses (i) through (v).

        1.2    Additional Definitions.    Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement in the sections set forth below.

Term	Section
Agreement	Preamble
Agreement Date	Preamble
Antitrust Restraint	Section 5.5(a)
Anti-Corruption Law	Section 3.13(a)(ii)
Book-Entry Shares	Section 2.7(a)
Canceled RSU	Section 2.9(b)
Capitalization Date	Section 3.4(a)
Cash Election	Section 2.6(c)(ii)
Cash Election Number	Section 2.6(d)(ii)
Cash Election Share	Section 2.6(c)(ii)
Certificates	Section 2.7(a)
Change in Company Board Recommendation	Section 5.2(d)
Closing	Section 2.4
Closing Date	Section 2.4
Code	Recitals
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Balance Sheet Date	Section 3.5(b)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Charter Documents	Section 3.2
Company Disclosure Schedule	Article III
Company Options	Section 3.4(a)
Company Qualified Plan	Section 3.16(h)
Company Returns	Section 3.15(a)
Company RSUs	Section 2.9(b)
Confidentiality Agreement	Section 5.12
Continuation Period	Section 5.11(a)
Covered Employees	Section 5.11(a)
DGCL	Recitals
Dissenting Share	Section 2.10

Term	Section
DOJ	Section 5.5(a)
Effective Time	Section 2.3
Election Date	Section 2.7(d)
Election Share	Section 2.6(c)(ii)
Exchange Agent	Section 2.7(a)
Exchange Fund	Section 2.8(a)(i)
Exchange Ratio	Section 2.6(c)(i)
Excluded Shares	Section 2.6(b)
Expenses	Section 7.4
Form of Election	Section 2.7(c)
Foreign Plans	Section 3.16(q)
FTC	Section 5.5(a)
Government Official	Section 3.13(a)(i)
Indemnified Parties	Section 5.7(a)
LLC Act	Recitals
Material Contract	Section 3.10(a)
Maximum Cash Shares	Section 2.6(d)(i)
Merger	Recitals
Merger Sub	Preamble
Merger LLC	Preamble
No Election Share	Section 2.6(c)(iii)
Non-Electing Holders	Section 2.8(b)(i)
Outside Date	Section 7.1(b)
Parent	Preamble
Parent Balance Sheet	Section 4.5(b)
Parent Balance Sheet Date	Section 4.5(b)
Parent Charter Documents	Section 4.2
Parent ESPP	Section 4.4(a)
Parent Financial Advisor	Section 4.14
Parent Material Contract	Section 4.11(a)(iv)
Parent Options	Section 4.4(a)
Parent RSUs	Section 4.4(a)
Per Share Cash Consideration	Section 2.6(c)(ii)

Term	Section
Per Share Stock Consideration	Section 2.6(c)(i)
Recommendation Change Notice	Section 5.2(e)
Required Stockholder Vote	Section 3.20
Shortfall Number	Section 2.6(d)(iii)
Stock Election	Section 2.6(c)(i)
Stock Election Share	Section 2.6(c)(i)
Superior Proposal Notice	Section 5.2(e)
Surviving Company	Section 5.15
Surviving Corporation	Section 2.1
Tail Policy	Section 5.7(b)
Upstream Merger	Recitals
Voting Agreement	Recitals
WARN Act	Section 3.16(e)

        1.3    Rules of Construction.    In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

          (a)   when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

          (b)   the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

          (c)   whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

          (d)   the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (e)   references to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;

          (f)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

          (g)   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

          (h)   references to a person are also to its successors and permitted assigns;

          (i)    references to monetary amounts are to the lawful currency of the United States;

          (j)    words importing the singular include the plural and vice versa and words importing gender include all genders;

          (k)   time is of the essence in the performance of the parties' respective obligations; and

          (l)    time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

ARTICLE II

THE MERGER

        2.1    Merger.    Upon the terms and subject to the conditions set forth in this Agreement and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        2.2    Charter and Bylaws.

          (a)   At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

          (b)   At the Effective Time, the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

          (c)   At the effective time of the Upstream Merger, the certificate of formation of the Surviving Company shall be amended to read as set forth on Exhibit A and as so amended shall be the certificate of formation of the Surviving Company in the Upstream Merger.

          (d)   At the effective time of the Upstream Merger, the operating agreement of the Surviving Company shall be amended to read as set forth on Exhibit B and as so amended shall be the operating agreement of the Surviving Company in the Upstream Merger.

        2.3    Effective Time of the Merger.    Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a Certificate of Merger as contemplated by the DGCL, together with any required related certificates, filings or recordings with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the "Effective Time").

        2.4    Closing.    Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Merger (the "Closing") shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VI (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to waive such condition, or at such other time and on a date as agreed to by the parties in writing (the "Closing Date"). The Closing shall take place at the offices of Paul Hastings LLP located at 695 Town Center Drive, 17th Floor, Costa Mesa, California or at such other place, or by remote communication, as agreed to by the parties hereto.

        2.5    Directors and Officers of the Surviving Corporation.    From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

        2.6    Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

          (a)   Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and each stock certificate of Merger Sub Common Stock shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

          (b)   Each share of Company Common Stock held in treasury or owned by the Company, Parent or any of their wholly-owned Subsidiaries shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Shares of Company Common Stock that are canceled and retired pursuant to this Section 2.6(b) are referred to as the "Excluded Shares".

          (c)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares or Dissenting Shares) shall be converted into and shall thereafter represent the right to receive the following consideration:

              (i)  Each share of Company Common Stock with respect to which an election to receive stock consideration (a "Stock Election") has been effectively made and not revoked pursuant to Section 2.7 (each, a "Stock Election Share") shall be converted into the right to receive .31127 shares (the "Exchange Ratio"), subject to adjustment in accordance with this Article II, of validly issued, fully paid and non assessable shares of Parent Common Stock (together with any cash in lieu of fractional shares of Parent Common Stock to be paid in accordance with Section 2.8(d), the "Per Share Stock Consideration");

             (ii)  each share of Company Common Stock with respect to which an election to receive cash (a "Cash Election") has been effectively made and not revoked pursuant to Section 2.7 (each, a "Cash Election Share" and, together with each Stock Election Share, an "Election Share") shall be converted into the right to receive $9.50 in cash without interest (the "Per Share Cash Consideration"), subject to adjustment in accordance with this Article II; and

            (iii)  each share of Company Common Stock other than a Cash Election Share or Stock Election Share (each, a "No Election Share") shall be converted into the right to receive the Per Share Cash Consideration or the Per Share Stock Consideration or a combination of both, pursuant to Section 2.6(d).

          (d)   Notwithstanding anything in this Agreement to the contrary (but subject to Section 2.6(g)):

              (i)  50% of the shares of Company Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time (such number, the "Maximum Cash Shares") shall be converted into the right to receive the Per Share Cash Consideration, and all other shares of Company Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Stock Consideration.

             (ii)  If the aggregate number of Cash Election Shares (such number, the "Cash Election Number") exceeds the Maximum Cash Shares, then (i) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration and (ii) the number of Cash Election Shares of each stockholder of the Company that shall be converted into the right to receive the Per Share Cash Consideration shall be equal to the product obtained by multiplying (A) the number of Cash Election Shares of such stockholder by (B) a fraction, the numerator of which is the Maximum Cash Shares and the denominator of which is the Cash Election Number, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Per Share Stock Consideration.

            (iii)  If the Cash Election Number is less than the Maximum Cash Shares (such difference between the Cash Election Number and Maximum Cash Shares, the "Shortfall Number"), then (x) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and (y) the Stock Election Shares and No Election Shares shall be treated in the following manner:

              (A)  if the Shortfall Number is less than or equal to the aggregate number of No Election Shares, then (x) all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and (y) the No Election Shares of each stockholder of the Company shall be converted into the right to receive the Per Share Cash Consideration in respect of that number of No Election Shares equal to the product obtained by multiplying (1) the number of No Election Shares of such stockholder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of No Election Shares, with the remaining number of such holder's No Election Shares being converted into the right to receive the Per Share Stock Consideration; or

              (B)  if the Shortfall Number exceeds the aggregate number of No Election Shares, then (x) all No Election Shares shall be converted into the right to receive the Per Share Cash Consideration and (y) the number of Stock Election Shares of each stockholder of the Company that shall be converted into the right to receive the Per Share Cash Consideration shall be equal to the product obtained by multiplying (1) the number of Stock Election Shares of such stockholder by (2) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the aggregate number of No Election Shares, and the denominator of which is the aggregate number of Stock Election Shares, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Per Share Stock Consideration.

          (e)   If either the opinion of DLA Piper LLP referred to in Section 6.3(e) or the opinion of Paul Hastings LLP referred to in Section 6.2(f) cannot be rendered (as reasonably determined by such counsel) as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then the Cash Election Shares shall be decreased and the Stock Election Shares increased to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered.

          (f)    From and after the Effective Time, the Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer remain outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form shall thereafter cease to have any rights with respect to such securities, except the right to receive: (i) the consideration to which such holder may be entitled pursuant to this Section 2.6; (ii) any dividends and other distributions in accordance with Section 2.8(c); and (iii) any cash to be paid in lieu of fractional shares in accordance with Section 2.8(d).

          (g)   If at any time during the period between the Agreement Date and the Effective Time, any change in the outstanding common stock of Parent or the outstanding common stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange, merger, consolidation or readjustment of shares, or any stock dividend thereon with a record date during such period, or any similar transaction or event, the Exchange Ratio, the Per Share Stock Consideration, the Per Share Cash Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

        2.7    Election Procedures.

          (a)   Not less than three (3) Business Days prior to the mailing of the Proxy Statement pursuant to Section 5.3(a), Parent shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder (the "Exchange Agent") for the purpose of exchanging certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") and shares of Company Common Stock represented by book-entry ("Book-Entry Shares").

          (b)   Each person who, on or prior to the Election Date, is a record holder of shares of Company Common Stock shall be entitled to specify the number of such holder's shares of Company Common Stock (and, if such shares to which the election relates are represented by Certificates, such particular shares) with respect to which such holder makes a Cash Election or Stock Election.

          (c)   Parent shall prepare and file as an exhibit to the Registration Statement a form of election (the "Form of Election") in form and substance reasonably acceptable to the Company. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass only upon proper delivery of the Form of Election and any Certificates. The Company shall mail the Form of Election with the Proxy Statement to all persons who are record holders of shares of Company Common Stock as of the record date for the Company Stockholders' Meeting. The Form of Election shall be used by each record holder of shares of Company Common Stock (or, in the case of nominee record holders, the Beneficial Owner through proper instructions and documentation) who wishes to make a Cash Election or a Stock Election or a combination of both for any and all shares of Company Common Stock held by such holder. The Company shall use its commercially reasonable efforts to make the Form of Election available to all persons who become holders of shares of Company Common Stock during the period between the record date for the Company Stockholders' Meeting and the Election Date.

          (d)   Any holder's election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on or prior to (1) the date of the Company Stockholders' Meeting or (2) if the Closing Date is more than four (4) Business Days following the Company Stockholders' Meeting, two (2) Business Days preceding the Closing Date, or (3) such other date as the parties mutually agree (the "Election Date"), a Form of Election properly completed and signed and accompanied by (i) Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Parent as set forth in such Form of Election from a firm that is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act); provided that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) or (ii) in the case of Book-Entry Shares, any additional documents required by the procedures set forth in the Form of Election. After a Cash Election or a Stock Election is validly made with respect to any shares of Company Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is properly revoked in accordance with Section 2.7(f).

          (e)   Parent and the Company shall publicly announce the anticipated Election Date at least five (5) Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Date.

          (f)    Any Cash Election or Stock Election may be revoked with respect to all or a portion of the shares of Company Common Stock subject thereto by the holder who submitted the applicable Form of Election by appropriate written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VII. If a Cash Election or Stock Election is revoked with respect to shares of Company Common Stock represented by Certificates, Certificates representing such shares shall be promptly returned to the holder that submitted the same to the Exchange Agent.

          (g)   The determination of the Exchange Agent (or the joint determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made or revoked pursuant to this Section 2.7 and as to when Cash Elections, Stock Elections and revocations were received by the Exchange Agent. The Exchange Agent (or Parent and the Company jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations as to the proration contemplated by Section 2.6(d), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Parent and the Company, make any rules as are consistent with this Section 2.7 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections and Stock Elections.

        2.8    Exchange of Certificates.

          (a)    Deposit of Merger Consideration.

              (i)  Within one (1) Business Day following the Effective Time, and from time to time thereafter, Parent shall deposit with the Exchange Agent, for the benefit of the stockholders of the Company, (A) certificates or, at Parent's option, evidence of shares in book entry form, representing shares of Parent Common Stock in denominations as the Exchange Agent may reasonably specify and (B) cash, in each case as are issuable or payable, respectively, pursuant to this Article II in respect of shares of Company Common Stock for which Certificates or Book-Entry Shares have been properly delivered to the Exchange Agent or the cash to be paid in lieu of fractional shares. Such certificates (or evidence of book-entry form, as the case may be) for shares of Parent Common Stock and such cash so deposited, together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund".

             (ii)  The Exchange Agent shall invest any cash deposited with the Exchange Agent by Parent as directed by Parent, provided that no such investment or losses thereon shall affect the Per Share Cash Consideration payable to holders of shares of Company Common Stock entitled to receive such consideration or cash in lieu of fractional interests, and Parent shall promptly provide additional funds to the Exchange Agent for the benefit of holders of shares of Company Common Stock entitled to receive such consideration in the amount of any such losses. Any interest or income produced by such investments shall not be deemed part of the Exchange Fund and shall be payable to Parent.

          (b)    Exchange Procedures.

              (i)  As soon as reasonably practicable after the Effective Time, Parent shall cause to be mailed to each record holder, as of the Effective Time, of No Election Shares (such holders, "Non-Electing Holders"): (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such No Election Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (y) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration therefor. Such letter of transmittal shall be in such form and have such other provisions as Parent may specify and shall be reasonably acceptable to the Company.

             (ii)  (x) Each former stockholder of the Company who properly made and did not revoke a Cash Election or Stock Election shall be entitled to receive in exchange for such stockholder's Election Shares the following as specified in clauses (A) and (B); and (y) upon surrender by a Non-Electing Holder to the Exchange Agent of a Certificate or Book-Entry Shares, as applicable, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Non-Electing Holder shall be entitled to receive in exchange therefor: (A) the number of whole shares of Parent Common Stock, if any, into which such holder's shares of Company Common Stock represented by such holder's properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article II (after taking into account all shares of Company Common Stock to which an election or non-election of the same type were made), and such Certificates or Book-Entry Shares so surrendered shall be forthwith cancelled, and (B) a check in an amount of U.S. dollars (after giving effect to any required Tax withholdings) equal to (I) the amount of cash (including the Per Share Cash Consideration and cash in lieu of fractional interests in shares of Parent Common Stock to be paid pursuant to Section 2.8(d)), if any, into which such holder's shares of Company Common Stock represented by such holder's properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article II, plus (II) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 2.8(c).

            (iii)  If payment or issuance of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment or issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other Taxes required by reason of the payment or issuance of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable. In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the shares of Company Common Stock represented by the Certificate pursuant to this Article II.

            (iv)  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II, the issuance or payment of which (including any cash in lieu of fractional shares) shall be deemed to be the satisfaction in full of all rights pertaining to shares of Company Common Stock converted in the Merger.

             (v)  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to the Company or Parent for transfer shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

          (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions with respect to shares of Parent Common Stock issuable with respect to the shares of Company Common Stock shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until those Certificates or Book-Entry Shares are surrendered as provided in this Article II. Upon surrender, there shall be issued and/or paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of surrender, the dividends or other distributions payable with respect to those shares of Parent Common Stock with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of Parent Common Stock with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

          (d)    No Fractional Shares.    No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares evidencing Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu thereof, upon surrender of the applicable Certificates or Book-Entry Shares, Parent shall pay each holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time and for which an election or non-election of the same type was made by such holder and rounding down to the nearest one thousandth) would otherwise be entitled, by (b) the closing price on Nasdaq for a share of Parent Common Stock on the last trading day immediately preceding the Effective Time.

          (e)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the stockholders of the Company on the first anniversary of the Effective Time shall be delivered to Parent, upon demand by Parent, and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Law) for payment of their claim for any part of the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock, without any interest thereon.

          (f)    No Liability.    None of Parent, the Company or Merger Sub shall be liable to any holder of shares of Company Common Stock or Parent Common Stock for cash or shares of Parent Common Stock (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g)    Withholding.    Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock (or with respect to all amounts payable pursuant to Section 2.6) pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any other provision of applicable federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the shares of Company Common Stock (or to the recipient of any amount payable pursuant to Section 2.6) in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

        2.9    Company Equity Awards.

          (a)    Company Options.    Neither Parent, Merger Sub nor Merger LLC shall assume any Company Options in connection with the Merger or any other transactions contemplated by this Agreement. As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any optionholder, all Company Options outstanding as of immediately prior to the Effective Time shall fully vest and become exercisable. To the extent not exercised prior to the Effective Time, then upon the Effective Time each Company Option shall be canceled, and in exchange therefor, the Surviving Corporation shall, promptly following the Effective Time, pay to each former holder of any such Company Option an amount in cash (without interest, and subject to deduction for any required withholding Taxes), equal to the product of: (i) the excess, if any, of the Per Share Cash Consideration over the exercise price of each such Company Option and (ii) the number of shares of Company Common Stock underlying such Company Option; provided, however, that if the exercise price per share of any such Company Option is equal to or greater than the Per Share Cash Consideration, such Company Option shall be canceled and terminated without any cash payment being made or other consideration being offered in respect thereof.

          (b)    Company RSUs.    Neither Parent nor Merger Sub shall assume any Company restricted stock units issued pursuant to the Company Option Plans (the "Company RSUs") in connection with the Merger or any other transactions contemplated by this Agreement. As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any holder of any Company RSU, each Company RSU that is outstanding immediately prior to the Effective Time, whether or not then vested, shall become fully vested immediately prior to, and then shall be canceled at, the Effective Time (the "Canceled RSU"), and, in exchange therefor, the Surviving Corporation shall, promptly following the Effective Time, pay to each former holder of any such Canceled RSU an amount in cash (without interest, and subject to deduction for any required withholding Taxes) equal to the product of (i) the Per Share Cash Consideration and (ii) the number of shares of Company Common Stock subject to such Canceled RSUs.

          (c)   The Company shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 2.9, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Company Option Plan as may be necessary.

          (d)   At the Effective Time, Parent shall assume the Company's 2006 Stock Incentive Plan. All remaining unissued shares of Company Common Stock reserved for issuance under the Company's 2006 Stock Incentive Plan shall be converted into shares of Parent Common Stock by multiplying the number of such shares by the Exchange Ratio set forth in Section 2.6(c)(i).

        2.10    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall be entitled to demand appraisal pursuant to Section 262 of the DGCL and shall have properly demanded appraisal in compliance with the provisions of Section 262 of the DGCL (each, a "Dissenting Share"), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the fair value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (a) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws his demand for appraisal of such Dissenting Shares, or (b) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares and if such withdrawal or forfeiture shall occur following the Election Date, 50% of such shares of Company Common Stock shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Per Share Cash Consideration, and all other such shares of Company Common Stock shall be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Per Share Stock Consideration, in each case, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

        2.11    Further Assurances.    If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or the Surviving Company with full right, title and possession of and to all rights and property of Parent and the Company, the officers and directors of the Surviving Corporation, the Surviving Company and Parent shall be fully authorized (in the name of Parent, in the name of the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent, Merger Sub and Merger LLC that the statements contained in this Article III are true and correct, except as expressly set forth herein, in the Company Disclosure Schedule delivered by the Company to Parent, Merger Sub and Merger LLC on the Agreement Date (the "Company Disclosure Schedule") or in the Company SEC Documents filed on or prior to the Agreement Date (excluding any disclosures set forth in any section of a filed Company SEC Document entitled "Risk Factors" or "Forward-Looking Statements" or any other disclosures included in such filings to the extent that they are forward-looking in nature).

        3.1    Due Organization; Subsidiaries.

          (a)   The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. The Company and each of its Subsidiaries has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted, (ii) own and use its assets in the manner in which its assets are currently owned and used and (iii) perform its obligations under all Contracts by which it is bound.

          (b)   The Company and each of its Subsidiaries is qualified to do business as a foreign entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Company Material Adverse Effect.

          (c)   The Company has no Subsidiaries, except for the Entities identified in Part 3.1(c) of the Company Disclosure Schedule, and neither the Company nor any of the other Entities identified in Part 3.1(c) of the Company Disclosure Schedule owns any capital stock of, or any Equity Interest of any nature in, any other Entity, other than (i) interests in the Entities identified in Part 3.1(c) of the Company Disclosure Schedule and (ii) interests classified as cash equivalents or short-term investments on the Company Balance Sheet. Each of the Entities identified in Part 3.1(c) of the Company Disclosure Schedule is a wholly-owned direct or indirect Subsidiary of the Company and no other Person holds any Equity Interest (contingent or otherwise) in such Entities. There is no Contract pursuant to which the Company is obligated to make or may become obligated to make any future investment in, loan or capital contribution to any other Entity.

        3.2    Certificate of Incorporation; Bylaws; Charters and Codes of Conduct.    The Company has made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, in each case as applicable, of the Company and each of its Subsidiaries, including all amendments thereto (collectively, the "Company Charter Documents"). The Company has made available to Parent accurate and complete copies of: (a) the charters of all committees of the Company Board and (b) any code of conduct or similar policy adopted by the Company Board or any committee of the Company Board, each as in effect on the Agreement Date. As used in this Agreement, unless the context requires otherwise, "made available" means delivered to Parent or the Company, as applicable, or posted in a dataroom to which Parent or the Company, as applicable, has access.

        3.3    Authority; Binding Nature of Agreement.    The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Company Board has duly and unanimously adopted resolutions by which the Company Board has: (a) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement; and (c) recommended the adoption of this Agreement and approval of the Merger by the holders of Company Common Stock and directed that this Agreement be submitted to the Company's stockholders for consideration at the Company Stockholders' Meeting. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

        3.4    Capitalization, etc.

          (a)   As of April 12, 2012 (the "Capitalization Date"), the authorized capital stock of the Company consisted of 56,000,000 shares of Company Common Stock, of which 14,323,715 shares were issued and outstanding; and 2,000,000 shares of preferred stock, par value $0.001 per share, of the Company, of which no shares were issued or outstanding. As of the Capitalization Date: (i) 848,231 shares of Company Common Stock were held in the treasury of the Company, (ii) 4,939,647 shares of Company Common Stock were subject to issuance pursuant to outstanding stock options granted under the Company Option Plans (stock options granted by the Company pursuant to the Company Option Plans or otherwise are referred to collectively herein as "Company Options") and (iii) 104,770 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the Company's Subsidiaries. None of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company and there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation or bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or any capital stock of any of the Company's Subsidiaries.

          (b)   Part 3.4(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the Capitalization Date: (i) the name of the optionee, (ii) the number of shares of Company Common Stock subject to such Company Option, (iii) the exercise price of such Company Option, (iv) the date on which such Company Option was granted, (v) the extent to which such Company Option is vested and exercisable as of the Capitalization Date and (vi) the name of the Company Option Plan under which such Company Option was granted. All vesting will be accelerated immediately prior to and contingent upon the Effective Time.

          (c)   Except as set forth in Section 3.4(a) or Section 3.4(b) above, as of the Agreement Date, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

          (d)   All outstanding shares of Company Common Stock, Company Options, Company RSUs and other securities of the Company have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and all requirements set forth in applicable Contracts. All outstanding Company Options were granted with a per share exercise price no lower than the fair market value of one share of Company Common Stock as of the grant date. All shares of Company Common Stock subject to issuance pursuant to Company Options and Company RSUs will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid, and nonassessable.

          (e)   All of the shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company or another wholly-owned Subsidiary of the Company, free and clear of any Encumbrances, other than restrictions on transfer imposed by applicable securities Laws.

        3.5    SEC Filings; Financial Statements.

          (a)   Since January 1, 2010, the Company has filed or furnished on a timely basis all forms, reports, schedules, statements, certifications (including all exhibits, amendments and supplements thereto and all other information incorporated therein) and other documents with the SEC that have been required to be filed or furnished, respectively, by it under applicable Laws prior to the date hereof. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by Rule 13a-14 of the Exchange Act, and Section 906 of the Sarbanes-Oxley Act relating to the Company SEC Documents are accurate and complete, and complied as to form and content with all applicable Laws as of the date of such filing (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing).

          (b)   The financial statements (including any related notes) contained in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. For purposes of this Agreement, "Company Balance Sheet" means that consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2011 set forth in the Company's Annual Report on Form 10-K filed with the SEC and the "Company Balance Sheet Date" means December 31, 2011. No financial statements of any Person other than the Company and the Subsidiaries listed on Part 3.1(c) of the Company Disclosure Schedule are required by GAAP to be included in the consolidated financial statements of the Company. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and Company, on the other hand, occurring since January 1, 2010, and prior to the date hereof.

          (c)   The Company maintains, and at all times since January 1, 2010 has maintained, disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC. The Company has made available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is in material compliance with all current listing and corporate governance requirements of the NASDAQ Global Market.

          (d)   The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is, in all material respects, made known to the chief executive officer and the chief financial officer of the Company and that transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. The Company's management has completed an assessment of the effectiveness of the Company's system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2011 and such assessment concluded that such controls were effective and the Company's independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained in all material respects effective internal control over financial reporting as of December 31, 2011. Neither the Company nor the Company's independent registered accountant has identified: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company, (B) any illegal act or fraud, whether or not material, that involves the Company's management or other employees or (C) any reasonably credible claim or allegation regarding any of the foregoing.

          (e)   The Company is not a party to nor does it have any obligation or other commitment to become a party to any securitization transactions or "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

          (f)    As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

          (g)   The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company, its tax advisors, legal advisors or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the system of internal accounting controls described in Sections 3.5(c) and (d).

          (h)   Since January 1, 2010, (i) the Company has not, and to the Knowledge of the Company, no director, officer, employee, auditor, accountant or representative of the Company has, received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of Company.

        3.6    Absence of Changes.    Between the Company Balance Sheet Date and the Agreement Date:

          (a)   the Company has operated its business in the ordinary course and consistent with past practices;

          (b)   there has not been any Company Material Adverse Effect;

          (c)   the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, other than distributions of Company Common Stock issued upon the exercise of Company Options or the vesting of Company RSUs or (ii) acquired, redeemed or otherwise reacquired any shares of its capital stock or other securities;

          (d)   there has been no amendment to the Company Charter Documents;

          (e)   neither the Company nor any of its Subsidiaries has lent money to any Person (other than advances to employees in the ordinary course of business);

          (f)    the Company has not materially changed any of its methods of accounting or accounting practices, except as required by concurrent changes in GAAP or SEC rules and regulations;

          (g)   the Company has not made any material Tax election;

          (h)   neither the Company nor any of its Subsidiaries has commenced, or settled, any Legal Proceeding;

          (i)    neither the Company nor any of its Subsidiaries has, except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable Law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer, director, executive or employee, other than persons newly hired for or promoted to such position, from the amount thereof in effect as of December 31, 2011, or granted or committed to grant any retention incentive, severance or termination pay, entered into any contract to make or grant any retention incentive, severance or termination pay, or paid, committed to pay, or entered into any contract to pay, any bonus, in each case to any such officer, director, executive or employee, other than in the ordinary course of business consistent with past practice or pursuant to preexisting agreements, arrangements or bonus plans; and

          (j)    neither the Company nor, if applicable, any of its Subsidiaries, has agreed or committed to take any of the actions referred to in clauses (c) through (i) above.

        3.7    Title to Assets.    The Company and each of its Subsidiaries owns, and has good and valid title to, all assets (excluding Intellectual Property Rights and Intellectual Property, which are addressed in Section 3.9) purported to be owned by them, including all assets reflected on the Company Balance Sheet. All of said assets are owned by the Company or one of its Subsidiaries free and clear of any Encumbrances, except for (a) Permitted Encumbrances and (b) liens described in Part 3.7 of the Company Disclosure Schedule. The Company or one of its Subsidiaries is the lessee of, and holds valid leasehold interests in, all assets purported to have been leased by them, including all assets reflected as leased on the Company Balance Sheet.

        3.8    Receivables.    All existing accounts receivable of the Company represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business.

        3.9    Intellectual Property.

          (a)   Part 3.9(a) of the Company Disclosure Schedule sets forth a list of all Company Registered IP, as well as all filings, payments and other actions required to be made or taken by the Company or any of its Subsidiaries within ninety (90) days following the Agreement Date to maintain each item of Company Registered IP. All filings, payments and other actions required to be made or taken by the Company or any of its Subsidiaries before the Agreement Date to maintain each item of material Company Registered IP have been made and taken, except as would not reasonably be expected to materially impair any such Company Registered IP. As of the Agreement Date and to the Knowledge of the Company, none of the Company Registered IP listed in Part 3.9 of the Company Disclosure Schedule is currently involved in any interference, reexamination, opposition, declaratory judgment, litigation (whether actual or threatened), or similar proceeding.

          (b)   Each item of Company Owned IP is owned by the Company or its Subsidiaries, free and clear of any Encumbrances (other than Permitted Encumbrances and outbound licenses to Company Owned IP granted in the ordinary course of business consistent with past practices).

          (c)   To the Company's Knowledge, the Company Owned IP and the Company In-Licensed IP constitutes all of the Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries as it is currently conducted by the Company and its Subsidiaries.

          (d)   Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare (i) a loss of, or Encumbrance on, any Company Owned IP, (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Company Owned IP, (iii) a conflict, violation of, default (with or without notice or lapse of time or both) under, or Encumbrance relating to, or loss of any Intellectual Property used by the Company or any of its Subsidiaries, or (iv) any right of termination, cancelation or acceleration of any Intellectual Property used by the Company or any of its Subsidiaries.

          (e)   The Company and its Subsidiaries have taken commercially reasonable steps to protect the Company's and its Subsidiaries' rights in trade secrets of the Company and its Subsidiaries, and to the Knowledge of the Company, no such rights to any trade secrets have been lost or are in jeopardy of being lost through failure to act by the Company or any of its Subsidiaries. None of the source code or other material trade secrets of the Company or any of its Subsidiaries has been published or disclosed by the Company or any of its Subsidiaries, except pursuant to a non-disclosure agreement or pursuant to licenses or Contracts requiring the recipient to keep such trade secrets confidential. The Company and its Subsidiaries have used commercially reasonable efforts to safely store back-up copies of all their material computer programs and software.

          (f)    Except as set forth in Part 3.9(f) of the Company Disclosure Schedule, no licenses or rights have been granted to a third party to distribute the source code for, or to use any such source code to create derivative works of, any Company Product for which the Company or one of its Subsidiaries possesses the source code.

          (g)   Part 3.9(g) of the Company Disclosure Schedule sets forth all arrangements pursuant to which the Company or any Subsidiary has deposited the source code of any of the Company or any Subsidiary into escrow for the benefit of any third party. The Company and its Subsidiaries are in compliance with all Contracts pursuant to which any source code of the Company or any of its Subsidiaries has been placed into escrow (other than any noncompliance which would not reasonably be expected to (with or without notice or lapse of time or both) result in the release of source code from escrow), neither the Company nor any of its Subsidiaries is in material breach or default under any such Contract, and no source code has been released from escrow pursuant to any such Contract.

          (h)   To the Knowledge of the Company, as of the Agreement Date, no Person is infringing, misappropriating or otherwise violating, any material Company Owned IP.

          (i)    The development, manufacturing, marketing, sale, offer for sale, licensing, exportation, distribution and/or use of any Company Products does not infringe or misappropriate any Intellectual Property Right of any other Person.

          (j)    There is no Legal Proceeding currently pending or, to the Knowledge of the Company, currently threatened with respect to, and during the past twenty four (24) months neither the Company nor any of its Subsidiaries has been notified of, any possible infringement or other violation by the Company, any of its Subsidiaries or any of Company Products, of the Intellectual Property Rights of any Person. To the Knowledge of the Company, there is no investigation pending or threatened with respect to any possible infringement or other violation in any respect by the Company, any of its Subsidiaries or any of Company Products, of the Intellectual Property Rights of any Person.

          (k)   With respect to all former and current employees, agents, consultants and independent contractors of the Company and any of its Subsidiaries involved in the conception or development of any Intellectual Property material to the conduct of the business or otherwise responsible for developing the Company Products, either (i) all such employees, agents, consultants, and independent contractors have assigned or otherwise transferred, or have an obligation to assign or otherwise transfer, to the Company or any of its Subsidiaries all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such person in such Intellectual Property; or (ii) the Company or its Subsidiaries own all Intellectual Property created by such employees, agents, consultants and independent contractors that is within the scope of the "work made for hire" doctrine under the U.S. Copyright law. To the Knowledge of the Company, none of the former or current employees, agents, consultants or independent contractors, have a valid claim against the Company or any of its Subsidiaries in connection with the involvement of such persons in the conception and development of any material Intellectual Property owned, intended to be owned or used by the Company or any of its Subsidiaries, and no such claim has been asserted or threatened. To the Knowledge of the Company, none of the current or former employees or consultants of the Company or any of its Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or any of its Subsidiaries in furtherance of their business as currently conducted, which patents or applications have not been assigned to the Company or any of its Subsidiaries.

          (l)    Part 3.9(l) of the Company Disclosure Schedule identifies any and all open source, public source or freeware software or any modification or derivative thereof, including, but not limited to, any version of any software licensed pursuant to any GNU General Public License, GNU Lesser General Public License or limited general public license, that is both: (i) used in, incorporated into, integrated or bundled with any Intellectual Property or Company Product; and (ii) licensed under any terms or conditions that impose any requirement that any software using, linked with, incorporating, distributed with, based on, derived from or accessing the software code: (A) be made available or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (D) be redistributable at no charge. To the Knowledge of the Company, all such open source software is and has been used in compliance with the applicable open source software license.

          (m)  Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Products is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable Laws and contractual obligations. To the Knowledge of the Company, there is no material design defect with respect to any of such Company Products.

          (n)   With respect to all Company In-Licensed IP except for third-party software licenses generally available to the public, all necessary licenses have been obtained and no royalties or payments are due (or such royalties and payments are identified in Part 3.9(n) of the Company Disclosure Schedule).

        3.10    Material Contracts.

          (a)   For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

              (i)  any Company Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the Company SEC Documents;

             (ii)  any Company Contract (A) relating to the employment of, or the performance of services by, any Company Employee or former employee, director or contractor that requires current payments of base salary in excess of $200,000 on an annual basis to any Person, (B) the terms of which currently obligate or may in the future obligate the Company to make any severance, termination or similar payment to any Company Employee or former employee, director or contractor or (C) pursuant to which the Company is currently obligated to make any bonus payment in excess of $50,000 to any Company Employee or former employee, director or contractor;

            (iii)  any Company Contract relating to the acquisition, transfer, development, distribution, resale, licensing or sharing of any Intellectual Property Rights owned by a third party that are used in the development of the Company Products, incorporated into the Company Products, or distributed by the Company in conjunction with the Company Products, or any Intellectual Property Rights material to the conduct of the business of the Company or its Subsidiary as currently conducted consistent with past practice, but in each case excepting (Y) any Intellectual Property Rights that are (i) licensed to the Company under any third-party software license generally available to the public, (ii) assigned to the Company from an employee, agent, consultant, or independent contractor in the ordinary course of business consistent with past practice, or (iii) provided to the Company pursuant to a non-disclosure or similar agreement entered into by the Company in the ordinary course of business consistent with past practice; and (Z) any Intellectual Property Rights that are (i) licensed by the Company to any Person as an end user customer pursuant to the Company's then current standard form of end-user licenses on a non-exclusive basis granted in the ordinary course of business consistent with past practice, (ii) licensed from the Company to an employee, agent, consultant, or independent contractor in the ordinary course of business consistent with past practice solely for purposes of performing services for or on behalf of the Company, or (iii) provided from the Company to a third Person pursuant to a non-disclosure or similar agreement entered into in the ordinary course of business consistent with past practice;

            (iv)  any Company Contract (A) relating to the acquisition, issuance, voting, registration, sale, or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance, or any similar right with respect to any securities, or (C) providing the Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing Company Stock Options and Company RSUs;

             (v)  any Company Contract which generated more than $250,000 in revenues for the Company or any of its Subsidiaries in the fiscal year ending December 31, 2011;

            (vi)  any Company Contract that by its terms involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in any individual fiscal year which is not terminable without material penalty by the Company on less than 90 days' notice; and

           (vii)  any Company Contract evidencing, governing, or relating to indebtedness for borrowed money or creating any guaranty or suretyship obligation of the Company or any of its Subsidiaries not entered into in the ordinary course of business;

          (viii)  any Company Contract to which any director, officer, or Affiliate of the Company or any of its Subsidiaries are parties or beneficiaries and that involve more than $50,000, except for the Company Option Plans, the Company Stock Options, the Company RSUs, the Company Employee Agreements and the Company Employee Plans;

            (ix)  any Company Contract constituting, incorporating, or relating to any warranty, indemnity, or similar obligation, except for warranties, indemnities or similar obligations substantially identical to those in the standard forms of end-user licenses previously delivered by the Company to Parent;

             (x)  any Company Contract which provides for indemnification of any officer, director or employee;

            (xi)  any Company Contract relating to any currency, interest rate, or other hedging activity;

           (xii)  any Company Contract containing "standstill" or similar provisions;

          (xiii)  any Company Contract to which any Governmental Body is a party;

          (xiv)  any Company Contract that in any way purports to restrict the business activity of the Company or any of its Subsidiaries or to limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

           (xv)  any Company Contract requiring that the Company or any of its Subsidiaries give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement, or understanding relating to any Acquisition Transaction or similar transaction; and

          (xvi)  any Company Contract, if a breach or termination of such Contract would reasonably be expected to have a Company Material Adverse Effect.

          (b)   Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

          (c)   (i) The Company has not violated or breached, or committed any default under, any Material Contract, (ii) to the Company's Knowledge, no other Person has violated or breached, or committed any default under, any Material Contract, and (iii) neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding any actual or possible material violation or breach of, or default under, any Material Contract.

          (d)   To the Company's Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to (i) result in a material violation or breach of any provision of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (iv) give any Person the right to accelerate the maturity or performance of any Material Contract, (v) result in the disclosure, release, or delivery of any Company source code, or (vi) give any Person the right to cancel, terminate or modify any Material Contract.

          (e)   Part 3.10(e) of the Company Disclosure Schedule lists all Material Contracts as of the Agreement Date. The Company has made available to Parent each Material Contract (including all amendments thereto).

        3.11    Liabilities.    The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured, in each case which are required to be reflected in financial statements prepared in accordance with GAAP, except for (a) liabilities identified as such in the "liabilities" column of the Company Balance Sheet, (b) normal and recurring liabilities that have been incurred by the Company since the Company Balance Sheet Date in the ordinary course of business and consistent with past practices that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect, (c) liabilities for performance of obligations under Company Contracts, to the extent such liabilities are readily ascertainable from the copies of such Company Contracts made available to Parent prior to the Agreement Date and (d) liabilities and obligations under this Agreement.

        3.12    Compliance with Law.    To the Company's Knowledge, the Company and its Subsidiaries are, and at all times since January 1, 2010 have been, in compliance in all material respects with all applicable Laws. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written notice or other communication from any Governmental Body regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law, or obligation on the part of the

Company or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

        3.13    Compliance with U.S. Foreign Corrupt Practices Act, U.K. Bribery Act, and Other Applicable Anti-Corruption Laws.

          (a)   Certain definitions for this Section 3.13 only:

              (i)  "Government Official" means an employee or official of any Governmental Body and any candidate for public office.

             (ii)  "Anti-Corruption Law" means:

              (A)  the United States Foreign Corrupt Practices Act of 1977 as amended;

              (B)  the United Kingdom Bribery Act 2010;

              (C)  the United Nations Convention against Corruption;

              (D)  the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and

              (E)  any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or or anti-bribery or anti-corruption laws of the jurisdiction in which the Company operates.

          (b)   The Company, its Subsidiaries, all Company Employees, and, to the Knowledge of the Company, all Affiliates, agents and representatives thereof have conducted their businesses for or in respect of the Company or any of its Subsidiaries in all material respects in compliance with all applicable Anti-Corruption Laws. In particular:

              (i)  Neither the Company nor any of its Subsidiaries, nor any Company Employee, nor, to the Knowledge of the Company, any agent or representative acting on behalf of the Company or any of its Subsidiaries, has directly or indirectly, paid, offered, given, promised to pay, or authorized the payment of any money, commission, reward, gift, hospitality, inducement (including any facilitation payments) or anything else of value to:

              (A)  any Government Official;

              (B)  any Person acting for or on behalf of any Government Official;

              (C)  any other Person at the suggestion, request, direction of, or for the benefit of any Government Official; or

              (D)  any Person, company, partnership or other legal entity;

    in each case, for the purpose of improperly obtaining, retaining or directing business or to secure or obtain any improper business advantage for the Company or its Subsidiaries, or to seek to induce a Person to perform improperly any function which is of a public nature, connected with the business, undertaken in the course of a person's employment, or a function by or on behalf of a body of persons, in each case for or in respect of the Company or any of its Subsidiaries.

             (ii)  Neither the Company nor any of its Subsidiaries, nor any Company Employee, nor, to the Knowledge of the Company, any agent or representative acting on behalf of the Company or any of its Subsidiaries, has directly or indirectly, accepted or requested the payment of any money, commission, reward, gift, hospitality, inducement, or anything else of value from any Person, company, partnership or other legal entity to seek to induce a Person to perform improperly any function which is of a public nature, connected with the business, undertaken in the course of a person's employment, or a function by or on behalf of a body of persons or for the purpose of awarding, giving, maintaining or directing business or to secure or obtain any improper business advantage, in each case for or in respect of the Company or any of its Subsidiaries.

            (iii)  The Company and its Subsidiaries have instituted and maintained reasonably adequate and appropriate policies, procedures and controls designed to ensure, and which are reasonably expected to continue to ensure, continued compliance by the Company, its Subsidiaries and Company Employees with all applicable Anti-Corruption Laws.

          (c)   No Company Employee (i) is a Government Official, and (ii) is an Affiliate of any Government Official.

          (d)   The assets of the Company have not been, and are not, derived or obtained from or co-mingled with the proceeds of any activities that are prohibited by any Anti-Corruption Laws.

        3.14    Governmental Authorizations.    The Company and its Subsidiaries hold all Governmental Authorizations necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. To the Company's Knowledge, the Company and its Subsidiaries are, and at all times since January 1, 2010 have been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2010, neither the Company nor any of its Subsidiaries have received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

        3.15    Tax Matters.

          (a)   Each of the Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries with any Governmental Body on or before the Closing Date (the "Company Returns") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date) and (ii) has been, or will be when filed, prepared in compliance with all applicable Laws. All Taxes due and payable by the Company and its Subsidiaries on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has made available to Parent, complete and correct copies of all Company Returns, and any amendments thereto, filed by or on behalf of, or which include, the Company or any of its Subsidiaries.

          (b)   The Company Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the Agreement Date in accordance with GAAP, except for liabilities for Taxes incurred since the Company Balance Sheet Date in the ordinary course of the business of the Company and its Subsidiaries.

          (c)   No Company Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company. No power of attorney has been granted by the Company or its Subsidiaries concerning any Taxes or Tax Return.

          (d)   No claim or Legal Proceeding is pending or, to the Company's Knowledge, has been threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

          (e)   There are no liens for Taxes upon any of the assets of the Company or its Subsidiaries except liens for current Taxes not yet due and payable.

          (f)    Neither the Company nor any of its Subsidiaries has been, and the Company and its Subsidiaries will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign tax Laws as a result of transactions or events occurring prior to the Closing.

          (g)   There is no Company Contract relating to allocating or sharing of Taxes. Neither the Company nor any of its Subsidiaries is (i) liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person (other than the Company and its Subsidiaries) with respect to any portion of such Person's Taxes, or (ii) a party to or bound by any Contract providing for payments by the Company or any of its Subsidiaries with respect to any amount of Taxes of any other Person (other than the Company and its Subsidiaries).

          (h)   Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a "Listed Transaction" or a "Reportable Transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or in a similar transaction under any corresponding or similar Law.

          (i)    Neither the Company nor any of its Subsidiaries has received or been the subject of a Tax ruling or similar administrative procedure or a request for Tax ruling or similar administrative procedure. Neither the Company nor any of its Subsidiaries has entered into a closing agreement with any Governmental Body.

          (j)    No election under Section 338 of the Code has been made by or with respect to the Company or any of its Subsidiaries.

          (k)   Part 3.15(k) of the Company Disclosure Schedule lists each person (whether U.S. or foreign) who the Company reasonably believes is, with respect to the Company or any Subsidiary a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder). Part 3.15(k) of the Company Disclosure Schedule sets forth the name of each disqualified individual who is subject to any agreement, plan or arrangement which will, or could reasonably be expected to, as a result of the transactions contemplated hereunder (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162(m) of the Code or characterized as an excess "parachute payment" within the meaning of Section 280G of the Code and a reasonable estimate of such amounts. There is no agreement, plan, arrangement or other contract which provides for the gross-up of any taxes imposed on an individual as a result of Section 4999 of the Code.

          (l)    Part 3.15(l) to the Company Disclosure Schedule lists all "nonqualified deferred compensation plans" (within the meaning of Section 409A of the Code) to which the Company or any Subsidiary is a party. Each such nonqualified deferred compensation plan to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. The Company has identified each and communicated to Parent each person who is a "specified employee" (as such term is defined in Section 409A of the Code). All options granted by the Company were granted with an exercise price at least equal to the fair market value of the Company's Common Stock (as determined pursuant to the applicable provisions of Section 409A and 422 of the Code and the Regulations promulgated thereunder) on the date such options were granted or re-priced, and neither the Company nor Parent has incurred or will incur any liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any Company Options or Company RSUs. In addition, there is no agreement, plan, arrangement or other contract which provides for the gross-up of any taxes imposed on an individual as a result of Section 409A of the Code.

          (m)  Neither the Company nor any of its Subsidiaries has any material deferred or unearned income that will be reportable in a taxable period beginning after the Closing that is attributable to a transaction that occurred prior to the Closing, including but not limited to, (i) installment sale or open transaction disposition made on or prior to the Closing Date, or (ii) prepaid amount received on or prior to the Closing Date.

          (n)   The Company and its Subsidiaries are in compliance with applicable transfer pricing principles and transfer pricing documentation requirements under Section 482 of the Code and any comparable provisions of state, local or foreign law.

          (o)   The Company and each of its Subsidiaries have complied with applicable Laws relating to the payment and withholding of Taxes (including withholding and reporting requirements under the Code or Code Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other applicable state, local or foreign Law) and have, within the times and in the manner prescribed by Law, withheld from employee wages and paid over to proper Governmental Bodies all amounts required to be so withheld and paid.

          (p)   No claim has ever been made by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Entity is or may be subject to taxation by that jurisdiction.

          (q)   Neither the Company nor any of its Subsidiaries (i) has been a member of an "affiliated group" within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

          (r)   Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

          (s)   The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

          (t)    No Company Tax Returns contain any position which is or would be subject to penalties under Section 6662 of the Code (or any corresponding provision of state, local or foreign Tax law).

        3.16    Employee and Labor Matters; Benefit Plans.

          (a)   The Company and its Subsidiaries are in material compliance with all applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification employees as exempt or nonexempt and workers as independent contractors), wages, hours and occupational safety and health and employment practices, leaves of absences, reasonable accommodation for employees with disabilities and has not engaged in any unfair labor practice. The Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Tax, penalties or other sums for failure to comply with any of the foregoing. Except with respect to any current payroll period and the most-recent payroll period, the Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation that was required to already be paid to or on behalf of such employee, independent contractor or consultant. The Company is not liable for any material payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices. There are no Legal Proceedings, claims, controversies, investigations, audits or suits pending or, to the Knowledge of the Company, threatened against Company by any of its employees, former employees or contractors, or any Governmental Body that would reasonably be expected to result in a material liability.

          (b)   Neither the Company, nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries have any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. Neither the Company nor any of its Subsidiaries have Knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company. The Company has not committed any unfair labor practice in connection with the operation of the respective businesses of the Company that would reasonably be expected to result in a material Company liability, and there is no charge or complaint or Legal Proceeding against the Company by the National Labor Relations Board or any comparable Governmental Body pending or to the Knowledge of the Company, threatened that would reasonably be expected to result in a material Company liability.

          (c)   To the Knowledge of the Company, no employee of the Company is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. Except as set forth on Part 3.16(c) of the Company Disclosure Schedule, as of the date hereof, no employee of the Company has given notice to the Company, nor does the Company otherwise have Knowledge as of the date hereof, that any such employee intends to terminate his or her employment with the Company.

          (d)   The Company is in compliance in all material respects with the Immigration Reform and Control Act. Part 3.16(d) of the Company Disclosure Schedule lists all employees of the Company in the United States who are not citizens or permanent residents of the United States, and indicates immigration status and the date work authorization is scheduled to expire. All other persons employed by the Company in the United States are citizens or permanent residents. Part 3.16(d) of the Company Disclosure Schedule lists all expatriate Contracts that the Company has in effect with any employee and all employment Contracts and independent contractor arrangements covering any individuals providing services outside the country in which they are nationals in each such case, to the extent providing for annual remuneration in excess of $150,000.

          (e)   The Company is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended ("WARN Act"), or any similar state or local law. In the past two years, (i) the Company has not effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law with respect to which the Company has any material, outstanding liability.

          (f)    Any Person who has performed services for the Company while classified as independent contractors has satisfied the requirements of Law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.

          (g)   Part 3.16(g) of the Company Disclosure Schedule sets forth an accurate and complete list of all material Company Employee Plans.

          (h)   With respect to each material Company Employee Plan, Company has made available or caused to be made available to Parent a true and complete copy of each Company Employee Plan, any amendments thereto (or if the Company Employee Plan is not written, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA and the most recent determination letter received from the Internal Revenue Service with respect to each Company Qualified Plan. "Company Qualified Plan" means any Company Employee Plan that is intended to be qualified under Section 401(a) of the Code.

          (i)    To the Company's Knowledge and except as would not reasonably be expected to result in a material Company liability, each Company Employee Plan materially complies in form and has been maintained and operated in material accordance with the requirements of all applicable laws, including ERISA and the Code, and each Company Employee Plan has been maintained and operated in material accordance with its terms.

          (j)    Neither the Company nor any ERISA Affiliate of the Company or its Subsidiaries contributes to or has an obligation to contribute to or has contributed to a multiemployer pension plan (as defined in Section 3(37) of ERISA) for the benefit of any active or former employee of the Company or its Subsidiaries.

          (k)   No Company Employee Plan is a multiple employer welfare arrangement within the meaning of Section 3(41) of ERISA.

          (l)    Neither the Company nor its Subsidiaries have, and, following the Closing Date, Parent will not have, any liability (actual or contingent) with respect to any Employee Plan established, maintained, or sponsored by any ERISA Affiliate of the Company or its Subsidiaries, or to which any ERISA Affiliate of the Company or its Subsidiaries has contributed or is required to contribute, or into which any ERISA Affiliate of the Company or its Subsidiaries has entered that is not a Company Employee Plan.

          (m)  Except as provided on Part 3.16(m) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or consultant of the Company or its Subsidiaries or any ERISA Affiliate of the Company or its Subsidiaries to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or consultant.

          (n)   Except as provided on Part 3.16(n) of the Company Disclosure Schedule, no Company Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or its Subsidiaries for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan" or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

          (o)   There are no pending or threatened material claims by or on behalf of any Company Employee Plan, by any employee or beneficiary covered under any such Company Employee Plan (other than routine claims for benefits).

          (p)   Neither the Company nor Company Affiliate of the Company or its Subsidiaries has, within the past six (6) years, ever maintained, established, sponsored, participated in, or contributed to, any Company Employee Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (q)   With respect to each Company Employee Plan or other program providing compensation or benefits to any employee or former employee of the Company or any of its Subsidiaries (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States (the "Foreign Plans"): (i) such Foreign Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable laws, (ii) if intended to qualify for special tax treatment, such Foreign Plan meets all requirements for such treatment, (iii) if intended or required to be funded and/or book-reserved, such Foreign Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no material liability exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Foreign Plan.

          (r)   Neither the Company nor any Company Affiliate of the Company or its Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

        3.17    Real Property; Leasehold.    Neither the Company nor any of its Subsidiaries owns any real property or any interest in any real property, except for the leaseholds created under the real property leases identified in Part 3.17 of the Company Disclosure Schedule.

        3.18    Insurance.    All insurance policies covering the Company and its Subsidiaries are in full force and effect. To the Company's Knowledge, no misrepresentations were made in connection with the applications for such policies, all premiums due thereon have been paid, and the Company and its Subsidiaries have complied in all material respects with the provisions of such policies. Since January 1, 2010, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation, invalidation or nonrenewal of any insurance policy, (b) refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company is accurate and complete to the extent that the failure of such information to be accurate and complete would entitle the applicable insurance carrier to cancel the insurance policy procured on the basis of or in reliance on such information, reduce the scope of coverage under such policy, increase the premiums payable by the Company or otherwise take any action adverse to the Company in any material respect. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company in writing of its intent to do so. Part 3.18 of the Company Disclosure Schedule provides a description of any claims pending and any claims that have been asserted, in each case in excess of $150,000, since January 1, 2010 with respect to such policies.

        3.19    Legal Proceedings; Orders.

          (a)   There is no pending Legal Proceeding and, to the Company's Knowledge, no Person has threatened to commence any Legal Proceeding (i) that involves the Company or any of its Subsidiaries or any of the assets owned or used by the Company or any of its Subsidiaries or

  (ii) that challenges, or that, if decided adversely to the Company or any of its Subsidiaries, would reasonably be expected to have the effect of, preventing, delaying, making illegal or otherwise interfering with, the Merger. To the Company's Knowledge, there is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding, that involves any Company Employee (in his or her capacity as such).

          (b)   There is no order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject. No officer or, to the Company's Knowledge, other key employee of the Company or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries.

        3.20    Vote Required.    The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting and entitled to vote (the "Required Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock that may be necessary in connection with the consummation of the Merger.

        3.21    Non-Contravention; Consents.

          (a)   Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

              (i)  contravene, conflict with or result in a violation of any of the provisions of (A) the Company Charter Documents or (B) any resolution adopted by the stockholders, the Company Board or any committee of the Company Board;

             (ii)  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger, the Upstream Merger or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any material portion of the assets owned or used by the Company or any of its Subsidiaries, is subject (except, in each case, pursuant to (A) the HSR Act or any Antitrust Law or (B) existing rights of stockholders under the DGCL);

            (iii)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by the Company or any of its Subsidiaries that otherwise relates to the business of the Company or any of its Subsidiaries or to any of the assets owned or used by the Company or any of its Subsidiaries;

            (iv)  cause the Company or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax;

             (v)  cause any of the real property owned by the Company or any of its Subsidiaries to be reassessed or revalued by any Governmental Body;

            (vi)  contravene, conflict with or result in a violation or breach of any provision of, result in the loss of any benefit or the imposition of any additional payment or other liability under, or result in a default under, any provision of any Material Contract, or give any Person the right to (A) declare a default or exercise any remedy under any Material Contract, (B) a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (C) accelerate the maturity or performance of any Material Contract, or (D) cancel, terminate, redeem or modify any term of any Material Contract, exercise any change in control or similar put rights with respect to, or to require a greater rate of interest on, any debt obligations of the Company, except in each case where the contravention of, conflict with, or violation or breach of any such provision, loss of any benefit, or imposition of any payment or liability or default, or the giving to any Person of such rights, would not, individually or in the aggregate, have a Company Material Adverse Effect; or

           (vii)  result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any of its Subsidiaries (except for Permitted Encumbrances).

          (b)   Except as may be required by the Exchange Act, the DGCL, the HSR Act and the Antitrust Laws identified in Part 3.21(b) of the Company Disclosure Schedule, the Company is not required to make any filing with, give any notice to or obtain any Consent from any Person in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except in each case where the failure to make any filing, give any notice or obtain any Consent would not, individually or in the aggregate, have a Company Material Adverse Effect.

        3.22    Interests of Officers and Directors.    Since January 1, 2010, none of the current officers or directors of the Company or any of its Subsidiaries or any of their respective Affiliates (other than the Company and its Subsidiaries) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company and its Subsidiaries, or in any supplier, distributor, or customer of the Company and its Subsidiaries, or any other relationship, Contract or understanding with the Company and its Subsidiaries, except as disclosed in the Company SEC Documents filed prior to the date hereof and except for the normal rights of a stockholder and rights under the Company Option Plans, the Company Stock Options, the Company RSUs, the Company Employee Agreements and the Company Employee Plans.

        3.23    Fairness Opinion.    The Company Board has received the opinion of Covert & Co., LLC to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the Company stockholders is fair, from a financial point of view, to the holders of shares of Company Common Stock. A written copy of such opinion will promptly be made available to Parent, solely for informational purposes, following receipt thereof by the Company. It being agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent, Merger Sub, Merger LLC or any other Person.

        3.24    Financial Advisor.    Except for Covert & Co., LLC, no broker, finder or investment banker is entitled to any brokerage, finder's, opinion, success, transaction fee or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by the Company. The Company has made available to Parent all Contracts with Covert & Co., LLC pursuant to which Covert & Co., LLC would be entitled to any payment related to the Merger or the other transactions contemplated by this Agreement.

        3.25    Inapplicability of Anti-takeover Statutes.    The restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger. No other state takeover statute or similar Law applies or purports to apply to the Merger or this Agreement.

        3.26    Information Supplied.    None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in (a) the Registration Statement, at the time such document is filed with the SEC and at the time such document becomes effective or at any time such document is amended or supplemented, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the

Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or Merger LLC specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement. The Proxy Statement will, at the time such document is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

        3.27    No Other Company Representations or Warranties.    Except for the representations and warranties set forth in Article IV, the Company hereby acknowledges and agrees that (a) neither Parent nor any of its Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company or any of its Affiliates or Representatives or any other Person and (b) neither Parent nor any of its Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to the Company or any of its Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to the Company or any of its Affiliates or Representatives or any other Person, or the use by the Company or any of its Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by Parent or any of its Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Company or any of its Affiliates or Representatives or any other Person, in "data rooms," confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.

        3.28    Non-Reliance on Parent, Merger Sub and Merger LLC Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.    In connection with the due diligence investigation of Parent, Merger Sub and Merger LLC by the Company and its Affiliates and Representatives, the Company and its Affiliates and Representatives have received and may continue to receive after the date hereof from Parent, Merger Sub and Merger LLC and their respective Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Parent, Merger Sub and Merger LLC, their respective Subsidiaries and their respective business and operations. The Company hereby acknowledges and agrees that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Company is familiar and (b) the Company is taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans). Accordingly, the Company hereby acknowledges and agrees that none of Parent, Merger Sub and Merger LLC nor any of their respective Subsidiaries, nor any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

 ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER LLC

        Parent, Merger Sub and Merger LLC represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the Parent SEC Documents filed on or prior to the Agreement Date (excluding any disclosures set forth in any section of a filed Parent SEC Document entitled "Risk Factors" or "Forward-Looking Statements" or any other disclosures included in such filings to the extent that they are forward-looking in nature).

        4.1    Due Organization.

          (a)   Each of Parent, Merger Sub and Merger LLC is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, Merger Sub and Merger LLC has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted, (ii) own and use its assets in the manner in which its assets are currently owned and used and (iii) perform its obligations under all Contracts by which it is bound.

          (b)   Each of Parent, Merger Sub and Merger LLC is qualified to do business as a foreign entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Parent Material Adverse Effect.

        4.2    Certificate of Incorporation; Bylaws; Charters and Codes of Conduct.    Parent has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, in each case as applicable, of Parent and Merger Sub and the certificate of formation, operating agreement and other charter and organizational documents of Merger LLC, including, in each case, all respective amendments thereto (collectively, the "Parent Charter Documents").

        4.3    Authority; Binding Nature of Agreement.    Each of Parent, Merger Sub and Merger LLC has all requisite corporate and organizational power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors or equivalent governing body of each of Parent, Merger Sub and Merger LLC has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Upstream Merger, are advisable and fair to, and in the best interests of, Parent, Merger Sub, Merger LLC and their respective stockholders and members and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the Upstream Merger. No vote of the holders of Parent Common Stock is required to approve the issuance of shares of Parent Common Stock in connection with the Merger. The execution, delivery and performance of this Agreement and the consummation by Parent, Merger Sub and Merger LLC of the Merger and the Upstream Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate and organizational action on the part of Parent, Merger Sub and Merger LLC and, other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and as the sole member of Merger LLC, no other corporate or organizational proceedings on the part of Parent, Merger Sub or Merger LLC are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of each of Parent, Merger Sub and Merger LLC, enforceable against each of Parent, Merger Sub and Merger LLC in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

        4.4    Capitalization, etc.

          (a)   As of the Capitalization Date, the authorized capital stock of Parent consisted of 70,000,000 shares of Parent Common Stock, of which 16,500,050 shares were issued and outstanding (inclusive of 34,031 Parent Restricted Stock Awards and excluding 4,071,600 shares of Parent Common Stock held in the treasury of the Company); and 5,000,000 shares of preferred stock, par value $0.0001 per share, of Parent, of which no shares were issued or outstanding. As of the Capitalization Date: (i) 4,071,600 shares of Parent Common Stock were held in the treasury of the Company, (ii) 2,640,548 shares of Parent Common Stock were subject to issuance pursuant to outstanding stock options granted under the Parent Option Plans (stock options granted by Parent pursuant to the Parent Option Plans or otherwise are referred to collectively herein as "Parent Options"), (iii) 512,192 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent restricted stock units issued pursuant to the Parent Option Plans (the "Parent RSUs") and (iv) 326,234 shares of Parent Common Stock were reserved for issuance pursuant to Parent's 2003 Employee Stock Purchase Plan and the 2003 Foreign Subsidiary Employee Stock Purchase Plan (collectively, the "Parent ESPP"). All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Parent Common Stock held by any of Parent's Subsidiaries. None of the outstanding shares of Parent Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of Parent and there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation or bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock.

          (b)   Except as set forth in Section 4.4(a) above and except for rights under the Parent ESPP to purchase shares of Parent Common Stock, as of the Agreement Date, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

          (c)   All outstanding shares of Parent Common Stock, Parent Options and other securities of Parent have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable Contracts. All outstanding Parent Options were granted with a per share exercise price no lower than the fair market value of one share of Parent Common Stock as of the grant date. All shares of Parent Common Stock subject to issuance pursuant to Parent Options and Parent RSUs will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid, and nonassessable.

          (d)   The authorized capital stock of Merger Sub consists solely of 1,000 shares of Merger Sub Common Stock. As of the Agreement Date, there are 1,000 shares of Merger Sub Common Stock issued and outstanding. All of the shares of capital stock of Merger Sub have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Parent or another wholly-owned Subsidiary of Parent, free and clear of any Encumbrances, other than restrictions on transfer imposed by applicable securities Laws. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

          (e)   As of the Agreement Date, all membership interests of Merger LLC are issued and outstanding. All of the membership interests of Merger LLC have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Parent, free and clear of any Encumbrances, other than restrictions on transfer imposed by applicable securities Laws. Merger LLC was formed solely for the purpose of effecting the Upstream Merger. Merger LLC has not and will not engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

        4.5    SEC Filings; Financial Statements.

          (a)   Since January 1, 2010, Parent has filed or furnished on a timely basis all forms, reports, schedules, statements, certifications (including all exhibits, amendments and supplements thereto) and all other information incorporated therein and other documents with the SEC that have been required to be filed or furnished, respectively, by it under applicable Laws prior to the date hereof. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by Rule 13a-14 of the Exchange Act, and Section 906 of the Sarbanes-Oxley Act relating to the Parent SEC Documents are accurate and complete, and complied as to form and content with all applicable Laws as of the date of such filing (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing).

          (b)   The financial statements (including any related notes) contained in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount) and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. For purposes of this Agreement, "Parent Balance Sheet" means that consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2011 set forth in Parent's Annual Report on Form 10-K filed with the SEC and the "Parent Balance Sheet Date" means December 31, 2011. No financial statements of any Person other than Parent and the Subsidiaries of Parent included in the consolidated financial statements of Parent are required by GAAP to be included in the consolidated financial statements of Parent. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

          (c)   Parent maintains, and at all times since January 1, 2010 has maintained, disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent's filings with the SEC. Parent is in material compliance with all current listing and corporate governance requirements of the NASDAQ Global Select Market.

          (d)   Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) material information required to be disclosed by Parent in the reports it files or submits under the Exchange Act is, in all material respects, made known to the chief executive officer and the chief financial officer of Parent and that transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has made available to the Company at the Company's request accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. Parent's management has completed an assessment of the effectiveness of Parent's system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2011 and such assessment concluded that such controls were effective and Parent's independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Parent maintained in all material respects effective internal control over financial reporting as of December 31, 2011. Neither Parent nor Parent's independent registered accountant has identified: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Parent, (ii) any illegal act or fraud, whether or not material, that involves Parent's management or other employees or (iii) any reasonably credible claim or allegation regarding any of the foregoing.

          (e)   Parent is not a party to nor does it have any obligation or other commitment to become a party to any securitization transactions or "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

          (f)    As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to Parent SEC Documents. To the Knowledge of Parent, none of Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent.

          (g)   The records, systems, controls, data and information of Parent are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the system of internal accounting controls described in Section 4.5(c) and (d).

          (h)   Since January 1, 2007, (i) Parent has not, and to the Knowledge of Parent, no director, officer, employee, auditor, accountant or representative of Parent has, received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent Board or any committee thereof or to any director or officer of Parent.

        4.6    Absence of Changes.    Between the Parent Balance Sheet Date and the Agreement Date:

          (a)   Parent has operated its business in the ordinary course and consistent with past practices;

          (b)   there has not been any Parent Material Adverse Effect;

          (c)   Parent has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, other than distributions of Parent Common Stock issued upon the exercise of Parent Options, the vesting of Parent RSUs or pursuant to the Parent ESPP or other Parent equity awards or (ii) acquired, redeemed or otherwise reacquired any shares of its capital stock or other securities;

          (d)   Parent has not materially changed any of its methods of accounting or accounting practices, except as required by concurrent changes in GAAP or SEC rules and regulations;

          (e)   Parent has not made any material Tax election; and

          (f)    neither Parent nor, if applicable, any of its Subsidiaries, has agreed or committed to take any of the actions referred to in clauses (c) through (h) above.

        4.7    Liabilities.    Parent has no accrued, contingent or other liabilities of any nature, either matured or unmatured, in each case which are required to be reflected in financial statements prepared in accordance with GAAP, except for (a) liabilities identified as such in the "liabilities" column of the Parent Balance Sheet, (b) normal and recurring liabilities that have been incurred by Parent since the Parent Balance Sheet Date in the ordinary course of business and consistent with past practices that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Parent Material Adverse Effect, (c) liabilities for performance of obligations under Parent Contracts, to the extent such liabilities are readily ascertainable from the copies of such Parent Contracts made available to Parent prior to the Agreement Date and (d) liabilities and obligations under this Agreement.

        4.8    Compliance with Law.    To Parent's Knowledge, Parent and its Subsidiaries are, and at all times since January 1, 2010 have been, in compliance in all material respects with all applicable Laws. Since January 1, 2010, neither Parent nor any of its Subsidiaries have received any written notice or other communication from any Governmental Body regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law, or obligation on the part of Parent or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for violations or failures to comply or obligations which would not be reasonably likely to have a Parent Material Adverse Effect.

        4.9    Governmental Authorizations.    Parent and its Subsidiaries hold all Governmental Authorizations necessary to enable Parent and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. To Parent's Knowledge, Parent and its Subsidiaries are, and at all times since January 1, 2010 have been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2010, neither Parent nor any of its Subsidiaries have received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

        4.10    Legal Proceedings; Orders.

          (a)   There is no pending Legal Proceeding and, to Parent's Knowledge, no Person has threatened to commence any Legal Proceeding (i) that involves Parent or any of its Subsidiaries or any of the assets owned or used by Parent or any of its Subsidiaries or (ii) that challenges, or that, if decided adversely to Parent or any of its Subsidiaries, would reasonably be expected to have the effect of, preventing, delaying, making illegal or otherwise interfering with, the Merger. To Parent's Knowledge, there is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding, that involves any current employee, independent contractor, officer or director of Parent or any of its Subsidiaries (in his or her capacity as such).

          (b)   There is no order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, is subject. No officer, or to Parent's Knowledge, other key employee of Parent or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries.

        4.11    Non-Contravention; Consents.

          (a)   Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

              (i)  contravene, conflict with or result in a violation of any of the provisions of (A) the Parent Charter Documents or (B) any resolution adopted by the stockholders or members or the Board of Directors or equivalent governing body of each of Parent, Merger Sub or Merger LLC or any committee of the Board of Directors or equivalent governing body of each of Parent, Merger Sub or Merger LLC;

             (ii)  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger, the Upstream Merger or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any material portion of the assets owned or used by Parent or any of its Subsidiaries, is subject (except, in each case, pursuant to (A) the HSR Act or any Antitrust Law or (B) existing rights of stockholders under the DGCL);

            (iii)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by Parent or any of its Subsidiaries that otherwise relates to the business of Parent or any of its Subsidiaries or to any of the assets owned or used by Parent or any of its Subsidiaries;

            (iv)  contravene, conflict with or result in a violation or breach of any provision of, result in the loss of any benefit or the imposition of any additional payment or other liability under, or result in a default under, any provision of any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) to which Parent or any of its Subsidiaries is a party or by which it or any of its respective properties or assets may be bound (each a "Parent Material Contract"), or give any Person the right to (A) declare a default or exercise any remedy under any Parent Material Contract, (B) a rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract, (C) accelerate the maturity or performance of any Parent Material Contract, or (D) cancel, terminate, redeem or modify any term of any Parent Material Contract, exercise any change in control or similar put rights with respect to or to require a greater rate of interest on, any debt obligations of Parent, except in each case where the contravention of, conflict with, or violation or breach of any such provision, loss of any benefit, or imposition of any payment or liability or default, or the giving to any Person of such rights, would not, individually or in the aggregate, have a Parent Material Adverse Effect; or

             (v)  result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or any of its Subsidiaries (except for Permitted Encumbrances).

          (b)   Except as may be required by the Exchange Act, the DGCL, the LLC Act and the HSR Act, Parent is not required to make any filing with, give any notice to or obtain any Consent from any Person in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except in each case where the failure to make any filing, give any notice or obtain any Consent would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        4.12    Customer Contracts.    The form of license agreement and, as applicable, the amendments thereto, made available to the Company by Parent represents in all material respects the Contract used, in each case, by Parent with customers representing, in the aggregate, a material portion of the Parent and its Subsidiaries' gross revenues for the year ended December 31, 2011.

        4.13    Financing.    Parent will have available to it at the Effective Time sufficient funds to consummate the Merger, including payment in full for all shares of Company Common Stock outstanding at the Effective Time pursuant to the terms of this Agreement.

        4.14    Fairness Opinion.    The Board of Directors of Parent has received the opinion of Centerview Partners LLC (the "Parent Financial Advisor") to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair to Parent from a financial point of view.

        4.15    Financial Advisor.    Except for the Parent Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's, opinion, success, transaction fee or other fee or commission in connection with the Merger, the Upstream Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by Parent, Merger Sub or Merger LLC.

        4.16    Ownership of Company Common Stock.    Neither Parent, Merger Sub nor Merger LLC is, nor at any time during the last three years has been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL.

        4.17    Information Supplied.    None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or Merger LLC or any of their respective Subsidiaries expressly for inclusion or incorporation by reference in (a) the Registration Statement, at the time such document is filed with the SEC and at the time such document becomes effective or at any time such document is amended or supplemented contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent, Merger Sub or Merger LLC with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement. The Registration Statement will, at the time such document is filed with the SEC and at the time such document becomes effective, comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder.

        4.18    No Other Company Representations or Warranties.    Except for the representations and warranties set forth in Article III, Parent, Merger Sub and Merger LLC hereby acknowledge and agree that (a) neither the Company nor any of its Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub, Merger LLC or any of their respective Affiliates or Representatives or any other Person and (b) neither the Company nor any of its Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Parent, Merger Sub, Merger LLC or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub, Merger LLC or any of their respective Affiliates or Representatives or any other Person, or the use by Parent, Merger Sub, Merger LLC or any of their respective Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub, Merger LLC or any of their respective Affiliates or Representatives or any other Person, in "data rooms," confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.

        4.19    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.    In connection with the due diligence investigation of the Company by Parent, Merger Sub, Merger LLC and their respective Affiliates and Representatives, Parent, Merger Sub and Merger LLC and their respective Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries and their respective business and operations. Parent, Merger Sub and Merger LLC hereby acknowledge and agree that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent, Merger Sub and Merger LLC are familiar and (b) Parent, Merger Sub and Merger LLC are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans). Accordingly, Parent, Merger Sub and Merger LLC hereby acknowledge and agree that none of the Company nor any of its Subsidiaries, nor any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE V

COVENANTS

        5.1    Operating Covenants of the Company and Certain Covenants of Parent.

          (a)    Operation of the Company's Business.

              (i)  Except (A) as expressly contemplated, required or permitted by this Agreement, (B) as required by applicable Law, or (C) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), from the Agreement Date until the Effective Time, the Company shall and shall cause each of its Subsidiaries to (a) ensure that it conducts its business (1) in the ordinary course and substantially in accordance with past practices and (2) in compliance with all applicable Laws and the requirements of all Material Contracts, (b) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its existing relations and goodwill with all suppliers, customers, landlords, licensors, licensees, distributors, creditors, employees, consultants and other Persons having business relationships with the Company, (c) maintain and keep material properties and assets in good repair and condition, (d) maintain in effect all material governmental permits pursuant to which such party or any of its Subsidiaries currently operates, and (e) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the Agreement Date covering all material assets of the Company and maintain insurance policies consistent with past practice.

             (ii)  Except (a) as expressly contemplated or required by this Agreement, (b) as required by applicable Law, (c) as set forth in Part 5.1(a)(ii) of the Company Disclosure Schedule, or (d) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), from the Agreement Date until the Effective Time, the Company shall not and shall not permit any of its Subsidiaries to:

              (A)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; split, combine or reclassify any capital stock; or acquire, redeem, repurchase or otherwise reacquire any shares of capital stock or other securities, including any securities convertible into or exchangeable for any capital stock, other than pursuant to the Company's right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee's employment;

              (B)  sell, issue, grant or authorize the sale, issuance or grant of (x) any capital stock or other security, (y) any option, call, warrant or right to acquire any capital stock or other security or (z) any instrument convertible into or exchangeable for any capital stock or other security, except that (1) the Company may issue shares of Company Common Stock pursuant to the exercise of Company Options or the vesting of Company RSUs under the Company Option Plans, in each case, outstanding on the Agreement Date, and (2) the Company may adopt a shareholder rights plan in response to an Acquisition Proposal and issue rights to Company shareholders in connection therewith;

              (C)  amend or otherwise modify any of the terms of any outstanding Company Option, Company RSU or other security, except as required by applicable Laws or as contemplated by this Agreement;

              (D)  amend or permit the adoption of any amendment to the Company Charter Documents;

              (E)  enter into any Acquisition Transaction or acquire any Equity Interest or all or substantially all of the assets of any Person, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

              (F)  enter into any Contract that would (i) have been a Material Contract had it been entered prior to this Agreement, or (ii) explicitly impose any restriction on the right or ability of the Company or any of its Subsidiaries (u) to compete with any other Person, (v) to acquire any product or other asset or any services from any other Person, (w) to develop, sell, manufacture, license, market, assemble, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (x) to perform services for any other Person, (y) to transact business with any other Person or (z) to operate at any location in the world;

              (G)  make any capital expenditure other than (i) in the ordinary course of business, not to exceed $50,000 either individually or in the aggregate, or (ii) pursuant to the Company's capital expense budget delivered to Parent prior to the Agreement Date;

              (H)  other than in the ordinary course of business, amend, modify or terminate (other than expiration in accordance with its terms), or waive any material right or remedy under, any Material Contract, or waive, release or assign any material rights, claims or benefits of the Company or its Subsidiaries under any Material Contract;

              (I)   sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets (x) sold, leased, licensed or disposed of by the Company in the ordinary course of business or (y) that are not material to the business of the Company);

              (J)   abandon, let lapse or fail to take any action reasonably necessary to maintain the existence, validity, and enforceability of any Company Registered IP;

              (K)  make any pledge of any of its material assets or permit any of its material assets, or any of its cash equivalents or short-term investments, to become subject to any Encumbrances;

              (L)  lend money to any Person (other than advances to Company Employees in the ordinary course of business);

              (M) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, including any At-Will Company Employee Agreement, pay any bonus or make any profit-sharing payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any Company Employees (except that the Company may (w) provide routine annual cost of living, merit and promotion-related salary increases consistent with past practices to Company Employees in the ordinary course of business, (x) enter into At-Will Company Employee Agreements with newly-hired Company Employees (y) amend the Company Employee Plans to the extent required by applicable requirements of law and (z) make customary bonus and profit-sharing payments in accordance with written plans or arrangements existing on the Agreement Date);

              (N)  hire any employee at the level of vice president or above or with an annual base salary in excess of $150,000;

              (O)  other than as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices;

              (P)   make, change or amend any Tax election or return, or surrender any right to claim a material Tax refund, offset or reduction in Tax liability;

              (Q)  take any action, or fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

              (R)  commence any (i) Legal Proceeding related to the Company's Intellectual Property or Intellectual Property Rights or (ii) other Legal Proceeding, except (x) with respect to routine matters in the ordinary course of business, (y) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business or (z) in connection with a breach of this Agreement or related to the Merger;

              (S)   settle, or offer or propose to settle, (i) any Legal Proceeding, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries related to the Company's Intellectual Property or Intellectual Property Rights or (ii) any other Legal Proceeding, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries except (x) with respect to routine matters in the ordinary course of business not to exceed $50,000 individually, (y) in such cases where the Company reasonably determines in good faith that the failure to settle or offer or propose to settle would result in a material impairment of a valuable aspect of its business not to exceed $50,000 individually or (z) in connection with a breach of this Agreement or related to the Merger;

              (T)  implement any tax-structuring transactions, via (x) any restructuring of the capital structure of the Company or its Subsidiaries or (y) a transfer of material assets of the Company or its Subsidiaries (including intra and inter-Company); or

              (U)  authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

          (b)    Operation of Parent's Business.

              (i)  Except (A) as expressly contemplated, required or permitted by this Agreement, (B) required by applicable Law, or (C) as consented to in writing by the Company (which consent will not be unreasonably withheld, conditioned or delayed), from the Agreement Date until the Effective Time, Parent shall and shall cause each of its Subsidiaries to ensure that it conducts its business (x) in the ordinary course and substantially in accordance with past practices and (y) in material compliance with all applicable Laws.

             (ii)  Except (A) as expressly contemplated or required by this Agreement, (B) required by applicable Law, or (C) as consented to in writing by the Company (which consent will not be unreasonably withheld, conditioned or delayed), from the Agreement Date until the Effective Time, Parent shall not and shall not permit any of its Subsidiaries to:

              (A)  take any action to prevent or materially delay the consummation of the Merger;

              (B)  take any action, or fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

              (C)  authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

        5.2    No Solicitation.

          (a)   Subject to Section 5.2(b), until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective Representatives to, directly or indirectly through another Person, except as otherwise provided below: (i) solicit, initiate, or take any action outside the ordinary course of business to encourage, facilitate, or induce, or that would reasonably be expected to lead to, the making, submission or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) other than informing Persons of the provisions contained in this Section 5.2, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any action outside the ordinary course of business to encourage, facilitate, or induce any effort or attempt to make or implement an Acquisition Proposal; (iii) furnish any non-public information regarding the Company to any Person in connection with or in response to or which would reasonably be expected to lead to an Acquisition Proposal; (iv) approve, endorse or recommend an

  Acquisition Proposal or any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Proposal or requiring the Company to abandon or terminate its obligations under this Agreement; or (v) resolve or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, (x) immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal, and (y) promptly request the parties to any confidentiality or similar agreement relating to an Acquisition Proposal to promptly return or destroy any confidential information previously furnished or made available by the Company or its Representatives thereunder. Any action by a Subsidiary or Representative of the Company that would, if taken by the Company, be a violation of the restrictions of this Section 5.2 shall be deemed a breach of this Section 5.2 by the Company.

          (b)   Notwithstanding anything in this Section 5.2 to the contrary, at any time prior to the time the Required Stockholder Vote is obtained, in response to an unsolicited bona fide written Acquisition Proposal that is presented to the Company (and not withdrawn) that the Company Board determines in good faith constitutes, or is reasonably likely to result in, a Superior Proposal (after consultation with its outside legal counsel and its financial advisor (who shall be either Covert & Co. or a nationally recognized financial advisor)), the Company may, upon a good faith determination by the Company Board (after receiving the advice of its outside legal counsel) that failure to take such action would be inconsistent with the Company Board's fiduciary duties to the Company's stockholders under applicable Law: (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and such Person's Representatives); and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal (the taking of any action addressed in (A) or (B), a "Superior Proposal Response"), provided, however, that prior to a Superior Proposal Response (x) the Company and such Person enter into a confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement (including, without limitation, any "standstill" and non-solicitation provisions, in each case, no less favorable to the Company than those contained in the Confidentiality Agreement) and provide a copy to Parent thereof; and (y) such information shall have been provided to Parent in writing.

          (c)   The Company shall promptly advise Parent in writing, in no event later than forty-eight (48) hours after receipt of any Acquisition Proposal of the Company's intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person, and shall, in any such notice to Parent, indicate the identity of the Person making such Acquisition Proposal and the material terms and conditions of any proposal or offer or the nature of any inquiries or contacts, and thereafter, shall promptly keep Parent informed, on a current basis, of all material developments affecting the status and the material terms of any such Acquisition Proposal, including the material terms and conditions of the Acquisition Proposal and any material changes thereto and of the status of any such discussions or negotiations.

          (d)   The Company Board shall not: (i) fail to make the Company Board Recommendation to the Company's stockholders; (ii) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation; (iii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal; or (iv) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iv) being referred to as a "Change in Company Board Recommendation"). Notwithstanding the foregoing, the Company Board may, at any time prior to the time the Required Stockholder Vote is obtained, take any of the actions set forth in Sections 5.2(d)(i)-(iii) below; provided, however, that prior to taking any such action, the Company complies with Section 5.2(e) of this Agreement.

              (i)  effect a Change in Company Board Recommendation in response to an Acquisition Proposal if the Company Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law and the Company Board concludes in good faith, after consultation with the Company's financial advisor (who shall be either Covert & Co. or a nationally recognized financial advisor), that the Acquisition Proposal constitutes a Superior Proposal;

             (ii)  effect a Change in Company Board Recommendation in response to an Intervening Event if the Company Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law;

            (iii)  terminate this Agreement pursuant to Section 7.1(h) and enter into a Company Acquisition Agreement, but only if the Company receives an Acquisition Proposal that the Company Board concludes in good faith, after consultation with the Company's financial advisor, constitutes a Superior Proposal and the Company Board concludes in good faith, after consultation with outside counsel, that the failure to enter into such definitive agreement would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law.

          (e)   Notwithstanding anything to the contrary set forth in Section 5.2(d), the Company shall not be entitled to: (i) make a Change in Company Board Recommendation pursuant to Section 5.2(d)(i) or Section 5.2(d)(ii); or (ii) terminate this Agreement and enter into any Company Acquisition Agreement pursuant to Section 5.2(d)(iii), unless: (A) the Company shall have first provided prior written notice to Parent that it intends to (x) make a Change in Company Board Recommendation (a "Recommendation Change Notice"), or (y) terminate this Agreement pursuant to Section 7.1(h) in response to a Superior Proposal (a "Superior Proposal Notice"), which notice shall, if the basis for the proposed action by the Company Board is an Intervening Event, contain a description of the events, facts and circumstances giving rise to such proposed action or, if the basis for the proposed action by the Company Board is a Superior Proposal, contain a description of the material terms and conditions of such Superior Proposal, including a copy of the Company Acquisition Agreement in the form to be entered into (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Change in Company Board Recommendation); and (B) Parent does not make, within five (5) days after the receipt of such notice, a proposal that would, in the good-faith judgment of the Company Board (after (a) negotiating in good faith with Parent to amend the terms of this Agreement and (b) consultation with outside counsel and, in the case of a Superior Proposal, the Company's financial advisor, who shall be either Covert & Co. or a nationally recognized financial advisor), cause such events, facts and circumstances to no longer form the basis for the Company Board to effect a Change in Company Board Recommendation or cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be. Any material changes with respect to such events, facts or circumstances mentioned above, or material changes to the financial terms of such Superior Proposal, as the case may be, occurring prior to the Company's effecting a Change in Company Board Recommendation or terminating this Agreement pursuant to Section 7.1(h) shall require the Company to provide to Parent a new Recommendation Change Notice or Superior Proposal Notice and a new five (5) day period.

          (f)    Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the Company's stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the Company's stockholders if, in the good-faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties under applicable Law; provided, however, that this Section 5.2(f) shall not be deemed to permit the Company Board to effect a Change in Company Board Recommendation, except to the extent permitted by Section 5.2(e).

        5.3    Preparation of SEC Documents; Stockholders' Meetings.

          (a)    Registration Statement and Prospectus.

              (i)  As promptly as practicable following the date hereof, and in any event within thirty (30) days following the Agreement Date, the Company and Parent shall prepare, and Parent shall file with the SEC, the Registration Statement, in which the Proxy Statement will be included. Each of Parent and the Company shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement and the Registration Statement, which provision of information shall be a condition precedent to the obligations of the other party pursuant to this Section 5.3. The Company will cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

             (ii)  (A) All filings by the Company with the SEC in connection with the transactions contemplated hereby, and (B) all mailings to the stockholders of the Company in connection with the Merger and transactions contemplated by this Agreement shall be subject to the prior review by Parent. All filings by Parent with the SEC in connection with the transactions contemplated hereby, including the Registration Statement, shall be subject to the prior review by the Company.

            (iii)  Each of Parent and the Company shall (A) as promptly as practicable notify the other of (x) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement or the Registration Statement (including the time when the Registration Statement becomes effective and the issuance of any stop order or suspension of qualifications of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction) and (y) any request by the SEC for any amendment or supplements to the Proxy Statement or the Registration Statement or for additional information with respect thereto and (B) supply each other with copies of (1) all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger and (2) all orders of the SEC relating to the Registration Statement.

            (iv)  If at any time prior to the Effective Time any information relating to the Company, Parent, Merger Sub, Merger LLC, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent, Merger Sub or Merger LLC, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties in writing and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

          (b)   The Company shall duly give notice of, convene and hold the Company Stockholders' Meeting as promptly as practicable following the date the Registration Statement is declared effective under the Securities Act (on a date selected by the Company in consultation with Parent) and shall, subject to Section 5.2(d), recommend to its stockholders adoption of this Agreement and include in the Proxy Statement such recommendation. The Company shall ensure that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Laws. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or if, as of the time for which the Company Stockholders' Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Without limiting the generality of the foregoing, but subject to Section 5.2(d), the Company's obligations pursuant to the first sentence of this Section 5.3(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Alternative Transaction Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors' or such committee's approval or recommendation of this Agreement or the Merger.

        5.4    Access to Information.    Upon reasonable prior notice and subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries and the officers, directors, employees and Representatives of the Company and its Subsidiaries to, afford Parent and its officers, directors, employees and Representatives, following notice from Parent to the Company in accordance with this Section 5.4, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records and contracts of the Company and its Subsidiaries, and all other financial, operating and other data and information as Parent may reasonably request and, during such period shall furnish, and shall cause to be furnished, as promptly as reasonably practicable, to Parent, a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of the federal securities laws or a Governmental Body, except, with respect to examination reports, as may be restricted by applicable Law. Subject to compliance with applicable Law, from the date hereof until the Effective Time, the Company and Parent shall confer on a regular basis with one or more representatives of Parent to report material operational matters and the general status of ongoing operations and shall promptly provide Parent with (A) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company's management, including copies of the unaudited monthly consolidated financial statements, and (B) any other written reports or other written materials reasonably requested by Parent. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to disclose any information that, in its sole and absolute discretion after consultation with outside legal counsel, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or order or (ii) the disclosure of which would be reasonably likely to cause the loss of any material attorney-client or other legal privilege with respect to such information or which would constitute a waiver of any other privilege or trade secret protection held by the Company or any of its Subsidiaries. The Company shall be entitled to have Representatives present at all times during any such inspection. No investigation pursuant to this Section 5.4 or information provided, made available or delivered to Parent pursuant to this Section 5.4 or otherwise shall affect any representations or warranties of the Company or conditions or rights of Parent contained in this Agreement.

        5.5    Commercially Reasonable Efforts.

          (a)   No later than ten (10) Business Days after the Agreement Date, each party shall make or cause to be made, in cooperation with the other parties, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger. Each party shall use its reasonable best efforts to: (i) respond at the earliest practicable date to any requests for additional information made by the U.S. Department of Justice ("DOJ"), the Federal Trade Commission, ("FTC") or any other Governmental Body under any Antitrust Law relating to the Merger or to any other transaction contemplated hereby; (ii) act in good faith and reasonably cooperate with the other party in connection with any investigation of the Merger or of any of the transactions contemplated hereby by any Governmental Body under any Antitrust Law; (iii) to the extent permitted by Law, furnish to each other all information required for any filing, form, declaration, notification, registration and notice relating to the Merger or any other transaction contemplated hereby under any Antitrust Law; and (iv) take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law with respect to the Merger or any other transaction contemplated hereby. In connection with the foregoing: (A) whenever possible, each party shall give the other party reasonable prior notice of any written or oral communication with, and any proposed understanding or agreement with, any Governmental Body regarding any filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or oral communication, understanding or agreement with any Governmental Body with respect to the Merger or any other transaction contemplated hereby; (B) to the extent reasonably practical, none of the parties hereto shall participate in any meeting or conversation with any Governmental Body in respect of any filings or inquiry under any Antitrust Law relating to the Merger or any other transaction contemplated hereby without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, permitting the other party to attend and participate; (C) if one party is prohibited by applicable Law or by the applicable Governmental Body from participating in or attending a meeting, conference or conversation, the attending party shall keep the other reasonably apprised with respect thereto; and (D) the parties hereto shall consult and cooperate with one another in connection with any information or proposals submitted to a Governmental Body in connection with proceedings under any Antitrust Law relating to the Merger or any other transaction contemplated hereby. Without limiting the foregoing, the Company and Parent shall each use its reasonable best efforts: (1) to avoid the entry of any Restraint under any Antitrust Law (an "Antitrust Restraint"); and (2) to eliminate every impediment under any Antitrust Law that may be asserted by any Governmental Body so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the Outside Date).

          (b)   Upon the terms and subject to the conditions set forth in this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from all Governmental Bodies and other Persons and make all necessary registrations, declarations and filings with all Governmental Bodies, that are necessary to consummate the Merger.

          (c)   Notwithstanding this Section 5.5, nothing in this Agreement shall obligate Parent, or any of its Subsidiaries, to propose, negotiate, offer to commit to effect, or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, license or disposition of any assets or businesses of Parent, the Company, the Surviving Corporation, the Surviving Company, or any of their respective Subsidiaries or Affiliates, or otherwise to offer to take, to offer to commit to take, or to take, any action (including any action that limits Parent's freedom of action, ownership or control with respect to, or its ability to retain, hold, or operate, any of the businesses, assets, product lines, properties or services of Parent, the Company, the Surviving Corporation, the Surviving Company or any of their respective Subsidiaries or Affiliates), even if such action would avoid the entry of an Antitrust Restraint or eliminate an impediment to the Closing that may be asserted by any Governmental Body under any Antitrust Law.

        5.6    Public Announcements.    The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except as permitted in accordance with Section 5.2, Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and consider in good faith the views of the other party, and shall not issue any such press release or make any such public statement prior to such consultation and receiving the written consent of the other to issue such press release or make such public statement, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Parent or the Company are listed, in which case the party required to make the release or announcement shall use reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party). Without limiting the reach of the foregoing, provided that the Company has not provided Parent with any notice pursuant to Section 5.2(c), Parent and the Company shall use commercially reasonable efforts to cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, provided that the Company has not provided Parent with any notice pursuant to Section 5.2(c), the Company shall use commercially reasonable efforts to (a) consult with Parent regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Parent with stockholder lists of the Company and (c) allow and facilitate Parent contact with stockholders of the Company and other prospective investors.

        5.7    Indemnification and Insurance.

          (a)   For a period of six (6) years after the Effective Time (and until such later date as of which any Legal Proceeding commenced during such six (6) year period shall have been finally disposed of), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries, and from and after the Upstream Merger, the Surviving Company and its Subsidiaries to, assume, honor and fulfill in all respects the obligations (including both indemnification and advancement of expenses) of the Company and its Subsidiaries under the certificate of incorporation or any bylaws of the Company or its Subsidiaries or indemnification agreements, in each case, in effect immediately prior to the Effective Time for the benefit of any of its current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the "Indemnified Parties"), to the extent such indemnifiable losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by the Indemnified Parties arise out of or pertain to matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated herein. In addition, for a period of six (6) years following the Effective Time (and until such later date as of which any Legal Proceeding commenced during such six (6) year period shall have been finally disposed of), Parent shall (and shall cause the Surviving Corporation, the Surviving Company and their respective Subsidiaries to) cause the certificate of incorporation, certificate of formation and bylaws and operating agreement, as applicable (and other similar organizational documents) of the Surviving Corporation, the Surviving Company and their respective Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable, in the aggregate, as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six (6) year period (and until such later date as of which any Legal Proceeding commenced during such six (6) year period shall have been finally disposed of), such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.

          (b)    Tail Policy.    The Company shall, prior to the Effective Time, purchase a six (6) year "tail" prepaid policy (the "Tail Policy") on terms and conditions no less advantageous to the indemnified parties, or any other person entitled to the benefit of this Section 5.7, as applicable, than the existing directors' and officers' liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the Merger.

          (c)    Successors.    If Parent, the Surviving Corporation, the Surviving Company or any of their respective successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 5.7.

          (d)    Enforceability.    The obligations under this Section 5.7 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the Tail Policy) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the Tail Policy. Each of the directors and officers or other persons who is an Indemnified Party or a beneficiary under the Tail Policy is intended to be a third-party beneficiary of this Section 5.7 with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the Tail Policy) under this Section 5.7 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

        5.8    Notification of Certain Matters.

          (a)   The Company shall give prompt written notice, but in any event no less than within one (1) Business Day, to Parent and Parent shall give prompt written notice, but in any event no less than within one (1) Business Day to the Company, as the case may be, of (i) the discovery by the Company or Parent, as the case may be, of any event, condition, fact, or circumstance that occurred or existed on or prior to the Agreement Date and that caused or constitutes an inaccuracy in any representation or warranty made by such party in this Agreement, (ii) the occurrence or non-occurrence of any event after the Agreement Date which is likely to cause any representation or warranty of the Company or Parent, as the case may be, to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Article VI would fail to be satisfied, (iii) any failure by the Company or Parent, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to closing set forth in Article VI would fail to be satisfied, and (iv) any event, condition, fact, or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VI impossible or unlikely or that has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.8(a) shall not limit or otherwise affect any remedies available to Parent or the Company, as the case may be.

          (b)   The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be: (i) to the extent the Company has Knowledge of such notice or communication or Parent has Knowledge of such notice or communication, as the case may be, of any written communication from any Person alleging that the consent of such Person is required in connection with the Merger; (ii) of any material written communication from any Governmental Body related to the Merger; and (iii) of any proceedings commenced and served upon it or any of its Subsidiaries or threatened in writing against itself or any of its Subsidiaries, that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to any Section of this Agreement.

        5.9    Shareholder Litigation.    Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1: (a) the Company shall promptly advise Parent in writing of any shareholder litigation against the Company or its directors relating to this Agreement or the Merger and shall keep Parent reasonably informed regarding any such shareholder litigation; and (b) the Company shall control such defense and this Section 5.9 shall not give Parent the right to direct such defense; provided, however, that no settlement of such litigation that requires payment in excess of $150,000 or that requires or imposes restrictions or limitations on the Company or the operation of the Company's business shall be agreed to without Parent's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

        5.10    Section 16 Matters.    Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        5.11    Employee Benefits; 401(k) Plan.

          (a)   For purposes of this Section 5.11, (i) the term "Covered Employees" shall mean employees who are actively employed by the Company or its Subsidiaries at the Effective Time; and (ii) the term "Continuation Period" shall mean the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

          (b)    Termination of Company's 401(k) Plan.    Effective as of the end of the last full payroll period immediately preceding the Closing Date, the Company shall adopt resolutions of the Company Board in substantially the form attached hereto as Exhibit C (unless Parent provides written notice to the Company no later than three (3) Business Days prior to the Closing Date that such resolutions are not to be adopted). Unless Parent provides such written notice to the Company, no later than three (3) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such resolutions have been adopted by the Company Board.

          (c)    Service Crediting.    As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of its Subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation); for the avoidance of doubt, service of each Covered Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any: (i) non-elective employer contributions under any plan of

  Parent under Section 401(k) of the Code; or (ii) Parent retiree medical program in which any Covered Employee participates after the Effective Time. In no event shall anything contained in this Section 5.11(c) result in any duplication of benefits for the same period of service.

          (d)   Nothing in this Section 5.11 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Effective Time, the Company) to amend or terminate any Company Employee Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require Parent or any of its Subsidiaries (including, following the Effective Time, the Company) to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time.

        5.12    Confidentiality.    The parties acknowledge that Parent and the Company have previously executed a confidentiality agreement, dated as of January 6, 2012 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

        5.13    Listing.    Parent shall use commercially reasonable efforts to cause the Parent Common Stock issuable under Article II to be authorized for listing on Nasdaq, subject to official notice of issuance, on or prior to the Closing Date.

        5.14    Reservation of Parent Common Stock.    Effective at or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its reserved but unissued shares of Parent Common Stock, for the purposes of effecting the conversion of the issued and outstanding shares of Company Common Stock pursuant to this Agreement, sufficient shares of Parent Common Stock to provide for such conversion and assumption.

        5.15    The Upstream Merger.    Immediately after the Effective Time, the Surviving Corporation shall merge with and into Merger LLC. From and after the effectiveness of the Upstream Merger, the separate corporate existence of the Surviving Corporation shall cease and Merger LLC shall continue as the surviving entity in the Upstream Merger (the "Surviving Company") and all of the rights and obligations of the Surviving Corporation under this Agreement shall be deemed the rights and obligations of the Surviving Company. The Upstream Merger shall have the effects set forth in Section 18 209(g) of the LLC Act. Parent and Merger LLC shall take all reasonable steps and actions as shall be required to cause the Surviving Corporation and Merger LLC to consummate the Upstream Merger as set forth in this Section 5.15.

        5.16    Tax-Free Reorganization Treatment.

          (a)   Parent, the Company, Merger LLC and Merger Sub intend that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and each shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger and the Upstream Merger to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so by applicable Law. The parties to this Agreement agree to make such reasonable representations as requested by counsel for the purpose of rendering the opinions described in Section 6.2(f) and Section 6.3(e).

          (b)   Parent, the Company, Merger LLC and Merger Sub hereby adopt this Agreement as well as any other agreements entered into pursuant to this Agreement as a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Regulations.

          (c)   None of Parent, the Company, Merger LLC or Merger Sub shall, nor shall they permit their Subsidiaries to, take any action, and Parent, the Company, Merger LLC and Merger Sub shall not, and shall ensure that their Subsidiaries do not, fail to take any action which action or failure to act would prevent or impede, the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, from qualifying (or reasonably would be expected to cause the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, to fail to qualify) as a "reorganization" within the meaning of Section 368(a) of the Code.

        5.17    Resignation of Directors.    The Company shall use commercially reasonable efforts to obtain and deliver to Parent prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director of the Company and each of its Subsidiaries (in each case, in their capacities as directors, and not as employees) as Parent shall request in writing not less than five (5) days prior to the Closing Date.

        5.18    Parent Board.    Immediately following the Effective Time, Parent shall, subject to the fiduciary duties of the board of directors of Parent, elect, as of immediately following the Effective Time, Thomas Yuen as a director of Parent. If Mr. Yuen is not able or willing to serve as a director of Parent as of the Effective Time, the obligation set forth in this Section 5.18 shall be terminated.

        5.19    SRSWOWCast.com, Inc.    The Company shall use commercially reasonable efforts to cause SRSWOWCast.com, Inc. to liquidate and dissolve prior to the Closing Date.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

        6.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

          (a)    Stockholder Approval.    The Required Stockholder Vote shall have been obtained.

          (b)    HSR Waiting Period.    The waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c)    No Injunctions or Restraints.    No Restraint shall be in effect, or be pending or threatened by the DOJ or the FTC, which prohibits, renders illegal, or enjoins, or threatens to prohibit, render illegal or enjoin, the consummation of the transactions contemplated by this Agreement.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated or threatened by the SEC.

        6.2    Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger shall be subject to the satisfaction, or waiver in writing by the Company, at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of Parent, Merger Sub and Merger LLC contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained in any specific representation or warranty) as of the Agreement Date and as of the Closing Date as if made on and as of the Closing Date, except (i) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (ii) where any failures of any such representations and warranties to be so true and correct at and as of the Agreement Date and as of the Closing Date (or such other date required by clause (i)) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)    Performance of Obligations of Parent, Merger Sub and Merger LLC.    Each of Parent, Merger Sub and Merger LLC shall have performed or complied with, in all material respects, each of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

          (c)    Officer's Certificate.    The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

          (d)    Parent Material Adverse Effect.    Since the date hereof, there shall not have occurred and be continuing any events that, individually or in the aggregate, have had or would be reasonably likely to have a Parent Material Adverse Effect.

          (e)    Listing.    The shares of Parent Common Stock issuable to the Company's stockholders pursuant to the Merger as provided for in Article II shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

          (f)    Tax Opinion.    The Company shall have received an opinion of Paul Hastings LLP (or such other counsel reasonably acceptable to the Company), on the basis of representations and assumptions set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income tax purposes along with the other transactions effected pursuant to this Agreement, will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Parent, the Company or others reasonably requested.

        6.3    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, or waiver in writing by Parent, at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of the Company set forth in Sections 3.3, 3.4(a), 3.4(b), 3.4(c) and 3.24 shall be true and correct in all respects (other than, with respect to Sections 3.4(a), 3.4(b) and 3.4(c), which shall be true and correct in all respects other than de minimis inaccuracies) as of the Agreement Date and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case they shall be determined as of such date). Each of the representations and warranties of the Company contained in this Agreement other than those described in the prior sentence shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in any specific representation or warranty) as of the Agreement Date and as of Closing Date as if made on and as of the Closing Date, except (i) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (ii) where any failures of any such representations and warranties to be so true and correct at and as of the Agreement Date and as of the Closing Date (or such other date required by clause (i)) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

          (c)    Officer's Certificate.    Parent and Merger Sub shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

          (d)    Company Material Adverse Effect.    Since the date hereof, there shall not have occurred and be continuing any events that, individually or in the aggregate, have had or would be reasonably likely to have a Company Material Adverse Effect.

          (e)    Tax Opinion.    Parent shall have received an opinion of DLA Piper LLP (US) (or such other counsel reasonably acceptable to Parent), on the basis of representations and assumptions set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income tax purposes along with the other transactions effected pursuant to this Agreement, will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Parent, the Company or others reasonably requested.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.    This Agreement may be terminated prior to the Effective Time, whether before or after adoption of this Agreement by the Required Stockholder Vote:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company, if the Merger shall not have been consummated by on or before December 31, 2012 (the "Outside Date"); provided, however, that the Outside Date may be extended for a period not to exceed one hundred eighty (180) days by either party by written notice to the other party if the Merger shall not have been consummated as a result of any conditions set forth in Section 6.1(b) failing to have been satisfied and (i) the extending party reasonably believes that the relevant approvals will be obtained during such extension period and (ii) each of the other conditions to the consummation of the Merger set forth in Article VI has been satisfied or waived or remains reasonably capable of satisfaction; provided further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the party seeking to terminate this Agreement if such party's breach of this Agreement has been the cause of, or results in, the failure of the Effective Time to occur;

          (c)   by Parent or the Company, if the Required Stockholder Vote shall not have been obtained at the Company Stockholders' Meeting, or at any adjournment or postponement thereof, at which a final vote thereon was taken, provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the failure to obtain the Required Stockholder Vote is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party.

          (d)   by either Parent or the Company, upon written notice to the other party, if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, writ, injunction, judgment, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to a party if the issuance of such final, non-appealable Restraint is attributable to a failure of such party to perform in any material respect its obligations under this Agreement;

          (e)   by Parent, upon written notice to the Company, if a Triggering Event shall have occurred;

          (f)    by Parent (provided it is not then in material breach of any of its obligations under this Agreement), if there is any continuing inaccuracy in the representations and warranties of the Company set forth in this Agreement, or the Company is then failing to perform any of its covenants or other agreements set forth in this Agreement, in either case (i) such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not be satisfied as of the time of such termination and (ii) such inaccuracy or breach is not cured within thirty (30) days after the Company's receipt of notice thereof;

          (g)   by the Company (provided it is not then in material breach of any of its obligations under this Agreement), if there is any continuing inaccuracy in the representations and warranties of Parent, Merger Sub and Merger LLC set forth in this Agreement, or Parent, Merger Sub or Merger LLC are then failing to perform any of their covenants or other agreements set forth in this Agreement, in either case (i) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such termination and (ii) such inaccuracy or breach is not cured within thirty (30) days after Parent's receipt of notice thereof; or

          (h)   by the Company, upon written notice to Parent, if, at any time prior to the time the Required Stockholder Vote is obtained, the Company Board determines to enter into a definitive Company Acquisition Agreement providing for a Superior Proposal, and shall concurrently with such termination enter into the Company Acquisition Agreement and pay to Parent the Termination Fee.

        7.2    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that:

          (a)   this Section 7.2, Section 7.3 and Article VIII (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect,

          (b)   the termination of this Agreement shall not relieve any party from any liability for fraud, willful misconduct or any intentional breach of any representation, warranty, covenant or other provision contained in this Agreement, and

          (c)   except (i) as set forth in Section 7.2(b) above, and (ii) in the event of a breach of Section 5.2(a) which leads to an Acquisition Proposal, the termination of this Agreement shall relieve any party from any liability for any breach of any representation, warranty or covenant contained in this Agreement.

        7.3    Termination Fee.

          (a)   The Company shall pay to Parent the Termination Fee in the event that this Agreement is terminated:

              (i)  by Parent pursuant to Section 7.1(e),

             (ii)  by Parent or the Company pursuant to Section 7.1(b), if (x) the conditions set forth in Section 6.1(b) and Section 6.1(c) have been satisfied; (y) on or before the date of any such termination an Acquisition Proposal shall have been announced, disclosed, or otherwise communicated to the Company Board and not withdrawn prior to such termination, and (z) a definitive agreement is entered into by the Company with respect to such Acquisition Transaction or such Acquisition Transaction is consummated within nine (9) months of such termination of this Agreement;

            (iii)  by Parent or the Company pursuant to Section 7.1(c) if (x) the conditions set forth in Section 6.1(b) and Section 6.1(c) have been satisfied; (y) on or before the date of the Company Stockholders Meeting by the Required Stockholder Vote an Acquisition Proposal shall have been announced, disclosed, or otherwise communicated to the Company Board and not withdrawn at least ten (10) days prior to the Company Stockholders Meeting, and (z) a definitive Agreement is entered into by the Company with respect to such Acquisition Transaction or such Acquisition Transaction is consummated within nine (9) months of such termination of this Agreement; or

            (iv)  by the Company pursuant to Section 7.1(h).

          (b)   Except as otherwise required pursuant to Section 7.2, any Termination Fee (i) payable pursuant to Section 7.3(a)(i) shall be paid no later than the second (2nd) Business Day following termination by Parent, (ii) payable pursuant to Section 7.3(a)(ii) or (iii), shall be paid within two (2) Business Days after the event giving rise to such payment, and (iii) payable pursuant to Section 7.3(a)(iv), shall be paid concurrently with any termination.

          (c)   All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

          (d)   If the Company fails to pay when due any amount payable under this Section 7.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees of counsel) incurred in connection with the enforcement by Parent of its rights under this Section 7.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the "prime rate" (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

          (e)   Except as set forth in Section 7.2(c), the parties hereto agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent with respect to this Agreement and the Merger in the event any payments become due and payable, and, upon payment of the applicable amount, the Company shall have no further liability to Parent hereunder.

        7.4    Expenses.    Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement and the transactions contemplated hereby. As used in this Agreement, "Expenses" includes all expenses (including all fees and expenses of counsel, accountants, financial advisors, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

ARTICLE VIII

GENERAL

        8.1    Amendment or Supplement.    At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Required Stockholder Vote, by written agreement signed by all of the parties hereto; provided, however, that following approval of this Agreement by the Company's stockholders, there shall be no amendment of or change to the provisions of this Agreement which, pursuant to applicable Law, would require further approval by the Company's stockholders without receipt of such approval.

        8.2    Extension of Time, Waiver, etc.    At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement or, except as otherwise provided in the Agreement, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        8.3    No Survival.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

        8.4    Entire Agreement; No Third Party Beneficiary.    This Agreement, including the exhibits and annexes hereto, the Company Disclosure Schedule, the documents and instruments relating to the Merger referred to in this Agreement and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except with respect to: (i) the rights of holders of shares of Company Common Stock to receive the Merger Consideration as provided in Article II and the holders of Company Options and Company RSUs to receive the consideration described in Article II; and (ii) the directors and officers of the Company pursuant to Section 5.7.

        8.5    Applicable Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement or the Merger shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

        8.6    Specific Enforcement.    Notwithstanding Section 7.3 of this Agreement, the parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled, without proof of damages, to specific performance and the issuance of injunctive and other equitable relief, in addition to any other right or remedy such party may be entitled. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, no party shall allege, and hereby waives the defense, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason of law or equity.

        8.7    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

        8.8    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

    if to the Company:

      SRS Labs, Inc.
      2909 Daimler Street
      Santa Ana, CA 92705
      Telecopy:  (949) 724-9646
      Attention: Thomas C. K. Yuen

    with a copy to:

      Paul Hastings LLP
      4747 Executive Drive, Twelfth Floor
      San Diego, CA 92121
      Telecopy:  (858) 458-3130
      Attention: Carl R. Sanchez
                        Claudia K. Simon

    if to Parent, Merger Sub or Merger LLC:

      DTS, Inc.
      5220 Las Virgenes Road
      Calabasas, CA 91302
      Telecopy:  (818) 436-1999
      Attention: Jon E. Kirchner

    with a copy to:

      DLA Piper LLP (US)
      4365 Executive Drive, Suite 1100
      San Diego, CA 92121
      Telecopy:  (858) 638-5122
      Attention: Michael Kagnoff

        8.9    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

        8.10    Disclosure Schedules.    The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Agreement and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Agreement; and (b) other sections and paragraphs in this Agreement only to the extent that it is readily apparent on its face that such disclosure qualifies, and constitutes an exception to, another section or paragraph in this Agreement.

        8.11    Counterparts; Signatures.    This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[SIGNATURE PAGE NEXT]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DTS, INC.
By:	/s/ JON E. KIRCHNER
	Name:	Jon E. Kirchner
	Title:	Chairman and Chief Executive Officer

DTS MERGER SUB, INC.
By:	/s/ JON E. KIRCHNER
	Name:	Jon E. Kirchner
	Title:	Chief Executive Officer and President

DTS LLC
By:	DTS, Inc.
Its:	Manager
By:	/s/ JON E. KIRCHNER
	Name:	Jon E. Kirchner
	Title:	Chairman and Chief Executive Officer

SRS LABS, INC.
By:	/s/ THOMAS C. K. YUEN
	Name:	Thomas C. K. Yuen
	Title:	Chairman and CEO

[Signature Page to Agreement and Plan of Merger and Reorganization]

ANNEX B

April 16, 2012

The Board of Directors
DTS, Inc.
5220 Las Virgenes Road
Calabasas, CA 91302

Members of the Board of Directors:

        We understand that DTS, Inc. ("DTS") proposes to enter into an Agreement and Plan of Merger and Reorganization, to be dated as of the date hereof (the "Agreement"), by and among DTS, DTS Merger Sub, Inc., a wholly-owned subsidiary of DTS ("Merger Sub"), DTS LLC, a wholly-owned subsidiary of DTS ("Merger LLC"), and SRS Labs, Inc. ("SRS"), pursuant to which, among other things, Merger Sub will be merged with and into SRS (the "Merger") and each issued and outstanding share of common stock, $0.001 par value, of SRS (the "SRS Common Stock") will be converted into the right to receive, at the election of the holder, either (i) an amount in cash equal to $9.50 (the "Cash Consideration") or (ii) 0.31127 shares of common stock, par value $0.0001 per share, of DTS (the "DTS Common Stock") (such fraction of a share of DTS Common Stock, the "Stock Consideration" and, together with the Cash Consideration, the "Consideration"), subject to certain adjustments and limitations (as to which we express no opinion), including proration procedures providing in the aggregate for 50% of the outstanding shares of SRS Common Stock to be converted into the right to receive the Stock Consideration and 50% of the outstanding shares of SRS Common Stock to be converted into the right to receive the Cash Consideration, and, immediately following the effective time of the Merger, the surviving company in the Merger will be merged with and into Merger LLC (such merger, together with the Merger, the "Transaction"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to DTS of the aggregate Consideration to be paid by DTS in the Merger.

        In connection with this opinion, we have, among other things:

  (i)
  reviewed certain publicly available business and financial information relating to each of SRS and DTS;

  (ii)
  reviewed certain financial forecasts relating to each of SRS and DTS prepared and furnished to us by the management of DTS (the "Forecasts");

  (iii)
  reviewed certain financial forecasts relating to SRS prepared and furnished to us by the management of SRS;

  (iv)
  held discussions with members of the senior management of DTS with respect to the past and current businesses, operations, financial condition and prospects of SRS and DTS, respectively, and reviewed certain estimates relating to the potential strategic implications, cost savings and other operational benefits, including the amount, timing and achievability thereof, anticipated by the management of DTS to be realized from the Transaction (collectively, the "Synergies");

  (v)
  held discussions with members of the senior management of SRS with respect to the past and current business, operations, financial condition and prospects of SRS, and reviewed certain estimates relating to the potential strategic implications and operational benefits, including the amount, timing and achievability thereof, anticipated by the management of SRS to be realized from the Transaction;

  (vi)
  discussed and reviewed the financial due diligence conducted by the management of DTS and DTS's advisors in their evaluation of SRS;

  (vii)
  reviewed the potential pro forma financial impact of the Transaction on the future financial performance of DTS;

  (viii)
  reviewed the historical stock prices for SRS Common Stock and DTS Common Stock;

  (ix)
  compared certain financial and stock market information of SRS and DTS with similar information of other companies we deemed relevant;

  (x)
  compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

  (xi)
  performed discounted cash flow analyses utilizing the Forecasts and the Synergies;

  (xii)
  reviewed a draft, dated April 16, 2012, of the Agreement (the "Draft Agreement"); and

  (xiii)
  performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

        In arriving at our opinion, we have assumed and relied upon, without independent verification or any responsibility therefor, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us, and have relied, with your consent, upon the assurances of the management of DTS and SRS that they are not aware of any facts or circumstances that would make such information or data inaccurate, incomplete or misleading in any material respect. With respect to the financial forecasts and other information and data provided to us or otherwise discussed with us relating to DTS and SRS, including the Forecasts and the Synergies, we have assumed, at your direction, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of SRS and DTS, as to the future financial performance of SRS and DTS, respectively, the strategic implications, cost savings, and other operational benefits of the Transaction (including as to the amount, timing and achievability thereof) and the other matters covered thereby, and we have relied, at your direction, on the Forecasts and the Synergies for purposes of our analysis and this opinion. We have also assumed, at your direction, that the Synergies will be realized in the amounts and at the times forecasted by DTS's management. We express no view or opinion as to such analyses or financial forecasts, including the Forecasts or Synergies, or the assumptions on which they were based. At your direction, we have not made any independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of SRS or DTS, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of SRS or DTS. We have not evaluated and express no opinion as to the solvency or fair value of SRS or DTS, or the ability of SRS or DTS to pay their respective obligations when due, or the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

        We have assumed, at the direction of DTS, that the Transaction will be consummated in accordance with the terms of the Agreement, without the waiver, modification or amendment of any material term, condition or agreement the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion or which otherwise would affect materially the contemplated benefits to be derived by DTS from the Transaction. We are not legal, tax, regulatory or accounting advisors and have relied upon DTS and its legal, tax, regulatory and accounting advisors to make their own assessment of all legal, tax, regulatory and accounting matters relating to the Transaction. We have assumed, at your direction, that the Transaction will qualify for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue code of 1986, as amended, and that the consummation of the Transaction will not have any materially adverse tax implications for DTS or SRS, and we do not express any opinion as to any tax consequences that might result from the Transaction. We also have assumed at your direction that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us.

        We express no view or opinion as to any terms or other aspects of the Transaction (other than, to the extent specifically specified herein, the Consideration to be paid pursuant to the Merger), including, without limitation, the form or structure of the Transaction or the allocation of the Consideration between Cash Consideration and Stock Consideration or any other agreements or arrangements entered into in connection with or otherwise contemplated by the Transaction. Our opinion addresses only and is limited to the fairness, from a financial point of view, to DTS of the aggregate Consideration to be paid in the Merger by DTS, and no opinion or view is expressed with respect to any consideration to be received in connection with the Transaction by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of any party. In addition, we express no opinion or view with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, including relative to the Consideration to be paid pursuant to the Merger or otherwise. Furthermore, we express no view as to, and our opinion does not address, the underlying business decision of DTS to proceed with or effect the Transaction or the relative merits of the Transaction in comparison to other strategies or transactions that might be available to DTS or in which DTS might engage. We are not expressing any opinion as to the price at which the DTS Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion and make no recommendation as to how the Board of Directors or any shareholder of DTS or any other person should vote or otherwise act in connection with the Transaction or any other matter.

        We have acted as financial advisor to the Strategic Transaction Committee of the Board of Directors of DTS in connection with, and have participated in certain of the negotiations leading to, the Transaction and will receive a fee for our services, contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In addition, DTS has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

        We are a securities firm engaged directly and through affiliates in a number of investment banking and merchant banking activities. We may provide investment banking or other services to or with respect to DTS in the future, for which we may receive compensation.

        It is understood that this letter is for the benefit and use of the Board of Directors of DTS in connection with and for purposes of its evaluation of the Transaction. This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part), nor shall any public reference to us or this opinion be made at any time, in any manner or for any purpose whatsoever except with our prior written consent. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion, as of the date hereof, that the aggregate Consideration to be paid by DTS in the Merger is fair, from a financial point of view, to DTS.

Very truly yours,
/s/ Centerview Partners LLC CENTERVIEW PARTNERS LLC

ANNEX C

April 15, 2012

Board of Directors
SRS Labs, Inc.
2909 Daimler Street
Santa Ana, CA 92705

Dear Members of the Board of Directors:

        You have requested our opinion as to the fairness from a financial point of view to the holders of the common stock, par value $0.001 per share (the "Company Common Stock"), of SRS Labs, Inc. (the "Company"), of the Consideration (as defined below) to be received by such stockholders pursuant to the terms and subject to the considerations set forth in the Agreement and Plan of Merger and Reorganization (the "Agreement") to be entered into by the Company, DTS, Inc. ("Parent"), DTS Merger Sub, Inc., a wholly owned subsidiary of Parent ("Merger Sub") and DTS LLC, a single member limited liability company and a wholly owned subsidiary of Parent ("Merger LLC"). As more fully described in the Agreement, Merger Sub will be merged (the "Merger") with and into the Company, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The Merger shall be immediately followed by a merger of the Surviving Corporation with and into Merger LLC (the "Upstream Merger" and together with the Merger, the "Transaction") with Merger LLC continuing as the surviving company following the Upstream Merger.

        Pursuant to the Merger, each issued and outstanding share of Company Common Stock (other than shares held in treasury, held by the Company, Parent or any of their wholly owned subsidiaries or as to which dissenters rights have been perfected) will be converted into, at the election of the holder of each such share (subject to certain proration and other procedures and limitations set forth in the Agreement, as to which proration, procedures and limitations we express no opinion), the right to receive either (i) 0.31127 shares of common stock, par value $0.0001 per share ("Parent Common Stock"), of Parent (the "Stock Election Consideration") or (ii) $9.50 per share in cash (the "Cash Election Consideration"). "Consideration" means, as applicable, the Stock Election Consideration and the Cash Election Consideration. The terms and conditions of the Merger are more fully set forth in the Agreement. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, and that Parent and the Company will comply with all the material terms of the Agreement.

        Our opinion does not address the Company's underlying business decision to proceed with or effect the Transaction, the likelihood of consummation of the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company. Our opinion does not constitute a recommendation to any holder of Company Common Stock as to how such stockholder should vote with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form or structure of the Transaction or any other portion or aspect of the Transaction (other than the Consideration to the extent expressly specified herein).

        In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company's officers, directors or employees, or any class of such persons, the liquidation value of the Company, whether or not the Company or Parent, or their respective security holders, is receiving or paying reasonably equivalent fair value in the Transaction or the solvency, creditworthiness or fair value of the Company or Parent, or any of their respective assets, under applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. We express no opinion as to the underlying valuation, future performance or long-term viability of Parent. We express no opinion as to what the value of Parent Common Stock will be when issued pursuant to the Agreement or the prices at which it will trade in the future.

        We are not legal, regulatory, accounting or tax experts and have assumed with your consent the accuracy and completeness of assessments by the Company and Parent and their respective advisors with respect to legal, regulatory, accounting and tax matters.

        In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available financial statements and other business and financial information about the Company and Parent that we deemed relevant to our inquiry; (ii) reviewed certain information furnished to us by the management of the Company and Parent relating to the businesses, operations and prospects of the Company and Parent; (iii) conducted discussions with members of senior management and representatives of the Company and Parent concerning the matters described in clauses (i)-(ii) of this paragraph; (iv) reviewed certain financial projections prepared by the management of the Company and Parent; (v) held discussions, at the direction of the Company, with selected third parties to solicit indications of interest in the possible acquisition of the Company; (vi) reviewed publicly available financial and stock market data, including valuation multiples, for the Company and Parent and compared them with those of certain other companies in lines of business that we deemed relevant; (vii) compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant; (viii) reviewed a draft of the Agreement, dated April 12, 2012, and certain related documents; (ix) participated in certain discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors; and (xi) conducted such other financial studies, analyses and investigations and considered such other information and financial, economic and market criteria which we deemed appropriate.

        In connection with our review and analysis and in rendering our opinion, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. We have further relied upon the assurances of management of the Company that they are not aware of any facts that would make any of the information reviewed by us inaccurate, incomplete or misleading in any material respect. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet, or otherwise) of the Company or Parent, nor have we been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or Parent.

        With respect to the financial projections referred to above, we have assumed, with your consent, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company or Parent as to the future performance of their respective companies and that such future financial results will be achieved at the times and in the amounts projected by management. We have not been engaged to assess the achievability of any projections or the assumptions on which they were based, and we express no view as to such projections or assumptions. We have also assumed, with your consent, that the Transaction will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, for U.S. federal income tax purposes.

        We also have assumed, with your consent, that the Transaction will be consummated in accordance with the terms set forth in the Agreement and in compliance with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable international, federal, state and local statutes, rules, regulations and ordinances, that the representations and warranties of each party in the Agreement and all other related documents and instruments that are referred to therein are true and correct, that each party will perform on a timely basis all covenants and agreements required to be performed by it under such agreements, documents and instruments, and that all conditions to the consummation of the Transaction will be satisfied without waiver or modification thereof.

        We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on the Company or Parent or on the expected benefits of the Transaction.

        Our opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to us on, the date hereof. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update, revise, reaffirm or withdraw our opinion, or otherwise comment on or consider events occurring after the date hereof, and we expressly disclaim any responsibility to do so.

        We have acted as your financial advisor in connection with the Transaction and have received and will receive a fee for our services, portions of which were payable during the course of our engagement, a portion of which is payable upon the rendering of this opinion and the principal portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

        Covert, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and private placements. We and our affiliates may in the future provide investment banking and other financial services to Parent and its affiliates for which we and our affiliates would expect to receive compensation. We have not otherwise had a material relationship with, nor otherwise received fees from any party to the Agreement during the two year period preceding the date hereof. We do not engage in securities trading and brokerage activities.

        The issuance of this opinion has been approved by an authorized internal committee and is addressed to, and is for the use and benefit of the Board of Directors of the Company in connection with and for the purpose of its evaluation of, the Transaction. This opinion is limited to the fairness of the Consideration, from a financial point of view, to the holders of Company Common Stock (other than shares held in treasury, held by the Company, Parent or any of their wholly owned subsidiaries or as to which dissenters rights have been perfected), as of the date hereof. This opinion does not address any other terms of the Transaction or the Agreement, nor does it address the terms of any other agreement entered into or to be entered into in connection with the Transaction. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any other consideration received in connection herewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction.

        This opinion may not be disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Transaction if such inclusion is required by applicable law. This opinion should not be construed as creating any fiduciary duty on Covert's part to any party.

        Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Transaction is fair from a financial point of view to such holders.

Very truly yours,
/s/ Covert & Co. Covert & Co.

 ANNEX D

EXECUTION VERSION

VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement") is made and entered into as of April 16, 2012 by and between DTS, Inc. ("Parent") and the stockholders of SRS Labs, Inc. ("Company"), a Delaware corporation, listed on Exhibit A attached hereto, (each a "Stockholder" and, collectively, the "Stockholders").

RECITALS

        WHEREAS, concurrently with the execution of this Agreement, Parent, DTS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), DTS LLC, a single member Delaware limited liability company and wholly owned subsidiary of Parent ("Merger LLC") and the Company are entering into an Agreement and Plan of Merger and Reorganization, as may be amended from time to time (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company with the Company continuing as the Surviving Corporation, and immediately thereafter, the Surviving Corporation will merge with and into Merger LLC, on the terms and subject to the conditions of the Merger Agreement (the "Merger");

        WHEREAS, each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of Company Common Stock and options to purchase such number of shares of Company Common Stock as set forth opposite such Stockholder's name on Exhibit A attached hereto; and

        WHEREAS, as a material condition to its willingness to enter into the Merger Agreement, Parent has required each Stockholder, and in order to induce Parent to enter into the Merger Agreement, each Stockholder (solely in such Stockholder's capacity as such) has agreed, to enter into this Agreement and vote all of such Stockholder's Subject Shares to the extent such Subject Shares are entitled to be voted as described herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

        1.    Certain Definitions.    All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

          (a)   "Constructive Sale" means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

          (b)   "Expiration Date" shall mean the earliest to occur of such date and time as (i) the Merger Agreement shall have been terminated for any reason; or (ii) the Effective Time.

          (c)   "Subject Shares" shall mean (i) all securities of the Company (including all shares of Company Common Stock and all options and other rights to acquire shares of Company Common Stock) owned, beneficially or of record, by each Stockholder as set forth opposite such Stockholder's name on Exhibit A hereto; and (ii) all additional securities of the Company

  (including all additional shares of Company Common Stock and all additional options and other rights to acquire shares of Company Common Stock) of which such Stockholder acquires ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

          (d)   "Transfer" means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation, or suffrage of a lien, security interest, or encumbrance in or upon, or the gift, grant, or placement in trust, or the Constructive Sale or other disposition of such security or any right, title, or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof.

        2.    Transfer of Subject Shares.

          (a)   Transfer Restrictions.    Prior to the Expiration Date, each Stockholder shall not cause or permit any Transfer of any of such Stockholder's Subject Shares to be effected, and any attempted Transfer shall be null and void.

          (b)   Transfer of Voting Rights.    Prior to the Expiration Date, each Stockholder shall not, and will not permit any Person under such Stockholder's control to, deposit (or permit the deposit of) any of such Stockholder's Subject Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of such Stockholder under this Agreement with respect to any of such Stockholder's Subject Shares, other than with Parent or its designee.

          (c)   Exceptions.    Nothing in this Section 2 shall prohibit a Transfer of Subject Shares by a Stockholder: (i) if such Stockholder is an individual: (A) to any member of such Stockholder's immediate family or to a trust for the benefit of such Stockholder or any member of such Stockholder's immediate family, but solely for estate planning purposes; or (B) upon the death of such Stockholder; or (ii) if such Stockholder is a partnership or limited liability company, to one or more partners or members of such Stockholder or to an affiliated corporation under common control with such Stockholder; provided, however, that a Transfer referred to in this Section 2(c) shall be permitted only if the transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

        3.    Agreement to Vote Subject Shares.

          (a)   At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company, each Stockholder (solely in such Stockholder's capacity as such) shall vote such Stockholder's Subject Shares to the extent such Subject Shares are entitled to be voted, and to cause any holder of record of such Subject Shares to be voted:

              (i)  in favor of the adoption of the Merger Agreement;

             (ii)  against approval of any proposal made in opposition to, or in competition with, the consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

            (iii)  against any of the following actions (other than those actions pursuant to the Merger): (A) any Acquisition Transaction; (B) any other action that is intended, or would reasonably be expected, to impede, interfere with, delay or adversely affect or inhibit the timely consummation of the Merger, the fulfillment of Parent's, the Company's, Merger Sub or Merger LLC's conditions under the Merger Agreement; (C) any action that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, this Agreement or contemplated by the Merger Agreement in pursuit of the Merger; and (D) any change in any manner of the voting rights of any class of share of the Company.

          (b)   In the event that a meeting of the stockholders of the Company is held, and at every adjournment or postponement thereof, each Stockholder shall cause such Stockholder's Subject Shares, to the extent applicable, to be counted as present thereat for purposes of establishing a quorum.

          (c)   Each Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

        4.    Agreement Not to Exercise Appraisal Rights.    Each Stockholder shall not exercise any rights that such Stockholder may have (including, without limitation, under Section 262 of the DGCL) to demand appraisal of such Stockholder's Subject Shares that may arise with respect to the Merger or to dissent from the Merger.

        5.    Directors and Officers.    Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require any Stockholder to attempt to) limit or restrict such Stockholder in his or her capacity as a director or officer of the Company or any designee of such Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person's sole discretion on any matter (it being understood that this Agreement shall apply to such Stockholder solely in such Stockholder's capacity as a stockholder of the Company).

        6.    Irrevocable Proxy.    Concurrently with the execution of this Agreement, each Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit B (the "Proxy"), which shall be irrevocable to the fullest extent permissible by law, with respect to such Stockholder's Subject Shares. Except as explicitly permitted by this Agreement, each Stockholder shall not enter into any voting agreement with any person or entity with respect to any of such Stockholder's Subject Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of such Stockholder's Subject Shares, deposit any of such Stockholder's Subject Shares in a voting trust, or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting such Stockholder's legal power, authority, or right to vote such Subject Shares as provided in Section 3 hereof.

        7.    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to a Stockholder's Subject Shares shall remain vested in and belong to such Stockholder, and Parent shall not have the authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct such Stockholder in the voting of any of such Stockholder's Subject Shares to the extent such Subject Shares are entitled to be voted, except as otherwise provided herein.

        8.    Representations and Warranties of the Stockholders.    Each Stockholder hereby represents and warrants to Parent that:

          (a)   Power; Binding Agreement.    As of the date of this Agreement, and as long as this Agreement remains in effect, such Stockholder has full power and authority to execute and deliver this Agreement and the Proxy, to grant the Proxy, to perform such Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by such

  Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance and other equitable remedies.

          (b)   No Conflicts.    Except for filings under the Exchange Act and filings under the HSR Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Body is necessary for the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby. None of the execution and delivery by such Stockholder of this Agreement, the performance by such Stockholder of its obligations hereunder or the consummation by such Stockholder of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to such Stockholder; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, trust, commitment, arrangement, understanding or other agreement to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

          (c)   Ownership of Shares.    Such Stockholder (i) is the beneficial owner of the shares of Company Common Stock set forth opposite such Stockholder's name on Exhibit A attached hereto, all of which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts, agreements or understandings, or any other similar rights ("Encumbrances") (except for any Encumbrances arising under securities laws or arising hereunder); (ii) is the owner of options that are exercisable for the number of shares of Company Common Stock set forth opposite such Stockholder's name on Exhibit A attached hereto, all of which options and shares of Company Common Stock issuable upon the exercise of such options are free and clear of any Encumbrances (except for any Encumbrances arising under securities laws or arising hereunder); and (iii) does not own, beneficially or otherwise, any securities of the Company other than the shares of Company Common Stock, options to purchase shares of Company Common Stock, and shares of Company Common Stock issuable upon the exercise of such options, set forth opposite such Stockholder's name on Exhibit A attached hereto.

          (d)   Absence of Litigation.    As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Stockholder, threatened against, such Stockholder or any of its or his properties or assets (including such Stockholder's Subject Shares) that would reasonably be expected to impair the ability of such Stockholder to perform its or his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

          (e)   No Finder's Fees.    No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of such Stockholder.

          (f)    Reliance by Parent.    Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

        9.    No Solicitation; Notification.

          (a)   No Solicitation.    Each Stockholder understands and acknowledges the obligations of the Company under Section 5.2(a) of the Merger Agreement and agrees that such Stockholder (solely in such Stockholder's capacity as such) shall not, and shall not authorize or permit any investment banker, attorney or other advisor or representative retained by such Stockholder to act on such Stockholder's behalf, directly or indirectly, take any action or omit to take any action in contravention of such obligations or to circumvent the purposes of Section 5.2(a) of the Merger Agreement.

          (b)   Notice of Certain Events.    Each Stockholder agrees to promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of such Stockholder set forth herein.

        10.    Disclosure.    Each Stockholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related thereto, such Stockholder's identity and ownership of such Stockholder's Subject Shares and the nature of such Stockholder's commitments, arrangements and understandings under this Agreement.

        11.    Consents and Waivers.    Each Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which such Stockholder is a party or pursuant to any rights such Stockholder may have.

        12.    Street Name Subject Shares.    Each Stockholder agrees to deliver a letter to each financial intermediary or other Person through which such Stockholder holds Subject Shares that informs such Person of such Stockholder's obligations under this Agreement and that informs such Person that such Person may not act in disregard of such obligations without the prior written consent of Parent.

        13.    Further Assurances.    Each Stockholder agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements, and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Each Stockholder hereby agrees that Parent may publish and disclose in the Registration Statement (including all documents and schedules filed with the SEC) such Stockholder's identity and ownership of such Stockholder's Subject Shares and the nature of such Stockholder's commitments, arrangements, and understandings under this Agreement and may further file this Agreement as an Exhibit to the Registration Statement or in any other filing made by Parent with the SEC relating to the transactions contemplated hereby and by the Merger Agreement. Each Stockholder agrees to notify Parent promptly of any additional shares of capital stock of the Company of which such Stockholder becomes the record or beneficial owner after the date of this Agreement.

        14.    Legending of Shares.    If so requested by Parent, each Stockholder agrees that such Stockholder's Subject Shares shall bear a legend stating that they are subject to this Agreement and the Proxy.

        15.    Termination.    This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 15 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any material breach of this Agreement.

        16.    Miscellaneous.

          (a)   Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, provided, however, that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its affiliates without the consent of the Stockholders.

          (b)   Amendments; Waiver.    This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

          (c)   Specific Enforcement.    The parties hereto agree that irreparable damage would occur to Parent for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached by any Stockholder, and that Parent shall be entitled to specific performance and the issuance of injunctive and other equitable relief against such Stockholder. Each Stockholder further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which Parent is entitled at law or in equity.

          (d)   Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Parent:

      DTS, Inc.
      5220 Las Virgenes Road
      Calabasas, CA 91302
      Telecopy:  (818) 436-1999
      Attention: Jon E. Kirchner

          with a copy to (which copy shall not constitute notice):

      DLA Piper LLP (US)
      4365 Executive Drive, Suite 1100
      San Diego, CA 92121
      Telecopy:  (858) 638-5122
      Attention: Michael Kagnoff

          if to any of the Stockholders:

      Thomas C. K. Yuen
      c/o SRS Labs, Inc.
      2909 Daimler Street
      Santa Ana, CA 92705
      Telecopy: (949) 724-9646

          with a copy to (which copy shall not constitute notice):

      Paul Hastings LLP
      4747 Executive Drive, Twelfth Floor
      San Diego, CA 92121
      Telecopy:  (858) 458-3130
      Attention: Carl R. Sanchez
                        Claudia K. Simon

          (e)   No Waiver.    The failure of either party hereto to exercise any right or remedy provided under this Agreement, or to insist upon compliance by any other party with its obligations under this Agreement, shall not constitute a waiver by such party of such party's right to exercise any such right or remedy or to demand such compliance.

          (f)    Applicable Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

          (g)   Entire Agreement; No Third Party Beneficiary.    This Agreement, including Exhibit A and Exhibit B hereto, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement, including Exhibit A and Exhibit B, is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third party beneficiary hereto.

          (h)   Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (i)    Construction.

              (i)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; any reference to gender shall include the masculine, feminine and neuter genders.

             (ii)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (iii)  As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (iv)  Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

          (j)    Expenses.    All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          (k)   Counterparts; Signatures.    This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed to be effective as of the date first above written.

DTS, INC.
By:	/s/ JON E. KIRCHNER
	Name:	Jon E. Kirchner
	Title:	Chairman and Chief Executive Officer
STOCKHOLDERS:
/s/ THOMAS C.K. YUEN THOMAS C.K. YUEN
/s/ MISAKO YUEN MISAKO YUEN
THOMAS YUEN FAMILY TRUST
/s/ THOMAS C. K. YUEN
By: Thomas C. K. Yuen
Co-Trustee
/s/ MISAKO YUEN
By: Misako Yuen
Co-Trustee
THOMAS AND MISAKO YUEN FAMILY FOUNDATION
By:	/s/ THOMAS C. K. YUEN
	Name:	Thomas C. K. Yuen
	Title:	President

[Signature Page to Voting Agreement]

 Exhibit A

Name and Address of Stockholder	Number of Outstanding Shares of Common Stock Owned of Record	Number of Shares Under Options for Common Stock	Other Shares Beneficially Owned
Mr. Thomas C. K. Yuen	352,790	271,250	0
2909 Daimler Street, Santa
Ana, California 92705
The Thomas and Misako Yuen Family Foundation	40,000	0	0
2909 Daimler Street, Santa
Ana, California 92705
Thomas Yuen Family Trust	2,519,566	0	0
2909 Daimler Street, Santa
Ana, California 92705

 EXHIBIT B

IRREVOCABLE PROXY

        Each undersigned stockholder (each, a "Stockholder" and collectively, the "Stockholders") of SRS Labs, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints DTS, Inc., a Delaware corporation ("Parent"), the directors on the Board of Directors of Parent, and any other designee of Parent, and each of them, as the sole and exclusive attorneys and proxies of such Stockholder, with full power of substitution and resubstitution, to vote, act by written consent and exercise all voting and related rights (to the full extent that such Stockholder is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by such Stockholder, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Subject Shares") in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below). Upon such Stockholder's execution of this Irrevocable Proxy, any and all prior proxies given by such Stockholder with respect to such Stockholder's Subject Shares are hereby revoked and such Stockholder agrees not to grant any subsequent proxies with respect to the Subject Shares until after the Expiration Date.

        This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the Stockholders (the "Voting Agreement"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization of even date herewith, as may be amended from time to time, (the "Merger Agreement"), among Parent, DTS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), DTS LLC, a single member Delaware limited liability company and wholly owned subsidiary of Parent ("Merger LLC") and the Company. The Merger Agreement provides for, among other things, (i) the merger of Merger Sub with and into the Company with the Company continuing as the Surviving Corporation, and (ii) immediately thereafter, the merger of the Surviving Corporation with and into Merger LLC. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Voting Agreement.

        As used herein, the term "Expiration Date" shall mean the earliest to occur of such date and time as (i) the Merger Agreement shall have been terminated for any reason; or (ii) the Effective Time (as defined in the Merger Agreement).

        The attorneys and proxies named above, and each of them, are hereby authorized and empowered by each Stockholder, at any time prior to the Expiration Date, to act as such Stockholder's attorney and proxy to vote such Stockholder's Subject Shares to the extent such Subject Shares are entitled to be voted, and to exercise all voting, consent and similar rights of such Stockholder with respect to such Stockholder's Subject Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of the adoption of the Merger Agreement; (ii) against approval of any proposal made in opposition to, or in competition with, the consummation of the Merger or any other transactions contemplated by the Merger Agreement; and (iii) against any of the following actions (other than those actions pursuant to the Merger): (A) any Acquisition Transaction; (B) any other action that is intended, or would reasonably be expected, to impede, interfere with, delay or adversely affect or inhibit the timely consummation of the Merger, the fulfillment of Parent's, the Company's, Merger Sub or Merger LLC's conditions under the Merger Agreement; (C) any action that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, this Agreement or contemplated by the Merger Agreement in pursuit of the Merger; and (D) any change in any manner of the voting rights of any class of share of the Company.

        The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. Each Stockholder may vote such Stockholder's Subject Shares to the extent such Subject Shares are entitled to be voted on all other matters.

        Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this Irrevocable Proxy.

        Any obligation of a Stockholder hereunder shall be binding upon the successors and assigns of such Stockholder.

        This Irrevocable Proxy has a durable power of attorney and shall survive the death or incapacity of each Stockholder.

        This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

[Remainder of Page Intentionally Left Blank]

Dated: APRIL 16, 2012.	/s/ THOMAS C.K. YUEN THOMAS C.K. YUEN
THOMAS YUEN FAMILY TRUST
/s/ MISAKO YUEN MISAKO YUEN
/s/ THOMAS C. K. YUEN By: Thomas C. K. Yuen Co-Trustee
THOMAS AND MISAKO YUEN FAMILY FOUNDATION
/s/ MISAKO YUEN	By:	/s/ THOMAS C. K. YUEN
By: Misako Yuen		Name:	Thomas C. K. Yuen
Co-Trustee		Title:	President

[Signature Page to Irrevocable Proxy]

 AMENDMENT NO. 1 TO
VOTING AGREEMENT

        THIS AMENDMENT NO. 1 TO VOTING AGREEMENT (this "Amendment") is made and entered into as of April 26, 2012, by and between DTS, Inc. ("Parent") and the stockholders of SRS Labs, Inc., a Delaware corporation, listed on Exhibit A attached hereto (collectively, the "Stockholders").

RECITALS

        WHEREAS, Parent and the Stockholders are parties to that certain Voting Agreement, dated as of April 16, 2012 (the "Agreement"); and

        WHEREAS, in accordance with Section 16(b) of the Agreement, Parent and the Stockholders desire to amend the Agreement as set forth in this Amendment.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AMENDMENT

        1.    AMENDMENT TO AGREEMENT.    Exhibit A of the Agreement is hereby amended and restated in its entirety as set forth on Exhibit A to this Amendment.

        2.    MISCELLANEOUS

          2.1    No Other Amendment.    Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

          2.2    Applicable Law.    This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

          2.3    Counterparts; Execution by Facsimile.    This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed to be effective as of the date first above written.

DTS, INC.
By:	/s/ JON E. KIRCHNER
	Name:	Jon E. Kirchner
	Title:	Chairman and Chief Executive Officer
STOCKHOLDERS:
THOMAS C.K. YUEN
/s/ THOMAS C.K. YUEN
MISAKO YUEN
/s/ MISAKO YUEN
THOMAS YUEN FAMILY TRUST
/s/ THOMAS C.K. YUEN
By:	Thomas C. K. Yuen
Co-Trustee
/s/ MISAKO YUEN
By:	Misako Yuen
Co-Trustee
THOMAS AND MISAKO YUEN FAMILY FOUNDATION
By:	/s/ THOMAS C.K. YUEN
	Name:	Thomas C. K. Yuen
	Title:	President

[Signature Page to Amendment No. 1 to Voting Agreement]

 Exhibit A

Name and Address of Stockholder	Number of Outstanding Shares of Common Stock Owned of Record	Number of Shares Under Options for Common Stock	Other Shares Beneficially Owned
Mr. Thomas C. K. Yuen	352,790	271,250	0
2909 Daimler Street, Santa Ana, California 92705
The Thomas and Misako Yuen Family
Foundation	13,000	0	0
2909 Daimler Street, Santa Ana, California 92705
Thomas Yuen Family Trust	2,519,566	0	0
2909 Daimler Street, Santa Ana, California 92705

ANNEX E

8 DEL. C. SEC. 262
Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

Item 20.    Indemnification of Directors and Officers

        The following summary is qualified in its entirety by reference to the complete text of the amended and restated certificate of incorporation of DTS, Inc. ("DTS"), as amended (the "DTS Charter") and the complete text of the restated bylaws of DTS, as amended (the "DTS Bylaws"). Pursuant to the Delaware General Corporation Law (the "DGCL"), a corporation may not indemnify any director, officer, employee or agent made or threatened to be made a party to any threatened, pending, or completed proceeding unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful.

        In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees.

        Under the DTS Charter, DTS may provide indemnification of (and advancement of expenses to) such directors and officers through bylaw provisions, agreements with such directors and officers, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the DTS, its stockholders and others.

        Under the DTS Bylaws, DTS will indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL except that (i) DTS may limit the extent of such indemnification by individual contracts with its directors and executive officers, (ii) DTS will not be required to indemnify any director that has not signed DTS' standard form of director confidentiality agreement or for any damages resulting from a breach of such agreement as the result of gross negligence, recklessness or willful misconduct of the director, unless such breach is caused by actions reasonably believed by the director, based on advice of competent counsel, to be consistent with the fiduciary duties owed by such director to DTS and its stockholders and (iii) DTS will not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against DTS or its directors, officers, employees or other agents unless (a) such indemnification is expressly required to be made by law, (b) the proceeding was authorized by the board of directors of DTS and (c) such indemnification is provided by DTS, in its sole discretion, pursuant to the powers vested in DTS under the DGCL.

        DTS has also entered into agreements to indemnify its directors and executive officers, to provide contractual indemnification in addition to the indemnification provided for in the DTS Charter and DTS Bylaws. DTS believes that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. The DTS Bylaws also permit DTS to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. DTS has obtained liability insurance for its officers and directors.

Item 21.    Exhibits and Financial Statement Schedules

        The exhibits listed below in the "Exhibit Index" are part of this registration statement and are numbered in accordance with Item 6.01 of Regulation S-K.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)   To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (6)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (7)   That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (8)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (9)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on May 17, 2012.

DTS, INC.
By:	/s/ JON E. KIRCHNER Name: Jon E. Kirchner Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned officers and directors of DTS, Inc. hereby severally constitute and appoint Jon E. Kirchner and Melvin L. Flanigan, or any of them, our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable DTS, Inc., to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JON E. KIRCHNER Jon E. Kirchner	Chairman, Chief Executive Officer and Director (principal executive officer)	May 17, 2012
/s/ MELVIN L. FLANIGAN Melvin L. Flanigan	Executive Vice President, Finance and Chief Financial Officer (principal financial and accounting officer)	May 17, 2012
/s/ JOERG D. AGIN Joerg D. Agin	Lead Independent Director	May 17, 2012
/s/ CRAIG S. ANDREWS Craig S. Andrews	Director	May 17, 2012
/s/ L. GREGORY BALLARD L. Gregory Ballard	Director	May 17, 2012
/s/ BRADFORD D. DUEA Bradford D. Duea	Director	May 17, 2012
/s/ V. SUE MOLINA V. Sue Molina	Director	May 17, 2012
/s/ RONALD N. STONE Ronald N. Stone	Director	May 17, 2012

EXHIBIT INDEX

Incorporation by Reference
Exhibit Number		Exhibit Title	Filed with this Form S-4	Form	File No.	Date Filed
2.1		Agreement and Plan of Merger and Reorganization, dated as of April 16, 2012, by and among DTS, Inc., DTS Merger Sub, Inc, DTS LLC and SRS Labs, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference) (the annexes, schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K)	X
2.2
		Voting Agreement, dated as of April 16, 2012, and as amended on April 26, 2012, by and among DTS, Inc., Mr. Thomas C.K. Yuen, Misako Yuen, The Thomas and Misako Yuen Family Foundation and Thomas Yuen Family Trust (included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference)	X
3.1		Restated Certificate of Incorporation of DTS, Inc., as amended by Amendment dated May 20, 2005		10-Q	000-50335- 051003863	6/30/05
3.2		Restated Bylaws of DTS, Inc.		8-K	000-50335- 081200177	11/19/08
3.3		Amendment to Restated Bylaws of DTS, Inc., dated May 12, 2011		8-K	000-50335- 11847230	5/16/11
4.1		Specimen Common Stock Certificate		S-1/A	333-104761- 03734287	6/5/03
5.1	*	Opinion of DLA Piper LLP (US) as to the validity of the shares of DTS, Inc. common stock to be issued in the Merger.
8.1	*	Tax opinion of DLA Piper LLP (US).
8.2	*	Tax opinion of Paul Hastings LLP.
23.1	*	Consent of DLA Piper LLP (US) for legality opinion (included in Exhibit 5.1)
23.2	*	Consent of DLA Piper LLP (US) for tax opinion (included in Exhibit 8.1)
23.3	*	Consent of Paul Hastings LLP for tax opinion (included in Exhibit 8.2)
23.4		Consent of Independent Registered Public Accounting Firm of DTS, Grant Thornton LLP	X
23.5		Consent of Independent Registered Public Accounting Firm of SRS, Squar, Milner, Peterson, Miranda & Williamson LLP	X
24.1		Power of Attorney (included on signature page hereto)	X

Incorporation by Reference
Exhibit Number		Exhibit Title	Filed with this Form S-4	Form	File No.	Date Filed
99.1		Consent of Centerview Partners LLC	X
99.2		Consent of Covert & Co., LLC	X
99.3		Form of Proxy Card of SRS	X
99.4	*	Form of Election Form

*
To be filed by amendment